                            SCHEDULE 14A INFORMATION


                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934
                               (Amendment No. 3)



      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      /X/        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      / /        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                                   UNO RESTAURANT CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)


Payment of Filing Fee (Check the appropriate box):


/ /        No fee required.
/X/        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)    Title of each class of securities to which transaction
                                         applies:
                                       Common Stock
                ----------------------------------------------------------
           (2)     Aggregate number of securities to which transaction
                                         applies:
                                        4,560,275
                ----------------------------------------------------------
           (3)   Per unit price or other underlying value of transaction
                computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                                          $9.75
                ----------------------------------------------------------
           (4)       Proposed maximum aggregate value of transaction:
                                       $44,462,681
                ----------------------------------------------------------
           (5)                       Total fee paid:
                                          $8,893
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)                   Amount Previously Paid:
                                          $8,893
                ----------------------------------------------------------
           (2)        Form, Schedule or Registration Statement No.:
                             Schedule 14A (Filed No. 5-39163)
                ----------------------------------------------------------
           (3)                        Filing Party:
                                Uno Restaurant Corporation
                ----------------------------------------------------------
           (4)                         Date Filed:
                      April 27, 2001, June 6, 2001 and June 27, 2001
                ----------------------------------------------------------

                                     [LOGO]

                           UNO RESTAURANT CORPORATION
                             100 CHARLES PARK ROAD
                       WEST ROXBURY, MASSACHUSETTS 02132


                                                 June 28, 2001


DEAR STOCKHOLDERS:


    You are cordially invited to attend a special meeting of stockholders of Uno Restaurant Corporation ("Uno"), to be held on July 30, 2001, at 10:30 a.m. local time, at the offices of Brown, Rudnick, Freed & Gesmer located at One Financial Center, Boston, MA 02111.


    At the special meeting, you will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 19, 2001, among Uno, Uno Restaurant Holdings Corporation ("Parent") and Uno Acquisition Corp. ("Newco"). Aaron D. Spencer, our chairman and majority stockholder, formed and is currently the sole stockholder of Parent. Newco is a wholly owned subsidiary of Parent.

    Under the merger agreement, Newco will be merged with and into Uno, with Uno as the surviving corporation. Upon completion of the merger, each issued and outstanding share of Uno common stock not owned by Parent will be entitled to receive $9.75 per share in cash, without interest. Prior to the merger, Mr. Spencer, Mr. Spencer's two adult children, Mark Spencer and Lisa Cohen, and Uno Associates, a general partnership owned 80% by Mr. Spencer and 10% by each of Mark Spencer and Lisa Cohen (collectively, the "Spencer Group"), will contribute substantially all their shares of Uno common stock in exchange for shares of capital stock of Parent. Parent will not be entitled to receive the $9.75 per share merger consideration.

    After the merger, Uno will continue its operations as a privately held company. Parent will be the sole stockholder of Uno as the surviving corporation. Current stockholders of Uno, other than the Spencer Group and four key executive officers of Uno, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent (collectively, the "Management Group"), will not participate in any future earnings and growth of Uno as the surviving corporation. The Spencer Group and the Management Group (collectively referred to as the "Continuing Stockholders") will own all of the equity in Parent. Uno stock option holders will continue as holders of options to purchase shares of common stock of Uno as the surviving corporation. After the merger, Uno may, but has not yet decided to, offer to repurchase and cancel outstanding stock options of Uno as the surviving corporation.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION, PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION, OR PASSED UPON THE ACCURACY OR ADEQUACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    Details of the merger and the merger agreement are discussed in the enclosed proxy statement, the forepart of which includes a summary of the terms of the merger and certain questions and answers relating to the proposed transaction. A copy of the merger agreement is attached as Exhibit A to the proxy statement.

    The board of directors of Uno formed a special committee of independent directors who are not officers or employees of Uno, to evaluate, negotiate and, if appropriate, recommend the merger and the merger agreement.

    The board of directors, acting in part on the unanimous recommendation of the special committee of directors, has approved the merger and the merger agreement. The board of directors and special committee believe that the terms of the merger and the merger agreement are fair to, and in the best interest of, Uno stockholders, other than the Continuing Stockholders.

    In reaching their decision, the board of directors and the special committee considered, among other factors, the written opinion of Adams, Harkness &
Hill Inc., the special committee's financial advisor. Based upon and subject to the considerations and limitations set forth in their opinion, Adams, Harkness & Hill concluded that the $9.75 per share cash consideration to be received in the merger by the stockholders of Uno is fair, from a financial point of view, to the stockholders of Uno other than the Continuing Stockholders. Not earlier than five days prior to the stockholders meeting, Adams, Harkness & Hill will deliver an updated opinion to the special committee.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF UNO VOTE "FOR" THE ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

    The affirmative vote of a majority of the outstanding shares of Uno common stock is required to adopt and approve the merger agreement. While not required by the Delaware General Corporation Law, Uno's restated certificate of incorporation, as amended, or Uno's amended and restated bylaws, the merger also is conditioned upon the affirmative vote of the holders of a majority of shares of common stock held by stockholders other than the Continuing Stockholders. This condition may be waived with the approval of Parent, Newco, Uno and the special committee of the board of directors.

    Stockholders of Uno will be entitled to appraisal rights under Delaware law in connection with the merger as described in the accompanying proxy statement.

    IT IS VERY IMPORTANT TO US THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY. THEREFORE, YOU SHOULD COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PAID ENVELOPE. THIS WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING.

    The accompanying notice of meeting and proxy statement explain the merger and the merger agreement and provide specific information concerning the special meeting of stockholders. Please read these materials carefully.

                                          Sincerely,
                                          /s/ Craig S. Miller
                                          Craig S. Miller, President and Chief
                                          Executive Officer


    This proxy statement is dated June 28, 2001 and is first being mailed to stockholders on or about July 3, 2001.

                           UNO RESTAURANT CORPORATION
                             100 CHARLES PARK ROAD
                       WEST ROXBURY, MASSACHUSETTS 02132


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 2001



    Notice is hereby given that a special meeting of the stockholders of Uno Restaurant Corporation ("Uno") will be held on July 30, 2001 at 10:30 a.m. local time at the offices of Brown, Rudnick, Freed & Gesmer located at One Financial Center, Boston, MA 02111 for the following purposes:


    1. To consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger dated as of April 19, 2001, among Uno Restaurant Holdings Corporation ("Parent"), Uno Acquisition Corp., ("Newco"), and Uno, pursuant to which Newco will be merged with and into Uno with Uno being the surviving corporation and each stockholder of Uno other than Parent will be entitled to receive $9.75 per share in cash, without interest, for each share of Uno common stock in accordance with and subject to the terms and conditions contained in the merger agreement. The merger agreement is more fully described in the accompanying proxy statement and a copy of the merger agreement is attached as Exhibit A to the accompanying proxy statement.

    2. To consider, act upon and transact such other matters as may properly come before the special meeting or any adjournments or postponements thereof.

    The affirmative vote of a majority of the outstanding shares of Uno common stock is required to adopt and approve the merger agreement and the transactions contemplated thereby, including the merger. While not required by the Delaware General Corporation Law, Uno's restated certificate of incorporation, as amended, or Uno's amended and restated bylaws, unless waived by the parties, the merger also is conditioned upon the affirmative vote of a majority of shares of common stock held by stockholders other than Aaron D. Spencer, Uno Associates, Mark Spencer and Lisa Cohen and four key executive officers of Uno, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent, each of whom will continue to own an indirect equity interest in Uno as the surviving corporation through their ownership of the equity of Parent.

    YOUR BOARD OF DIRECTORS, BASED IN PART UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS, RECOMMENDS THAT YOU VOTE "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT.

    The board of directors has fixed the close of business on June 19, 2001 as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournments or postponements thereof. Only holders of record of shares of Uno common stock at the close of business on the record date are entitled to notice of and to vote at the special meeting.

    If the merger agreement is adopted and approved by the stockholders at the special meeting and the merger is completed, any stockholder (1) who files with Uno before the taking of the vote on the adoption and approval of the merger agreement a written demand stating that he or she intends to seek appraisal for his or her shares of common stock if the merger is completed and (2) whose shares are not voted in favor of the merger agreement will have the right to seek appraisal of his or her shares of common stock within 120 days after the date a certificate of merger is filed with the Secretary of State of the State of Delaware. Uno and any stockholder seeking an appraisal shall have the rights and duties and shall follow the procedures set forth in Section 262 of the Delaware General Corporation Law, a copy of which is attached as Exhibit B to the accompanying proxy statement. See the section entitled "Special Factors--Appraisal Rights" in the proxy statement for more information.

    YOUR VOTE IS VERY IMPORTANT REGARDLESS OF HOW MANY SHARES OF UNO COMMON STOCK YOU OWN. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY WITHOUT DELAY IN THE ENCLOSED POSTAGE PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE. IF YOU ARE PRESENT AT THE SPECIAL MEETING OR ANY ADJOURNMENTS THEREOF, YOU MAY REVOKE YOUR PROXY AND VOTE PERSONALLY ON THE MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors
                                          /s/ GEORGE W. HERZ II
                                          George W. Herz II
                                          Secretary


West Roxbury, Massachusetts
June 28, 2001

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................      1
QUESTIONS AND ANSWERS ABOUT THE MERGER......................      4
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  INFORMATION...............................................     10
UNO RESTAURANT CORPORATION SELECTED HISTORICAL FINANCIAL
  DATA......................................................     11
MARKET AND MARKET PRICE.....................................     13
  Market Information........................................     13
  Number of Stockholders....................................     13
  Dividends.................................................     13
THE SPECIAL MEETING.........................................     15
  General...................................................     15
  Matters to be Considered at the Special Meeting...........     15
  Record Date and Voting Information........................     16
  Quorum....................................................     17
  Proxies; Revocation.......................................     17
  Expenses of Proxy Solicitation............................     17
  Adjournments..............................................     17
  Appraisal Rights..........................................     17
THE PARTICIPANTS............................................     18
  Uno Restaurant Corporation................................     18
  Uno Restaurant Holdings Corporation.......................     18
  Uno Acquisition Corp......................................     18
  The Continuing Stockholders...............................     19
SPECIAL FACTORS.............................................     20
  Background of the Merger..................................     20
  Recommendation of the Board of Directors; Fairness of the
    Merger..................................................     32
  Determination of the Fairness of the Merger by Parent,
    Newco and the Affiliate Stockholders....................     38
  Forward Looking Information; Certain Projections..........     40
  Opinion of Financial Advisor to the Special Committee.....     54
  Purpose and Structure of the Merger.......................     66
  Alternatives to the Merger................................     67
  Effects of the Merger.....................................     68
  Risks that the Merger Will Not Be Completed...............     70
  Interests of the Continuing Stockholders in the Merger....     70
  Certain Risks in the Event of Bankruptcy..................     77
  Merger Financing..........................................     77
  Estimated Fees and Expenses of the Merger.................     83
  Federal Income Tax Consequences...........................     84
  Anticipated Accounting Treatment of Merger................     85
  Certain Regulatory Matters................................     85
  Appraisal Rights..........................................     86
  Litigation Challenging the Merger.........................     89
THE MERGER AGREEMENT........................................     90
  The Merger................................................     90
  Effective Time of Merger..................................     90
  Certificate of Incorporation, Bylaws and Directors and
    Officers of Uno as the Surviving Corporation............     90

  Conversion of Common Stock................................     90
  Payment For Shares........................................     91
  Transfer of Shares........................................     91
  Treatment of Stock Options................................     91
  Uno Stockholder Approval..................................     91
  Indemnification and Insurance.............................     92
  Representations and Warranties............................     92
  Conduct of Business Pending the Merger....................     94
  No Solicitation...........................................     94
  Access to Information.....................................     95
  Conditions to the Merger..................................     95
  Waiver....................................................     96
  Termination of the Merger Agreement.......................     97
  Expense Reimbursement.....................................     98
  Amendments................................................     99
COMMON STOCK PURCHASE INFORMATION...........................    100
  Purchases by Uno..........................................    100
  Purchases by the Continuing Stockholders..................    100
  Purchases by Parent and Newco and Their Directors and
    Executive Officers......................................    100
  Recent Transactions.......................................    100
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT................................................    101
INDEPENDENT AUDITORS........................................    102
FUTURE STOCKHOLDER PROPOSALS................................    102
WHERE STOCKHOLDERS CAN FIND MORE INFORMATION................    102

Exhibit A    Agreement and Plan of Merger dated as of
             April 19, 2001 among Uno, Parent and Newco.....    A-1
Exhibit B    Section 262 of Delaware General Corporation
  Law.......................................................    B-1
Exhibit C    Fairness Opinion of Adams, Harkness &
  Hill Inc. dated April 4, 2001.............................    C-1
Exhibit D    Information relating to the directors and
             executive officers of Uno, the Continuing
             Stockholders, Parent and Newco and the
             principals of Uno Associates...................    D-1
Exhibit E    Annual Report on Form 10-K for the fiscal year
             ended October 1, 2000..........................    E-1
Exhibit F    Quarterly Report on Form 10-Q for the fiscal
             quarter ended April 1, 2001....................    F-1
Exhibit G    Current Report on Form 8-K dated May 29,
             2001...........................................    G-1

                               SUMMARY TERM SHEET

    This summary term sheet briefly describes the material terms of the proposed merger of Uno with Newco and may not contain all of the information that is important to you. We urge you to read this entire proxy statement carefully, including the exhibits. The term "Newco" refers to Uno Acquisition Corp. and the term "Parent" refers to Uno Restaurant Holdings Corporation.

- THE MERGER. Uno has entered into a merger agreement that provides for the merger of Uno with a newly formed corporation, Newco, controlled by Aaron D.
Spencer, our chairman and majority stockholder. Following the merger, Uno will cease to be a publicly held company. See "The Merger Agreement" beginning on page 90.

- PAYMENT. In the merger, all shares of Uno common stock other than those held by Parent will be converted into the right to receive $9.75 in cash, without interest. Only stockholders who do not properly elect to seek appraisal rights under Delaware law will be entitled to receive the merger consideration. See "The Merger Agreement" beginning on page 90.

- UNO. Uno Restaurant Corporation owns and operates 113 and franchises 68 casual dining, full-service restaurants operating primarily under the name
Pizzeria Uno ... Chicago Bar & Grill. Uno also distributes branded and non-branded, Chicago-style deep-dish pizza, calzones, and other pizza products. Uno's common stock is listed on the New York Stock Exchange under the symbol "UNO." The board of directors of Uno, based in part on the unanimous recommendation of the special committee, has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Uno stockholders, other than Aaron D. Spencer, Uno's chairman and majority stockholder, Mr. Spencer's two adult children, Mark Spencer and Lisa Cohen, Uno Associates, a general partnership owned 80% by Mr. Spencer and 10% by each of Mark Spencer and Lisa Cohen, and by four key executive officers of Uno, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent (the "Continuing Stockholders"). The board of directors recommends the adoption and approval of the merger agreement by Uno stockholders. See "The Participants" beginning on page 18 and "Special Factors--Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 32.

- PARENT. Uno Restaurant Holdings Corporation is a newly organized Delaware corporation currently owned by Mr. Spencer. Immediately following the merger,
Parent will be owned by the Continuing Stockholders. Parent will be the sole stockholder of Uno as the surviving corporation. Parent, Uno Associates and Mr. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent, believe that the merger is fair to the stockholders of Uno other than the Continuing Stockholders. See "The Participants" beginning on page 18 and "Special Factors--Determination of the Fairness of the Merger by Parent, Newco and the Affiliate Stockholders" beginning on page 38.

- NEWCO. Uno Acquisition Corp. is a newly organized Delaware corporation wholly owned by Uno Restaurant Holdings Corporation, Parent. Newco was formed solely for the purpose of engaging in the merger transaction. Newco believes that the merger is fair to the stockholders of Uno other than the Continuing Stockholders. See "The Participants" beginning on page 18.

- SPECIAL COMMITTEE. Uno's board of directors formed a special committee of directors to evaluate, negotiate and, if appropriate, recommend the merger and the terms of the merger agreement with Parent and Newco. The special committee consists solely of independent directors who are not officers or employees of Uno and who have no financial interest in the completion of the merger different from Uno stockholders and option holders generally. The members of the special committee are Tamara P. Davis, chairman of the special committee, John T. Gerlach, Kenneth D. Hill and James J. Kerasiotes. See "Special Factors--Background of the Merger" beginning on page 20 and "--Recommendation of the Board of Directors; Fairness of the Merger" beginning on page 32.

- OPINION OF FINANCIAL ADVISOR. In deciding to approve the terms of the merger agreement and the merger, one factor the board of directors and the special committee considered was the opinion of the special committee's financial advisor, Adams, Harkness & Hill Inc. Adams, Harkness & Hill concluded that the consideration to be received pursuant to the merger agreement is fair, from a financial viewpoint, to the Uno stockholders, other than the Continuing Stockholders. The complete Adams, Harkness & Hill opinion, including applicable limitations and assumptions, describes the basis for the opinion and is attached as Exhibit C to this proxy statement. See "Special Factors--Opinion of Financial Advisor to the Special Committee" beginning on page 54.

- STOCKHOLDER VOTE. You are being asked to consider and vote upon a proposal to adopt and approve the merger agreement. Under Delaware law, the merger agreement must be adopted and approved by the affirmative vote of a majority of the outstanding shares of our common stock. In addition, the merger is conditioned upon the adoption and approval of the merger agreement by the holders of a majority of the outstanding shares of Uno common stock other than those held by Parent and the Continuing Stockholders. This condition to the merger may be waived with the approval of Parent, Newco, Uno and the special committee of the board of directors. A total of 4,195,309 shares of Uno common stock, or approximately 38% of the total number of issued and outstanding shares, are held by stockholders other than Parent and the Continuing Stockholders. See "The Special Meeting--Record Date and Voting Information" beginning on page 16; and "The Merger Agreement--Conditions to the Merger" beginning on page 95.

- VOTING AGREEMENT. The Continuing Stockholders have agreed to vote all of their shares of Uno common stock in favor of the adoption and approval of the merger agreement. They hold 6,811,118 shares of common stock or approximately 62% of the total number of issued and outstanding shares of Uno common stock. See "Special Factors--Interests of the Continuing Stockholders in the Merger" beginning on page 70.

- ADDITIONAL INTERESTS OF THE CONTINUING STOCKHOLDERS. The Continuing Stockholders, through their ownership of Parent, will continue to have an equity interest in Uno and will participate in any future earnings and growth of Uno. Certain Continuing Stockholders also will receive cash for some of their shares of Uno common stock. Mark Spencer and Lisa Cohen will receive $9.75 per share in cash for 50,000 shares of Uno common stock held by each of them. The four key executive officers of Uno will receive $9.75 per share in cash for an aggregate of 43,948 shares held by them. In addition, the Cheryl Spencer Memorial Foundation, a charitable foundation of which Mr. Spencer is trustee, will receive $9.75 per share in cash for 221,018 shares of Uno common stock held by it. The Continuing Stockholders also will enjoy certain benefits in the merger transaction not enjoyed by Uno's stockholders generally. See "Special Factors--Interests of the Continuing Stockholders in the Merger" beginning on page 70.

- TREATMENT OF STOCK OPTIONS. Uno stock option holders, other than the Continuing Stockholders who are officers of Uno, will continue as holders of options to purchase shares of common stock of Uno as the surviving corporation. After the merger, Uno may, but has not decided to, offer to repurchase and cancel outstanding stock options of Uno as the surviving corporation. Most of the options to purchase shares of Uno common stock held by the Continuing Stockholders who are officers of Uno will be cancelled, and the Continuing Stockholders who are officers of Uno will receive options to purchase preferred stock in Parent. See "Special Factors--Interests of the Continuing Stockholders in the Merger" beginning on page 70; and "The Merger Agreement--Treatment of Stock Options" beginning on page 91.

- MERGER FINANCING. Uno, Parent and Newco estimate that $47.0 million will be necessary to complete the merger and pay related fees and expenses. Uno,
Parent and Newco expect this amount to be funded through a combination of new senior credit facilities in the amount of $75 million with a syndicate of banks led by Fleet National Bank and SunTrust Bank and sales and leasebacks of a portfolio of Pizzeria Uno Chicago Bar & Grill restaurants and related properties in the amount of approximately $37 million. These financings will also be used for working capital and to refinance Uno's existing $55 million senior credit facility. In the sale and leaseback transactions, an unrelated third party has purchased properties from Uno for approximately $25 million, and leased the properties back to Uno, and Mr. Spencer will purchase properties from Uno for approximately $12 million, and will lease the properties back to Uno. Uno is using the proceeds from the sale and leaseback transactions to reduce the outstanding amount under its $55 million senior credit facility. As a result, Uno's senior credit facility will provide most of the funds required to finance the merger. See "Special Factors--Merger Financing" beginning on page 77.
Mr. Spencer has guaranteed to Uno the obligations of Parent and Newco under the merger agreement, and the fees payable by Parent and Newco to the banks and a portion of the expense reimbursement and indemnification obligations of Parent, Newco and Uno under the commitment letter for the $75 million senior credit facility. Mr. Spencer's guaranty is limited to $4,875,000 and may be satisfied by Mr. Spencer either in cash or with up to 500,000 shares of his Uno common stock which will be deemed to have a value equal to $9.75 per share. See "Special Factors--Estimated Fees and Expenses of the Merger" beginning on page 83.

- CONDITIONS. The merger is subject to the satisfaction of numerous conditions, including the receipt of the financing described above and no material adverse change in Uno or Mr. Spencer's health. See "The Merger Agreement--Conditions to the Merger" beginning on page 95 for a discussion of additional conditions to the merger.

- TERMINATION OF THE MERGER AGREEMENT. The parties may agree to terminate the merger agreement at any time before the merger. In addition, the merger agreement may be terminated for a number of other reasons. See "The Merger Agreement--Termination of the Merger Agreement" beginning on page 97.

- TAX CONSEQUENCES. Generally, the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between $9.75 and your adjusted tax basis for each share of Uno common stock that you own. The Continuing Stockholders will have different tax consequences from the merger. See "Special Factors--Federal Income Tax Consequences" beginning on page 84.

- AFTER THE MERGER. Upon completion of the merger, Uno as the surviving corporation will be a privately held corporation, wholly owned by Parent.
There will be no public market for shares of Uno common stock and the shares of common stock will cease to be traded on the New York Stock Exchange. See "Special Factors--Effects of the Merger" beginning on page 68 and "--Interests of the Continuing Stockholders in the Merger" beginning on page 70.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT AM I BEING ASKED TO VOTE UPON? (see page 15)

A: You are being asked to consider and vote upon a proposal to adopt and approve the merger agreement. Under the merger agreement, Newco will be merged with and into Uno, with Uno as the surviving corporation. Newco is a newly formed Delaware corporation, wholly owned by Parent. Parent is a newly formed Delaware corporation currently owned by Aaron D. Spencer. If the merger agreement is adopted and approved by the stockholders and the merger is completed, Uno will no longer be a publicly held corporation. Mr. Spencer, Mark Spencer, Lisa Cohen and Uno Associates (collectively referred to as the "Spencer Group"), and four key executive officers of Uno, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent (collectively referred to as the "Management Group"), will indirectly, through their ownership of Parent, own all of the equity interest in Uno as the surviving corporation. The Spencer Group and the Management Group are collectively referred to in this proxy statement as the "Continuing Stockholders."

Q:  WHAT WILL I RECEIVE IN THE MERGER? (see page 15)

A: Upon completion of the merger, each issued and outstanding share of Uno common stock, other than those shares held by Parent, will be converted into the right to receive $9.75 in cash, without interest.

Q: WHAT KIND OF PREMIUM TO THE PRICE OF UNO COMMON STOCK IS IMPLIED BY THE MERGER CONSIDERATION? (see page 34)


A: The merger consideration represents a (i) premium of approximately 33.4% over the $7.31 closing sale price for Uno's common stock as traded on the New York Stock Exchange on October 24, 2000, the last trading day before Uno announced the Continuing Stockholders' initial offer to take Uno private by purchasing all of the outstanding shares of common stock at a price of $8.75 per share, (ii) a premium of approximately 52.8% over the average closing sale price per share of $6.38 during the one week preceding the initial announcement to take Uno private, and (iii) a premium of approximately 3.8% over the $9.39 closing sale price for Uno's common stock as traded on the New York Stock Exchange on June 27, 2001.


Q:  WHAT WILL HAPPEN TO MY STOCK OPTIONS? (see pages 74 and 91)

A: The holders of options to purchase shares of Uno common stock held by individuals other than Mr. Spencer and the Management Group will continue as holders of options to purchase shares of common stock of Uno as the surviving corporation. After the merger, Uno may, but has not yet decided to, offer to repurchase and cancel the outstanding stock options of Uno as the surviving corporation. If it does, Mr. Miller intends to sell to Uno options to purchase approximately 82,500 shares of his Uno common stock. In the event that Uno decides not to repurchase the outstanding options, or if Uno does offer to do so, but a holder chooses not to accept the offer, option holders who, after the merger, choose to exercise their options to acquire shares of Uno common stock will be limited as to how they may dispose of their shares. Upon completion of the merger, Uno will apply to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended, and if such application is accepted, Uno will no longer be subject to the reporting requirements of that Act. Because there will not be current information regarding Uno available to the general public, option holders who exercise their options will be required to hold their shares for a minimum of two years before they may sell them pursuant to Rule 144(k) of the Securities Act of 1933. In addition, because Uno will be a privately held corporation after the merger, and its shares will not be regularly traded in the public market, it will be difficult for any option holder who exercises his or her options to sell the shares acquired.

Q:  WHY WAS THE SPECIAL COMMITTEE FORMED? (see page 70)

A: The Continuing Stockholders will indirectly, through their ownership of Parent, own all of the outstanding shares of Uno common stock immediately following completion of the merger. Accordingly, our board of directors believed that a special committee of independent directors who are not officers or employees of Uno and who have no financial interest in the merger different from Uno stockholders generally, other than as Uno stock option holders, should be formed to evaluate, negotiate and, if appropriate, recommend the merger and the terms of the merger agreement.

Q: WHY IS THE BOARD OF DIRECTORS RECOMMENDING THAT I VOTE IN FAVOR OF THE MERGER AGREEMENT? (see page 32)

A: Based in part upon the unanimous recommendation of the special committee, the board of directors of Uno determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Uno stockholders other than the Continuing Stockholders. The board of directors, based in part on the unanimous recommendation of the special committee, recommends that you vote for the adoption and approval of the merger agreement. Mr. Spencer, Craig S. Miller and Paul W. MacPhail abstained from the determination of the board of directors.

Q: WHAT ARE THE CONSEQUENCES OF THE MERGER TO PRESENT MEMBERS OF MANAGEMENT AND THE BOARD OF DIRECTORS? (see page 71)

A: It is expected that, in general, all members of Uno's current management will continue as management of Uno as the surviving corporation. In addition, it is expected that Mr. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent will be the only directors of Uno as the surviving corporation. The members of the special committee and James F. Carlin, each of whom is currently a non-employee director of Uno, will not serve as directors or executive officers of Uno as the surviving corporation. Like all other Uno stockholders, members of management and the board of directors will be entitled to receive $9.75 per share in cash for each of their shares of Uno common stock, other than the shares that the Spencer Group will contribute to Parent in exchange for equity interests in Parent. Options held by management and the board of directors of Uno (other than Mr. Spencer and the Management Group) will continue as options to purchase shares of common stock of Uno as the surviving corporation. Options held by Mr. Spencer and members of the Management Group will be cancelled, and Mr. Spencer and the Management Group will receive options to purchase an equity interest in Parent. Immediately following completion of the merger, the Continuing Stockholders will own 100% of the equity interest in Parent and Parent will own 100% of the outstanding common stock of Uno as the surviving corporation. In addition, Parent may, but has not yet decided to, issue options to purchase shares of preferred stock in Parent to additional key employees of Uno upon the cancellation of their options to purchase shares of Uno common stock.

Q:  IS THE MERGER SUBJECT TO THE SATISFACTION OF ANY CONDITIONS? (see page 95)

A: Yes. Before completion of the merger, a number of closing conditions must be satisfied or waived. A condition to the obligations of each party to complete the merger is the requirement that the merger agreement be adopted and approved by a majority of the outstanding shares of Uno common stock held by persons other than the Continuing Stockholders. This condition only can be waived by all parties (requiring, in the case of Uno's waiver, the approval of the special committee). The conditions to the obligations of Parent and Newco to complete the merger, which can only be waived by Parent and Newco, include, among others, obtaining all financing necessary to complete the merger, obtaining necessary governmental and third party consents and approvals, the accuracy of Uno's representations and warranties, Uno's compliance in all material respects with its obligations under the merger agreement, the exercise of appraisal rights by the holders of not more than 5% of the outstanding shares of Uno common stock, the absence of a material adverse change in Uno's business, the absence of claims which would prevent the completion of the merger, and the absence of a material adverse change in the health of Mr. Spencer. The conditions to the obligations of Uno to complete the merger, which can only be waived by Uno with the written approval of the special committee, include the compliance in all material respects by Parent and Newco with its respective obligations under the merger agreement, the receipt of a bring down fairness opinion of Adams, Harkness & Hill and the absence of any claims which would prevent the completion of the merger.

Q:  WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED? (see page 90)

A: Uno, Parent and Newco are working toward completing the merger as quickly as possible. If the merger agreement is adopted and approved and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting.

Q: CAN THE MERGER AGREEMENT BE TERMINATED PRIOR TO THE COMPLETION OF THE MERGER? (see page 97)

A: Yes. The parties may agree to terminate the merger agreement at any time before the merger is completed. In addition, the merger agreement may be terminated:

    - by either Parent or Uno if the merger is not completed on or before September 30, 2001;

    - by Parent if the Uno board of directors or the special committee withdraws or modifies its recommendation in a manner adverse to Parent or Newco or publicly takes a position materially inconsistent with its approval or recommendation of the merger, or the Uno board of directors or the special committee approves, endorses or recommends another acquisition proposal;

    - by the non-breaching party if the other party breaches any of its representations, warranties or covenants in the merger agreement;

    - by either Parent or Uno in the event a claim, action, suit or investigation is threatened or instituted that could reasonably be expected to prevent or rescind the merger or have a material adverse effect on Uno or Parent;

    - by either Parent or Uno if a court or governmental authority issues a non-appealable final order, decree or ruling or takes any other action which permanently restrains, enjoins or prohibits the merger; or

    - by Uno if Uno receives an acquisition proposal that the special committee concludes, based on the advice of a nationally recognized investment banking firm, is a superior proposal and the special committee determines in good faith, in consultation with outside counsel, that it is advisable to accept the new acquisition proposal in order to comply with its fiduciary duties.

Q. WHAT HAPPENS IF THE MERGER AGREEMENT IS TERMINATED PRIOR TO THE COMPLETION OF THE MERGER? (see page 98)

A. Generally, if the merger agreement is terminated, other than for the reasons described below, there will be no liability on the part of Uno, Parent or Newco or any of their affiliates, directors, officers, employers or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement. Prior to the execution of the merger agreement, Uno separately agreed to reimburse $100,000 of the expenses of the Continuing Stockholders incurred prior to March 1, 2001 in connection with their going private proposal regardless of whether the merger agreement is terminated. In the event the merger agreement is terminated for one of the reasons described below, Uno will be required to reimburse Parent and Newco for one of the following amounts depending on the reason why the merger agreement is terminated. First, if the reason for the termination of the merger agreement is not within the reasonable control of the stockholders of Parent, Uno must reimburse Parent for up to an additional $500,000 of Parent's and Newco's reasonable expenses. Second, Uno will reimburse up to $1,500,000 of Parent's and Newco's expenses if the merger agreement is terminated because (1) the special committee or the board of directors fails to recommend approval of the merger agreement or modifies its recommendation in a manner adverse to Parent or Newco, (2) a claim or suit is threatened or instituted that could prevent or rescind the merger or have a material adverse effect on Uno or Parent or (3) the special committee discusses a proposal by a third party to acquire more than 10% and less than 50% of the outstanding common stock of Uno, the third party acquires shares of Uno's common stock and the merger agreement is not approved by the holders of a majority of the shares of common stock held by stockholders other than the Continuing Stockholders at the special meeting. Finally, in the event that the merger agreement is terminated by Uno because the special committee accepts a superior proposal, Uno will pay Parent a termination fee of $1,500,000 and will reimburse up to $1,500,000 of Parent's and Newco's expenses.

Q: WHAT WILL HAPPEN TO THE MARKET FOR UNO'S COMMON STOCK AFTER THE MERGER? (see page 68)

A: At the effective time of the merger, trading in Uno's common stock on the New York Stock Exchange will cease and there will no longer be a public market for Uno's common stock. Price quotations for Uno's common stock will no longer be available and the registration of Uno's common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

Q: WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER? (see page 84)

A: The receipt of cash for shares of Uno common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, you will recognize gain or loss equal to the difference between $9.75 per share and your tax basis for the shares of common stock that you owned immediately before completion of the merger. For U.S. federal income tax purposes, this gain or loss generally will be a capital gain or loss if you held the shares of common stock as a capital asset.

TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO YOUR OWN INDIVIDUAL TAX CONSEQUENCES AS A RESULT OF THE MERGER.

Q:  WHEN AND WHERE IS THE SPECIAL MEETING? (see page 15)


A: The special meeting of Uno stockholders will be held at 10:30 a.m. local time on July 30, 2001, at the offices of Brown, Rudnick, Freed & Gesmer located at One Financial Center, Boston, MA 02111.


Q:  WHO CAN VOTE ON THE MERGER AGREEMENT? (see page 16)

A: Holders of Uno common stock at the close of business on June 19, 2001, the record date for the special meeting, may vote in person or by proxy at the special meeting.

Q: WHAT VOTE IS REQUIRED TO ADOPT AND APPROVE THE MERGER AGREEMENT? (see page 16)

A: The merger agreement must be adopted and approved by the affirmative vote of at least a majority of the outstanding shares of Uno common stock. The Continuing Stockholders have agreed to vote their shares of Uno common stock in favor of the adoption and approval of the merger agreement unless the board of directors or the special committee withdraws its recommendation of the merger or if the merger agreement is terminated. The Continuing Stockholders hold 6,811,118 shares of Uno common stock, constituting 62% of the total number of issued and outstanding shares. The affirmative vote of the shares held by the Continuing Stockholders is sufficient under Delaware law to adopt and approve the merger agreement. In order to give the unaffiliated stockholders a vote on the merger agreement, although not required by the Delaware General Corporation Law, Uno's restated certificate of incorporation, as amended, or Uno's amended and restated bylaws, the merger agreement requires that a majority of the shares held by stockholders other than the Continuing Stockholders adopt and approve the merger agreement. This requirement may be waived with the approval of Parent, Newco, Uno and the special committee of the board of directors. In the event a majority of the shares held by stockholders other than the Continuing Stockholders do not adopt and approve the merger agreement and this requirement is not waived, the merger will not be completed and the merger agreement will be terminated. The stockholders other than the Continuing Stockholders hold a total of 4,195,309 shares of Uno common stock.

Q:  WHAT DO I NEED TO DO NOW? (see page 15)

A: You should read this proxy statement carefully, including the exhibits accompanying this proxy statement and the documents incorporated by reference into this proxy statement, and consider how the merger affects you. Then, please mark your vote on your proxy card and date, sign and mail it in the enclosed, postage paid return envelope as soon as possible so that your shares can be voted at the special meeting.

Q:  WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD? (see page 16)

A: The failure to return your proxy card will have the same effect as voting against the merger agreement.

Q:  MAY I VOTE IN PERSON? (see page 17)

A: Yes. You may attend the special meeting of Uno stockholders and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy from the broker, bank or other nominee.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD? (see page 17)

A: Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice to the Secretary of Uno at Uno's executive offices located at 100 Charles Park Road, West Roxbury, MA 02132, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change those instructions.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME? (see page 16)

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided to you by your broker.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW? (see page 17)

A: No. After the merger is completed, you will receive written instructions for exchanging your shares of Uno common stock for a cash payment of $9.75 per share, without interest.

Q:  DO I HAVE A RIGHT TO SEEK AN APPRAISAL OF MY SHARES? (see pages 17 and
86-88)

A: Yes. If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described on pages 86 through 88 and in Exhibit B of this proxy statement. Based on the determination of the Delaware Court of Chancery, the appraised fair value of your shares of Uno common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the $9.75 per share to be paid in the merger.

Q:  IS THERE ANY LITIGATION CHALLENGING THE MERGER? (see page 89)

A: Yes. On October 25, 2000, Bruce Cox filed a class action complaint in the Court of Chancery of the State of Delaware for New Castle County against Uno, Mr. Spencer and each of the current directors of Uno. The complaint alleges that the directors breached their fiduciary duties to the plaintiff because
Mr. Spencer and certain members of senior management of Uno timed a proposed acquisition of the outstanding shares of Uno in order to freeze out Uno's public stockholders and to capture for themselves Uno's future potential without paying an adequate or fair price to Uno's public stockholders. The plaintiff seeks to have the action maintained as a class action, to have the defendants enjoined from proceeding with or closing the proposed transaction and to recover unspecified costs of the action. The class is alleged to include all public shareholders of Uno, excluding the defendants and their affiliates. Uno has filed a motion to dismiss on the basis of ripeness and intends to defend vigorously against the complaint.

Q:  WHO CAN HELP ANSWER MY QUESTIONS? (see page 102)

A: The information provided above in question and answer format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the exhibits and the documents incorporated by reference. If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger, including the procedures for voting your shares, you should contact:

       Uno Restaurant Corporation
       100 Charles Park Road
       West Roxbury, MA 02132
       Telephone: (617) 323-9200
       Attn: George W. Herz II, Secretary

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

    This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on Uno's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning Uno's possible or assumed future results of operations and also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "should," "plans," "targets" and/or similar expressions.

    The forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by these forward-looking statements. In addition to the factors discussed elsewhere in this proxy statement, other factors that could cause actual results to differ materially include changes in the cost of food and labor, the performance of any restaurants, particularly new restaurants, adverse weather conditions, the effect of health and regulatory developments, the loss of key personnel, competitive factors, potential liabilities associated with long-term leases, changes in consumer tastes and eating habits, Uno's ability to execute its business strategy, fluctuations in inventory and general and administrative expenses, and general economic conditions, especially economic conditions in the areas in which Uno's restaurants are concentrated. In addition, Uno's plans for new restaurant locations and timing of openings depend upon, among other things, the negotiation of acceptable lease or purchase terms, timely project development and restaurant construction, obtaining appropriate regulatory and governmental permits and approvals, management of costs, and the hiring, training and retraining of skilled management. These and other factors are discussed in the documents that are incorporated by reference into this proxy statement. Except to the extent required under the federal securities laws, Uno does not intend to update or revise the forward-looking statements to reflect circumstances arising after the date of the preparation of the forward-looking statements. Uno is not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward-looking statements contained in this proxy statement.

         UNO RESTAURANT CORPORATION SELECTED HISTORICAL FINANCIAL DATA

    Uno's selected historical financial data presented below as of and for the five fiscal years ended October 1, 2000 are derived from the audited consolidated financial statements of Uno and its subsidiaries. Data as of and for the twenty-six week periods ended April 2, 2000 and April 1, 2001 have been derived from unaudited consolidated financial statements of Uno. Interim operating results are not necessarily indicative of the results that may be achieved for the entire year. The following selected historical financial data should be read in conjunction with Uno's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are incorporated by reference in, and are included in, this proxy statement as Exhibit E and Exhibit F, respectively.

                                                                                                                 TWENTY-SIX
                                                                       FISCAL YEAR ENDED                         WEEKS ENDED
                                                      ----------------------------------------------------   -------------------
                                                      SEPT. 29   SEPT. 28   SEPT. 27    OCT. 3     OCT. 1    APRIL 2    APRIL 1
                                                        1996       1997       1998       1999       2000       2000       2001
                                                      --------   --------   --------   --------   --------   --------   --------
                                                                                      (53 WEEKS)
                                                                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
REVENUES
  Restaurant sales..................................  $159,581   $164,389   $177,343   $198,560   $213,715   $99,529    $113,711
  Consumer product sales............................     8,351      9,115      9,384     10,568     11,772     5,630       6,086
  Franchise income..................................     4,209      4,516      4,549      5,105      5,683     2,648       2,907
                                                      --------   --------   --------   --------   --------   -------    --------
                                                       172,141    178,020    191,276    214,233    231,170   107,807     122,704
COSTS AND EXPENSES
  Cost of food and beverages........................    44,064     43,994     48,567     54,683     57,679    26,971      31,004
  Labor and benefits................................    51,868     54,183     58,139     64,700     70,922    33,296      39,363
  Occupancy costs...................................    26,339     27,045     27,988     29,199     30,974    14,962      17,484
  Other operating costs.............................    14,323     15,244     17,148     17,739     19,468     8,928      10,408
  General and administrative........................    12,155     13,384     13,661     16,629     19,521     8,510       9,983
  Depreciation and amortization.....................    12,964     12,469     12,183     12,702     13,098     6,494       6,888
  Pre-opening costs.................................     1,567        823        938        594      2,137       868         587
  Special charges...................................     3,937      4,000         --         --      8,588        --          --
                                                      --------   --------   --------   --------   --------   -------    --------
                                                       167,217    171,142    178,624    196,246    222,387   100,029     115,717
                                                      --------   --------   --------   --------   --------   -------    --------
OPERATING INCOME....................................     4,924      6,878     12,652     17,987      8,783     7,778       6,987
INTEREST AND OTHER EXPENSE..........................     2,481      2,827      3,661      3,139      3,019     1,382       2,097
                                                      --------   --------   --------   --------   --------   -------    --------
INCOME BEFORE INCOME TAXES..........................     2,443      4,051      8,991     14,848      5,764     6,396       4,890
Provision for income taxes..........................       757      1,378      2,968      5,048      1,729     2,175       1,675
                                                      --------   --------   --------   --------   --------   -------    --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING PRINCIPLE..............................     1,686      2,673      6,023      9,800      4,035     4,221       3,215
Cumulative effect of change in accounting principle
  for pre-opening costs, net of income tax benefit
  of $313...........................................        --         --        636         --         --        --          --
                                                      --------   --------   --------   --------   --------   -------    --------
NET INCOME..........................................  $  1,686   $  2,673   $  5,387   $  9,800   $  4,035   $ 4,221    $  3,215
                                                      ========   ========   ========   ========   ========   =======    ========
NET INCOME PER COMMON SHARE:
Income before cumulative effect of change in
  accounting principle..............................  $   0.12   $   0.20   $   0.50   $   0.87   $   0.36   $  0.37    $   0.29
Cumulative effect of change in accounting
  principle.........................................        --         --      (0.05)        --         --        --          --
                                                      --------   --------   --------   --------   --------   -------    --------
Basic net income per common share...................  $   0.12   $   0.20   $   0.45   $   0.87   $   0.36   $  0.37    $   0.29
                                                      ========   ========   ========   ========   ========   =======    ========
Diluted net income per common share.................  $   0.12   $   0.20   $   0.45   $   0.84   $   0.34   $  0.35    $   0.28
                                                      ========   ========   ========   ========   ========   =======    ========
WEIGHTED-AVERAGE SHARES OUTSTANDING
  Basic.............................................    13,963     13,146     11,960     11,313     11,162    11,303      10,987
                                                      ========   ========   ========   ========   ========   =======    ========
  Diluted...........................................    14,032     13,209     12,025     11,610     11,844    12,077      11,286
                                                      ========   ========   ========   ========   ========   =======    ========

Certain amounts in prior fiscal years have been reclassified to permit comparison.

    Franchised restaurants that have been upgraded and redesigned to conform with, or opened as, Uno's Pizzeria Uno ... Chicago Bar & Grill concept are included in the table below for all periods presented. Franchised restaurants that have not been upgraded and redesigned are included under the caption "Other" for all periods presented. The information under average annual restaurant sales and comparable restaurant sales change, under the caption "Other", only includes those franchised restaurants that have not been upgraded and redesigned. The table does not include quick-service units, Uno's Su Casa Mexican restaurant in Chicago or Uno's former Bay Street Grill restaurants.

                                                                                                           TWENTY-SIX
                                                                FISCAL YEAR ENDED                          WEEKS ENDED
                                              ------------------------------------------------------   -------------------
                                              SEPT. 29   SEPT. 28   SEPT. 27     OCT. 3      OCT. 1    APRIL 2    APRIL 1
                                                1996       1997       1998        1999        2000       2000       2001
                                              --------   --------   --------   ----------   --------   --------   --------
                                                                               (53 WEEKS)
                                                          (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF RESTAURANTS
                                                                          AND PER SHARE DATA)
OPERATING DATA:
NUMBER OF RESTAURANTS
FULL-SERVICE PIZZERIA UNO ... CHICAGO BAR & GRILL
Company-owned...............................        86         92         94          98         110        103        112
Franchised..................................        35         39         42          47          55         52         61
OTHER
Company-owned...............................         6          5          3           1           1          1          1
Franchised..................................        32         30         24          18          13         16         12
                                              --------   --------   --------    --------    --------   --------   --------
TOTAL AT END OF PERIOD......................       159        166        163         164         179        172        186
                                              ========   ========   ========    ========    ========   ========   ========
SYSTEM-WIDE RESTAURANT SALES
FULL-SERVICE PIZZERIA UNO ... CHICAGO BAR & GRILL
Company-owned...............................  $151,178   $160,045   $174,716    $196,353    $211,626   $ 50,039   $ 57,890
Franchised..................................    60,816     68,861     75,338      92,447     104,564     25,305     30,285
OTHER
Company-owned...............................     8,403      4,344      2,627       2,207       1,723        343        347
Franchised..................................    35,273     33,986     30,212      25,687      16,648      4,070      3,105
                                              --------   --------   --------    --------    --------   --------   --------
TOTAL.......................................  $255,670   $267,236   $282,893    $316,694    $334,561   $ 79,757   $ 91,627
                                              ========   ========   ========    ========    ========   ========   ========
AVERAGE ANNUAL RESTAURANT SALES
FULL-SERVICE PIZZERIA UNO ... CHICAGO BAR & GRILL
Company-owned...............................  $  1,846   $  1,818   $  1,854    $  1,972    $  2,052         --         --
Franchised..................................     1,819      1,858      1,881       2,002       2,071         --         --
OTHER
Franchised..................................     1,223      1,199      1,207       1,132       1,297         --         --
COMPARABLE RESTAURANT SALES CHANGE
FULL-SERVICE PIZZERIA UNO ... CHICAGO BAR & GRILL
Company-owned...............................      (1.3)%     (1.7)%      1.3%        6.1%        3.0%       3.5%       3.8%
Franchised..................................      (1.1)%      0.7%       1.8%        5.0%        1.9%       2.1%       0.4%
OTHER
Franchised..................................      (1.0)%     (2.9)%     (5.1)%      (5.5)%      (1.8)%     (3.9)%     (3.1)%

BALANCE SHEET DATA:
Total assets................................  $135,065   $143,732   $143,195    $149,612    $168,476   $159,729   $172,391
Long-term debt, net of current portion......    37,085     42,516     38,676      31,612      50,900     41,774     51,773
Capital lease obligations, net of current
  portion...................................     1,056        867        666         489         453        454        451
Treasury stock..............................    10,653     19,877     22,616      26,826      33,237     31,002     33,237
Total shareholders' equity..................    77,136     70,880     73,669      80,979      81,714     82,786     85,148

    The book value per share of Uno common stock as of April 1, 2001 was $7.63 per share. The ratio of earnings to fixed charges for the fiscal years ended October 3, 1999 and October 1, 2000 and for the fiscal quarter ended April 1, 2001 was 5.25, 2.43 and 3.28, respectively.

                            MARKET AND MARKET PRICE

MARKET INFORMATION

    Uno's common stock is listed on the New York Stock Exchange under the symbol "UNO." The table below sets forth the range of high and low sales prices on the New York Stock Exchange for the period from September 28, 1998 to June 26, 2001, adjusted for a 10% stock dividend declared on November 30, 1999 and paid on December 23, 1999 to stockholders of record on December 13, 1999:

                                                          COMMON STOCK PRICE
                                                          -------------------
                                                            HIGH       LOW
                                                          --------   --------
FISCAL YEAR ENDED OCTOBER 3, 1999
First Quarter...........................................  $ 6.648     $5.284
Second Quarter..........................................  $ 7.614     $6.136
Third Quarter...........................................  $ 7.955     $6.250
Fourth Quarter..........................................  $13.466     $8.011

FISCAL YEAR ENDED OCTOBER 1, 2000
First Quarter...........................................  $11.125     $9.602
Second Quarter..........................................  $12.563     $9.563
Third Quarter...........................................  $12.438     $9.875
Fourth Quarter..........................................  $12.625     $6.625

FISCAL YEAR ENDING SEPTEMBER 30, 2001
First Quarter...........................................  $ 8.500     $6.063
Second Quarter..........................................  $ 9.450     $8.000
Third Quarter (through June 26, 2001)...................  $ 9.500     $8.800
                                                          -------     ------


    The closing sale price for shares of Uno's common stock on the New York Stock Exchange on October 24, 2000, the last trading day before Uno announced the Continuing Stockholders' initial offer to take Uno private by purchasing all of the outstanding shares of common stock at a price of $8.75 per share, was $7.31 per share. The average closing sale price per share of Uno common stock was $6.38 during the one week preceding the initial announcement to take Uno private. The closing sale price per share of Uno common stock on February 27, 2001, the last trading day before Uno announced the agreement with the Continuing Stockholders to take Uno private at $9.75 per share, was $8.00 per share. On April 19, 2001, the last full trading day before the public announcement of the signing of the merger agreement, the high and low sales prices of Uno common stock as reported on the New York Stock Exchange were $9.42 and $9.38 per share, respectively, and the closing sale price on that date was $9.38 per share. On June 27, 2001, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing price per share of Uno common stock as reported on the New York Stock Exchange was $9.39. Stockholders should obtain a current market quotation for Uno common stock before making any decision with respect to the merger.


NUMBER OF STOCKHOLDERS

    As of June 4, 2001, there were issued and outstanding 11,006,427 shares of Uno common stock and approximately 1,511 beneficial owners of Uno's common stock.

DIVIDENDS

    Uno has never declared or paid cash dividends on its common stock and does not plan to pay any cash dividends in the foreseeable future. Uno's current policy is to retain all of its earnings to finance its future development and growth. Uno may reconsider this policy from time to time in light of conditions then existing, including its earnings performance, financial condition and capital requirements. Uno is subject to various financial and operating covenants, including limitations on the payment of cash dividends under its $55 million credit facility.

    Uno will be subject to financial and operating covenants, including limitations on the payment of cash dividends, under the proposed $75 million credit facility anticipated to provide part of the financing for the merger and refinancing of Uno's current $55 million credit facility. See "Special Factors--Merger Financing" beginning on page 77.

    On November 30, 1999, Uno's board of directors declared a 10% stock dividend on the outstanding shares of common stock. The stock dividend was paid on December 23, 1999 to stockholders of records as of December 13, 1999.

                              THE SPECIAL MEETING

GENERAL


    This proxy statement is being furnished to Uno stockholders as part of the solicitation of proxies by the Uno board of directors for use at the special meeting of stockholders to be held at the offices of Brown, Rudnick, Freed & Gesmer located at One Financial Center, Boston, MA 02111 on July 30, 2001, beginning at 10:30 a.m. local time, and at any adjournments or postponements thereof. This proxy statement is accompanied by a form of proxy for use at the special meeting.


    At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of April 19, 2001, among Uno, Uno Restaurant Holdings Corporation, a Delaware corporation ("Parent") and Uno Acquisition Corp., a Delaware corporation ("Newco"), pursuant to which Newco will be merged with and into Uno, with Uno being the surviving corporation.


    This proxy statement and the accompanying form of proxy are being mailed to stockholders on or about July 3, 2001.


MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, the stockholders will be asked to consider and vote upon a proposal to adopt and approve the merger agreement. If the requisite votes in favor of the proposal are obtained and certain other conditions are satisfied or, where permissible, waived, Newco will be merged with and into Uno with Uno being the surviving corporation. At the effective time of the merger, each share of common stock of Uno issued and outstanding immediately prior to the filing of a certificate of merger with the Secretary of State of the State of Delaware will be converted into the right to receive $9.75 in cash, without interest, except for:

    - shares of Uno common stock held by Parent, which will be converted into an equal number of shares of the surviving corporation;

    - shares for which appraisal rights have been perfected properly under
      Section 262 of the Delaware General Corporation Law, which will be entitled to receive the consideration provided for by the Delaware General Corporation Law; and

    - shares held by Uno in treasury, which will be canceled without payment.

    Like all other Uno stockholders, members of management (including the Management Group) and the board of directors will be entitled to receive $9.75 per share in cash for each of their shares of Uno common stock held by them at the time of the merger. Options to purchase shares of Uno common stock, other than options held by Mr. Spencer and the Management Group, will continue as options to purchase shares of common stock of Uno as the surviving corporation. After the merger, Uno may, but has not yet decided to, offer to repurchase and cancel outstanding stock options of Uno as the surviving corporation. If it does, Mr. Miller intends to sell to Uno options to purchase approximately 82,500 shares of his Uno common stock. Options held by Mr. Spencer and the remaining options held by the Management Group will be cancelled and Mr. Spencer and the Management Group will receive options to purchase shares of preferred stock of Parent. In addition, Parent may, but has not yet decided to, issue options to purchase shares of preferred stock of Parent to additional key employees of Uno upon the cancellation of their options to purchase shares of Uno common stock.

    Immediately prior to the merger, Mr. Spencer, Mark Spencer, Lisa Cohen and Uno Associates will contribute substantially all of their shares of Uno common stock to Parent in exchange for shares of preferred stock of Parent. Mark Spencer and Lisa Cohen will each retain 50,000 shares of Uno common stock and will be entitled to receive $9.75 per share in cash for the 50,000 shares of Uno common stock retained by each of them. The Management Group will be entitled to receive $9.75 per share in cash for an aggregate of 43,948 shares held by them. In addition, 221,018 shares held by the Cheryl Spencer Memorial Foundation, a charitable foundation of which Mr. Spencer is trustee, will not be exchanged for an equity interest in Parent and will be entitled to receive $9.75 per share.

    Uno does not expect a vote to be taken at the special meeting on any matter other than the proposal to adopt and approve the merger agreement and, if necessary, a vote to adjourn or postpone the meeting. However, if any other matters are properly presented at the special meeting for consideration, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment. Uno is soliciting proxies to grant discretionary authority to vote in favor of adjournment or postponement of the special meeting.

RECORD DATE AND VOTING INFORMATION

    Only holders of record of common stock at the close of business on June 19, 2001 will be entitled to notice of and to vote at the special meeting. At the close of business on June 19, 2001, there were outstanding and entitled to vote 11,006,693 shares of Uno common stock. A list of the Uno stockholders will be available for review at Uno's executive offices during regular business hours for a period of 10 days before the special meeting. Each holder of record of common stock on the record date will be entitled to one vote for each share held.

    All votes will be tabulated by the inspector of elections appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the adoption and approval of non-routine matters, such as the merger agreement. Proxies submitted without a vote by the brokers on these matters are referred to as "broker non-votes." Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the special meeting.

    The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the special meeting is required to adopt and approve the merger agreement. The Continuing Stockholders have agreed to vote all of the shares of Uno common stock held by them, aggregating 6,811,118 shares, for adoption and approval of the merger agreement. The shares of Uno common stock held by the Continuing Stockholders constituted 62% of the total number of shares outstanding on the record date. In addition, although not required by the Delaware General Corporation Law, Uno's restated certificate of incorporation, as amended, or Uno's amended and restated bylaws, the merger agreement requires the affirmative vote of a majority of shares of common stock held by stockholders other than the Continuing Stockholders. This requirement may be waived with the approval of Parent, Newco, Uno and the special committee of the board of directors. The stockholders other than the Continuing Stockholders held 4,195,309 shares of Uno common stock as of the record date.

    Because the affirmative vote of a majority of all outstanding shares of Uno common stock as well as a majority of the outstanding shares of Uno common stock held by stockholders other than the Continuing Stockholders is required in order to approve the merger agreement, abstentions and broker non-votes will have the same effect as votes "AGAINST" adoption and approval of the merger agreement.

    With the exception of broker non-votes, the treatment of which is discussed above, each share of Uno common stock represented by a proxy properly executed and received by Uno in time to be voted at the special meeting and not revoked will be voted in accordance with the instructions indicated on such proxy and, if no instructions are indicated, will be voted "FOR" the proposal to adopt and approve the merger agreement. All proxies "FOR" such matter, including proxies on which no instructions are indicated, other than broker non-votes, may, at the discretion of the proxy holder, be voted "FOR" discretionary authority to vote in favor of any motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. Any proxy that is voted against discretionary authority to vote in favor of any motion to adjourn or postpone the special meeting will not be voted in favor of any such adjournment or postponement.

QUORUM

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Uno common stock entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting.

PROXIES; REVOCATION

    Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of Uno at Uno's executive offices located at 100 Charles Park Road, West Roxbury, MA 02132, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the special meeting and voting in person. Attendance at the special meeting will not, by itself, revoke a proxy. Furthermore, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain a proxy from the record holder.

EXPENSES OF PROXY SOLICITATION

    Uno will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others for forwarding to these beneficial owners. Uno may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Uno. No additional compensation will be paid to directors, officers or other regular employees for their services.

ADJOURNMENTS

    Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the outstanding shares of Uno common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Uno is soliciting proxies to grant discretionary authority in favor of adjournment or postponement of the special meeting. In particular, discretionary authority may be exercised if the purpose of the adjournment or postponement is to provide additional time to solicit additional votes to adopt and approve the merger agreement and the merger. The Continuing Stockholders who hold a majority of the shares of Uno will be entitled to control a vote to adjourn or postpone the meeting for the purpose of soliciting additional proxies from the other stockholders of Uno to obtain majority approval to adopt and approve the merger agreement. The Continuing Stockholders will vote to adjourn or postpone the meeting depending upon the circumstances at the time. It is likely that the Continuing Stockholders will vote to adjourn or postpone the meeting if they believe that they will be able to obtain the additional votes necessary to obtain approval by the holders of a majority of the shares of Uno common stock held by persons other than the Continuing Stockholders to adopt and approve the merger agreement. It is unlikely that the Continuing Stockholders will vote to adjourn or postpone the meeting if they do not believe that they will be able to obtain the additional necessary votes.

APPRAISAL RIGHTS

    Stockholders who do not vote in favor of adoption and approval of the merger agreement, and who otherwise comply with the applicable statutory procedures of the Delaware General Corporation Law summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Uno common stock as set forth in Section 262 of the Delaware General Corporation Law. See "Special Factors--Appraisal Rights."

    PLEASE DO NOT SEND IN STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, UNO WILL DISTRIBUTE INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING UNO STOCK CERTIFICATES FOR THE $9.75 PER SHARE CASH PAYMENT.

                                THE PARTICIPANTS

UNO RESTAURANT CORPORATION
100 Charles Park Road
West Roxbury, Massachusetts 02132
(617) 323-9200

    Uno Restaurant Corporation owns and operates 113 and franchises 68 casual dining, full-service restaurants operating primarily under the name Pizzeria Uno
 ... Chicago Bar & Grill. The restaurants feature Uno's signature Chicago-style, deep-dish pizza and a selection of baked, grilled and sauteed entrees, including gourmet thin crust pizza, pasta, fajitas, ribs, steak and chicken, as well as a variety of appetizers, salads, sandwiches and desserts. Company-owned restaurants are located primarily in major metropolitan markets from New England to Virginia, as well as Florida, Chicago and Denver, and franchised restaurants are located throughout the United States and Puerto Rico as well as Seoul, South Korea, Lahor, Pakistan and Dubai, United Arab Emirates. Uno also operates a consumer products business that distributes Uno's branded and non-branded, Chicago-style deep-dish pizza, calzones, and other pizza products in hotels, movie theater chains, supermarkets, food courts and airports.

    A more detailed description of Uno's business and financial results is contained in Uno's most recent Annual Report on Form 10-K for the fiscal year ended October 1, 2000 and Uno's Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2001, each of which is incorporated by reference into and is included with this proxy statement as Exhibit E and Exhibit F, respectively. See also "Where Stockholders Can Find More Information." Information about the directors and executive officers of Uno is set forth in Exhibit D to this proxy statement.

UNO RESTAURANT HOLDINGS CORPORATION
100 Charles Park Road
West Roxbury, Massachusetts 02132
(617) 323-9200

    Parent is Uno Restaurant Holdings Corporation, a newly organized Delaware corporation formed and currently owned by Aaron D. Spencer. The stockholders of Parent immediately following the merger will be Mr. Spencer, Mr. Spencer's two adult children, Mark Spencer and Lisa Cohen, Uno Associates, a general partnership owned 80% by Mr. Spencer and 10% by each of Mark Spencer and Lisa Cohen (collectively, the "Spencer Group"), and four key executive officers of Uno, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent (collectively, the "Management Group"). The Spencer Group and the Management Group are collectively referred to in this proxy statement as the "Continuing Stockholders." The Spencer Group will own preferred stock of Parent. The Management Group will own shares of common stock of Parent or options to purchase shares of common stock of Parent. Mr. Spencer and Management Group will hold options to purchase shares of preferred stock of Parent. Information about the directors and executive officers of Parent is set forth in Exhibit D to this proxy statement.

UNO ACQUISITION CORP.
100 Charles Park Road
West Roxbury, Massachusetts 02132
(617) 323-9200

    Newco is Uno Acquisition Corp., a newly organized Delaware corporation formed and wholly owned by Uno Restaurant Holdings Corporation. Newco was formed solely for the purpose of engaging in the transactions contemplated by the merger agreement. Information about the directors and executive officers of Newco is set forth in Exhibit D to this proxy statement.

THE CONTINUING STOCKHOLDERS

    Immediately prior to the merger, Aaron D. Spencer and Uno Associates will contribute their shares of Uno common stock to Parent in exchange for shares of preferred stock of Parent. Immediately prior to the merger, Mark Spencer and Lisa Cohen will contribute all of their shares of Uno common stock in exchange for shares of preferred stock of Parent other than an aggregate of 50,000 shares of Uno common stock held by each of them, which will be converted into the right to receive $9.75 per share in cash, without interest. In addition, the Management Group will purchase shares of common stock of Parent for nominal consideration or will receive options to purchase shares of common stock of Parent and, with Mr. Spencer, will cancel their options to purchase shares of Uno common stock and receive options to purchase shares of preferred stock of Parent, with the exception of Mr. Miller, who intends to sell to Uno as the surviving corporation options to purchase approximately 82,500 shares of Uno common stock in the event that Uno as the surviving corporation offers to repurchase and cancel outstanding options of Uno. Immediately following the merger, the Continuing Stockholders will hold, indirectly through their ownership of Parent, 100% of the outstanding shares of common stock of Uno as the surviving corporation. The Continuing Stockholders have interests that are different from, or in addition to, your interests as an Uno stockholder generally. See "Special Factors--Interests of the Continuing Stockholders in the Merger." Information about the Continuing Stockholders is set forth in Exhibit D to this proxy statement.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    In the opinion of Uno's board of directors and management, Uno's public market valuation has been constrained due to Uno's small market capitalization, limited public float, relatively low trading volume, limited research coverage from securities analysts, and inability to generate the type of rapid revenue and unit growth generally expected by the public equity markets. During the last several years, various other external factors emerged that the board of directors and management believe have further constrained Uno's share price within a very narrow range. These factors included a general weakness in valuations for public restaurant companies and a dramatic investor shift toward Internet-related and other high technology companies.

    In response to factors limiting Uno's market valuation, the board of directors authorized Uno to conduct a Dutch Auction tender offer in July 1997, under which it purchased 1,207,624 shares at a price of $7.00 per share, and authorized a second Dutch Auction tender offer in September 1998, under which it purchased 274,721 shares at a price of $7.00 per share. From July 1997 through June 2000, Uno purchased in the two Dutch Auction tender offers, in open market and in privately negotiated transactions an aggregate of 3,089,465 shares of common stock of Uno at prices ranging from $5.875 per share to $10.00 per share, or a weighted average price of $7.39 per share (all purchases subsequent to November 30, 1999 reflect the 10% stock dividend discussed below). Uno has not purchased any shares of its common stock since June 29, 2000.

    At a meeting held on February 23, 1999, the board of directors of Uno received at its request a report from BancBoston Robertson Stephens, an investment banking firm, analyzing possible strategic options to maximize stockholder value. Among the options discussed were acquiring other restaurant concepts and companies to increase the size of Uno, selling Uno, continuing as a public company and pursuing a going private transaction. After the presentation, the board of directors discussed the advantages and disadvantages of each option presented. Mr. Spencer, chairman of Uno, emphasized to the board of directors that the process of seeking to sell Uno could have a serious detrimental effect on Uno if the sale was not completed. Also, based upon the information provided by BancBoston Robertson Stephens, Mr. Spencer emphasized that in his capacity as the majority stockholder of Uno he would not anticipate the range of prices likely to be offered for Uno to be acceptable to him. He suggested, instead, that the board of directors entertain a proposal from Mr. Spencer and unspecified members of management to take Uno private at a price of $10.00 per share ($9.09 after giving effect to a subsequent 10% stock dividend).
Mr. Spencer concluded that a going private transaction would benefit the public stockholders and would address the issues that Uno had to deal with as a public entity. After being advised by Uno's outside counsel of its duties and responsibilities, the board of directors advised Mr. Spencer that it would consider a formal proposal from a management group led by Mr. Spencer and formed a special committee of the board of directors to consider and respond to any such proposal. The management group consisted of Mr. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox, Robert M. Vincent and Robert M. Brown.

    On April 14, 1999, Uno announced that a special committee of independent directors, composed of James F. Carlin, John T. Gerlach and Stephen J. Sweeney had been formed to consider available options for enhancing stockholder value and that the special committee had engaged BancBoston Robertson Stephens to assist it. Mr. Gerlach was appointed chairman of the special committee. On
April 20, 1999, Mr. Spencer and his management group retained BNY Capital Markets, Inc. as a financial adviser to assist them with respect to the proposed going private transaction.

    In late April 1999, Mr. Spencer received an unsolicited communication from a third party expressing an interest in discussing a possible acquisition of Uno at a price of approximately $14.00 ($12.75 after giving effect to a subsequent 10% stock dividend) per share in cash, subject to due diligence, execution of a definitive agreement and securing financing. The third party was a direct competitor of Uno. The communication also set forth that the potential price per share was predicated upon certain stated financial assumptions as of March 31, 1999. The financial assumptions were EBITDA of $30 million, net debt of $31 million and real estate that could be readily sold for $40 million and leased back for approximately $3.2 million annually. Each of these assumptions about Uno were inaccurate. Management believed that if and when the third party was apprised of its inaccurate assumptions, it would lower its potential price. Management also did not believe that the third party would be able to finance successfully the possible transaction. Management reached this conclusion on the basis of its understanding that the third party already had a significant amount of debt from a recent acquisition and the assumption identified in the inquiry relating to the capacity of Uno's real estate to support financing, suggesting that the third party would finance the acquisition with Uno's real estate. Management did not believe that Uno's real estate alone could support the financing necessary for the acquisition. Mr. Spencer discussed the communication from the third party with Mr. Gerlach. Based upon management's view that the third party would be unlikely to finance and complete successfully the transaction as proposed, Mr. Spencer and the special committee decided not to pursue discussions with the third party. This decision also was based on the fact that the third party was a direct competitor of Uno, and therefore, management believed it would be unwise to allow the third party to conduct a due diligence investigation of Uno when the likelihood of a successful transaction at $14 ($12.75 after giving effect to a subsequent stock dividend) per share was suspect.

    In late May 1999, Mr. Spencer concluded and advised the board of directors that Mr. Spencer and his management group did not want to proceed with a going private transaction and decided to turn their efforts toward maximizing stockholder value by remaining a public company and refocusing Uno's efforts on accelerating expansion of new restaurants. The special committee then terminated the engagement of its financial advisor and Mr. Spencer and his management group terminated the engagement of their financial advisor.

    In May 1999, Uno's business fundamentals were strong. Based upon activities of other restaurant companies, Mr. Spencer and his management group believed that the capital markets might be receptive to an equity offering by Uno. Additionally, several institutional research analysts suggested to management that they would commence research coverage of Uno. Consequently, Mr. Spencer and his management group decided not to proceed with a going private transaction, but rather to pursue a growth strategy which included raising capital in a public offering of common stock.

    On September 9, 1999, Uno filed a registration statement with the Securities and Exchange Commission for the underwritten public offering of two million shares of common stock of Uno, of which one million shares were to be sold by Uno, 900,000 shares were to be sold by Mr. Spencer and 100,000 shares were to be sold by the Cheryl Spencer Memorial Foundation, a charitable foundation of which Mr. Spencer is the trustee. Uno could not complete the public offering because of a deterioration in the public markets generally. Subsequently, on October 18, 1999, Uno announced that it was withdrawing this offering.

    On November 30, 1999, Uno declared a 10% stock dividend on shares of Uno common stock. The stock dividend was paid on December 23, 1999 to stockholders of record as of December 13, 1999.

    On August 31, 2000, Uno announced earnings below analyst expectations and recorded a pre-tax charge of $8.6 million related to asset impairment and store closing costs. Following these announcements the public trading price of Uno's common stock declined. Specifically, on August 31, 2000, the closing sale price of Uno's common stock was $9.688 per share and on September 1, 2000, the closing sale price of Uno's common stock was $8.125 per share.

    At a meeting of the board of directors on October 6, 2000, Mr. Spencer advised the board of directors that he and members of management consisting of Craig S. Miller, Robert M. Brown, Alan M. Fox and Robert M. Vincent again wanted to pursue a going private transaction. Mr. Brown ceased to be a member of this management group in March 2001 and Paul W. MacPhail joined the

Management Group on October 20, 2000. Mr. Spencer expressed the view that because of Uno's size and liquidity, Uno's intrinsic value would never be fully recognized by the public trading markets, citing as support that prior to the September 2000 earnings announcement Uno's common stock price had not reflected Uno's strong operating performance. He also briefly described his plans to finance the transaction and the unsuccessful public offering in September and October of 1999. After receiving advice from Uno's outside counsel as to its duties and responsibilities, the board of directors appointed a special committee, composed of five independent directors, Tamara P. Davis, James J. Kerasiotes, John T. Gerlach, Kenneth D. Hill and James F. Carlin (Mr. Carlin later resigned from the special committee because scheduling conflicts prevented his attendance at meetings), and authorized it to engage a financial advisor and separate counsel. The special committee appointed Ms. Davis chairman of the special committee. On October 17, 2000, the special committee retained the law firm of Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden, Arps") to act as its legal advisor.

    On October 16, 2000, Mr. Spencer, on behalf of the Continuing Stockholders, stated in writing to Tamara P. Davis, on behalf of the special committee, the intention of the Continuing Stockholders to make a tender offer, subject to receipt of financing, for all of the outstanding shares of Uno common stock not owned by the Continuing Stockholders at a price which represented a premium to the current market price for the shares. The closing price of Uno's common stock on the New York Stock Exchange on October 13, 2000 (the previous trading day) was $6.375. Because the Continuing Stockholders believed that their efforts would result in the ability of Uno's public stockholders to receive an attractive price for their shares but that there could be no assurance that a transaction could be completed, the Continuing Stockholders requested, as a condition of making any proposal, that Uno reimburse under all circumstances their out-of-pocket expenses in connection with formulating and implementing the contemplated offer.

    On October 18, 2000, the special committee proposed that it would reimburse $100,000 of expenses only if a transaction approved by the special committee was successfully completed. The Continuing Stockholders replied to the special committee on October 20, 2000 reiterating their desire to proceed with a transaction that would offer the public stockholders a price for their shares that the Continuing Stockholders believed would be fair. The Continuing Stockholders stated again that they would require reimbursement of their expenses as a condition to proceeding with a transaction but proposed that reimbursement at this point could be capped at $100,000 and should be limited to those expenses incurred with respect to discussions with the special committee to determine a fair price.

    A telephonic meeting of the board of directors was held on October 24, 2000. In addition to the members of the board of directors, attending the meeting were Robert M. Vincent, Chief Financial Officer of Uno; Constantine Alexander, Esq., of Nutter, McClennen & Fish, LLP ("Nutter, McClennen"), counsel to the Continuing Stockholders; and representatives of Skadden, Arps. Mr. Spencer gave a preliminary status report regarding the continued interest of the Continuing Stockholders in pursuing a going private transaction. He reviewed the status of his discussions with the various possible sources of financing being considered for the going private transaction. Mr. Spencer then distributed a letter and a draft press release containing a description of the Continuing Stockholders' proposal and reported that he believed financing could be obtained. The proposal stated that an entity to be funded by the Continuing Stockholders would make a cash tender offer for all shares of Uno common stock not owned by the Continuing Stockholders at a price of $8.75 per share. The offer was conditioned upon receipt of financing, ownership of at least 90% of Uno's outstanding shares of common stock upon completion of the tender offer and other conditions.

    At this board meeting, the board of directors approved new indemnification agreements for all directors and certain officers who are not also directors, as well as the compensation to be paid to members of the special committee for their service on the special committee. The terms of the indemnification agreements, which are not materially different from the indemnification agreements previously executed by the directors and executive officers, are described under the heading "--Interests of the Continuing Stockholders in the Merger; Indemnification."

    The board of directors determined that each member of the special committee would receive $1,000 for each special committee meeting attended, regardless of whether any proposed transaction was entered into or completed. The board of directors also determined that Ms. Tamara P. Davis, chairman of the special committee, would receive an additional $15,000 fee for the first 100 hours of her time spent in connection with the performance of her responsibilities and duties as chairman of the special committee. Thereafter, Ms. Davis would receive $150 per hour.

    Immediately following the meeting of the board of directors, the special committee met with its legal counsel and Messrs. Spencer, Miller, Vincent and Alexander at the offices of Skadden, Arps in Boston. After discussing the Continuing Stockholders' proposal, Messrs. Spencer, Miller, Vincent and Alexander left the meeting and the special committee discussed the Continuing Stockholders' proposal in detail. After full consideration, the special committee approved the Continuing Stockholders' request for reimbursement of up to $100,000 of expenses in order to increase the likelihood that the Continuing Stockholders would submit a definitive proposal that would be beneficial to stockholders. The special committee also approved a press release announcing the formation of the special committee and the Continuing Stockholders' proposal for a management led buyout of Uno's public stockholders at a price of $8.75 per share in cash.

    On October 25, 2000, Uno issued a press release announcing the Continuing Stockholders' proposed $8.75 per share tender offer. It read, in part, as follows:

    Boston, Massachusetts, October 25, 2000--Uno Restaurant Corporation (NYSE:UNO) announced today that Aaron D. Spencer, chairman and principal stockholder, and certain members of senior management have submitted a proposal to Uno's board of directors to acquire all of the outstanding shares of common stock currently not owned by them, which represents approximately 38% of Uno's outstanding shares of common stock. This proposal contemplates a cash tender offer price of $8.75 per share. The proposal states that any offer will be subject to a number of conditions, including receipt of financing on terms satisfactory to the offeror and ownership by the offeror of at least 90% of the company's outstanding shares following the purchase of shares pursuant to the tender offer.

    The board has appointed a special committee of outside directors led by Tamara P. Davis to conduct a review of the proposal. Uno does not plan to make any further public comment regarding the proposal other than to announce whether or not a transaction will proceed. There can be no assurance that the proposal will lead to the commencement of any tender offer.

    During the following week, the special committee interviewed several investment banking firms to act as its independent financial advisor. After full consideration of relevant factors, including the advisor's (i) experience and knowledge of Uno's industry and the markets it operates in, (ii) experience with transactions of the type being contemplated, (iii) the lack of any previous business relationship with Uno or Mr. Spencer and (iv) the structure and amount of compensation to be paid to the advisor, the special committee selected Adams, Harkness & Hill, Inc. and authorized Adams, Harkness & Hill to begin a financial review of Uno.

    On November 29, 2000, the special committee met with its financial advisor at the offices of Uno in West Roxbury. Also present by telephone were representatives of Skadden, Arps. At the request of the special committee, representatives of Adams, Harkness & Hill reviewed their firm's preliminary work and financial analysis of the proposal by the Continuing Stockholders. That work included a review of historical and projected operating results and related business and financial information of Uno as developed by management, and the application of several analytical methodologies to that data. The representatives of Adams, Harkness & Hill then reviewed with the special committee their summary of preliminary work and analysis and, responded to numerous questions by the special committee. Adams, Harkness & Hill also informed the special committee that at this early point in the discussion of a transaction, its work was preliminary and it was not yet in a position to deliver a written report to the special committee. See "--Opinion of Financial Advisor to the Special Committee" for a detailed description of the final analysis performed.

    Upon the completion of the Adams, Harkness & Hill presentation and following a full discussion, the special committee concluded that Ms. Davis should report to the board of directors that, based on a review of information received to date, the special committee had determined that it would need more information from Uno, including any and all financial information that had been provided to other third parties and Mr. Spencer's financing sources, in order to evaluate fully the proposal and that such information should be delivered to the special committee and its financial and legal advisors. While the special committee expected that it would seek to negotiate for a substantially higher price, it also determined that it did not want to discourage an offer at $8.75 per share, or foreclose the possibility of the special committee recommending to the public stockholders an offer at $8.75 per share, because the tender offer proposed by the Continuing Stockholders at $8.75 per share might ultimately prove to be the best option available to Uno.

    Adams, Harkness & Hill met with members of the Management Group and Mr. Spencer on November 30, 2000 and on December 7, 2000. Ms. Davis attended the meeting with management on November 30, 2000, but did not attend the meeting with management on December 7, 2000. At the meeting on November 30, 2000,
Ms. Davis reported to Mr. Spencer and the Management Group that the special committee wanted to solicit the interest of a limited number of strategic and financial parties to make a competing acquisition proposal. Ms. Davis encouraged Mr. Spencer to consider such a potential third party transaction. Mr. Spencer indicated that he would consider transactions involving a third party sale of Uno and approved of the proposed solicitation of interest as long as the special committee and its advisors conducted their discussions in a confidential manner.

    Adams, Harkness & Hill recommended that the special committee perform a market test to elicit interest in Uno beyond the interest expressed by Mr. Spencer and the Management Group. The special committee approached
Mr. Spencer with the concept of a market test and he agreed that it was appropriate with certain conditions. He urged the special committee to limit the market test to ten potential acquirors to be identified by Adams, Harkness & Hill so that management and employees would not be distracted by numerous inquiries and potential press coverage that might have a negative impact on the operations of Uno. Adams, Harkness & Hill submitted to the special committee a list of potential strategic and financial acquirors that it deemed potentially would have the most interest in and ability to complete a transaction with Uno. The special committee advised Mr. Spencer that it would be contacting ten entities (six potential strategic buyers and four potential financial buyers). Adams, Harkness & Hill selected the entities to contact based on their ability to complete a transaction of this size and their expertise and experience in the restaurant industry.

    On December 1, 2000, the board of directors met by telephone and authorized the special committee to conduct a confidential market test. Later that day, the special committee met by telephone with its legal counsel and financial advisors and authorized Adams, Harkness & Hill to conduct a confidential market test. On December 18, 2000, Adams, Harkness & Hill commenced a confidential market test to determine whether there was any third-party interest in acquiring all the shares of Uno common stock at a price higher than that proposed by the Continuing Stockholders.

    Between December 18, 2000 and January 4, 2001, Adams, Harkness & Hill contacted six national restaurant chains as potential strategic buyers and four financial investors as potential financial buyers. When contacted, these parties were informed that Adams, Harkness & Hill was acting on behalf of the special committee of a publicly traded restaurant company that was contacting a limited list of potential buyers and that if they were interested in pursuing a transaction, a non-disclosure agreement would be sent naming and describing Uno. Of the six strategic investors contacted, none had an interest in pursuing the opportunity and no information was sent. Of the four financial investors, three expressed an interest in a transaction with Mr. Spencer. These interested parties signed the non-disclosure agreement and were sent an information package. The information package contained only publicly available information. This information consisted of Securities and Exchange Commission filings, press releases and other publicly available information. None of these parties expressed further interest at a price higher than $8.75 per share. However, the three potential financial buyers separately stated they would only consider being an additional equity participant with the Continuing Stockholders in the proposed going private transaction and would not make independent offers.

    On January 4, 2001, the special committee met by telephone with its legal counsel and financial advisors. At the outset of the meeting, Mr. Carlin resigned from the special committee due to scheduling conflicts that had prevented him from attending all of the meetings of the special committee.
Mr. Carlin excused himself from the remainder of the meeting. The special committee's financial advisors then reviewed the substance of their meetings with Mr. Spencer and members of the Management Group and the results of their confidential market test. Representatives of Adams, Harkness & Hill reviewed the state of the capital markets since November 29, 2000 and updated their financial analysis of the Continuing Stockholders' proposal. Adams, Harkness & Hill informed the special committee that the availability of financing for going private transactions was becoming more limited. However, Mr. Spencer's financing ability appeared strong. In addition, Adams, Harkness & Hill informed the special committee that Uno's projected EBITDA and cash flow appeared to continue to support a higher valuation for Uno. Adams, Harkness & Hill concluded that based upon their financial analysis, the special committee should seek to increase the per share price offered by the Continuing Stockholders. The special committee then authorized Ms. Davis, to meet later that day with Adams, Harkness & Hill, Mr. Spencer and members of the Management Group for the purpose of negotiating a higher price.

    As authorized, later that day, Ms. Davis and the representatives of Adams, Harkness & Hill met with Mr. Spencer, Mr. Miller, Mr. Vincent and their counsel, Nutter McClennen. They discussed the results of Adams Harkness & Hill's due diligence investigation of Uno, Adams Harkness & Hill's analysis of the restaurant industry, the Continuing Stockholders' offer, the preliminary financing terms being considered by the Continuing Stockholders and presentations by Mr. Spencer and the Management Group regarding Uno's operations and prospects. Ms. Davis and Adams, Harkness & Hill summarized the results of Adams, Harkness & Hill's market test. Ms. Davis and Adams, Harkness & Hill explained the view of Adams, Harkness & Hill that the $8.75 per share price offered by the Continuing Stockholders was not fair to Uno's stockholders from a financial point of view and that a price in excess of $10.00 per share would be appropriate. Mr. Spencer asked for time to develop a response.

    On January 12, 2001, Ms. Davis and Adams, Harkness & Hill met again with
Mr. Spencer, Mr. Miller, Mr. Vincent and Nutter McClennen. At that meeting,
Mr. Miller made a formal presentation regarding current industry operating fundamentals, including declining consumer confidence and increased energy and labor costs, Uno's historical enterprise value and comparable store sales performance, and transactions involving the acquisition of minority interests. Mr. Spencer then indicated that capital market uncertainties and the state of Uno's business would justify a price of less than $8.75 per share if the Continuing Stockholders were making a new proposal and if the Continuing Stockholders were making an initial proposal at this time, the Continuing Stockholders would offer a price of less than $8.75 per share. Nevertheless, Mr. Spencer stated that the Continuing Stockholders were willing to increase their offer price to $9.00 per share, and he indicated that they were unwilling to raise their price higher. Mr. Spencer also stated that the Continuing Stockholders now desired to proceed by means of a cash merger rather than a cash tender offer so that most financing commitment fees would be paid upon completion of the merger and not in advance of a tender offer. Ms. Davis and Adams, Harkness & Hill reiterated that a higher price was warranted. Furthermore, Ms. Davis reported that the special committee would require that any proposal would have to be approved by the affirmative vote of a majority of disinterested stockholders.

    On January 15, 2001, the special committee met by telephone with Skadden, Arps and Adams, Harkness & Hill. Ms. Davis, reported the results of her meetings with Mr. Spencer and the Management Group. Following this report, the special committee discussed Uno's latest operating results and various factors indicating that future operating results might deteriorate, including the increasing cost of electricity in many of the markets in which Uno operates, as well as increasing labor costs in tight labor markets. The special committee also considered declines in the prices of certain restaurant stocks and the effect on Uno's common stock price if the Continuing Stockholders' proposal were withdrawn or rejected by the special committee. Adams, Harkness & Hill representatives reiterated that, on a preliminary study, their financial analysis still supported a valuation in excess of $9.00 per share. The Adams, Harkness & Hill representatives then left the meeting and the special committee's legal counsel answered questions for the special committee about its fiduciary duties and the applicable fair price, fair process standards. After further discussion by the special committee and its advisors of Uno's circumstances and valuation parameters by the special committee and its advisors, the special committee authorized Ms. Davis to meet with Mr. Spencer to emphasize that the special committee required a further increase in the proposed price.

    On January 16, 2001, at a meeting with Ms. Davis, the Continuing Stockholders submitted a revised written offer to the special committee increasing the offer price to $9.00 per share and changing the structure of the transaction from a cash tender offer to a cash merger. Further, the revised proposal required the merger to be approved not only by the holders of a majority of the outstanding Uno common stock, as required by Delaware law, but also by the holders of a majority of the shares not owned or controlled by the Continuing Stockholders. This stockholder approval requirement could be waived only with the consent of the Continuing Stockholders and the special committee. The revised offer was also subject to receipt of financing and other conditions which the Continuing Stockholders regarded as customary. Finally, the revised offer was subject to the requirement that Uno reimburse the Continuing Stockholders' expenses in the transaction if the transaction was not completed for any reason other than a breach of the merger agreement by the entity to be formed by the Continuing Stockholders for purposes of effecting the merger.

    At the January 16, 2001 meeting, Ms. Davis strongly suggested that the Continuing Stockholders consider additional financing sources for the proposed going private transaction. The special committee understood at that time that the Continuing Stockholders had only considered obtaining financing from Fleet National Bank and SunTrust Bank, Uno's existing senior lenders. The special committee considered the possibility that debt financing might be available to the Continuing Stockholders on more favorable terms from another party. The special committee believed that if the Continuing Stockholders were able to obtain financing on more favorable terms, the Continuing Stockholders might offer a higher price for Uno's common stock. Conversely, Mr. Spencer and the Management Group believed that they had available sufficient financing for the transaction on favorable terms.

    Mr. Spencer then reviewed several topics with Ms. Davis, including
Mr. Spencer's desire to retain and improve current management. Mr. Spencer also noted that while Uno's current five-year projections could imply a valuation higher than $9.00 per share, as a result of recent developments in the economy, there was considerable uncertainty about whether those projections could be met. Mr. Spencer then stated that the Continuing Stockholders would not increase the $9.00 per share offer price. Ms. Davis urged the Continuing Stockholders to increase the price, noting that the public stockholders include employees. She also emphasized that the special committee firmly believed that a higher price was justified. Mr. Spencer then indicated that the Continuing Stockholders' $9.00 per share offer price was not negotiable.

    On January 17, 2001, the special committee met by telephone with its legal counsel and financial advisors. The special committee first considered the information received from the Continuing Stockholders detailing the terms of their proposed financing for the transaction. Ms. Davis then reported on her meeting with Mr. Spencer and the Continuing Stockholders' revised offer stipulating a cash merger at $9.00 per share.

    Next, the special committee discussed at length the present circumstances surrounding the Continuing Stockholders' offer, including indications of a deterioration of the capital markets, indications that Uno's performance might be less than earlier anticipated and the fact that the confidential market test conducted by Adams, Harkness & Hill did not generate any third-party interest in pursuing an acquisition of Uno.

    The special committee then asked Adams, Harkness & Hill to assess the Continuing Stockholders' offer at $9.00 per share and asked Adams, Harkness & Hill whether the proposed financial terms were fair to Uno's public stockholders. The special committee then asked Skadden, Arps to assess the proposed closing conditions contained in Mr. Spencer's letter. Based on the information provided by Adams, Harkness & Hill and Skadden, Arps, the special committee could then assess all the facts, circumstances, proposed terms and conditions and decide how to proceed.

    From January 16 to January 30, 2001, members of the special committee and the Continuing Stockholders discussed the revised offer several times by telephone. During these discussions, the special committee refused to accept the revised offer and asked that the price be raised to at least $10.00 per share. During the period of these discussions, Mr. Spencer reported to the special committee that he had been contacted by a financial buyout firm, which was one of the four potential financial buyers contacted by Adams, Harkness & Hill during its confidential market test. In a letter addressed to Mr. Spencer, the financial buyout firm expressed a willingness only to join in the Continuing Stockholders' offer and if the price to be paid for the public stockholders' shares was in the range of $8.75 per share to $9.25 per share. Mr. Spencer immediately delivered a copy of the letter to the special committee. Because this party was only interested in participating in Mr. Spencer's offer, the special committee did not have additional contact with this financial buyout firm. (Following the February 28, 2001 board meeting, the day on which the Continuing Stockholders tentatively agreed to take Uno private at $9.75 per share, the financial buyout firm indicated to Mr. Spencer that it was not interested in participating in a transaction at $9.75 per share.)

    On January 29, 2001, the special committee met with its financial advisors and legal counsel at the offices of Adams, Harkness & Hill in Boston. The special committee discussed with Skadden, Arps the fact that Adams, Harkness & Hill could not opine that the proposed $9.00 per share cash merger price would be fair to the public stockholders from a financial point of view. Skadden, Arps then advised the special committee as to the legal implications of this fact. After full discussion, the special committee concluded that it would not proceed with the Continuing Stockholders' proposal if Adams, Harkness & Hill did not consider $9.00 per share to be fair to the public stockholders. Representatives of Adams, Harkness & Hill then joined the meeting.

    Representatives of Adams, Harkness & Hill presented and reviewed in detail their analysis of the Continuing Stockholders' proposed $9.00 per share cash merger price. Their analysis included a review of the trading prices and volume of shares traded of Uno common stock during the period commencing from January 1, 1999 through January 26, 2001. The analysis then compared the stock performance of Uno with the S&P SmallCap Index and the Peer Group for the period commencing January 1, 2000 through January 26, 2001. Adams, Harkness & Hill also compared various financial information of the Peer Group with Uno, including market capitalization, enterprise value, revenues, gross profit, EBITDA, EBIT, net income and earnings per share. Adams, Harkness & Hill then analyzed precedent transactions, the premiums paid in such transactions and the multiples implied by such precedent transactions. The analysis concluded with a review of discounted cash flow for Uno for the period 2001 through 2005. See "--Opinion of the Financial Advisor to the Special Committee" for a more detailed description of the final analysis performed. Representatives of Adams, Harkness & Hill also responded to many questions from the special committee throughout the presentation and discussion. The special committee agreed to inform the Continuing Stockholders that Adams, Harkness & Hill was unable to opine that the proposed $9.00 per share cash price was fair to Uno's public stockholders from a financial point of view and, therefore, the special committee would not recommend the Continuing Stockholders' offer to the board of directors in its current form.

    Later that afternoon on January 29, 2001, Ms. Davis informed Mr. Spencer by telephone that Adams, Harkness & Hill was not able to opine that the proposed $9.00 per share cash price was fair to the public stockholders from a financial point of view. With the Management Group present on the telephone, Mr. Spencer responded that the Continuing Stockholders were ready to issue a press release announcing that they were withdrawing their proposed offer. In the alternative, he was prepared to ask the special committee and Adams, Harkness & Hill if a $9.50 per share price would be fair to the public stockholders from a financial point of view. Ms. Davis reported to the special committee that the rejection of the $9.00 per share price had led to the possibility of a proposed price increase.

    On January 30, 2001, Mr. Vincent telephoned Ms. Davis to inform her that Uno's management would be revising its projections downward in light of Uno's first quarter performance and invited her to meet to review such projections with the Management Group. After conferring with Skadden, Arps, Ms. Davis responded to Mr. Vincent on January 30, 2001 that if the Continuing Stockholders had a formal offer to make, they should submit it to the special committee along with supporting information. The special committee would then consider any such offers and information.

    By letter dated February 1, 2001, Mr. Spencer sent the special committee and its legal and financial advisors 22 pages of additional material, including revised projections. In his letter, Mr. Spencer advised the special committee of certain recent developments that would affect the Continuing Stockholders' ability to increase their offer price, including changes in the financial credit markets, a failure in a major franchise relationship, revised franchise development forecasts and revised financial projections that suggested more modest performance than previously forecast. The Continuing Stockholders did not increase the $9.00 per share offer at this time.

    On February 5, 2001, the special committee met by telephone with its legal counsel and financial advisors to consider Mr. Spencer's letter and the events since the special committee's last meeting on January 29, 2001. Skadden, Arps first advised the committee as to its duties and responsibilities in light of the new information from the Continuing Stockholders, and answered questions from the special committee. After full discussion of its duties and responsibilities and the new materials from the Continuing Stockholders, the special committee agreed that Mr. Spencer's February 2, 2001 letter did not present any meaningful change of circumstance that warranted consideration.

    Adams, Harkness & Hill then joined the meeting and informed the special committee that the new material received with Mr. Spencer's February 2, 2001 letter, when considered in connection with Adams, Harkness & Hill's financial analysis, increased their confidence that a $9.00 per share price was not in the range of values supported by their financial methodology and did not provide a basis for a change in opinion.

    Ms. Davis then noted that according to Mr. Spencer, the Continuing Stockholders were prepared to engage Tucker Anthony Incorporated ("Tucker Anthony") to review the Continuing Stockholders' offer, to assist the Continuing Stockholders in their discussions and negotiations with the special committee by preparing financial and industry background information and to assist them in their analysis of whether or not to revise their offer. Ms. Davis also reported that the Continuing Stockholders were not going to solicit financial buyers to join the Continuing Stockholders.

    The special committee discussed these developments and determined that if the Continuing Stockholders chose to add Tucker Anthony as an additional financial resource to improve the offer price, then that would be welcome; but if Tucker Anthony were merely to add financial analytical capability, such additional financial analysis was not needed by the special committee.

    The special committee authorized Ms. Davis to inform Mr. Spencer that the February 2, 2001 materials did not change its conclusion regarding the fairness of the $9.00 per share price and that additional financial resources would be welcome, but additional analysis of the $9.00 per share price was not needed or useful. The Continuing Stockholders retained Tucker Anthony to assist them in their analysis of whether or not to revise their offer.

    Following the meeting, Ms. Davis informed Mr. Spencer of the special committee's position. Mr. Spencer responded that the Continuing Stockholders were inclined to issue a press release withdrawing their offer, but that they would, for the moment, continue evaluating the current situation and consider whether or not the Continuing Stockholders could revise their offer.

    From February 1 through February 24, 2001, there were numerous communications among the Continuing Stockholders and their representatives and the special committee and its legal and financial advisors. During this period, Mr. Spencer orally advised the special committee that the highest price the Continuing Stockholders were prepared to pay was $9.50 per share. Tucker Anthony provided Adams, Harkness & Hill with analyses involving direct comparisons with other minority interest transactions and discussed discounted cash flow and leveraged buy-out analyses of value. Tucker Anthony believed that these analyses demonstrated that a price of $9.50 per share would be fair to the public stockholders from a financial point of view. The special committee responded to Tucker Anthony because Tucker Anthony had been engaged by the Continuing Stockholders to provide them with financial advice and, therefore, the special committee determined that the best way to advance negotiations towards a beneficial transaction would be to respond to Tucker Anthony's statements. The special committee's position during this period continued to be that it could not recommend a price of less than $10.00 per share.

    On February 24, 2001, the special committee met by telephone with its legal counsel and financial advisors. Skadden, Arps informed the special committee that in separate telephone calls to each of the committee members, Skadden, Arps had relayed messages from Adams, Harkness & Hill that Adams, Harkness & Hill was in the process of continuing its financial assessment of the Continuing Stockholders' stated intent to offer up to $9.50 per share. Adams, Harkness & Hill reported to the special committee that it had spoken with Tucker Anthony regarding the fairness of an offer of $9.50 per share. Skadden, Arps reported that it had discussed with the Continuing Stockholders' counsel Delaware law concerning the determination of a fair price.

    The special committee then discussed the need for Adams, Harkness & Hill to inform the special committee of its current opinion of whether a $9.50 cash price was fair to the public stockholders.

    Adams, Harkness & Hill then joined the meeting and reviewed their recent activity. Under their current financial analysis, Adams, Harkness & Hill could not recommend a $9.50 per share price, but the deterioration in capital markets and questions about Uno's current store performance required further assessment. Adams, Harkness & Hill informed the special committee that it would update its analysis for developments in Uno's same store sales growth figures for the weeks since December 31, 2000 over the upcoming weekend and respond to the special committee's request for an updated analysis at that time. Adams, Harkness & Hill did not deliver a written report to the special committee at this meeting. The special committee agreed to reconvene by telephone on February 26, 2001.

    On February 26, 2001, the special committee met by telephone with its legal counsel and financial advisors. Adams, Harkness & Hill began by reviewing same store sales results for the period January 1, 2001 to the present, stating that they were consistent with management's model. The special committee asked various questions of Adams, Harkness & Hill, including how Uno's results compared with those of its competitors during the same period.

    The special committee resumed its meeting later that day, and Adams, Harkness & Hill reported that Uno's recent same store sales growth figures were consistent with their historic relationship and with comparable companies' same store sales growth. See "--Opinion of the Financial Advisor to the Special Committee" for a more detailed description of the final analysis performed. Adams, Harkness & Hill then responded to additional questions from the special committee.

    After a full discussion of the Adams, Harkness & Hill financial analysis, the special committee asked Adams, Harkness & Hill to inform it whether, in light of the updated circumstances, Adams, Harkness & Hill could opine that $9.50 per share was a fair price. Based on all its work and in light of current circumstances, Adams, Harkness & Hill reported that a $9.75 per share price would be fair to the public stockholders, and that, in light of recent same store sales figures, Adams, Harkness & Hill still could not conclude that $9.50 per share was fair. Adams, Harkness & Hill also noted that the Continuing Stockholders' term sheet from their prospective lenders continued to limit the financing to a price not to exceed $10.00 per share, which supported an offer price higher than $9.50 per share. After further discussion, the special committee determined to request to meet with Mr. Spencer in person and as the full special committee prior to Uno's annual meeting of the board of directors and annual meeting of stockholders on February 28, 2001. At that meeting, the special committee would inform Mr. Spencer that it could not recommend a $9.50 per share price.

    On February 28, 2001, the special committee met with Mr. Spencer before Uno's board of directors meeting and before Uno's annual meeting of stockholders. The special committee informed him that it could not recommend a $9.50 per share price, that Adams, Harkness & Hill did not consider it fair to the public stockholders, and that the Continuing Stockholders should raise the price or end discussions. Mr. Spencer stated that the Continuing Stockholders did not want to propose more than $9.50 per share and excused himself from the meeting to discuss the special committee's position with the Management Group.

    During the board of directors meeting, Mr. Spencer separately asked
Ms. Davis whether the special committee would likely change its mind if the Continuing Stockholders were to increase their offer. Ms. Davis, without informing Mr. Spencer whether the special committee would respond favorably to any lesser price, informed Mr. Spencer that the special committee would not support any price less than $9.75 per share. Mr. Spencer responded that the Continuing Stockholders would increase their proposed offer price to $9.75 per share in cash, subject to certain conditions, including that Uno agree to reimburse the Continuing Stockholders' expenses in the event that the proposed transaction did not close.

    The special committee accepted the Continuing Stockholders' price of $9.75 per share, but not the expense reimbursement proposal. The special committee responded with a counter proposal that the Continuing Stockholders' reimbursable expenses would be capped at $350,000 if the transaction was not completed and that reimbursement would be made only if the transaction failed to close for reasons that were outside the control or influence of the Continuing Stockholders. After further discussion, the special committee increased the amount of the expense reimbursement to $500,000 and reached

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
agreement with Mr. Spencer on the other conditions of the Continuing Stockholders' offer. These conditions included the receipt of sufficient financing and that there be no material adverse change in Uno or any litigation arising in connection with the transaction.

    On February 28, 2001, Uno announced at its annual meeting of stockholders and issued a press release that the special committee and the Continuing Stockholders had reached tentative agreement on a going private transaction at a price of $9.75 per share in cash for all shares of Uno common stock not already owned by the Continuing Stockholders. The press release stated that the transaction would proceed as a merger and would be subject to execution of a definitive merger agreement, approval by Uno's board of directors and stockholders, including approval by the holders of a majority of the shares not owned or controlled by the Continuing Stockholders, receipt of financing, and customary closing conditions.

    During the negotiations taking place between Mr. Spencer and the special committee from January 17, 2001 through the end of February 2001, Mr. Spencer and the Continuing Stockholders realized that, given the unyielding negotiating position taken by the special committee, the Continuing Stockholders would have to make concessions to the special committee in an effort to complete the transaction. Although there was no change in circumstances in Uno's business, operations or prospects which led to the offer of a higher price, Mr. Spencer and the Continuing Stockholders decided to raise the price offered to the public stockholders in an effort to reach agreement with the special committee. As described above, the negotiations ultimately led to the $9.75 per share price offered to the Uno public stockholders.

    During March and early April 2001, Mr. Spencer, the Management Group and Nutter, McClennen, counsel to the Continuing Stockholders, and members of the special committee and Skadden, Arps, counsel to the special committee, had lengthy negotiations concerning the definitive merger agreement and related documents and exchanged numerous drafts of the merger agreement reflecting their negotiations. During this period, the special committee met with its advisors to discuss the various drafts in detail and to formulate responses.

    On April 2, 2001, the special committee and Skadden, Arps met with Mr. Spencer, the Management Group and Nutter McClennen to negotiate several remaining issues in the merger agreement.

    On April 3, 2001, numerous issues remained unresolved after further negotiations, however, the Continuing Stockholders instructed Nutter McClennen to accept virtually all of the special committees' terms, leaving only three remaining issues: (i) the capitalization of Parent, (ii) the responsibility for payment of bank commitment fees for Uno's proposed credit agreement (a portion of which would be used to fund the merger consideration) and (iii) the circumstances under which the Continuing Stockholders' expenses would be reimbursed in the event the merger did not close and the maximum amount to be reimbursed.

    On April 4, 2001, prior to a special meeting of the board of directors, the special committee met with Skadden, Arps and Adams, Harkness & Hill to review the latest draft of the merger agreement reflecting the Continuing Stockholders' proposals to resolve all remaining issues with respect to the proposed merger transaction and to receive the opinion of Adams, Harkness & Hill. At this meeting Adams, Harkness & Hill gave a detailed presentation regarding the financial aspects of the proposed merger agreement. A summary of the presentation appears under the heading "--Opinion of the Financial Advisor to the Special Committee." Adams, Harkness & Hill delivered its opinion to the special committee that the consideration to be received by the stockholders was fair from a financial point of view. The special committee separately determined that in return for the agreement that Mr. Spencer would personally fund one-third of the bank commitment fees, the special committee would accept the Continuing Stockholders' proposals on capitalization of Parent and the circumstances under which the Continuing Stockholders' expenses would be reimbursed in the event the merger did not close and the maximum amount to be reimbursed. If Mr. Spencer accepted this offer, the special committee determined that it would approve the draft merger agreement and recommend that the full board of directors of Uno approve the merger agreement.

    The special committee then invited Mr. Spencer to join the meeting and informed him that it would require him to personally fund one-third of the bank commitment fees required in connection with the refinancing of Uno's existing credit facility and the financing for the going private transaction.
Mr. Spencer agreed to the special committee's proposal and the special committee resolved to approve the draft merger agreement and recommend that the full board of directors of Uno approve the merger agreement.

    Following the special committee meeting, the board of directors of Uno met. Counsel to the special committee, counsel to the Continuing Stockholders and counsel to Uno were also present. Ms. Davis gave a report of the special committee and concluded with the special committee's recommendation that the board of directors approve the merger agreement. Adams, Harkness & Hill then made a presentation regarding the financial aspects of the proposed merger agreement. Adams, Harkness & Hill summarized its opinion to the special committee with respect to the fairness, from a financial point of view, of the consideration to be received by the public stockholders described under "Opinion of Financial Advisor to the Special Committee." Skadden, Arps, counsel to the special committee, and Brown, Rudnick, Freed & Gesmer, counsel to Uno, gave presentations regarding the legal terms and conditions of the merger agreement. Lengthy discussion followed each presentation and the financial and legal advisors answered questions raised by the board of directors.

    Following that discussion, the board of directors, based on the presentation by Adams, Harkness & Hill regarding its opinion to the special committee, the recommendation of the special committee and on the other factors described herein under "--Recommendation of the Board of Directors; Fairness of the Merger," and "Reasons for the Board of Directors Determination" approved the merger agreement in substantially the form submitted to the board of directors and authorized the appropriate officers of Uno to execute and deliver final documents on behalf of Uno. The board of directors also approved the sale and leaseback transaction with U.S. Realty Advisors, LLC, the sale and leaseback transactions with Mr. Spencer, amendments to Uno's $55 million credit facility with Fleet National Bank and SunTrust Bank to permit the sale and leaseback transactions, and the $75 million credit facility with Fleet National Bank and SunTrust Bank to replace the existing $55 million credit facility. Mr. Spencer, Mr. Miller and Mr. MacPhail abstained from the vote approving the merger agreement and the related matters because they have interests in the merger that are different from Uno stockholders generally.

    From April 4, 2001 to April 19, 2001, Uno completed the schedules to the merger agreement, and on April 19, 2001, the merger agreement, was executed by the parties, and Uno issued a press release announcing the signing of the merger agreement.

RECOMMENDATION OF THE BOARD OF DIRECTORS; FAIRNESS OF THE MERGER

    The special committee of the board of directors has unanimously determined that the terms of the merger agreement and the merger are fair to, and in the best interests of, Uno stockholders other than the Continuing Stockholders. The special committee unanimously recommended to the board of directors that the merger agreement be adopted and approved. The special committee considered a number of factors, as more fully described above under "--Background of the Merger" and as described below under "--Reasons for the Special Committee's Determination," in making its recommendation. The board of directors, acting in part upon the recommendation of the special committee, unanimously determined, with Mr. Spencer, Mr. Miller and Mr. MacPhail abstaining, that the terms of the merger agreement and the proposed merger are fair to, and in the best interests of, Uno stockholders other than the Continuing Stockholders. The board of directors, based in part on the

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
unanimous recommendation of the special committee, recommends that Uno stockholders vote FOR the adoption and approval of the merger agreement.

    REASONS FOR THE SPECIAL COMMITTEE'S DETERMINATION

    In recommending adoption and approval of the merger agreement and the merger to the board of directors, the special committee considered a number of factors that they believe supported their recommendation, including:

    - the merger will provide Uno stockholders a premium for their shares compared to the market price of Uno's common stock, as set forth in the analysis of Adams, Harkness & Hill; the special committee accepted the analysis of Adams, Harkness & Hill with respect to current and historical prices of Uno's common stock and considered the premium paid in relation to the current and historical prices, as set forth in the analysis of Adams, Harkness & Hill; the special committee concluded that the substantial premium over the price of Uno's common stock prior to the announcement of the transaction of $6.25 on October 23, 2000 supported its determination to recommend the transaction;

    - the special committee drew on its knowledge of the business, financial results and prospects of Uno, as well as the special committee's knowledge of the restaurant industry generally that committee members had developed in their time as members of the full board of directors of Uno as well as their outside business experiences; specifically, the special committee considered the potential for growth through new store openings, and the views expressed by Adams, Harkness & Hill and management of Uno regarding the financial condition, results of operations, business and prospects of Uno, including the prospects of Uno if it were to remain publicly owned; the special committee did not consider the improvement in Uno's cash position and cash generated from operations as disclosed in Uno's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2001 because this information was not available at the time of the special committee's determination, but Adams, Harkness & Hill will take that information into account in considering whether it can provide a bring down fairness opinion to the special committee prior to the closing of the transaction; the special committee considered the fact that Uno's projections that forecast earnings per share increasing significantly over the next several years when assessing such improvements in revenue and earnings as incorporated in the discounted cash flow analysis done by Adams, Harkness & Hill and discussed such projections as one factor that affected the evaluation of the transaction by the special committee; the special committee concluded that these collective insights about Uno's prospects supported its determination to recommend the transaction;

    - Mr. Spencer's controlling equity interest in Uno would likely deter potential strategic and financial third party buyers in light of Mr. Spencer's stated intention that he is not interested in selling his interest without a premium substantially higher than implied by the $9.75 per share price; the special committee concluded that this deterrent effect supported its determination to recommend the transaction;

    - the special committee's conclusion that because the transaction had been publicly announced for a long period of time and no additional buyers had indicated an interest in an alternate transaction and none of the parties contacted by the special committee had indicated an interest in an alternate transaction, it was unlikely that any party other than the Continuing Stockholders, Parent and Newco would propose and complete a transaction that was more favorable than the merger to Uno and its stockholders; the special committee concluded that the lack of additional buyers at a higher price supported its determination to recommend the transaction;

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
    - the limitations Uno suffered and would likely continue to suffer as a public company, including its limited trading volume resulting from the significant ownership interest held by Mr. Spencer and the other Continuing Stockholders, the lack of institutional sponsorship and coverage by institutional research analysts, the inability to raise capital in the public markets to finance further growth and increase the public float resulting from Uno's inability to generate the type of rapid revenue and unit growth expected by the public markets, and the expenses of compliance with the reporting requirements of a public company, all of which adversely affect the trading market in, and the value of, Uno's common stock; the special committee concluded that these limitations imposed on Uno as a public company supported its determination to recommend the transaction;

    - the negotiations with respect to the merger consideration that, among other things, led to an increase in the Continuing Stockholders' offer from $8.75 per share of Uno common stock to $9.75 per share of Uno common stock, and the belief of the members of the special committee that $9.75 per share was the highest price that the Continuing Stockholders would agree to pay; the opinion of Adams, Harkness & Hill, as discussed below, provides that, as of the date of such opinion, the $9.75 per share consideration to be received in the merger is fair from a financial point of view to the stockholders other than the Continuing Stockholders; the special committee concluded that its ability to increase the offer and Adams, Harkness & Hill's opinion both supported its determination to recommend the transaction;

    - the $9.75 per share to be paid to stockholders other than Parent in the merger represents (i) a premium of approximately 33.4% over the $7.13 closing sale price for the shares of common stock on the New York Stock Exchange on October 24, 2000, the last trading day before Uno announced the Continuing Stockholders' initial offer to take Uno private by purchasing all of the outstanding shares of common stock at a price of $8.75 per share and (ii) a premium of approximately 52.8% over the average closing sale price per share of $6.38 during the one week preceding the Continuing Stockholders' initial announcement to take Uno private; the special committee concluded that the size of the premium supported its determination to recommend the transaction;

    - the presentations of Adams, Harkness & Hill at various special committee meetings and its final presentation at the April 4, 2001 meeting, including the opinion of Adams, Harkness & Hill, based on and subject to the limitations, assumptions and qualifications set forth in its opinion, as to the fairness, from a financial point of view, of the merger consideration to the holders of Uno common stock (other than the Continuing Stockholders); see "Opinion of Financial Advisor to the Special Committee", and a copy of the opinion of Adams, Harkness & Hill attached as Exhibit C to the proxy statement; the special committee concluded that the financial analysis of Adams, Harkness & Hill supported its determination to recommend the transaction;

    - the presentations by Adams, Harkness & Hill regarding management's earnings projections; Adams, Harkness & Hill advised the special committee that its discounted cash flow analysis of such projections indicated a valuation range of $4.57 to $11.54 per share, that the $9.75 price per share to be paid in the merger is within that range, and that the discounted cash flow analysis was one of the factors relied upon by Adams, Harkness & Hill in rendering its fairness opinion; see "--Opinion of Financial Advisor to the Special Committee"; the special committee concluded that the financial analysis of Adams, Harkness & Hill supported its determination to recommend the transaction;

    - the financing proposal received by the Continuing Stockholders, Parent and Newco for the merger from Fleet National Bank and SunTrust Bank, as well as the planned sales and leaseback transactions with U.S. Realty Advisors, LLC and with Mr. Spencer, which the special committee believes reasonably supports the Continuing Stockholders', Parent's and Newco's ability to meet their financing obligations pursuant to the merger agreement; the special committee concluded that the viability of Mr. Spencer's financing for the transaction supported its determination to recommend the transaction;

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
    - cash will be paid to the Uno stockholders (other than Parent) in the merger, eliminating any uncertainties in valuing the merger consideration to be received by the Uno stockholders (other than Parent); the special committee concluded that the certainty of value provided by the use of cash consideration supported its determination to recommend the transaction;

    - the merger agreement permits the board of directors to consider unsolicited competing acquisition proposals that are, or are reasonably likely to lead to, proposals superior to the merger, as described in "The Merger Agreement--No Solicitation"; the special committee concluded that its ability to consider other proposals supported its determination to recommend the transaction;

    - Delaware law entitles Uno stockholders who do not vote in favor of the merger who file a written objection with Uno to obtain the "fair value" of their shares and otherwise follow the procedures prescribed by Delaware law, as determined by a court, if the merger is completed; See "--Appraisal Rights;" the special committee concluded that the availability of other remedies for dissatisfied stockholders supported its determination to recommend the transaction;

    - the special committee's judgment that it was unlikely for Uno stockholders to realize in excess of $9.75 per share due to the current and prospective environment in which Uno operates, and more particularly, the difficulty that Uno would have in the future competing against larger, more aggressive competitors with greater capital resources; the special committee concluded that the unlikely prospects for a higher trading price for Uno shares if it remained a public company supported its determination to recommend the transaction; and

    - the special committee's judgment, in view of Uno's prospects, as well as Adams, Harkness & Hill's discussions with a number of possible acquirors, none of whom expressed an interest to acquire Uno at a price higher than $9.75 per share, that it was unlikely that one or more strategic or financial buyers would be willing to pay a price for Uno equal to or greater than $9.75 per share in cash and that the Continuing Stockholders, whose approval would be essential to a proposed sale of Uno, might not be prepared to support a sale of Uno at any price unless substantially higher than $9.75 per share; the special committee concluded that the lack of likely higher offers supported its determination to recommend the transaction.

    The special committee also determined that the merger is procedurally fair because among other things:

    - the Uno board of directors established a special committee to consider and negotiate the merger agreement;

    - the special committee was composed of independent directors who are not officers or employees of Uno and have no financial interest in the merger different from Uno stockholders generally other than their ownership of stock options;

    - the special committee was given exclusive and unlimited authority to, among other things, evaluate, negotiate and recommend the terms of any proposed transactions;

    - the special committee retained and received advice from its own independent legal counsel and financial advisors in evaluating, negotiating and recommending the terms of the merger agreement;

    - Adams, Harkness & Hill rendered an opinion concerning the fairness, from a financial point of view, of the consideration to be received by the stockholders (other than the Continuing Stockholders) in the merger;

    - the price of $9.75 per share and the other terms and conditions of the merger agreement resulted from active and lengthy negotiations between the special committee and its representatives, on the one hand, and the Continuing Stockholders and their representatives on the other hand;

    - under Delaware law, Uno stockholders have a right to demand appraisal of their shares;

    - the special committee and the board of directors required that the merger agreement be approved by the affirmative vote of the holders of at least a majority of the shares of Uno common stock held by stockholders other than the Continuing Stockholders; this requirement is waivable, but only with the consent of the special committee; the special committee specifically negotiated its right to approve the waiver of this requirement; and

    - neither after public disclosure of the Continuing Stockholders' initial $8.75 per share proposal on October 25, 2000 nor during the course of Uno's efforts to find a potential acquiror throughout the month of December 2000 did any other party express any interest in acquiring Uno at a valuation exceeding $9.75.

    The special committee also considered a variety of risks and other potentially negative factors concerning the merger. All of the material risks and potentially negative factors considered by the special committee were as follows:

    - the obligation of the Continuing Stockholders, Parent and Newco to complete the merger is conditioned upon financing being made available to Parent and Newco, as discussed in "--Merger Financing," and Parent and Newco may not secure financing for a variety of reasons, including reasons beyond the control of Uno;

    - if the merger is not completed under circumstances further discussed in "The Merger Agreement--Termination of the Merger Agreement," Uno may be required to reimburse Parent specified expenses;

    - the cash consideration received by a stockholder generally will be taxable to the stockholder in an amount equal to the excess of $9.75 over the stockholder's tax basis in the stockholder's shares of Uno common stock;

    - the Continuing Stockholders have potential conflicts of interest, including equity interests and continued employment in Uno as the surviving corporation; see "--Interests of the Continuing Stockholders in the Merger"; and

    - following the merger, Uno stockholders, other than the Continuing Stockholders and holders of stock options of Uno as the surviving corporation will cease to participate in any future earnings growth of Uno or benefit from any increase in the value of Uno.

    The special committee did not consider the 21.9% premium that the merger consideration represents over the $8.00 per share closing sale price for Uno's common stock on February 27, 2001, the last trading day prior to the announcement that the parties had agreed to take Uno private at $9.75 per share, to be relevant in its determination. The special committee believed that the price of Uno's common stock on February 27, 2001 already reflected the October 25, 2000 announcement to take Uno private at $8.75 per share.

    The special committee did not ask Uno to attempt to determine the liquidation value of Uno and gave little consideration to the book value of Uno's assets of $83,738,000, or $7.63 per share, as of December 31, 2000, because it believed that those measures of asset value would be considerably less than the merger consideration of $9.75 per Uno share and Uno's going concern value. The special committee's belief regarding liquidation value was based upon their understanding of the restaurant industry and their general business knowledge that liquidation sales generally result in proceeds substantially less than the sale of a going concern business. Based upon the various analyses of value by Adams, Harkness & Hill, the special committee concluded that the liquidation value and book value

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
were not materially relevant to the market value of Uno's business. While the special committee reviewed with Adams, Harkness & Hill its various financial analyses and reviewed with officers of Uno its historical and projected results, the special committee did not independently generate its own separate financial analysis of the merger.

    In reaching its determination, the special committee did not consider the purchases made by Uno in the past two years. No Continuing Stockholder made any purchases of Uno common stock during the last two years other than by way of exercise of stock options. The special committee did not view the purchases by Uno during the past two years as relevant to a determination of fairness.

    The special committee also did not consider any firm offers of which Uno was aware during the preceding two years in connection with any proposed transaction to acquire Uno because, to Uno's knowledge, no such offers had been received. The special committee was aware that in late April 1999, Mr. Spencer received an unsolicited communication from a third party expressing an interest in discussing a possible acquisition of Uno at a price of approximately $14.00 ($12.75 after giving effect to a subsequent 10% stock dividend) per share in cash. The inquiry was subject to due diligence, execution of a definitive agreement and securing financing. The communication also set forth that the potential price per share was predicated on certain financial assumptions. As described above in the section entitled "--Background of the Merger," these assumptions about Uno were inaccurate. The special committee agreed with management's conclusion at that time that the third party would be unable to finance the potential transaction and that it would lower its potential price upon learning of its inaccurate assumptions. Consequently, the special committee did not consider this as a firm offer. See "--Background of the Merger."

    After considering these factors, the special committee concluded that the positive factors relating to the merger outweighed the negative factors. Because of the variety of factors considered, the special committee did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. However, individual members of the special committee may have assigned different weights to various factors. The determination of the special committee was made after consideration of all of the factors together.

    REASONS FOR THE BOARD OF DIRECTORS' DETERMINATION

    The board of directors of Uno consists of eight directors, four of whom serve on the special committee. At the April 4, 2001 meeting of the board of directors, the special committee, with its legal and financial advisers participating, reported to the other members of the board of directors on the course of its negotiations with the Continuing Stockholders, Parent, Newco and their legal counsel, its review of the merger agreement and the related financing requirements and the factors it took into account in reaching its determination that the merger is fair to, and in the best interests of, Uno stockholders other than the Continuing Stockholders. In view of the wide variety of factors considered in its evaluation of the merger, the board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. Rather, the board of directors based its position on the totality of the information presented and considered. In considering the determination of the special committee, the board of directors believed that the analysis of the special committee was reasonable and adopted the special committee's conclusion and the analysis underlying the conclusion.

    The board of directors also considered the financial and managerial resources and future prospects of Parent and Newco. It considered the financial projections delivered to Adams, Harkness & Hill, Uno's historic ability to access equity and debt capital, and the ability to continue to attract and retain management with equity incentives which historically have not proven to be valuable for Uno's management. The board of directors also considered the possible effects on the business of Uno and its subsidiaries and on the employees, customers, suppliers and creditors of Uno and its subsidiaries and the effects on the community in which Uno's facilities are located.

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
    FAIRNESS OF THE MERGER TO STOCKHOLDERS OTHER THAN THE CONTINUING
STOCKHOLDERS

    The board of directors believes that the merger agreement and the merger are substantively and procedurally fair to, and in the best interests of, Uno stockholders other than the Continuing Stockholders for all of the reasons set forth above under "--Recommendation of the Board of Directors; Fairness of the Merger--Reasons for the Special Committee's Determination" and "--Reasons for the Board of Directors' Determination." In addition, with respect to procedural fairness, the board of directors established a special committee, consisting of four independent directors of Uno, none of whom is an officer or employee of Uno or has an interest in the merger different from that of Uno stockholders generally other than as holders of Uno stock options. The merger consideration of $9.75 in cash per share was the highest price the Continuing Stockholders indicated they were willing to pay following extensive negotiations between the special committee and the Continuing Stockholders and their representatives.

    In reaching these conclusions, the board of directors considered it significant that:

    - no member of the special committee has an interest in the merger different from that of Uno stockholders generally other than as holders of Uno stock options; and

    - the special committee retained its own financial and legal advisors who have extensive experience with transactions similar to the merger and who assisted the special committee in evaluating the merger and in negotiating with the Continuing Stockholders.

    Adams, Harkness & Hill was retained to advise the special committee as to the fairness, from a financial point of view, of the proposal received from the Continuing Stockholders, Parent and Newco. Adams, Harkness & Hill reached the conclusion expressed in its written opinion dated April 4, 2001 that, subject to the considerations and limitations set forth in the opinion, the merger is fair, from a financial point of view, to the stockholders of Uno other than the Continuing Stockholders.

    THE BOARD OF DIRECTORS, BASED IN PART ON THE UNANIMOUS RECOMMENDATION OF THE SPECIAL COMMITTEE, RECOMMENDS THAT UNO STOCKHOLDERS VOTE IN FAVOR OF THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT. The recommendation of the board of directors was made after consideration of all the material factors, both positive and negative, as described above.

    Mr. Spencer, Mr. Miller and Mr. MacPhail, each of whom is a Continuing Stockholder and a current director of Uno, each abstained from voting on the proposal to adopt and approve the merger agreement. The remaining five directors voted unanimously to adopt and approve the merger agreement.

DETERMINATION OF THE FAIRNESS OF THE MERGER BY PARENT, NEWCO AND THE AFFILIATE
  STOCKHOLDERS

    The rules of the Securities and Exchange Commission require Parent, Newco, and Mr. Spencer, Uno Associates and the Management Group (the "Affiliate Stockholders") to express their belief as to the fairness of the merger to the stockholders (other than the Continuing Stockholders). Parent, Newco and the Affiliate Stockholders did not participate in the deliberations of the special committee regarding or receive advice from Adams, Harkness & Hill as to the fairness to the stockholders of the merger.

    Parent, Newco, and the Affiliate Stockholders believe that the merger is substantively fair to the stockholders of Uno other than the Continuing Stockholders. Parent, Newco and the Affiliate Stockholders based their belief on the following factors:

    - the current and historical market prices for shares of Uno common stock;

    - the fact that the $9.75 per share to be paid to stockholders other than Parent in the merger represents (i) a premium of approximately 33.4% over the $7.31 closing sale price for the shares of common stock on the New York Stock Exchange on October 24, 2000, the last trading day before Uno announced the Continuing Stockholders' initial offer to take Uno private by purchasing all of the outstanding shares of common stock at a price of $8.75 per share, and (ii) a premium of approximately 52.8% over the average closing sale price per share of $6.38 during the one week preceding the Continuing Stockholders' initial announcement to take Uno private;

    - the fact that the special committee determined that the merger is fair to, and in the best interests of, Uno and the stockholders (other than the Continuing Stockholders) and the special committee's recommendation that the stockholders vote to adopt and approve the merger agreement; while Parent, Newco and the Affiliate Stockholders considered the special committee's determination and recommendation, they did not rely upon the special committee's analysis;

    - the fact that the special committee received the Adams, Harkness & Hill fairness opinion; Parent, Newco and the Affiliate Stockholders, however, did not rely upon the analysis of Adams, Harkness & Hill;

    - the Affiliate Stockholders' knowledge of the business, financial condition, results of operations and prospects of Uno, and knowledge of the restaurant industry generally;

    - the extensive negotiations between the special committee and the Continuing Stockholders, Parent and Newco;

    - the measures taken by the board of directors to ensure the procedural fairness of the transaction, including the formation of the special committee;

    - advice received by the Affiliate Stockholders, Parent and Newco, from Tucker Anthony, a financial advisor retained by Mr. Spencer that a price of $9.50 per share would be fair to the public stockholders of Uno from a financial point of view; this advice was based upon financial analyses performed by Tucker Anthony that involved direct comparisons with other transactions, and discounted cash flow and leveraged buy-out analyses; the direct comparisons included analyses of historical stock trading, comparable minority buy-out transactions, comparable companies trading and precedent acquisitions; and


    - the Affiliate Stockholders' belief that the merger consideration exceeds the going concern value per share of Uno; although the Affiliate Stockholders did not calculate a specific going concern value per share, they believe that the merger consideration exceeds the going concern value per share of Uno based upon the Affiliate Stockholders' knowledge of Uno's business and prospects, the projections contained in this proxy statement, including the assumptions contained therein, Uno's results of operations for the preceding five fiscal years and for the first and second quarters of the current fiscal year and Uno's financial position at the end of each of the foregoing periods, their general knowledge of the casual dining segment of the restaurant industry and the other factors described in the bullet points above.


    Parent, Newco, and the Affiliate Stockholders did not assign relative weights to these factors. Rather, they viewed their position as being based on the totality of the information presented to and considered by them, except that particular emphasis was placed on the receipt and acceptance by the special committee of the Adams, Harkness & Hill fairness opinion.

    During the price negotiations between the Continuing Stockholders and the special committee, Mr. Spencer indicated that he would not be interested in selling all of his shares of Uno common stock unless he received a price per share substantially greater than $9.75 a share. Mr. Spencer made this statement because as the founding and majority stockholder of Uno, he believed that he should be able to receive a control premium for the sale of all of his shares. Notwithstanding this belief, Mr. Spencer believes that the merger consideration of $9.75 per share is fair to the stockholders of Uno other than the Continuing Stockholders.

    Parent, Newco, and the Affiliate Stockholders believe that the merger is procedurally fair to the stockholders of Uno other than the Continuing Stockholders because of the measures taken by the special committee and the board of directors to ensure the procedural fairness of the transaction, including the formation of the special committee, the retention of legal and financial advisors by the special committee and the extensive nature of the negotiations between special committee and the Continuing Stockholders, Parent and Newco.

    The foregoing constitute all the material factors considered by the Affiliate Stockholders, Parent and Newco in making their respective fairness determination. The Affiliate Stockholders, Parent and Newco did not consider whether the merger consideration constitutes fair value in relation to the liquidation value of Uno and gave little consideration to the book value of Uno because they believed that those measures of asset value were not relevant to the market value of Uno's business. In reaching their determination, Parent, Newco, and the Affiliate Stockholders also did not consider the purchases made by Uno in the past two years. No Affiliate Stockholder made any purchases of Uno common stock during the last two years other than by way of stock option exercises. The special committee did not, and Parent, Newco and the Affiliate Stockholders also did not, view these purchases by Uno in the past two years as material or relevant to a determination of fairness. Uno did not receive any firm offers to acquire Uno during the past two years. Uno did receive a communication from a third party in April 1999, but for the reasons described under "Special Factors--Background of the Merger", Uno did not consider this inquiry a firm offer. See also, "Recommendation of the Board of Directors; Fairness of the Merger--Reasons for the Special Committee's Determination." Consequently, Parent, Newco and the Affiliate Stockholders also did not consider any firm offers.

    Other than the recommendations of the special committee and the board of directors that the stockholders vote in favor of the adoption and approval of the merger agreement, no other person filing the Schedule 13E-3 with the Securities and Exchange Commission has made any recommendation with respect to the merger.

    Uno, Parent, Newco and the Affiliate Stockholders have not made any provision in connection with the merger to grant unaffiliated stockholders of Uno access to Uno's corporate records, or to obtain counsel or appraisal services at the expense of Uno, Parent, Newco or the Affiliate Stockholders.

FORWARD LOOKING INFORMATION; CERTAIN PROJECTIONS

    Uno does not, as a matter of course, make public projections as to future sales, earnings or other results. However, in connection with the merger, Uno's management prepared and provided to the special committee, Adams, Harkness & Hill and Fleet National Bank N.A., the projections, which are summarized below under the caption "Projections Prepared by Uno" for the five fiscal years ending October 2, 2005.

    In the view of Uno's management, the projections were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of the knowledge and belief of Uno's management, the expected course of action and the expected future performance of Uno. Neither Uno's independent accountants, nor any other independent accountants have compiled, examined or reviewed these projections. No independent accountants have expressed any opinion or other form of assurance with respect to these projections or their achievability, and Uno's independent accountants assume no responsibility for, and disclaim any association with, these projections.

    The projections included herein in one case assume that the merger has occurred (the "Merger Projections"), and in the other case assume that the merger does not occur (the "Going Concern Projections"). The projections were initially prepared by management as of November 21, 2000 and

November 22, 2000. On January 31, 2001 and February 2, 2001, management revised the projections in light of Uno's performance in the first quarter of fiscal 2001. The primary difference between the assumptions used in the Merger Projections and those used in the Going Concern Projections is the incurrence of a $75 million senior credit facility that will be used to finance a portion of the merger consideration, to refinance Uno's existing indebtedness to Fleet National Bank and SunTrust Bank, and for working capital. Management does not intend at this time to update the projections.

    The projections below are or involve forward-looking statements and are based upon a variety of assumptions, including Uno's ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond Uno's control. Many important factors, in addition to those discussed elsewhere in this proxy statement, could cause Uno's results to differ materially from those expressed or implied by the forward-looking statements. These factors include Uno's competitive environment, Uno's ability to open new restaurants on a timely basis and the performance of those restaurants, economic and other market conditions in which Uno operates and matters affecting business generally, all of which are difficult to predict and many of which are beyond Uno's control. Accordingly, there can be no assurance that the projections are indicative of Uno's future performance or that actual results will not differ materially from those in the projections set forth below. See "Cautionary Statement Regarding Forward-Looking Statements." Uno is not entitled to rely on the safe harbor protection of the Private Securities Litigation Reform Act of 1995 with respect to the forward looking statements contained in these projections.

    In light of the uncertainties inherent in projections of any kind, the inclusion of these projections in this proxy statement should not be regarded as a representation by Uno, the board of directors of Uno, the special committee, or any of their advisors, agents or representatives that these projections will prove to be correct.

                           UNO RESTAURANT CORPORATION
           GOING CONCERN PROJECTIONS PREPARED AS OF NOVEMBER 22, 2000
                                INCOME STATEMENT

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  53 WKS
                                                                                 --------
                                                 ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST
                                                  1996       1997       1998       1999       2000       2001
                                                --------   --------   --------   --------   --------   --------
REVENUES
  Restaurant sales.................              159,581    164,389    177,343    198,560    213,715    246,854
  Consumer product sales...........                8,351      9,115      9,384     10,568     11,772     13,796
  Franchise income.................                4,209      4,516      4,549      5,105      5,683      6,377
                                                --------   --------   --------   --------   --------   --------
                                                 172,141    178,020    191,276    214,233    231,170    267,027
COSTS AND EXPENSES
  Cost of food and beverages.......               44,064     43,994     48,567     54,683     57,679     67,077
  Labor and benefits...............               51,868     54,183     58,139     64,700     70,922     84,275
  Occupancy costs..................               26,339     27,045     27,988     29,199     30,974     36,391
  Other operating costs............               14,323     15,244     17,148     17,739     19,468     23,198
  General and administrative.......               12,155     13,384     13,661     16,629     19,521     20,862
  Depreciation and amortization....               12,964     12,469     12,183     12,702     13,098     14,161
  Pre-opening costs................                1,567        823        938        594      2,137      1,440
  Special charges..................                3,937      4,000          0          0      8,588          0
                                                --------   --------   --------   --------   --------   --------
                                                 167,217    171,142    178,624    196,246    222,387    247,404
OPERATING INCOME...................                4,924      6,878     12,652     17,987      8,783     19,623
INTEREST AND OTHER EXPENSE.........                2,481      2,827      3,661      3,139      3,019      2,938

INCOME BEFORE INCOME TAXES.........                2,443      4,051      8,991     14,848      5,764     16,684
  Provision for income taxes.......                  757      1,378      2,968      5,048      1,729      5,748
                                                --------   --------   --------   --------   --------   --------
INCOME BEFORE CUMULATIVE EFFECT....                1,686      2,673      6,023      9,800      4,035     10,937
  Cumulative effect................                                        636
                                                                      --------
NET INCOME.........................                1,686      2,673      5,387      9,800      4,035     10,937
                                                ========   ========   ========   ========   ========   ========
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................               14,032     13,209     12,025     11,610     11,844     11,516
Earnings Per Share.................             $   0.12   $   0.20   $   0.45   $   0.84   $   0.34   $   0.95
                                                ========   ========   ========   ========   ========   ========


                                                    PROJECTIONS
                                     -----------------------------------------
                                       2002       2003       2004       2005
                                     --------   --------   --------   --------
REVENUES
  Restaurant sales.................   268,356    287,302    306,598    327,523
  Consumer product sales...........    15,176     16,693     18,363     20,199
  Franchise income.................     7,614      9,461     11,164     13,399
                                     --------   --------   --------   --------
                                      291,146    313,457    336,125    361,121
COSTS AND EXPENSES
  Cost of food and beverages.......    73,048     78,346     83,841     89,746
  Labor and benefits...............    91,389     98,307    105,425    113,171
  Occupancy costs..................    40,062     42,766     45,596     48,695
  Other operating costs............    25,236     27,083     29,253     31,475
  General and administrative.......    21,500     22,616     24,089     25,901
  Depreciation and amortization....    15,443     16,617     17,818     19,124
  Pre-opening costs................       900        900        900      1,050
  Special charges..................         0          0          0          0
                                     --------   --------   --------   --------
                                      267,579    286,634    306,923    329,161
OPERATING INCOME...................    23,566     26,823     29,202     31,961
INTEREST AND OTHER EXPENSE.........     1,640        642       (569)    (1,599)
INCOME BEFORE INCOME TAXES.........    21,926     26,181     29,771     33,560
  Provision for income taxes.......     7,554      9,019     10,256     11,561
                                     --------   --------   --------   --------
INCOME BEFORE CUMULATIVE EFFECT....    14,373     17,162     19,515     21,999
  Cumulative effect................

NET INCOME.........................    14,373     17,162     19,515     21,999
                                     ========   ========   ========   ========
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................    11,516     11,516     11,516     11,516
Earnings Per Share.................  $   1.25   $   1.49   $   1.69   $   1.91
                                     ========   ========   ========   ========

ASSUMPTIONS APPLICABLE TO INCOME STATEMENT, BALANCE SHEET AND STATEMENT OF CASH
FLOWS:

- the completion of a $26.0 million sale and leaseback transaction, the proceeds of which are used to repay term loans and fund, in conjunction with internally generated cash flow, a company growth rate of six to nine new restaurants per year;

- a franchise growth rate of 12 to 20 new restaurants per year, based on existing development agreements and letters of intent with current and potential franchisees;

- a growth rate in consumer product sales of ten percent per year, based on an analysis of the historical growth over the past ten years; and

-  no new indebtedness.

                           UNO RESTAURANT CORPORATION
           GOING CONCERN PROJECTIONS PREPARED AS OF NOVEMBER 22, 2000
                                 BALANCE SHEET

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                            53 WKS
                                                                           --------                                PROJECTIONS
                                        ACTUAL      ACTUAL      ACTUAL      ACTUAL      ACTUAL     FORECAST    --------------------
                                         1996        1997        1998        1999        2000        2001        2002        2003
                                       --------    --------    --------    --------    --------    --------    --------    --------
Cash                                     1,828       1,486       2,030         752         788          724         844       3,963
Accounts receivable, net...........      2,032       2,823       1,784       2,398       3,530        3,245       3,291       3,661
Inventories........................      2,333       2,326       2,296       2,436       2,497        2,935       3,135       3,357
Prepaid expenses...................      1,857       1,758         815       1,757       1,999        2,461       3,130       3,422
                                       -------     -------     -------     -------     -------     --------    --------    --------
Total current assets...............      8,050       8,393       6,925       7,343       8,814        9,365      10,400      14,404
Property, equipment and leaseholds,
  net..............................    120,510     125,357     125,323     128,746     141,992      125,159     129,426     131,154
Deferred income taxes..............      3,613       6,599       7,450      10,020      14,132       16,117      16,923      17,769
Liquor licenses and other assets...      2,892       3,383       3,497       3,503       3,538        4,571       4,615       4,636
                                       -------     -------     -------     -------     -------     --------    --------    --------
                                       135,065     143,732     143,195     149,612     168,476      155,213     161,364     167,964
                                       =======     =======     =======     =======     =======     ========    ========    ========
Accounts payable...................      6,009       6,966       6,589       7,798       9,851       10,312      10,659      11,089
Accrued expenses...................      5,033       7,563       7,949       8,668       8,459        7,740       8,430       9,028
Accrued compensation and taxes.....      2,187       2,641       2,666       3,369       2,889        3,039       3,480       3,727
Income taxes payable...............      1,581       2,076         995       2,914         558        1,680       2,799       3,608
Current portion of long-term
  debt.............................        178       3,132       4,081       4,075       3,953          263         287         313
                                       -------     -------     -------     -------     -------     --------    --------    --------
Total current liabilities..........     14,988      22,378      22,280      26,824      25,710       23,034      25,655      27,764
Long-term debt, net of current
  portion..........................     37,085      42,516      38,676      31,612      50,900       27,883      16,470       3,287
Capital lease obligations, net of
  current..........................      1,056         867         666         489         453          449         446         442
Other liabilities..................      4,800       7,091       7,904       9,708       9,699       11,196      11,769      12,286

Shareholders equity:
Common Stock.......................        137         138         138         154         158          157         157         157
Additional paid-in capital.........     53,509      53,803      53,944      55,648      58,755       58,755      58,755      58,755
Retained earnings..................     34,143      36,816      42,203      52,003      56,038       66,975      81,347      98,509
Treasury Stock.....................    (10,653)    (19,877)    (22,616)    (26,826)    (33,237)     (33,237)    (33,237)    (33,237)
                                       -------     -------     -------     -------     -------     --------    --------    --------
Total shareholders' equity.........     77,136      70,880      73,669      80,979      81,714       92,651     107,023     124,185
                                       -------     -------     -------     -------     -------     --------    --------    --------
                                       135,065     143,732     143,195     149,612     168,476      155,213     161,364     167,964
                                       =======     =======     =======     =======     =======     ========    ========    ========


                                         PROJECTIONS
                                     --------------------
                                       2004        2005
                                     --------    --------
Cash                                   22,728      42,770
Accounts receivable, net...........     4,022       4,465
Inventories........................     3,582       3,827
Prepaid expenses...................     3,735       4,078
                                     --------    --------
Total current assets...............    34,067      55,139
Property, equipment and leaseholds,
  net..............................   131,919     133,821
Deferred income taxes..............    18,657      19,590
Liquor licenses and other assets...     4,657       4,681
                                     --------    --------
                                      189,301     213,232
                                     ========    ========
Accounts payable...................    11,294      11,492
Accrued expenses...................     9,666      10,366
Accrued compensation and taxes.....     3,990       4,279
Income taxes payable...............     4,102       4,625
Current portion of long-term
  debt.............................       341         373
                                     --------    --------
Total current liabilities..........    29,395      31,135
Long-term debt, net of current
  portion..........................     2,950       2,582
Capital lease obligations, net of
  current..........................       437         432
Other liabilities..................    12,818      13,385
Shareholders equity:
Common Stock.......................       157         157
Additional paid-in capital.........    58,755      58,755
Retained earnings..................   118,024     140,023
Treasury Stock.....................   (33,237)    (33,237)
                                     --------    --------
Total shareholders' equity.........   143,700     165,699
                                     --------    --------
                                      189,301     213,232
                                     ========    ========

                           UNO RESTAURANT CORPORATION
           GOING CONCERN PROJECTIONS PREPARED AS OF NOVEMBER 22, 2000
                            STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                            53 WKS
                                                                           --------                                PROJECTIONS
                                        ACTUAL      ACTUAL      ACTUAL      ACTUAL      ACTUAL     FORECAST    --------------------
                                         1996        1997        1998        1999        2000        2001        2002        2003
                                       --------    --------    --------    --------    --------    --------    --------    --------
OPERATIONS:
NET INCOME.........................      1,686       2,673       5,387       9,800       4,035      10,937      14,373      17,162
DEPRECIATION AND AMORTIZATION......     13,064      12,573      12,292      12,823      13,233      14,161      15,443      16,617
DEFERRED TAXES.....................     (2,462)     (2,986)       (851)     (2,570)     (4,112)     (1,985)       (806)       (846)
DEFERRED RENT/OTHER................      4,625       4,612         849         559       9,545        (525)        431         386
WORKING CAPITAL....................      1,617       3,216         764       4,414      (2,304)      1,386       1,782       1,306
                                       -------     -------     -------     -------     -------     -------     -------     -------
      OPERATIONS...................     18,530      20,088      18,441      25,026      20,397      23,974      31,223      34,625

INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................    (22,746)    (19,697)    (12,141)    (16,192)    (35,954)    (23,043)    (19,468)    (18,108)
INVESTMENT IN JOINT VENTURE........          0           0           0           0           0           0           0           0
OTHER (capitalized interest).......          0           0           0           0           0        (285)       (242)       (238)
                                       -------     -------     -------     -------     -------     -------     -------     -------
      INVESTING....................    (22,746)    (19,697)    (12,141)    (16,192)    (35,954)    (23,328)    (19,710)    (18,346)

FINANCING:
EQUITY.............................         76         295         127       1,556       2,523          (0)          0          (0)
TERM/SECURED NOTES.................     (3,404)          0      25,640      (3,680)     (3,680)    (18,280)          0           0
MET LIFE MORTGAGE NOTES............          0       4,979        (183)       (200)       (218)       (238)       (260)       (283)
NEW SENIOR DEBT....................          0           0           0           0           0           0           0           0
NOTE PAYABLE--BANK, NET............     15,513       3,217     (28,360)     (3,165)     23,205      (8,158)    (11,129)    (12,874)
CAPITAL LEASE OBLIGATIONS..........          0           0        (189)       (202)       (177)        (36)         (3)         (4)
SALE/LEASEBACK FUNDING.............          0           0           0           0           0      26,000           0           0
TREASURY STOCK.....................     (7,753)     (9,224)     (2,791)     (4,421)     (6,060)          0           0           0
                                       -------     -------     -------     -------     -------     -------     -------     -------
      FINANCING....................      4,739        (733)     (5,756)    (10,112)     15,593        (711)    (11,392)    (13,161)

CASH CHANGE........................        523        (342)        544      (1,278)         36         (65)        121       3,119
BEGINNING CASH.....................      1,305       1,828       1,486       2,030         752         788         724         845
                                       -------     -------     -------     -------     -------     -------     -------     -------
ENDING CASH........................      1,828       1,486       2,030         752         788         724         845       3,963
                                       =======     =======     =======     =======     =======     =======     =======     =======


                                         PROJECTIONS
                                     --------------------
                                       2004        2005
                                     --------    --------
OPERATIONS:
NET INCOME.........................   19,515      21,999
DEPRECIATION AND AMORTIZATION......   17,818      19,124
DEFERRED TAXES.....................     (888)       (933)
DEFERRED RENT/OTHER................      393         409
WORKING CAPITAL....................      823         810
                                     -------     -------
      OPERATIONS...................   37,661      41,409
INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................  (18,342)    (20,753)
INVESTMENT IN JOINT VENTURE........        0           0
OTHER (capitalized interest).......     (241)       (272)
                                     -------     -------
      INVESTING....................  (18,582)    (21,026)
FINANCING:
EQUITY.............................       (0)          0
TERM/SECURED NOTES.................        0           0
MET LIFE MORTGAGE NOTES............     (309)       (337)
NEW SENIOR DEBT....................        0           0
NOTE PAYABLE--BANK, NET............       (0)          0
CAPITAL LEASE OBLIGATIONS..........       (4)         (4)
SALE/LEASEBACK FUNDING.............        0           0
TREASURY STOCK.....................        0           0
                                     -------     -------
      FINANCING....................     (314)       (342)
CASH CHANGE........................   18,765      20,042
BEGINNING CASH.....................    3,963      22,728
                                     -------     -------
ENDING CASH........................   22,728      42,770
                                     =======     =======

                           UNO RESTAURANT CORPORATION
           GOING CONCERN PROJECTIONS PREPARED AS OF JANUARY 31, 2001
                                INCOME STATEMENT

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 ACTUAL
                                                  1996
                                                --------
REVENUES
  Restaurant sales.................             159,581
  Consumer product sales...........               8,351
  Franchise income.................               4,209
                                                -------
                                                172,141
COSTS AND EXPENSES
  Cost of food and beverages.......              44,064
  Labor and benefits...............              51,868
  Occupancy costs..................              26,339
  Other operating costs............              14,323
  General and administrative.......              12,155
  Depreciation and amortization....              12,964
  Pre-opening costs................               1,567
  Special charges..................               3,937
                                                -------
                                                167,217
OPERATING INCOME...................               4,924
INTEREST AND OTHER EXPENSE.........               2,481

INCOME BEFORE INCOME TAXES.........               2,443
  Provision for income taxes.......                 757
                                                -------
INCOME BEFORE CUMULATIVE EFFECT....               1,686
  Cumulative effect................
NET INCOME.........................               1,686
                                                =======
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................              14,032
Earnings Per Share.................             $  0.12
                                                =======

                                                           53 WKS
                                                           ------
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST
                                       1997       1998       1999       2000       2001
                                     --------   --------   --------   --------   --------
REVENUES
  Restaurant sales.................  164,389    177,343    198,560    213,715    241,099
  Consumer product sales...........    9,115      9,384     10,568     11,772     13,051
  Franchise income.................    4,516      4,549      5,105      5,683      5,954
                                     -------    -------    -------    -------    -------
                                     178,020    191,276    214,233    231,170    260,104
COSTS AND EXPENSES
  Cost of food and beverages.......   43,994     48,567     54,683     57,679     65,375
  Labor and benefits...............   54,183     58,139     64,700     70,922     82,688
  Occupancy costs..................   27,045     27,988     29,199     30,974     36,424
  Other operating costs............   15,244     17,148     17,739     19,468     22,984
  General and administrative.......   13,384     13,661     16,629     19,521     20,645
  Depreciation and amortization....   12,469     12,183     12,702     13,098     13,645
  Pre-opening costs................      823        938        594      2,137      1,122
  Special charges..................    4,000          0          0      8,588          0
                                     -------    -------    -------    -------    -------
                                     171,142    178,624    196,246    222,387    242,884
OPERATING INCOME...................    6,878     12,652     17,987      8,783     17,220
INTEREST AND OTHER EXPENSE.........    2,827      3,661      3,139      3,019      2,708
INCOME BEFORE INCOME TAXES.........    4,051      8,991     14,848      5,764     14,512
  Provision for income taxes.......    1,378      2,968      5,048      1,729      4,934
                                     -------    -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT....    2,673      6,023      9,800      4,035      9,578
  Cumulative effect................                 636
                                                -------
NET INCOME.........................    2,673      5,387      9,800      4,035      9,578
                                     =======    =======    =======    =======    =======
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................   13,209     12,025     11,610     11,844     11,285
Earnings Per Share.................  $  0.20    $  0.45    $  0.84    $  0.34    $  0.85
                                     =======    =======    =======    =======    =======


                                                    PROJECTIONS
                                     -----------------------------------------
                                       2002       2003       2004       2005
                                     --------   --------   --------   --------
REVENUES
  Restaurant sales.................  262,633    281,464    300,642    321,452
  Consumer product sales...........   14,356     15,792     17,371     19,108
  Franchise income.................    7,210      8,897     10,187     11,751
                                     -------    -------    -------    -------
                                     284,199    306,153    328,200    352,311
COSTS AND EXPENSES
  Cost of food and beverages.......   71,334     76,576     82,011     87,856
  Labor and benefits...............   89,844     96,737    103,829    111,551
  Occupancy costs..................   41,382     44,227     47,200     50,453
  Other operating costs............   25,042     26,896     29,068     31,294
  General and administrative.......   21,500     22,598     24,031     25,779
  Depreciation and amortization....   14,790     15,951     17,139     18,431
  Pre-opening costs................      900        900        900      1,050
  Special charges..................        0          0          0          0
                                     -------    -------    -------    -------
                                     264,791    283,885    304,178    326,414
OPERATING INCOME...................   19,408     22,268     24,022     25,897
INTEREST AND OTHER EXPENSE.........      718        272       (750)    (1,576)
INCOME BEFORE INCOME TAXES.........   18,690     21,996     24,772     27,474
  Provision for income taxes.......    6,355      7,479      8,422      9,341
                                     -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT....   12,335     14,518     16,350     18,133
  Cumulative effect................

NET INCOME.........................   12,335     14,518     16,350     18,133
                                     =======    =======    =======    =======
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................   11,285     11,285     11,285     11,285
Earnings Per Share.................  $  1.09    $  1.29    $  1.45    $  1.61
                                     =======    =======    =======    =======

ASSUMPTIONS APPLICABLE TO INCOME STATEMENT, BALANCE SHEET AND STATEMENT OF CASH
FLOWS:

-  a company growth rate of six to eight new restaurants per year;

- a franchise growth rate of ten to 14 new restaurants per year, based on existing development agreements and letters of intent with current and potential franchisees;

- a growth rate in consumer product sales of ten percent per year based on an analysis of the historical growth over the past ten years;

- the completion of $35.0 million in sale and leaseback transactions, the proceeds of which are used to repay term loans; and

-  no new indebtedness.

                           UNO RESTAURANT CORPORATION
           GOING CONCERN PROJECTIONS PREPARED AS OF JANUARY 31, 2001
                                 BALANCE SHEET

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       53 WKS
                                                                      --------                             PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
Cash...............................    1,828      1,486      2,030        752        788         724        824      9,463
Accounts receivable, net...........    2,032      2,823      1,784      2,398      3,530       3,045      3,166      3,522
Inventories........................    2,333      2,326      2,296      2,436      2,497       2,935      3,068      3,288
Prepaid expenses...................    1,857      1,758        815      1,757      1,999       2,111      3,095      3,388
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total current assets...............    8,050      8,393      6,925      7,343      8,814       8,815     10,153     19,661
Property, equipment and leaseholds,
  net..............................  120,510    125,357    125,323    128,746    141,992     114,471    119,334    121,677
Deferred income taxes..............    3,613      6,599      7,450     10,020     14,132      14,565     15,293     16,058
Liquor licenses and other assets...    2,892      3,383      3,497      3,503      3,538       4,571      4,616      4,638
                                     135,065    143,732    143,195    149,612    168,476     142,423    149,396    162,035
                                     =======    =======    =======    =======    =======    ========   ========   ========
Accounts payable...................    6,009      6,966      6,589      7,798      9,851      10,312     10,567     11,003
Accrued expenses...................    5,033      7,563      7,949      8,668      8,459       8,140      8,359      8,958
Accrued compensation and taxes.....    2,187      2,641      2,666      3,369      2,889       3,039      3,451      3,698
Income taxes payable...............    1,581      2,076        995      2,914        558       1,680      2,260      2,991
Current portion of long-term
  debt.............................      178      3,132      4,081      4,075      3,953         263        287        313
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total current liabilities..........   14,988     22,378     22,280     26,824     25,710      23,433     24,923     26,964

Long-term debt, net of current
  portion..........................   37,085     42,516     38,676     31,612     50,900      15,211      7,755      3,287
Capital lease obligations, net of
  current..........................    1,056        867        666        489        453         449        446        442
Other liabilities..................    4,800      7,091      7,904      9,708      9,699      11,846     12,455     13,008

Shareholders' equity:
Common Stock.......................      137        138        138        154        158         157        157        157
Additional paid-in capital.........   53,509     53,803     53,944     55,648     58,755      58,945     58,945     58,945
Retained earnings..................   34,143     36,816     42,203     52,003     56,038      65,616     77,952     92,469
Treasury Stock.....................  (10,653)   (19,877)   (22,616)   (26,826)   (33,237)    (33,237)   (33,237)   (33,237)
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total shareholders' equity.........   77,136     70,880     73,669     80,979     81,714      91,482    103,818    118,335
                                     -------    -------    -------    -------    -------    --------   --------   --------
                                     135,065    143,732    143,195    149,612    168,476     142,423    149,396    162,035
                                     =======    =======    =======    =======    =======    ========   ========   ========


                                         PROJECTIONS
                                     -------------------
                                       2004       2005
                                     --------   --------
Cash...............................    24,507     40,108
Accounts receivable, net...........     3,821      4,176
Inventories........................     3,512      3,756
Prepaid expenses...................     3,701      4,044
                                     --------   --------
Total current assets...............    35,542     52,085
Property, equipment and leaseholds,
  net..............................   123,070    125,614
Deferred income taxes..............    16,861     17,704
Liquor licenses and other assets...     4,659      4,683
                                      180,132    200,086
                                     ========   ========
Accounts payable...................    11,214     11,416
Accrued expenses...................     9,597     10,297
Accrued compensation and taxes.....     3,962      4,251
Income taxes payable...............     3,369      3,736
Current portion of long-term
  debt.............................       341        373
                                     --------   --------
Total current liabilities..........    28,482     30,074
Long-term debt, net of current
  portion..........................     2,950      2,582
Capital lease obligations, net of
  current..........................       437        432
Other liabilities..................    13,577     14,182
Shareholders' equity:
Common Stock.......................       157        157
Additional paid-in capital.........    58,945     58,945
Retained earnings..................   108,819    126,951
Treasury Stock.....................   (33,237)   (33,237)
                                     --------   --------
Total shareholders' equity.........   134,685    152,817
                                     --------   --------
                                      180,132    200,086
                                     ========   ========

                           UNO RESTAURANT CORPORATION
           GOING CONCERN PROJECTIONS PREPARED AS OF JANUARY 31, 2001
                            STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                      53 WKS
                                                                      ------                               PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
OPERATIONS:
NET INCOME.........................    1,686      2,673      5,387      9,800      4,035      9,578     12,335     14,518
DEPRECIATION AND AMORTIZATION......   13,064     12,573     12,292     12,823     13,233     13,645     14,790     15,951
DEFERRED TAXES.....................   (2,462)    (2,986)      (851)    (2,570)    (4,112)      (197)      (566)      (603)
DEFERRED RENT/OTHER................    4,625      4,612        849        559      9,545       (110)       303        259
WORKING CAPITAL....................    1,617      3,216        764      4,414     (2,304)     2,336        327      1,254
                                     -------    -------    -------    -------    -------    -------    -------    -------
  OPERATIONS.......................   18,530     20,088     18,441     25,026     20,397     25,252     27,189     31,380

INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................  (22,746)   (19,697)   (12,141)   (16,192)   (35,954)   (20,864)   (19,418)   (18,058)
INVESTMENT IN JOINT VENTURE........        0          0          0          0          0          0          0          0
OTHER (capitalized interest).......        0          0          0          0          0       (260)      (235)      (237)
                                     -------    -------    -------    -------    -------    -------    -------    -------
  INVESTING........................  (22,746)   (19,697)   (12,141)   (16,192)   (35,954)   (21,124)   (19,652)   (18,295)

FINANCING:
EQUITY.............................       76        295        127      1,556      2,523        190          0         (0)
TERM/SECURED NOTES.................   (3,404)         0     25,640     (3,680)    (3,680)   (18,280)         0          0
MET LIFE MORTGAGE NOTES............        0      4,979       (183)      (200)      (218)      (238)      (260)      (283)
NEW SENIOR DEBT....................        0          0          0          0          0          0          0          0
NOTE PAYABLE--BANK, NET............   15,513      3,217    (28,360)    (3,165)    23,205    (20,829)    (7,172)    (4,159)
CAPITAL LEASE OBLIGATIONS..........                   0       (189)      (202)      (177)       (36)        (3)        (4)
SALE/LEASEBACK FUNDING.............        0          0          0          0          0     35,000          0          0
TREASURY STOCK.....................   (7,753)    (9,224)    (2,791)    (4,421)    (6,060)         0          0          0
                                     -------    -------    -------    -------    -------    -------    -------    -------
  FINANCING........................    4,739       (733)    (5,756)   (10,112)    15,593     (4,193)    (7,436)    (4,446)

CASH CHANGE........................      523       (342)       544     (1,278)        36        (65)       101      8,639
BEGINNING CASH.....................    1,305      1,828      1,486      2,030        752        788        724        824
                                     -------    -------    -------    -------    -------    -------    -------    -------
ENDING CASH........................    1,828      1,486      2,030        752        788        724        824      9,463
                                     =======    =======    =======    =======    =======    =======    =======    =======


                                         PROJECTIONS
                                     -------------------
                                       2004       2005
                                     --------   --------
OPERATIONS:
NET INCOME.........................   16,350     18,133
DEPRECIATION AND AMORTIZATION......   17,139     18,431
DEFERRED TAXES.....................     (641)      (681)
DEFERRED RENT/OTHER................      268        287
WORKING CAPITAL....................      773        749
                                     -------    -------
  OPERATIONS.......................   33,889     36,918
INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................  (18,292)   (20,703)
INVESTMENT IN JOINT VENTURE........        0          0
OTHER (capitalized interest).......     (240)      (272)
                                     -------    -------
  INVESTING........................  (18,532)   (20,975)
FINANCING:
EQUITY.............................        0         (0)
TERM/SECURED NOTES.................        0          0
MET LIFE MORTGAGE NOTES............     (309)      (337)
NEW SENIOR DEBT....................        0          0
NOTE PAYABLE--BANK, NET............       (0)        (0)
CAPITAL LEASE OBLIGATIONS..........       (4)        (4)
SALE/LEASEBACK FUNDING.............        0          0
TREASURY STOCK.....................        0          0
                                     -------    -------
  FINANCING........................     (313)      (342)
CASH CHANGE........................   15,044     15,601
BEGINNING CASH.....................    9,463     24,508
                                     -------    -------
ENDING CASH........................   24,508     40,109
                                     =======    =======

                           UNO RESTAURANT CORPORATION
              MERGER PROJECTIONS PREPARED AS OF NOVEMBER 21, 2000
                                INCOME STATEMENT
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            53 WKS
                                                           --------                                        PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
REVENUES
  Restaurant Sales.................  159,581    164,389    177,343    198,560    213,715    246,854    266,117    280,486
  Consumer product sales...........    8,351      9,115      9,384     10,568     11,772     13,796     15,176     16,693
  Franchise income.................    4,209      4,516      4,549      5,105      5,683      6,377      7,614      9,461
                                     -------    -------    -------    -------    -------    -------    -------    -------
                                     172,141    178,020    191,276    214,233    231,170    267,027    288,907    306,641
COSTS AND EXPENSES
  Cost of food and beverages.......   44,064     43,994     48,567     54,683     57,679     67,077     72,479     76,612
  Labor and benefits...............   51,868     54,183     58,139     64,700     70,922     84,275     90,660     96,076
  Occupancy costs..................   26,339     27,045     27,988     29,199     30,974     37,651     41,516     43,643
  Other operating costs............   14,323     15,244     17,148     17,739     19,468     23,198     25,049     26,512
  General and administrative.......   12,155     13,384     13,661     16,629     19,521     20,862     21,500     22,698
  Depreciation and amortization....   12,964     12,469     12,183     12,702     13,098     13,696     14,850     15,761
  Pre-opening costs................    1,567        823        938        594      2,137      1,440        600        600
  Special charges..................    3,937      4,000          0          0      8,588          0          0          0
                                     -------    -------    -------    -------    -------    -------    -------    -------
                                     167,217    171,142    178,624    196,246    222,387    248,199    266,654    281,903
OPERATING INCOME...................    4,924      6,878     12,652     17,987      8,783     18,828     22,253     24,738
INTEREST AND OTHER EXPENSE.........    2,481      2,827      3,661      3,139      3,019      9,029      5,926      4,780
INCOME BEFORE INCOME TAXES.........    2,443      4,051      8,991     14,848      5,764      9,799     16,327     19,958
Provision for income taxes.........      757      1,378      2,968      5,048      1,729      3,375      5,625      6,876
                                     -------    -------    -------    -------    -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT....    1,686      2,673      6,023      9,800      4,035      6,423     10,702     13,083
Cumulative effect..................                            636
                                                           -------
NET INCOME.........................    1,686      2,673      5,387      9,800      4,035      6,423     10,702     13,083
                                     -------    -------    -------    -------    -------    -------    -------    -------
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................   14,032     13,209     12,025     11,610     11,844      7,159      7,159      7,159
Earnings Per Share.................  $  0.12    $  0.20    $  0.45    $  0.84    $  0.34    $  0.90    $  1.49    $  1.83
                                     -------    -------    -------    -------    -------    -------    -------    -------


                                              PROJECTIONS
                                     ------------------------------
                                       2004       2005       2006
                                     --------   --------   --------
REVENUES
  Restaurant Sales.................  295,121    311,265    332,226
  Consumer product sales...........   18,363     20,199     22,219
  Franchise income.................   11,164     13,399     15,667
                                     -------    -------    -------
                                     324,648    344,863    370,112
COSTS AND EXPENSES
  Cost of food and beverages.......   80,919     85,607     91,678
  Labor and benefits...............  101,655    107,810    115,606
  Occupancy costs..................   45,888     48,394     51,709
  Other operating costs............   28,283     30,093     32,322
  General and administrative.......   23,778     25,228     27,273
  Depreciation and amortization....   16,696     17,727     19,045
  Pre-opening costs................      600        750      1,200
  Special charges..................        0          0          0
                                     -------    -------    -------
                                     297,819    315,609    338,832
OPERATING INCOME...................   26,829     29,254     31,279
INTEREST AND OTHER EXPENSE.........    3,149      1,516       (145)
INCOME BEFORE INCOME TAXES.........   23,680     27,738     31,424
Provision for income taxes.........    8,158      9,556     10,825
                                     -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT....   15,522     18,182     20,599
Cumulative effect..................

NET INCOME.........................   15,522     18,182     20,599
                                     -------    -------    -------
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................    7,159      7,159      7,159
Earnings Per Share.................  $  2.17    $  2.54    $  2.88
                                     -------    -------    -------

ASSUMPTIONS APPLICABLE TO INCOME STATEMENT, BALANCE SHEET AND STATEMENT OF CASH
FLOWS:

-  a company growth rate of six to nine new restaurants per year;

- a franchise growth rate of 12 to 20 new restaurants per year, based on existing development agreements and letters of intent with current and potential franchisees;

- a growth rate in consumer product sales of ten percent per year based on an analysis of the historical growth over the past ten years;

- the incurrence of indebtedness of $60.0 million in term loans and a $20.0 million revolving line of credit, replacing Uno's current credit facility and the completion of a $47.9 million equity buyback transaction; and

-  the completion of $41.0 million in sale and leaseback transactions.

                           UNO RESTAURANT CORPORATION
              MERGER PROJECTIONS PREPARED AS OF NOVEMBER 21, 2000
                                 BALANCE SHEET

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       53 WKS
                                                                      --------                             PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
Cash...............................    1,828      1,486      2,030        752        788        724         838      5,179
Accounts receivable, net...........    2,032      2,823      1,784      2,398      3,530      2,795       3,291      3,661
Inventories........................    2,333      2,326      2,296      2,436      2,497      2,935       3,109      3,277
Prepaid expenses...................    1,857      1,758        815      1,757      1,999      2,111       3,124      3,359
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total current assets...............    8,050      8,393      6,925      7,343      8,814      8,565      10,362     15,477

Property, equipment and leaseholds,
  net..............................  120,510    125,357    125,323    128,746    141,992    110,657     108,402    105,132
Deferred income taxes..............    3,613      6,599      7,450     10,020     14,132     16,117      16,923     17,769
Liquor licenses and other assets...    2,892      3,383      3,497      3,503      3,538      4,571       4,598      4,611
                                     -------    -------    -------    -------    -------    --------   --------   --------
                                     135,065    143,732    143,195    149,612    168,476    139,911     140,284    142,990
                                     =======    =======    =======    =======    =======    ========   ========   ========
Accounts payable...................    6,009      6,966      6,589      7,798      9,851     10,312      10,844     10,930
Accrued expenses...................    5,033      7,563      7,949      8,668      8,459      9,240       8,419      8,898
Accrued compensation and taxes.....    2,187      2,641      2,666      3,369      2,889      3,339       3,475      3,673
Income taxes payable...............    1,581      2,076        995      2,914        558      2,180       2,531      2,750
Current portion of long-term
  debt.............................      178      3,132      4,081      4,075      3,953      9,863      11,137     12,163
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total current liabilities..........   14,988     22,378     22,280     26,824     25,710     34,934      36,407     38,415

Long-term debt, net of current
  portion..........................   37,085     42,516     38,676     31,612     50,900     54,095      41,781     28,912
Capital lease obligations, net of
  current..........................    1,056        867        666        489        453        449         446        442
Other liabilities..................    4,800      7,091      7,904      9,708      9,699     11,196      11,711     12,200

Shareholders' equity:
Common Stock.......................      137        138        138        154        158        157         157        157
Additional paid-in capital.........   53,509     53,803     53,944     55,648     58,755     58,755      58,755     58,755
Retained earnings..................   34,143     36,816     42,203     52,003     56,038     62,461      73,163     86,246
Treasury Stock.....................  (10,653)   (19,877)   (22,616)   (26,826)   (33,237)   (82,137)    (82,137)   (82,137)
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total shareholders' equity.........   77,136     70,880     73,669     80,979     81,714     39,237      49,939     63,022
                                     -------    -------    -------    -------    -------    --------   --------   --------
                                     135,065    143,732    143,195    149,612    168,476    139,911     140,284    142,990
                                     =======    =======    =======    =======    =======    ========   ========   ========


                                              PROJECTIONS
                                     ------------------------------
                                       2004       2005       2006
                                     --------   --------   --------
Cash...............................    11,877     18,030     30,192
Accounts receivable, net...........     4,022      4,465      4,929
Inventories........................     3,448      3,637      3,881
Prepaid expenses...................     3,604      3,879      4,238
                                     --------   --------   --------
Total current assets...............    22,952     30,010     43,240
Property, equipment and leaseholds,
  net..............................   101,897    100,830    105,775
Deferred income taxes..............    18,657     19,590     20,570
Liquor licenses and other assets...     4,623      4,640      4,664
                                     --------   --------   --------
                                      148,130    155,070    174,250
                                     ========   ========   ========
Accounts payable...................    10,983     11,042     11,214
Accrued expenses...................     9,399      9,960     10,692
Accrued compensation and taxes.....     3,880      4,111      4,414
Income taxes payable...............     3,263      3,822      4,330
Current portion of long-term
  debt.............................    13,191      3,723      9,832
                                     --------   --------   --------
Total current liabilities..........    40,717     32,658     40,482
Long-term debt, net of current
  portion..........................    15,725     12,007      2,180
Capital lease obligations, net of
  current..........................       437        432        427
Other liabilities..................    12,706     13,248     13,836
Shareholders' equity:
Common Stock.......................       157        157        157
Additional paid-in capital.........    58,755     58,755     58,755
Retained earnings..................   101,769    119,951    140,549
Treasury Stock.....................   (82,137)   (82,137)   (82,137)
                                     --------   --------   --------
Total shareholders' equity.........    78,545     96,727    117,325
                                     --------   --------   --------
                                      148,130    155,070    174,250
                                     ========   ========   ========

                           UNO RESTAURANT CORPORATION
              MERGER PROJECTIONS PREPARED AS OF NOVEMBER 21, 2000
                            STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                       53 WKS
                                                                      --------                             PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
OPERATIONS:
NET INCOME.........................    1,686      2,673      5,387      9,800      4,035      6,423      10,703     13,083
DEPRECIATION AND AMORTIZATION......   13,064     12,573     12,292     12,823     13,233     13,696      14,850     15,761
DEFERRED TAXES.....................   (2,462)    (2,986)      (851)    (2,570)    (4,112)    (1,749)       (644)      (684)
DEFERRED RENT/OTHER................    4,625      4,612        849        559      9,545       (760)        227        205
WORKING CAPITAL....................    1,617      3,216        764      4,414     (2,304)     4,486      (1,384)       316
                                     -------    -------    -------    -------    -------    -------    --------   --------
  OPERATIONS.......................   18,530     20,088     18,441     25,026     20,397     22,095      23,752     28,681
                                     -------    -------    -------    -------    -------    -------    --------   --------
INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................  (22,746)   (11,697)   (12,141)   (16,192)   (35,954)   (23,043)    (12,428)   (12,330)
INVESTMENT IN JOINT VENTURE........        0          0          0          0          0          0           0          0
OTHER (capitalized interest).......        0          0          0          0          0       (318)       (167)      (162)
                                     -------    -------    -------    -------    -------    -------    --------   --------
  INVESTING........................  (22,746)   (11,697)   (12,141)   (16,192)   (35,954)   (23,360)    (12,595)   (12,492)
                                     -------    -------    -------    -------    -------    -------    --------   --------
FINANCING:
EQUITY.............................       76        295        127      1,556      2,523          0          (0)         0
TERM/SECURED NOTES.................   (3,404)         0     25,640     (3,680)    (3,680)   (18,280)          0          0
MET LIFE MORTGAGE NOTES............        0      4,979       (183)      (200)      (218)      (238)       (260)      (283)
NEW SENIOR DEBT....................        0          0          0          0          0     57,925      (9,600)   (10,850)
NOTE PAYABLE--BANK, NET............   15,513      3,217    (28,360)    (3,165)    23,205    (30,271)     (1,180)      (710)
CAPITAL LEASE OBLIGATIONS..........       --                  (189)      (202)      (177)       (36)         (3)        (4)
SALE/LEASEBACK FUNDING.............        0          0          0          0          0     41,000           0          0
TREASURY STOCK.....................   (7,753)    (9,224)    (2,791)    (4,421)    (6,060)   (48,900)          0          0
                                     -------    -------    -------    -------    -------    -------    --------   --------
  FINANCING........................    4,739       (733)    (5,756)   (10,112)    15,593      1,200     (11,043)   (11,847)
                                     -------    -------    -------    -------    -------    -------    --------   --------
CASH CHANGE........................      523       (342)       544     (1,278)        36        (65)        114      4,342
BEGINNING CASH.....................    1,305      1,828      1,486      2,030        752        788         724        838
                                     -------    -------    -------    -------    -------    -------    --------   --------
ENDING CASH........................    1,828      1,486      2,030        752        788        724         838      5,180
                                     =======    =======    =======    =======    =======    =======    ========   ========


                                              PROJECTIONS
                                     ------------------------------
                                       2004       2005       2006
                                     --------   --------   --------
OPERATIONS:
NET INCOME.........................    15,522     18,182    20,598
DEPRECIATION AND AMORTIZATION......    16,696     17,727    19,045
DEFERRED TAXES.....................      (726)      (771)     (818)
DEFERRED RENT/OTHER................       213        231       258
WORKING CAPITAL....................       616        635       792
                                     --------   --------   -------
  OPERATIONS.......................    32,321     36,004    39,876
                                     --------   --------   -------
INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................   (13,286)   (16,444)  (23,680)
INVESTMENT IN JOINT VENTURE........         0          0         0
OTHER (capitalized interest).......      (174)      (216)     (311)
                                     --------   --------   -------
  INVESTING........................   (13,460)   (16,660)  (23,990)
                                     --------   --------   -------
FINANCING:
EQUITY.............................        (0)        (0)       (0)
TERM/SECURED NOTES.................         0          0         0
MET LIFE MORTGAGE NOTES............      (309)      (337)     (368)
NEW SENIOR DEBT....................   (11,850)   (12,850)   (3,350)
NOTE PAYABLE--BANK, NET............         0         (0)       (0)
CAPITAL LEASE OBLIGATIONS..........        (4)        (4)       (5)
SALE/LEASEBACK FUNDING.............         0          0         0
TREASURY STOCK.....................         0          0         0
                                     --------   --------   -------
  FINANCING........................   (12,163)   (13,192)   (3,723)
                                     --------   --------   -------
CASH CHANGE........................     6,697      6,152    12,163
BEGINNING CASH.....................     5,180     11,877    18,030
                                     --------   --------   -------
ENDING CASH........................    11,877     18,030    30,192
                                     ========   ========   =======

                           UNO RESTAURANT CORPORATION
               MERGER PROJECTIONS PREPARED AS OF FEBRUARY 2, 2001
                                INCOME STATEMENT

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            53 WKS                                         PROJECTIONS
                                                           --------                                    -------------------
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
REVENUES
  Restaurant sales.................  159,581    164,389    177,343    198,560    213,715    241,099    263,757    279,118
  Consumer product sales...........    8,351      9,115      9,384     10,568     11,772     13,051     14,356     15,792
  Franchise income.................    4,209      4,516      4,549      5,105      5,683      5,954      7,210      8,897
                                     -------    -------    -------    -------    -------    -------    -------    -------
                                     172,141    178,020    191,276    214,233    231,170    260,104    285,323    303,807

COSTS AND EXPENSES
  Cost of food and beverages.......   44,064     43,994     48,567     54,683     57,679     65,375     71,620     75,979
  Labor and benefits...............   51,868     54,183     58,139     64,700     70,922     82,688     90,212     95,965
  Occupancy costs..................   26,339     27,045     27,988     29,199     30,974     36,424     41,550     43,852
  Other operating costs............   14,323     15,244     17,148     17,739     19,468     22,984     25,138     26,696
  General and administrative.......   12,155     13,384     13,661     16,629     19,521     20,645     21,500     22,424
  Depreciation and amortization....   12,964     12,469     12,183     12,702     13,098     13,645     14,854     15,817
  Pre-opening costs................    1,567        823        938        594      2,137      1,122      1,050        300
  Special charges..................    3,937      4,000          0          0      8,588          0          0          0
                                     -------    -------    -------    -------    -------    -------    -------    -------
                                     167,217    171,142    178,624    196,246    222,387    242,884    265,923    281,034

OPERATING INCOME...................    4,924      6,878     12,652     17,987      8,783     17,220     19,400     22,773
INTEREST AND OTHER EXPENSE.........    2,481      2,827      3,661      3,139      3,019      8,458      6,558      5,726

INCOME BEFORE INCOME TAXES.........    2,443      4,051      8,991     14,848      5,764      8,762     12,842     17,047
Provision for income taxes.........      757      1,378      2,968      5,048      1,729      2,979      4,366      5,796
                                     -------    -------    -------    -------    -------    -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT....    1,686      2,673      6,023      9,800      4,035      5,783      8,476     11,251
Cumulative effect..................                            636
                                                           -------
NET INCOME.........................    1,686      2,673      5,387      9,800      4,035      5,783      8,476     11,251
                                     =======    =======    =======    =======    =======    =======    =======    =======
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................   14,032     13,209     12,025     11,610     11,844      7,159      7,159      7,159
Earnings Per Share.................  $  0.12    $  0.20    $  0.45    $  0.84    $  0.34    $  0.81    $  1.18    $  1.57
                                     =======    =======    =======    =======    =======    =======    =======    =======

                                              PROJECTIONS
                                     ------------------------------

                                       2004       2005       2006
                                     --------   --------   --------
REVENUES
  Restaurant sales.................  291,447    307,506    328,381
  Consumer product sales...........   17,371     19,108     21,019
  Franchise income.................   10,187     11,751     13,254
                                     -------    -------    -------
                                     319,005    338,365    362,654
COSTS AND EXPENSES
  Cost of food and beverages.......   79,671     84,306     90,320
  Labor and benefits...............  100,794    106,930    114,714
  Occupancy costs..................   45,759     48,276     51,607
  Other operating costs............   28,276     30,087     32,325
  General and administrative.......   23,412     24,816     26,637
  Depreciation and amortization....   16,613     17,632     18,935
  Pre-opening costs................      600        750      1,200
  Special charges..................        0          0          0
                                     -------    -------    -------
                                     295,125    312,797    335,738
OPERATING INCOME...................   23,880     25,569     26,916
INTEREST AND OTHER EXPENSE.........    4,103      2,636      1,231
INCOME BEFORE INCOME TAXES.........   19,777     22,932     25,685
Provision for income taxes.........    6,724      7,797      8,733
                                     -------    -------    -------
INCOME BEFORE CUMULATIVE EFFECT....   13,053     15,135     16,952
Cumulative effect..................

NET INCOME.........................   13,053     15,135     16,952
                                     =======    =======    =======
WEIGHTED-AVERAGE SHARES
  OUTSTANDING......................    7,159      7,159      7,159
Earnings Per Share.................  $  1.82    $  2.11    $  2.37
                                     =======    =======    =======

ASSUMPTIONS APPLICABLE TO INCOME STATEMENT, BALANCE SHEET AND STATEMENT OF CASH
FLOWS:

-  a company growth rate of four to six new restaurants per year;

- a franchise growth rate of ten to 14 new restaurants per year based on existing development agreements and letters of intent with current and potential franchisees;

- a growth rate in consumer product sales of ten percent per year based on an analysis of the historical growth over the past ten years; and

- the completion of $35.0 million in sale and leaseback transactions, the incurrence of $75.0 million in new senior indebtedness and the completion of a $47.9 million equity buyback transaction.

                           UNO RESTAURANT CORPORATION
               MERGER PROJECTIONS PREPARED AS OF FEBRUARY 2, 2001
                                 BALANCE SHEET

                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       53 WKS
                                                                      --------                             PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
Cash...............................    1,828      1,486      2,030        752        788         724        827        790
Accounts receivable, net...........    2,032      2,823      1,784      2,398      3,530       3,045      3,166      3,522
Inventories........................    2,333      2,326      2,296      2,436      2,497       2,935      3,082      3,261
Prepaid expenses...................    1,857      1,758        815      1,757      1,999       2,111      3,112      3,344
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total current assets...............    8,050      8,393      6,925      7,343      8,814       8,815     10,187     10,916

Property, equipment and leaseholds,
  net..............................  120,510    125,357    125,323    128,746    141,992     114,472    119,677    115,027
Deferred income taxes..............    3,613      6,599      7,450     10,020     14,132      14,565     15,293     16,058
Liquor licenses and other assets...    2,892      3,383      3,497      3,503      3,538       4,571      4,625      4,634
                                     -------    -------    -------    -------    -------    --------   --------   --------
                                     135,065    143,732    143,195    149,612    168,476     142,424    149,782    146,636
                                     =======    =======    =======    =======    =======    ========   ========   ========

Accounts payable...................    6,009      6,966      6,589      7,798      9,851      10,312     10,613     10,892
Accrued expenses...................    5,033      7,563      7,949      8,668      8,459       8,140      8,394      8,867
Accrued compensation and taxes.....    2,187      2,641      2,666      3,369      2,889       3,039      3,465      3,661
Income taxes payable...............    1,581      2,076        995      2,914        558       1,680      1,365      2,318
Current portion of long-term
  debt.............................      178      3,132      4,081      4,075      3,953       6,812      8,452      9,478
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total current liabilities..........   14,988     22,378     22,280     26,824     25,710      29,983     32,289     35,216

Long-term debt, net of current
  portion..........................   37,085     42,516     38,676     31,612     50,900      60,358     56,299     38,471
Capital lease obligations, net of
  current..........................    1,056        867        666        489        453         449        446        442
Other liabilities..................    4,800      7,091      7,904      9,708      9,699      11,846     12,485     12,994

Shareholders' equity:
Common Stock.......................      137        138        138        154        158         157        157        157
Additional paid-in capital.........   53,509     53,803     53,944     55,648     58,755      58,945     58,945     58,945
Retained earnings..................   34,143     36,816     42,203     52,003     56,038      61,821     70,297     81,548
Treasury Stock.....................  (10,653)   (19,877)   (22,616)   (26,826)   (33,237)    (81,137)   (81,137)   (81,137)
                                     -------    -------    -------    -------    -------    --------   --------   --------
Total shareholders' equity.........   77,136     70,880     73,669     80,979     81,714      39,787     48,263     59,514
                                     -------    -------    -------    -------    -------    --------   --------   --------
                                     135,065    143,732    143,195    149,612    168,476     142,424    149,782    146,636
                                     =======    =======    =======    =======    =======    ========   ========   ========


                                              PROJECTIONS
                                     ------------------------------
                                       2004       2005       2006
                                     --------   --------   --------
Cash...............................       765      6,064     12,016
Accounts receivable, net...........     3,821      4,176      4,539
Inventories........................     3,405      3,593      3,837
Prepaid expenses...................     3,562      3,834      4,190
                                     --------   --------   --------
Total current assets...............    11,553     17,667     24,582
Property, equipment and leaseholds,
  net..............................   113,218    112,727    118,263
Deferred income taxes..............    16,861     17,704     18,589
Liquor licenses and other assets...     4,646      4,663      4,687
                                     --------   --------   --------
                                      146,279    152,762    166,121
                                     ========   ========   ========
Accounts payable...................    10,881     10,941     11,109
Accrued expenses...................     9,312      9,869     10,592
Accrued compensation and taxes.....     3,844      4,074      4,373
Income taxes payable...............     2,690      3,119      3,493
Current portion of long-term
  debt.............................    10,506      5,788     14,548
                                     --------   --------   --------
Total current liabilities..........    37,233     33,790     44,115
Long-term debt, net of current
  portion..........................    22,506     16,723      2,180
Capital lease obligations, net of
  current..........................       437        432        427
Other liabilities..................    13,536     14,116     14,745
Shareholders' equity:
Common Stock.......................       157        157        157
Additional paid-in capital.........    58,945     58,945     58,945
Retained earnings..................    94,601    109,736    126,688
Treasury Stock.....................   (81,137)   (81,137)   (81,137)
                                     --------   --------   --------
Total shareholders' equity.........    72,566     87,702    104,654
                                     --------   --------   --------
                                      146,279    152,762    166,121
                                     ========   ========   ========

                           UNO RESTAURANT CORPORATION
               MERGER PROJECTIONS PREPARED AS OF FEBRUARY 2, 2001
                            STATEMENT OF CASH FLOWS

                             (AMOUNTS IN THOUSANDS)

                                                                       53 WKS
                                                                      --------                             PROJECTIONS
                                      ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL    FORECAST   -------------------
                                       1996       1997       1998       1999       2000       2001       2002       2003
                                     --------   --------   --------   --------   --------   --------   --------   --------
OPERATIONS:
NET INCOME.........................    1,686      2,673      5,387      9,800      4,035      5,783      8,476     11,251
DEPRECIATION AND AMORTIZATION......   13,064     12,573     12,292     12,823     13,233     13,645     14,854     15,817
DEFERRED TAXES.....................   (2,462)    (2,986)      (851)    (2,570)    (4,112)      (197)      (566)      (603)
DEFERRED RENT/OTHER................    4,625      4,612        849        559      9,545       (110)       324        229
WORKING CAPITAL....................    1,617      3,216        764      4,414     (2,304)     2,336       (502)     1,242
                                     -------    -------    -------    -------    -------    -------    -------    -------
    OPERATIONS.....................   18,530     20,088     18,441     25,026     20,397     21,457     22,585     27,936
                                     -------    -------    -------    -------    -------    -------    -------    -------
INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................  (22,746)   (11,697)   (12,141)   (16,192)   (35,954)   (20,864)   (19,767)   (11,009)
INVESTMENT IN JOINT VENTURE........        0          0          0          0          0          0          0          0
OTHER (capitalized interest).......        0          0          0          0          0       (261)      (292)      (158)
                                     -------    -------    -------    -------    -------    -------    -------    -------
    INVESTING......................  (22,746)   (11,697)   (12,141)   (16,192)   (35,954)   (21,125)   (20,059)   (11,168)
                                     -------    -------    -------    -------    -------    -------    -------    -------
FINANCING:
EQUITY.............................       76        295        127      1,556      2,523        190         (0)         0
TERM/SECURED NOTES.................   (3,404)         0     25,640     (3,680)    (3,680)   (18,280)         0          0
MET LIFE MORTGAGE NOTES............        0      4,979       (183)      (200)      (218)      (238)      (260)      (283)
NEW SENIOR DEBT....................        0          0          0          0          0     53,643     (6,492)    (8,265)
NOTE PAYABLE--BANK, NET............   15,513      3,217    (28,360)    (3,165)    23,205    (22,776)     4,333     (8,254)
CAPITAL LEASE OBLIGATIONS..........       (0)        (0)      (189)      (202)      (177)       (36)        (3)        (4)
SALE/LEASEBACK FUNDING.............        0          0          0          0          0     35,000          0          0
TREASURY STOCK.....................   (7,753)    (9,224)    (2,791)    (4,421)    (6,060)   (47,900)         0          0
                                     -------    -------    -------    -------    -------    -------    -------    -------
    FINANCING......................    4,739       (733)    (5,756)   (10,112)    15,593       (397)    (2,422)   (16,806)
                                     -------    -------    -------    -------    -------    -------    -------    -------
CASH CHANGE........................      523       (342)       544     (1,278)        36        (65)       104        (38)
BEGINNING CASH.....................    1,305      1,828      1,486      2,030        752        788        724        828
                                     -------    -------    -------    -------    -------    -------    -------    -------
ENDING CASH........................    1,828      1,486      2,030        752        788        724        828        790
                                     =======    =======    =======    =======    =======    =======    =======    =======


                                              PROJECTIONS
                                     ------------------------------
                                       2004       2005       2006
                                     --------   --------   --------
OPERATIONS:
NET INCOME.........................   13,053     15,135     16,952
DEPRECIATION AND AMORTIZATION......   16,613     17,632     18,935
DEFERRED TAXES.....................     (641)      (681)      (723)
DEFERRED RENT/OTHER................      249        269        298
WORKING CAPITAL....................      446        592        748
                                     -------    -------    -------
    OPERATIONS.....................   29,720     32,947     36,211
                                     -------    -------    -------
INVESTING:
CAPITAL EXPENDITURES (Net of
  dispositions)....................  (14,611)   (16,919)   (24,155)
INVESTMENT IN JOINT VENTURE........        0          0          0
OTHER (capitalized interest).......     (192)      (222)      (317)
                                     -------    -------    -------
    INVESTING......................  (14,803)   (17,141)   (24,472)
                                     -------    -------    -------
FINANCING:
EQUITY.............................       (0)         0          0
TERM/SECURED NOTES.................        0          0          0
MET LIFE MORTGAGE NOTES............     (309)      (337)      (368)
NEW SENIOR DEBT....................   (9,165)   (10,165)    (5,415)
NOTE PAYABLE--BANK, NET............   (5,463)         0          0
CAPITAL LEASE OBLIGATIONS..........       (4)        (4)        (5)
SALE/LEASEBACK FUNDING.............        0          0          0
TREASURY STOCK.....................        0          0          0
                                     -------    -------    -------
    FINANCING......................  (14,942)   (10,507)    (5,788)
                                     -------    -------    -------
CASH CHANGE........................      (25)     5,299      5,952
BEGINNING CASH.....................      790        765      6,064
                                     -------    -------    -------
ENDING CASH........................      765      6,064     12,016
                                     =======    =======    =======

OPINION OF FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

    Pursuant to a letter agreement dated November 6, 2000 (the "Engagement Letter"), Adams, Harkness & Hill was retained by the special committee to render a fairness opinion as to the fairness, from a financial point of view, of the consideration to be received by Uno stockholders other than the Continuing Stockholders in connection with the merger. Adams, Harkness & Hill is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes.

    Pursuant to the terms of the Engagement Letter, Uno paid Adams, Harkness & Hill a retainer fee of $25,000 and a fee of $250,000 upon the delivery of its written fairness opinion dated April 4, 2001 (which fee was payable regardless of the conclusions expressed therein). Uno also agreed to reimburse Adams, Harkness & Hill for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement. In addition, Uno agreed to indemnify Adams, Harkness & Hill and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the bad faith, willful misconduct or gross negligence of Adams, Harkness & Hill. The merger agreement provides that a condition to the obligations of Uno to complete the merger is the affirmation of Adams, Harkness & Hill's opinion on or within five days prior to the special meeting of stockholders.

    Prior to the delivery of its fairness opinion dated April 4, 2001, Adams, Harkness & Hill reviewed a copy of the latest draft of the merger agreement. Subsequently, Adams, Harkness & Hill also reviewed a copy of the executed merger agreement dated April 19, 2001.

    OPINION OF ADAMS, HARKNESS & HILL

    At the meeting of the special committee on April 4, 2001, Adams, Harkness & Hill rendered its opinion, in writing, that, as of that date, based upon and subject to the various considerations set forth in the opinion, the consideration to be received pursuant to the merger agreement was fair, from a financial point of view, to the holders of shares of Uno common stock other than the Continuing Stockholders.

    THE FULL TEXT OF THE OPINION OF ADAMS, HARKNESS & HILL DATED APRIL 4, 2001, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF THE REVIEW UNDERTAKEN BY ADAMS, HARKNESS & HILL IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT C TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. THE OPINION AND PRESENTATIONS OF ADAMS, HARKNESS & HILL ARE AVAILABLE FOR INSPECTION AND COPYING AT UNO'S EXECUTIVE OFFICES DURING REGULAR BUSINESS HOURS. ADAMS, HARKNESS & HILL'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY THE UNO STOCKHOLDERS OTHER THAN THE CONTINUING STOCKHOLDERS, PURSUANT TO THE MERGER AGREEMENT, FROM A FINANCIAL POINT OF VIEW AS OF APRIL 4, 2001, AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF COMMON STOCK AS TO HOW TO VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF ADAMS, HARKNESS & HILL SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The following is a summary of the various sources of information and valuation methodologies used by Adams, Harkness & Hill in arriving at its opinion. To assess the fairness of the transaction,

Adams, Harkness & Hill employed analyses based on the following standard assessments of financial performance:

    - The financial performance and relative valuations of public company peers, chosen for metric-based implied public trading values for companies possessing similar strategic and operating characteristics;

    - Relative valuation and transaction premiums associated with selected precedent acquisitions, chosen for metric-based implied transaction values for companies possessing similar strategic and operating characteristics;

    - Absolute and relative stock price performance, chosen for an absolute and relative comparison with companies possessing similar strategic and operating characteristics; and

    - Discounted cash flow analysis, chosen for assessment of forecasts based on prior performance and industry variable at various discount rates.

    In conducting its investigation and analysis and in arriving at its opinion, Adams, Harkness & Hill reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. The material actions undertaken by Adams, Harkness & Hill in its capacity as financial advisor to the special committee were as follows:

    - Reviewed publicly-available information, including but not limited to Uno's recent filings with the Securities and Exchange Commission;

    - Reviewed internal financial information prepared by Uno's management concerning the current status of Uno's business and historical financial performance, including interim financial performance data (including monthly same store sales trends) not yet disclosed to the public;

    - Reviewed internal financial information prepared by Uno's management concerning the projected performance of Uno assuming the merger is not completed (and assuming the current public ownership and capital structure) (the "Going Concern Projections");

    - Reviewed internal financial information prepared by Uno's management concerning the projected performance of Uno assuming the merger is completed (the "Merger Projections");

    - Held discussions with members of Uno's senior management concerning Uno's historical and current financial condition and operating results, as well as its future prospects (as reflected by both the Going Concern Projections and the Merger Projections);

    - Held discussions with Aaron D. Spencer concerning the merger and his intentions and objectives regarding his majority ownership position and Uno's future;

    - Held discussions with the special committee concerning the evaluation by the board of directors of various means of enhancing stockholder value, including the unsuccessful public offering of Uno's common stock in 1999 and prior informal proposals by Mr. Spencer to acquire Uno in a leveraged transaction;

    - Compared the historical stock market prices and trading activity of Uno's common stock with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

    - Compared the financial position and operating results of Uno with those of other publicly traded companies that Adams, Harkness & Hill deemed relevant;

    - Compared the proposed financial terms of the merger with the terms of other change of control transactions that Adams, Harkness & Hill deemed relevant, including certain transactions involving controlling shareholders;

    - Reviewed the terms of the financing proposal for the merger made to the Continuing Stockholders by Fleet National Bank (noting that the proposal allowed for up to $10.00 per share cash consideration to the minority stockholders);

    - Reviewed the merger agreement in its draft form, as dated March 14, 2001;

    - Reviewed relevant industry market research studies, investment research reports for Uno's competitors, and key economic and market indicators, including interest rates, commodities prices and general stock market performance; and

    - Contacted, with the permission of and under limitations set by the special committee, six national restaurant chains and four financial investors to solicit and qualify their interest in a negotiated acquisition of Uno. See "--Limited Solicitation of Potential Acquirors."

    Other than as set forth above, Adams, Harkness & Hill did not review any additional information in preparing its opinion that, independently, was material to its analysis. The special committee did not place any limitation, other than those associated with the solicitation of potential acquirors, upon Adams, Harkness & Hill with respect to the procedures followed or factors considered by Adams, Harkness & Hill in rendering its opinion. In rendering its opinion, Adams, Harkness & Hill assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams, Harkness & Hill by, or on behalf of, Uno, and did not independently verify such information. Adams, Harkness & Hill assumed, with the special committee's consent, that:

    - All material assets and liabilities (contingent or otherwise, known or unknown) of Uno as set forth in its financial statements are accurate;

    - Obtaining any regulatory and other approvals and third party consents required for completion of the merger would not have a material effect on the anticipated benefits of the merger; and

    - The draft of the merger agreement reviewed by Adams, Harkness & Hill would conform in all material respects to the merger agreement in its final form, and that the merger would be completed in accordance with the terms set forth in the merger agreement in its final form, without any amendment thereto and without waiver by Uno of any of the conditions to their respective obligations thereunder.

    Adams, Harkness & Hill also assumed, with the special committee's consent, that both the Going Concern Projections and the Merger Projections were reasonably prepared and based upon the best available estimates and good faith judgments of Uno's management as to the future performance of Uno under either scenario. The Going Concern Projections and the Merger Projections were substantively similar, reflecting the same operating assumptions and general competitive and market conditions, with the primary exception being the significantly higher debt level assumed in the Merger Projections, and the subsequent redirection of free cash flow for debt service. Given the use of cash in the Merger Projections for debt service, new store openings are curtailed and, accordingly, year to year revenue growth is lower in the Merger Projections.

    In conducting its review, Adams, Harkness & Hill did not obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Uno. The valuation analyses conducted by Adams, Harkness & Hill in rendering its opinion (specifically, the discounted cash flow analysis, the historical stock price performance analysis, the transaction premiums paid analysis, and the peer group analysis) constituted a "going concern" analysis of Uno. Adams, Harkness & Hill's opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its written opinion.

    PUBLIC COMPANY PEER ANALYSIS

    Uno owns and operates 113 and franchises 68 casual dining, full-service restaurants operating primarily under the name Pizzeria Uno ... Chicago Bar & Grill. The restaurants feature Uno's signature Chicago-style, deep-dish pizza and a selection of baked, grilled and sauteed entrees, including gourmet thin crust pizza, pasta, fajitas, ribs, steak and chicken, as well as a variety of appetizers, salads, sandwiches and desserts. Company-owned restaurants are located primarily in major metropolitan markets from New England to Virginia, as well as Florida, Chicago and Denver, and franchised restaurants are located throughout the United States and Puerto Rico as well as Seoul, Korea, Lahor, Pakistan and Dubai, United Arab Emirates. Uno also operates a consumer products business that distributes Uno's branded and non-branded, Chicago-style deep-dish pizza, calzones, and other pizza products in hotels, movie theater chains, supermarkets, food courts and airports.

    Adams, Harkness & Hill identified a group of publicly traded companies in the restaurant industry that it deemed comparable to Uno based on their similar full-service, casual dining strategy, the markets served, and their financial performance (collectively, the "Peer Group Companies" or "Peer Group"). Adams, Harkness & Hill identified and evaluated 25 public companies in the casual dining segment that it considered to be relatively similar to Uno, but acknowledging Uno's relatively small public market capitalization (i.e., the value of all common shares outstanding) and the relative valuation discount generally associated with companies possessing small public market capitalization, focused its analysis on the 10 companies with a market capitalization of less than $250 million. Adams, Harkness & Hill noted that Uno's market capitalization had never exceeded $250 million since becoming a public company in March of 1987. Adams, Harkness & Hill also noted the generally lower profitability (as defined by the last 12 months operating margin) of these 10 companies, primarily reflecting the impact of their smaller size on their ability to achieve economies of scale.

    Adams, Harkness & Hill compared certain financial measures and metrics of Uno with those of the Peer Group Companies. Such information included:

    - Market Capitalization ("MC");

    - Enterprise Value ("EV");

    - Last Twelve Months ("LTM") Revenue;

    - LTM Operating Margin;

    - Enterprise Value / LTM Revenue;

    - Price / Historical LTM Earnings Per Share Ratio ("Trailing LTM P/E");

    - Price / Projected Calendar 2001 Earnings Per Share Ratio ("Forward 2001 P/E"); and

    - Price / Book Value Per Share Ratio ("Trailing LTM P/E").

    All financial measures and metrics involving Peer Group Companies' common stock prices per share are as of the close of trading of April 3, 2001, one day prior to the date of Adams, Harkness &

Hill opinion. In addition, all data is in millions unless otherwise labeled or noted. The Peer Group, made up of companies possessing public market capitalization of less than $250 million, consists of:

                                                   MARKET         ENTERPRISE      LTM       LTM OPERATING
COMPANY                                       CAPITALIZATION(A)    VALUE(A)    REVENUE(B)     MARGIN(B)
-------                                       -----------------   ----------   ----------   -------------
Avado Brands, Inc...........................       $ 18.6           $324.7       $685.8           NM(e)
Champps Entertainment, Inc..................       $ 89.3           $ 98.7       $122.8          5.9%
Chart House Enterprises, Inc................       $ 30.1           $ 59.6       $141.7          1.2%
Chicago Pizza & Brewery, Inc................       $ 19.0           $ 23.6       $ 52.3          2.0%
Dave & Busters, Inc.........................       $109.1           $209.8       $332.3          8.4%
Famous Dave's of America, Inc...............       $ 35.4           $ 43.4       $ 70.2          3.7%
Lone Star Steakhouse & Saloon...............       $229.0           $199.9       $575.9          3.7%
Max & Erma's, Inc...........................       $ 22.2           $ 59.1       $131.0          3.7%
Morton's Restaurant Group, Inc..............       $ 89.8           $177.3       $248.4          8.4%
Roadhouse Grill, Inc........................       $ 15.4           $ 53.3       $167.4           NM(e)

Mean(c).....................................       $ 65.8           $124.9       $252.8          4.6%
Median(c)...................................       $ 32.7           $ 79.1       $154.6          3.7%

Uno Restaurant Corporation(d)...............       $109.2           $165.1       $238.3          7.3%

------------------------

(a) Market Capitalization and Enterprise Value derived from share prices as of the close of trading on April 3, 2001 and fully diluted shares outstanding and debt figures taken from each respective company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed prior to April 3, 2001.

(b) LTM Revenue and Operating Margin data obtained from each respective company's most recent Quarterly Report on Form 10-Q or Annual Report on 10-K filed prior to April 3, 2001.

(c) Mean and median calculations are based on Peer Group Companies and do not include Uno.

(d) All data presented reflects the consideration offered in the merger.

(e) NM = Not meaningful. Avado Brands and Roadhouse Grill have negative operating margins and are not included in calculating the mean and median.

    Adams, Harkness & Hill concluded that publicly-traded companies in the casual dining segment of the restaurant industry are valued primarily on the bases of historical and projected revenue growth, profitability and overall size, all of which are reflected in the individual company's ratio of Enterprise Value to LTM Revenue ("EV / LTM Revenue") and the multiple of Price to Earnings ("P/E"). Adams, Harkness & Hill employed an EV-based valuation in this analysis because this methodology implies value based on a company's operations, regardless of how the company finances those operations. To determine EV, MC is calculated as the product of a company's common stock price per share (Adams, Harkness & Hill used the closing price on April 3, 2001 for all public company comparative analyses) multiplied by the number of diluted shares outstanding. The MC is then adjusted for a company's debt and cash positions by adding the debt balance and subtracting the cash balance to arrive at an EV. Unlike EV-based valuation methodologies, P/E-based valuation methodologies imply a value based on net after-tax earnings inclusive of the earnings impact of how the company finances its operations. The following equation illustrates the manner in which EV has been calculated:

     EV = ((market value of equity) + (debt)) - (cash, cash equivalents and short-term investments)

    In descending order of EV / LTM Revenue, the Peer Group Companies, inclusive of Uno, ranked as follows:

COMPANY                                                  EV / LTM REVENUE (A),(B)
-------                                                  ------------------------
Champps Entertainment, Inc.............................            0.8x
Morton's Restaurant Group, Inc.........................            0.7x
Dave & Busters, Inc....................................            0.6x
Famous Dave's of America, Inc..........................            0.6x
Avado Brands, Inc......................................            0.5x
Chicago Pizza & Brewery, Inc...........................            0.5x
Max & Erma's, Inc......................................            0.5x
Chart House Enterprises, Inc...........................            0.4x
Lone Star Steakhouse & Saloon..........................            0.3x
Roadhouse Grill, Inc...................................            0.3x

Mean...................................................            0.5x
Median.................................................            0.5x

Uno Restaurant Corporation (c).........................            0.7x

------------------------

(a) Enterprise Value derived from share prices as of close of trading on April 3, 2001 and fully diluted shares outstanding and debt figures taken from each company's Quarterly Report on Form 10-Q filed prior to April 3, 2001.

(b) LTM data obtained from each respective company's most recent Quarterly Report on Form 10-Q filed prior to April 3, 2001.

(c) All data presented reflects the consideration offered in the merger.

    Adams, Harkness & Hill noted Uno's EV / LTM Revenue multiple implied in the merger proposal exceeded both the mean and the median of the Peer Group. Adams, Harkness & Hill also noted Uno's EV/LTM Revenue multiple had historically lagged behind the mean and median multiple of the Peer Group. This reflects Uno's historically lower revenue and earnings growth, as well as the variability of revenue and earnings. Adams, Harkness & Hill noted Uno's EV/LTM Revenue multiple was .58 on October 23, 2000, two days prior to the public announcement of the Continuing Stockholders' initial offer to take Uno private at a per share purchase price of $8.75. Adams, Harkness & Hill considered October 23, 2000 the appropriate date for the comparison of financial metrics and implied premiums paid in its analysis, because there was a disproportionately high trading volume and a material increase in Uno's share price on October 24, 2000, reflecting what Adams, Harkness & Hill believes to be speculative trading based on rumors of the initial offer.

    In descending order of Trailing LTM P/E (where earnings per share estimates were available), the Peer Group, inclusive of Uno, is ranked as follows:

COMPANY                                                   TRAILING LTM P/E (A),(B)
-------                                                   ------------------------
Famous Dave's of America, Inc...........................            16.8x
Lone Star Steakhouse & Saloon...........................            14.2x
Champps Entertainment, Inc..............................            13.7x
Max & Erma's, Inc.......................................            12.1x
Chicago Pizza & Brewery, Inc............................             9.8x
Dave & Busters, Inc.....................................             8.9x
Morton's Restaurant Group, Inc..........................             8.9x
Avado Brands, Inc.......................................               NM
Chart House Enterprises, Inc............................               NM
Roadhouse Grill, Inc....................................               NM
Mean (c)................................................            12.1x
Median (c)..............................................            12.1x
Uno Restaurant Corporation (d)..........................            11.3x

------------------------

(a) Share prices as of close of trading on April 3, 2001. Trailing LTM P/E data obtained from each respective company's most recent Quarterly Report on Form 10-Q filed prior to April 3, 2001.

(b) NM = Not meaningful. In the case of Price/Earnings ratios, the companies noted as NM did not have earnings and were not included in calculating the mean and median.

(c) Mean and median calculations are based on Peer Group Companies and do not include Uno.

(d) All data presented reflects the consideration offered in the merger.

    In descending order of Forward 2001 P/E (where earnings per share estimates were available), the Peer Group Companies, inclusive of Uno, are ranked as follows:

COMPANY                                                     FORWARD 2001E P/E(A)
-------                                                     --------------------
Max & Erma's, Inc.........................................          12.5x
Champps Entertainment, Inc................................          10.1x
Lone Star Steakhouse & Saloon.............................          10.1x
Famous Dave's of America, Inc.............................           8.6x
Morton's Restaurant Group, Inc............................           8.6x
Dave & Busters, Inc.......................................           5.2x
Avado Brands, Inc.........................................             NA
Chart House Enterprises, Inc..............................             NA
Chicago Pizza & Brewery, Inc..............................             NA
Roadhouse Grill, Inc......................................             NA
Mean (b)..................................................           9.2x
Median (b)................................................           9.4x
Uno Restaurant Corporation (c)(d).........................          11.5x

------------------------

(a) Forward earnings estimates obtained from I/B/E/S International, Inc. and Zacks Investment Research, Inc. where available, if not available then "NA." Those companies without available forward earnings estimates are marked NA and not included in the calculation of the mean and median. Share prices as of close of trading on April 3, 2001.

(b) Mean and median calculations are based on Peer Group Companies and do not include Uno.

(c) All data presented reflects the consideration offered in the merger.

(d) Based on estimates provided by Uno management.

    Adams, Harkness & Hill noted Uno's Trailing LTM P/E as reflected in the merger proposal was below both the mean and median of the Peer Group. Adams, Harkness & Hill noted that Uno's Forward 2001 P/E as reflected in the merger proposal was above both the mean and median of the Peer Group. Adams, Harkness & Hill noted the mean and median ratio generally compared favorably to P/E ratios achieved by Uno's in the past, reflecting Uno's historically lower earnings growth, as well as the variability of earnings.

    To arrive at Uno's Trailing LTM P/E and Forward 2001 P/E, Adams, Harkness & Hill used Uno's internal management projections, as Uno is no longer covered by independent institutional research analysts, and, as such, externally developed projections are not available. Adams, Harkness & Hill noted the absence of such institutional research coverage likely increases the difficulty for investors to perform analyses, because investors have no sources of third-party analysis upon which to base investment decisions.

    In descending order of Price / Book Value Per Share, the Peer Group Companies, inclusive of Uno, ranked as follows:

COMPANY                                           PRICE / BOOK VALUE PER SHARE (A),(B)
-------                                           ------------------------------------
Max & Erma's, Inc...............................                  1.00x
Champps Entertainment, Inc......................                   .22x
Chicago Pizza & Brewery, Inc....................                   .16x
Famous Dave's of America, Inc...................                   .12x
Chart House Enterprises, Inc....................                   .06x
Dave & Busters, Inc.............................                   .05x
Roadhouse Grill, Inc............................                   .03x
Lone Star Steakhouse & Saloon...................                   .02x
Avado Brands, Inc...............................                   .01x
Morton's Restaurant Group, Inc..................                     NM

Mean(c).........................................                   .19x
Median(c).......................................                   .06x

Uno Restaurant Corporation(d)...................                   .12x

------------------------

(a) Share prices as of close of trading on April 3, 2001. Book Value calculated from and as of each respective company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed prior to April 3, 2000.

(b) NM = Not meaningful. In the case of Price/Book Value Per Share ratios, the companies with NM did not have positive book value.

(c) Mean and median calculations are based on Peer Group Companies and do not include Uno.

(d) All data presented reflects the consideration offered in the merger.

    Adams, Harkness & Hill noted Uno's multiple of Price to Book Value Per Share is just below the mean value of the Peer Group and is above the median of the Peer Group. Because companies in the restaurant industry utilize various methods of financing their restaurant operations, both on balance sheet and off balance sheet, Adams, Harkness & Hill advised the special committee that it did not believe the multiple of Price to Book Value Per Share was relevant to its analysis. Further, Adams, Harkness & Hill noted Uno's intention to sell and leaseback certain restaurants that would generate approximately $25 million in proceeds to be used for debt reduction.

    PRECEDENT TRANSACTION ANALYSIS

    Adams, Harkness & Hill assessed the transaction premiums and relative valuation associated with selected precedent publicly disclosed acquisitions it deemed relevant to its inquiry. In particular, Adams, Harkness & Hill reviewed 29 precedent transactions (the "Precedent Transactions") involving selected restaurant companies from November 1995 to November 2000 and involving the acquisition of the equity shares of publicly-traded companies for which share price data was available. The precedent transaction analysis includes companies that possess similar strategic and operating characteristics. In addition, the transactions that were assessed represented change in control transactions. These transactions involve restaurants, which meet the strategic and operating characteristics threshold, involve public companies that are/were going-private to meet the change in control criteria, and a number of these transactions involved the purchase by controlling owners effecting a going-private transaction.

    Premiums paid in precedent public company change of control transactions typically imply the range of consideration acquirors are willing to pay above a seller's stock price prior to the announcement of the relevant transaction. In descending order of premiums paid based on the seller's stock price one trading day prior to the announcement of the transaction, the selected transactions analyzed by Adams, Harkness & Hill were:

                                                         ANNOUNCEMENT    TRANSACTION     ONE DAY      ONE WEEK      FOUR WEEK
           TARGET                     ACQUIROR               DATE         VALUE(A)     PREMIUM(A)    PREMIUM(A)    PREMIUM(A)
           ------              -----------------------   -------------   -----------   -----------   -----------   -----------
Taco Cabana, Inc.............  Carrols Corp.               10/26/00        $151.4          118%          110%          100%
Spaghetti Warehouse, Inc.....  Consolidated Restaurant
                               Companies, Inc.              9/18/98        $ 54.3           79%           70%           47%
Timber Lodge Steakhouse......  Santa Barbara
                               Restaurant Group            12/12/97        $ 30.4           74%           74%           81%
Rainforest Cafe, Inc.(b).....  Landry's Seafood
                               Restaurants                  9/26/00        $ 70.8           60%           58%           14%
Rudy's Restaurant Group......  Benihana, Inc.               7/23/97        $ 18.8           51%           70%           72%
Il Fornaio America Corp.*....  Bruckmann Rosser
                               Sherrill & Co.              11/16/00        $ 91.2           50%           45%           68%
DavCo Restaurants(c).........  Investor Group                9/5/97        $133.6           50%           50%           50%
NPC International, Inc.......  Investor Group              12/13/00        $ 94.5           44%           44%           33%
VICORP Restaurants, Inc.*....  Investor Group               2/15/01        $174.2           36%           35%           51%
Bertucci's, Inc..............  NE Restaurant Co Inc          4/3/98        $ 96.5           35%           35%           35%
Mike's Restaurants,
  Inc.(d)....................  Pizza Delight Corp.         10/30/00        $ 14.5           30%           24%           16%
Perkins Family Restaurant,
  LP.........................  The Restaurant Company        8/4/97        $ 76.3           29%           27%           32%
El Chico Restaurants.........  Investor Group               9/23/97        $ 49.2           21%           17%           26%
PJ America, Inc.*(e).........  Investor Group               3/23/01        $ 22.7           21%           43%           16%
Quizno's Corp.*..............  Quizno's Corp.              11/13/00        $ 11.7           19%           19%           24%
Sagebrush, Inc...............  WSMP, Inc.                   9/26/97        $ 39.4           16%           13%           21%
Buffets, Inc.................  Caxton-Iseman Capital         6/5/00        $  643           14%           26%           23%
Logans Roadhouse, Inc........  Cracker Barrel Old
                               Country Store, Inc.         12/11/98        $178.3           14%           10%           34%
Back Bay Restaurants.........  SRC Holdings                 12/3/98        $ 38.9           12%           14%           28%
International Dairy Queen,     Berkshire Hathaway,
  Inc........................  Inc.                        10/21/97        $596.9           12%            9%            9%
Bayport Restaurant Group.....  Landry's Seafood
                               Restaurants                  4/20/96        $ 74.1           11%           29%           20%
Pollo Tropical, Inc..........  Carrols Corp.                 6/4/98        $ 94.6           10%            7%           18%
Bugaboo Creek Steak House,
  Inc........................  Longhorn Steaks, Inc.        6/14/96        $ 48.5            9%           16%           11%
Sbarro, Inc.(f)..............  Investor Group              11/25/98        $386.4            8%           10%            8%
NPC International, Inc.*.....  Investor Group              12/13/00        $ 88.3            7%            9%           31%
BFX Hospitality Group,         Hospitality Concepts,
  Inc........................  LLC                          8/12/00        $  8.9            6%            6%            6%

                                                         ANNOUNCEMENT    TRANSACTION     ONE DAY      ONE WEEK      FOUR WEEK
           TARGET                     ACQUIROR               DATE         VALUE(A)     PREMIUM(A)    PREMIUM(A)    PREMIUM(A)
           ------              -----------------------   -------------   -----------   -----------   -----------   -----------
HomeTown Buffet, Inc.........  Buffets, Inc.                 6/4/96        $174.0           -3%            7%            3%
Koo Koo Roo, Inc.(g).........  Family Restaurants,
                               Inc.                         6/10/98        $158.0          -15%           -7%           -3%

------------------------------

*   Denotes transactions announced, but not yet closed.

(a) All Transaction Values are in millions and all Transaction Value statistics and premia information are from Securities Data Company, Inc., or each of the respective company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed prior to the respective acquisition.

(b) Excludes a one-time impairment charge of $101.5 million incurred in the quarter ended July 2, 2000.

(c) Insider purchased 45% of company not already owned.

(d) Amount of debt used to calculate data is taken from the company's Annual Report on Form 10-K. The company's most recent Quarterly Report on
    Form 10-Q does not provide debt data. Converted into US dollars from Canadian dollars at a rate of .66 Canadian dollars to 1 US dollar.

(e) Excludes one time expenses of $9.5 million.

(f) An offer from the Sbarro family to purchase 65% of the company they did not own.

(g) Excludes one time charges for store closings and $11.8 million in restructuring charges.

    Based upon Adams, Harkness & Hill's analysis of premiums paid in selected precedent transactions, the mean and median premiums (discounts) paid in relation to sellers' share prices (using the buyer's share price on the day prior to the announcement date of the transaction to calculate consideration in stock transactions) along with the implied premium offered by the merger consideration in relation to Uno's share price for the day, week and month prior are listed below:

                                                ONE          ONE          FOUR
                                                DAY          WEEK         WEEK
                                             PREMIUM(A)   PREMIUM(A)   PREMIUM(A)
                                             ----------   ----------   ----------
Mean.......................................      29%          30%          31%
Median.....................................      20%          24%          25%
Uno(b).....................................      44%          38%          22%

------------------------

(a) All premia information is from Securities Data Company, Inc. or calculated from trading statistics and deal value on a price per share basis.

(b) Based on the price of Uno's common stock on October 23, 2000 rather than October 24, 2000 because of unusual trading activity in Uno common stock on October 24, 2000.

    Adams, Harkness & Hill noted the premium reflected in the merger proposal was above the one day mean and median premium, and the one week mean and median premium implied by the Precedent Transactions. Adams, Harkness & Hill also noted that the four week premium reflected in the merger proposal was below the mean and median implied by the Precedent Transactions.

    The following table sets forth a summary of the ranges of financial multiples and ratios associated with the Precedent Transactions compared to the corresponding multiple or ratio implied by the proposed merger consideration:

                                                      HIGH       MEAN      MEDIAN                   UNO
                                                     VALUE      VALUE      VALUE     LOW VALUE   OFFER (A)
                                                    --------   --------   --------   ---------   ---------
Transaction Value(b)..............................   $643.0     $124.9     $76.3       $8.8        $97.7
Transaction Value / LTM Revenue(c)................     2.0x       0.9x      0.8x       0.2x         0.4x
Target EV / LTM Operating Income(c,d).............    77.3x      18.6x     14.8x       4.9x         9.5x
Target EV / LTM EBITDA(c,d).......................    37.3x       9.9x      7.4x       2.5x         5.4x
Target MC / LTM Net Income(c,d)...................   255.4x      30.5x     15.9x       5.4x        11.3x

------------------------

(a) Transaction Value for Uno offer is estimated at 38% of the total number of shares outstanding at $9.75 per share plus $56.2 million in outstanding debt.

(b) Transaction Values are in millions.

(c) All data obtained from Securities Data Company, Inc. or each of the respective company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed prior to the respective acquisition.

(d) Price per share data used to calculate each company's MC and EV for the respective multiples are the companies' share prices one day prior to the announcement, or in the case of Uno, October 23, 2000 because of the unusual trading activity in Uno common stock on October 24, 2000.

    Adams, Harkness & Hill noted that the financial ratios reflected in the merger proposal fall below the mean and median values for the Precedent Transactions.

    STOCK PRICE PERFORMANCE ANALYSIS

    Adams, Harkness & Hill examined the following common stock closing price data for Uno:

1) Price performance from Uno's initial public offering on March 30, 1997 through October 23, 2000 and April 3, 2001, compared to the performance of the NASDAQ Composite and S&P 500 index, and;

2)  Price performance from January 1, 1999, through October 23, 2000 and
    April 3, 2001, compared to the S&P Small Cap Restaurant index and the Peer Group Companies index.

    Based on the above analyses, Adams, Harkness & Hill observed that, from Uno's initial public offering on March 30, 1987 through October 23, 2000, Uno's per share price had decreased 28.6%. During the same time period, the NASDAQ composite increased 712.1% and the S&P 500 index increased 382.6%. Adams, Harkness & Hill also observed that, from Uno's initial public offering on March 30, 1987 through April 3, 2001, Uno's per share price had increased 8.0%. During that same period, the NASDAQ composite increased 291.8% and the S&P 500 index increased 282.6%. On July 16, 1999, Uno's share price reached an all-time high at $12.67 per share, which represents an annual growth rate since the initial public offering of 3.7%.

    Further, Adams, Harkness & Hill observed that Uno's per share price had decreased 13% from January 1, 1999 through October 23, 2000, compared to an increase of 14% in the S&P Small Cap Restaurant Index and a 45% decrease in the Peer Group Companies index over the same time period. Adams, Harkness & Hill also observed that Uno's per share price had increased 33% from January 1, 1999, through April 3, 2001, compared to an increase of 30% in the S&P Small Cap Restaurant Index and a 41% decrease in the Peer Group Companies index over the same time period.

    Adams, Harkness & Hill used price information on October 23, 2000 in these calculations rather than October 24, 2000, the day before the public announcement, because of the unusual trading activity in Uno common stock on October 24, 2000, reflecting what Adams, Harkness & Hill believes to be speculative trading based on rumors of the initial offer.

    DISCOUNTED CASH FLOW ANALYSIS

    Adams, Harkness & Hill performed a discounted cash flow analysis to estimate the present value of the stand-alone unlevered (i.e., before interest expense) after-tax cash flows of Uno. To perform this analysis, Adams, Harkness & Hill used the following assumptions and the following sources for data:

    - Uno Management's financial projections, assuming the merger is completed, for the fiscal year ended September 30, 2001 through the year ended October 2, 2005.

    - Uno's unlevered after-tax cash flows were calculated as the after-tax operating earnings of Uno adjusted for the addition of non-cash expenses and the deduction of uses of cash not reflected in the income statement.

    - Uno's weighted-average cost of capital ranging from 13.0% to 15.0%.

    - Terminal value based on Uno's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year ended October 2, 2005 multiplied by EBITDA multiples ranging from 4.0 to 6.0.

    - Terminal value based on Uno's cash flow for the fiscal year ended
      October 2, 2005 multiplied by a perpetual growth rate ranging from 4.0% to 6.0%.

    - In order to calculate an appropriate range of terminal values, Adams, Harkness & Hill also calculated an EV/EBITDA multiple for each of the Peer Group Companies and arrived at a range of 3.9x to 21.3x with an average of 7.8x. Adams, Harkness & Hill noted that Uno has historically traded near the bottom of the range. Adams, Harkness & Hill also noted that the EV/EBITDA multiple reflected in the merger proposal is 5.4x.

    Adams, Harkness & Hill combined (i) the calculated present value of Uno's cash flows for the five fiscal years ending October 2, 2005, with (ii) Uno's EBITDA terminal value, to arrive at a range of EVs based on the above assumptions. These EVs were then adjusted by adding Uno's current cash balance and subtracting its current funded debt balance to arrive at implied MCs (i.e., equity values). Adams, Harkness & Hill divided the computed equity values by the number of shares of common stock outstanding and arrived at a range of implied per share values of $6.34 to $11.54, with a median implied value of $8.84.

    Adams, Harkness & Hill combined (i) the calculated present value of Uno's cash flows for the fiscal years ended September 30, 2001 through October 2, 2005, with (ii) Uno's perpetual growth rate terminal value, to arrive at a range of EVs based on the above assumptions. These EVs were then adjusted by adding Uno's current cash balance and subtracting its current funded debt balance to arrive at implied MCs (i.e., equity values). Adams, Harkness & Hill divided the computed equity values by the number of shares of common stock outstanding and arrived at a range of implied per share values of $4.57 to $9.13, with a median implied value of $6.35.

    LIMITED SOLICITATION OF POTENTIAL ACQUIRORS

    The special committee instructed Adams, Harkness & Hill to contact only the parties approved by Mr. Spencer and to provide only publicly available information to such parties. Because of his concern about the possibility of management distraction and negative impact from potential press coverage, Mr. Spencer indicated that he would like to limit the number of potential buyers to ten. The special committee placed these limitations on Adams, Harkness & Hill because Mr. Spencer controls a majority of Uno's common stock and, therefore, any transaction involving a sale of Uno would require Mr. Spencer's approval. Adams, Harkness & Hill contacted, with the permission of and under the limitations set by the special committee, six national restaurant chains and four financial investors to solicit and qualify their interest in a negotiated acquisition of Uno. Initial contact with potential acquirors was made without specifically revealing Uno until the potential acquiror signed a non-disclosure agreement. Potential acquirors which indicated they were interested in pursuing a transaction, received a non-disclosure agreement from Adams, Harkness & Hill. Upon receipt by Adams, Harkness & Hill of an executed non-disclosure agreement, Adams, Harkness & Hill provided each potential acquiror with a packet of publicly disclosed materials and engaged in additional discussions with each of the parties to ascertain their potential interest in acquiring Uno. None of the six national restaurant chains indicated any interest. Three of the four financial investors indicated preliminary interest conditioned upon Mr. Spencer's willingness to act in concert with them in acquiring Uno.
Mr. Spencer indicated to Adams, Harkness & Hill that he had no interest in pursuing these discussions. Adams, Harkness & Hill noted that without Mr. Spencer's participation, this alternative to the merger was not feasible.

    SUMMARY OF VALUATION ANALYSES

    The foregoing summary describes the material analyses performed by Adams, Harkness & Hill. The preparation of a fairness opinion is a complex process. Adams, Harkness & Hill believes that its analyses must be considered as a whole, and that selecting portions of such analyses, or portions of the factors considered by it, without considering all analyses and factors would create an incomplete view of the evaluation processes underlying its opinion. Adams, Harkness & Hill did not attempt to assign specific weights to particular analyses. Any estimates contained in Adams, Harkness & Hill's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than suggested by the analyses. In addition, estimates of the values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Adams, Harkness & Hill does not assume responsibility for their accuracy. Taken together, the information and analyses employed by Adams, Harkness & Hill led to Adams, Harkness & Hill's overall opinion that the consideration to be received in the merger is fair, from a financial point of view, to the stockholders of Uno other than the Continuing Stockholders.

PURPOSE AND STRUCTURE OF THE MERGER

    For Uno, the purpose of the merger is to allow Uno stockholders to realize the value of their investment in Uno in cash at a price that represents a premium over the market price of Uno common stock before the public announcement of the Continuing Stockholders' initial offer to take Uno private by purchasing all of the outstanding shares of common stock at a price of $8.75 per share. The board of directors believes that Uno has not been able to realize fully the benefits of public company status. The reasons for their belief include the limited ability of Uno stockholders to sell their stock quickly at the current market price due to the low trading volume and the significant percentage of outstanding stock held by Mr. Spencer and the Continuing Stockholders, and the undervaluation of the common stock in the public market due to Uno's small market capitalization, limited public float, limited research coverage from securities analysts and the inability to generate the type of rapid revenue and unit growth generally expected by the public markets. At the same time, the public company status has imposed a number of limitations on Uno and its management in conducting Uno's operations. These limitations include the costs and time associated with public company reporting obligations and the short term focus on quarter to quarter performance goals to meet expectations of the public markets. Accordingly, one of the purposes of the merger is to afford greater operating flexibility, allowing management to concentrate on long-term growth and to reduce its attention to the quarter-to-quarter performance and to be able to pursue opportunities that Uno could not previously pursue because of its duties to the public stockholders. Further, the merger is intended to enable Uno to use in its operations those funds that would otherwise be expended in complying with requirements applicable to public companies.

    For the Affiliate Stockholders, Parent and Newco, the purpose of the merger is to allow the Continuing Stockholders to acquire complete ownership of Uno and to increase the amount of Uno owned by the Continuing Stockholders indirectly through their ownership of Parent. As described in the "--Background of the Merger" section, the Affiliate Stockholders, Parent and Newco believe that Uno has strong business prospects for the future, based upon publicly available information regarding Uno and based upon their knowledge of the restaurant industry. The Affiliate Stockholders, Parent and Newco believe that Uno will have greater operating flexibility to focus on its long-term value by emphasizing growth and operating cash flow without the constraint of the public market's emphasis on quarterly earnings. The transaction has been structured as a merger of Newco into Uno in order to preserve Uno's identity and existing contractual arrangements with third parties. The Affiliate Stockholders, Parent and Newco chose to make the offer for Uno common stock now for a variety of reasons, including: the lack of interest in Uno's proposed public offering in 1999, a lack of continuing investor interest in Uno's common stock, a recognition by the Affiliate Stockholders, Parent and Newco that Uno has not been able to generate the growth in revenues and earnings that would attract the interest and following of institutional investors and research analysts, as well as for the other reasons more fully described above in the "--Background of the Merger" section.

    The transaction has been structured as a cash merger in which Parent, Newco and Uno as the surviving corporation will incur indebtedness to acquire all shares of Uno common stock for cash, other than shares held by Parent. Uno's purpose in submitting the merger to the vote of its stockholders with a favorable recommendation at this time is to allow the stockholders other than the Parent an opportunity to receive a cash payment at a fair price to provide a prompt and orderly transfer of ownership of Uno to the Parent and to provide the stockholders (other than the Parent) with cash for all of their shares of Uno common stock.

ALTERNATIVES TO THE MERGER

    On October 16, 2000, the Continuing Stockholders stated in writing their intention to make a tender offer, subject to the receipt of financing, for all of the outstanding shares of Uno common stock not owned by the Continuing Stockholders. The tender offer price of $8.75 per share represented a premium of 33.4% over the market price of Uno common stock on October 24, 2000, the day before Uno announced the Continuing Stockholders' intent to engage in a tender offer. If the tender offer was completed, Uno would have become a privately held corporation.

    From October 2000 through mid-January 2001, the Continuing Stockholders and the special committee of the board of directors continued to discuss the terms of the proposed tender offer, including the price per share, conditions to the transaction and the payment of transaction fees and expenses. On January 16, 2001, a revised written offer was submitted by the Continuing Stockholders to the special committee in which they increased their offer price to $9.00 per share and changed the structure of the transaction from a cash tender offer to a cash merger. The Continuing Stockholders and their advisors indicated that they changed the structure of the transaction from a cash tender offer to a cash merger because most of the financing commitment fees would be paid upon completion of the merger and not in advance of a tender offer. Other than the initially proposed tender offer, none of Uno, the Affiliate Stockholders, Parent and Newco, considered any transaction which would have the effect of taking Uno private.

EFFECTS OF THE MERGER

    Upon completion of the merger, Uno will be a privately held corporation, wholly owned by Parent. The current stockholders of Uno, other than the Continuing Stockholders and the holders of options to purchase shares of Uno common stock as discussed below, will cease to have ownership interests in Uno or rights as Uno stockholders and will not benefit from any continuing operations or growth of Uno, or any transactions in which Uno may be involved in the future. They will be entitled to receive $9.75 in cash for each of their shares of Uno common stock. The Continuing Stockholders will indirectly, through their ownership of Parent, own 100% of the outstanding shares of common stock in Uno as the surviving corporation. The holders of options to purchase shares of Uno common stock, other than Mr. Spencer and the Management Group, will continue as holders of options to purchase shares of common stock of Uno as the surviving corporation. After the merger, Uno as the surviving corporation may, but has not yet decided to, offer to repurchase and cancel outstanding stock options of Uno as the surviving corporation. If it does, Mr. Miller intends to sell to Uno as the surviving corporation options to purchase approximately 82,500 shares of his Uno common stock. Options to purchase shares of Uno common stock held by Mr. Spencer and the remaining options held by the Management Group will be cancelled and they will receive options to purchase shares of preferred stock of Parent. After the merger, Parent may but has not yet decided to, issue options to purchase shares of preferred stock in Parent to additional key employees of Uno upon the cancellation of their options to purchase shares of Uno common stock.

    As a result of the merger, Uno will be a privately held corporation, and there will be no public market for its common stock. After the merger, the shares of common stock will cease to be traded on the New York Stock Exchange, and price quotations of sales of shares of common stock in the public market will no longer be available. In addition, registration of the common stock under the Securities Exchange Act of 1934, as amended, will be terminated. This termination will make most provisions of the Securities Exchange Act of 1934, as amended, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy or information statement in connection with stockholders' meetings, no longer applicable to Uno. After the effective time of the merger, Uno will no longer be required to file periodic reports with the Securities and Exchange Commission.

    At the effective time of the merger, the directors of Newco, consisting of Aaron D. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert
M. Vincent, will become the directors of Uno as the surviving corporation. In addition, the current management of Uno, consisting of Aaron D. Spencer, Craig
S. Miller, Paul W. MacPhail, Alan M. Fox, Robert M. Vincent, Mark A. Jones, George W. Herz II and M. Heywood Whetsell, Jr., is expected, in general, to remain the management of Uno as the surviving corporation. At the effective time of the merger, Newco's certificate of incorporation and bylaws will become Uno's certificate of incorporation and the bylaws.

    It is expected that, following completion of the merger, the operations of Uno will be conducted substantially as they are currently being conducted. Uno, Parent, Newco and the Continuing Stockholders do not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction following completion of the merger involving Uno's corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. However, Uno, Parent, Newco, and the Affiliate Stockholders will continue to evaluate Uno's business and operations after the merger and may develop new plans and proposals that Uno, Parent, Newco, and the Affiliate Stockholders consider to be in the best interests of Uno and its then current stockholders.

    After the completion of the merger, Parent may seek to obtain additional or replacement financing involving debt, equity or a combination of debt and equity. To facilitate such financing, Mr. Spencer may sell to the party or parties providing the financing, shares of Parent that he holds immediately after the merger. Alternatively, Mr. Spencer may sell such shares of Parent independent of any such financing. There presently are no proposals, negotiations or plans to obtain such financing or to make any such sales. Whether such financing or sales are sought or concluded will depend upon business needs, personal financial objectives, market conditions and other factors which Parent and Mr. Spencer deem relevant at the time.

    See "Summary Term Sheet," "Questions and Answers About the Merger," "Special Factors--Interests of the Continuing Stockholders," "Special Factors--Risks That The Merger Will Not Be Completed" and "Special Factors --Estimated Fees and Expenses of The Merger."

    The following table sets forth for each Continuing Stockholder his or her interest in the net book value and net income of Uno as of April 1, 2001, based upon the percentage of his or her beneficial ownership of Uno common stock as of April 1, 2001:

                                                 OWNERSHIP PERCENT   NET BOOK VALUE (1)   NET INCOME (2)
                                                 -----------------   ------------------   --------------
Aaron D. Spencer...............................        40.20%            $34,229,764        $1,292,509
Uno Associates.................................        16.93              14,412,924           544,229
Mark Spencer...................................         2.41               2,050,631            77,431
Lisa Cohen.....................................         2.12               1,807,884            68,265
Craig S. Miller................................         4.40               3,747,324           141,498
Paul W. MacPhail...............................            *                   9,010               340
Alan M. Fox....................................         1.77               1,511,036            57,056
Robert M. Vincent..............................         1.24               1,052,187            39,730

------------------------

*   Less than one percent.

(1) Based on Uno's stockholders' equity as of April 1, 2001 (unaudited).

(2) Based on Uno's net income for the two quarters ended April 1, 2001.

    The following table sets forth for each Continuing Stockholder, his or her interest in the net book value and net income of Uno after the merger, based upon the percentage of his or her expected beneficial ownership of capital stock of Uno as the surviving corporation on a fully diluted basis:

                                         OWNERSHIP PERCENT
                                                (1)          NET BOOK VALUE (1)(2)   NET INCOME (1)(2)(3)
                                         -----------------   ---------------------   --------------------
Aaron D. Spencer(4)....................        58.38%             $49,709,791             $1,877,031
Uno Associates.........................        25.48               21,695,880                819,232
Mark Spencer(5)........................         2.94                2,503,371                 94,527
Lisa Cohen(5)..........................         2.51                2,137,232                 80,701
Craig S. Miller(6).....................         5.71                4,861,989                183,588
Paul W. MacPhail.......................           --                       --                     --
Alan M. Fox............................         2.85                2,426,737                 91,633
Robert M. Vincent......................         2.13                1,813,667                 68,484

------------------------

(1) Assumes that each member of the Management Group converts all of his shares of Uno common stock into the right to receive $9.75 per share in cash in the merger.

(2) Based on Uno's stockholders' equity as of April 1, 2001.

(3) Based on Uno's net income for the two quarters ended April 1, 2001.

(4) Assumes that the Cheryl Spencer Memorial Foundation converts all of its 221,018 shares of Uno common stock into the right to receive $9.75 per share in cash in the merger.

(5) Assumes that Mark Spencer and Lisa Cohen each convert 50,000 of their shares of Uno common stock into the right to receive $9.75 per share in cash in the merger.

(6) Assumes Mr. Miller sells to Uno as the surviving corporation options to purchase 82,500 shares of Uno common stock.

RISKS THAT THE MERGER WILL NOT BE COMPLETED

    Completion of the merger is subject to various risks, including, but not limited to, the following:

    - that the merger agreement will not be adopted and approved by the holders of a majority of the outstanding shares of Uno common stock held by stockholders other than the Continuing Stockholders and there is no waiver of this condition by Parent, Newco, Uno and the special committee of the board of directors;

    - that Parent and Newco will not secure the financing necessary to complete the merger on the terms and conditions set forth in the financing proposal, as further described in "--Merger Financing";

    - that the holders of more than 5% of the outstanding shares of Uno common stock exercise their appraisal rights;

    - that Uno, Parent or Newco will not have performed in all material respects their obligations contained in the merger agreement before the effective time of the merger;

    - that the representations and warranties made by Uno, Parent or Newco in the merger agreement will not be true and correct at the closing date of the merger;

    - that there may be new litigation that could prevent the merger, cause the merger to be rescinded following completion of the merger or that could have a material adverse effect on Uno;

    - that there may be a material adverse change in Mr. Spencer's health; and

    - that Uno will not secure required third-party consents to the merger, including consents of liquor license authorities.

    As a result of various risks to the completion of the merger, there can be no assurance that the merger will be completed even if the requisite stockholder approval is obtained. It is expected that, if Uno stockholders do not adopt and approve the merger agreement or if the merger is not completed for any other reason, the current management of Uno, under the direction of the board of directors, will continue to manage Uno as an ongoing business. If the merger is not completed, depending upon the circumstances, Uno may be required to reimburse certain expenses of the Continuing Stockholders. See "Special Factors--Estimated Fees and Expenses of the Merger."

INTERESTS OF THE CONTINUING STOCKHOLDERS IN THE MERGER

    In considering the recommendation of the board of directors, Uno stockholders should be aware that the Continuing Stockholders have interests different from Uno stockholders generally. As a result of the conflict of interest, the board of directors appointed the special committee, consisting of four independent directors who are not officers or employees of Uno and who have no financial interest in the merger different from Uno stockholders generally (other than as holders of options to purchase shares of common stock of Uno). The special committee was appointed to evaluate, negotiate and, if appropriate, recommend the merger agreement and to evaluate whether the merger is in the best interests of Uno stockholders other than the Continuing Stockholders. The special committee was aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the board of directors that the merger agreement and the merger be adopted and approved.

    The board of directors determined that each member of the special committee would receive $1,000 for each special committee meeting attended, regardless of whether any proposed transaction was entered into or completed. The board of directors also determined that Ms. Tamara P. Davis, chairman of the special committee, would receive an additional $15,000 fee for the first 100 hours of her time spent in connection with the performance of her responsibilities and duties as chairman of the special committee. Thereafter, Ms. Davis will receive $150 per hour.

    EXECUTIVE OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

    Under the terms of the merger agreement, it is expected that, in general, the current management of Uno will remain management of Uno as the surviving corporation. The executive officers of Uno that are expected to remain officers of Uno following completion of the merger are Aaron D. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox, Robert M. Vincent, Mark A. Jones, George W. Herz II, and M. Heyward Whetsell, Jr. In addition, it is expected that Mr. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent will each be a director of Uno as the surviving corporation. The members of the special committee and James F. Carlin (a former member of the special committee), all of whom are current directors of Uno, will not serve as directors of Uno as the surviving corporation.

    MERGER CONSIDERATION TO BE RECEIVED BY THE CONTINUING STOCKHOLDERS

    The members of the Management Group will be entitled to receive $9.75 per share for each share of Uno common stock held by them upon completion of the merger, or $428,493 in the aggregate and individually as follows: Mr. Miller, $361,842; Mr. MacPhail, $11,349; Mr. Fox, $28,324; and Mr. Vincent, $26,978. In
addition, each of Mark Spencer and Lisa Cohen will be entitled to receive the $9.75 per share for 50,000 shares of Uno common stock and the Cheryl Spencer Memorial Foundation, a charitable foundation of which Mr. Spencer is the trustee, will be entitled to receive the $9.75 per share merger consideration for its 221,018 shares of Uno common stock. All other shares of Uno common stock held by the Spencer Group will be contributed to Parent immediately prior to the completion of the merger in exchange for shares of series A preferred stock of Parent. Parent is not entitled to receive the merger consideration.

    MERGER CONSIDERATION TO BE RECEIVED BY DIRECTORS AND EXECUTIVE OFFICERS OF
     UNO OTHER THAN THE CONTINUING STOCKHOLDERS

    The directors and executive officers of Uno other than the Continuing Stockholders will be entitled to receive $9.75 per share of Uno common stock held by them upon completion of the merger. As of June 4, 2001, the following directors of Uno will be entitled to receive the following amounts in the merger for their shares of Uno common stock:

                                                                   AGGREGATE MERGER
                                                NUMBER OF SHARES    CONSIDERATION
                                                ----------------   ----------------
James F. Carlin...............................       30,050(1)         $292,988
Tamara P. Davis...............................        1,000(2)         $  9,750
John T. Gerlach...............................       11,582            $112,925
Kenneth D. Hill...............................          500            $  4,875
James J. Kerasiotes...........................           --                  --

------------------------

(1) Includes 10,050 shares beneficially owned by Mr. Carlin and 20,000 shares held by Mr. Carlin's spouse.

(2) Includes 1,000 shares held by Ms. Davis's spouse in a revocable trust. Ms. Davis disclaims beneficial ownership of these shares.

    Messrs. Jones, Herz and Whetsell do not currently hold any shares of Uno common stock and, therefore, will not be entitled to receive any cash in the merger unless they exercise any options held by them prior to the completion of the merger. See "--Stock Option Plans."

    CONTINUING EQUITY INTERESTS OF THE CONTINUING STOCKHOLDERS

    Immediately prior to the effective time of the merger, each share of Uno common stock held by the Spencer Group, other than the 50,000 shares of common stock held by each of Mark Spencer and Lisa Cohen and 221,018 shares of common stock held by the Cheryl Spencer Memorial Foundation, which will be entitled to receive the merger consideration, will be contributed to Parent in exchange for shares of series A preferred stock of Parent.

    As of June 4, 2001, Mr. Spencer and the members of the Management Group held options to purchase the following number of shares of Uno common stock:
Mr. Spencer, 82,500 shares; Mr. Miller, 499,475 shares; Mr. Fox, 208,392 shares; and Mr. Vincent, 155,489 shares. Mr. MacPhail does not hold any options to purchase shares of Uno common stock.

    Immediately following the completion of the merger, options to purchase shares of common stock of Uno held by Mr. Spencer and each member of the Management Group will be cancelled, and each will receive options to purchase an equal number of shares of series B preferred stock of Parent. However, Mr. Miller intends to sell to Uno as the surviving corporation options to purchase approximately 82,500 shares of his Uno common stock and will receive options to purchase 416,975 shares of series B preferred stock. Proceeds of this sale will be approximately $331,900. The exercise price of the new options to purchase series B preferred stock of Parent issued to Mr. Spencer and the Management Group will be the same as the exercise price of their options to purchase Uno common stock. The options to purchase the series B preferred stock will be fully vested on the date of grant, but may not be exercised for 12 months following the date of grant and will be exercisable for a period of 20 years from the date of grant; provided, however, that no more than 50% of the options may be exercised in any 12-month period. Upon exercise, the holder will have the right either to acquire the shares of series B preferred stock or to receive an amount, payable in cash or a promissory note from Parent, equal to the difference between the value of the shares on the date of exercise and the exercise price. The value of the shares of series B preferred stock will be determined in accordance with a formula 5.3 times EBITDA during the 12 months prior to the date of exercise less outstanding indebtedness.

    The members of the Management Group will also purchase shares of class A common stock of Parent for nominal consideration. If for a combination of tax and economic reasons a member of the Management Group does not want to purchase shares of class A common stock, he will receive options to purchase class A common stock of Parent with the intent to provide the same economic benefits that the member of Management Group would have received had he purchased class A common stock.

    The class A common stock will be restricted and subject to repurchase by Parent and will vest in equal annual installments over five years subject to the continued employment of the holder. If a member of the Management Group holding shares of class A common stock leaves the employ of Parent or a subsidiary of Parent, Parent will have the option, but not the obligation, for a period of six months after termination of employment, to purchase any unvested shares of class A common stock at the purchase price paid by the holder. In addition, for a period of six months after termination of employment, any vested shares of class A common stock may be purchased by Parent at a purchase price equal to the value of such shares on the date of termination of employment determined in accordance with a formula 5.3 times EBITDA during the 12 months prior to the date of repurchase less outstanding indebtedness and less the aggregate liquidation preference for the outstanding shares of preferred stock.

    After the merger, Parent may issue shares of its class B common stock to officers. In addition, Parent may, but has not yet decided to, issue options to purchase shares of preferred stock in Parent to key employees of Uno upon the cancellation of their options to purchase shares of Uno common stock.

    Shares of the series A preferred stock and series B preferred stock of Parent will not be convertible into common stock of Parent and will vote with the class A common stock and class B common stock of Parent as a single class on a share-for-share basis. The series A preferred stock, series B preferred stock, class A common stock and class B common stock will be paid dividends only as declared by the board of directors of Parent. If dividends are declared, the same dividend must be paid on all shares of series A preferred stock, series B preferred stock, class A common stock and class B common stock. Upon a liquidation or sale of Parent, the series A preferred stock and the series B preferred stock will receive, on a pro rata basis, $9.75 per share. In addition, if any excess assets or consideration remain available for issuance after payment of $9.75 per share to the holders of series A preferred stock and series B preferred stock, and if no shares of class B common stock are outstanding, 75% of the excess will be paid to the holders of series A preferred stock and the remaining 25% will be paid to the holders of series B preferred stock and the holders of class A common stock on a pro rata basis. If there are shares of class B common stock outstanding, any excess assets or consideration that remain available for issuance after payment of $9.75 per share to the holders of series A preferred stock and series B preferred stock, 75% of the excess will be paid to the holders of series A preferred stock and class B common stock in the following proportion: the holders of class B common stock will receive that percentage of the 75% equal to the percentage of the outstanding shares of series A preferred stock, series B preferred stock, class A common stock and class B common stock represented by the number of outstanding shares of class B common stock, and the holders of the series A preferred stock will receive the balance of the excess; and 25% of the excess will be paid to the holders of the series B preferred stock, class A common stock and class B common stock in the following proportion: the holders of the class B common stock will receive that percentage of the 25% equal to the percentage of the outstanding shares of series A preferred stock, series B preferred stock, class A common stock and class B common stock represented by the number of outstanding shares of class B common stock, and the holders of the shares of series B preferred stock and class A common stock will receive the balance of the excess on a pro rata basis.

    The ownership of series A preferred stock, series B preferred stock and class A common stock of Parent immediately following the merger will be as follows:

                                                                  SERIES B       CLASS A
                                                 SERIES A        PREFERRED       COMMON
NAME                                          PREFERRED STOCK    STOCK (A)      STOCK (B)
----                                          ---------------   ------------   -----------
Aaron D. Spencer                                 4,184,582         82,500             --
Uno Associates                                   1,861,977             --             --
Mark Spencer                                       214,917             --             --
Lisa Cohen                                         183,557             --             --
Craig S. Miller                                         --        416,975        300,000
Paul W. MacPhail                                        --             --        300,000
Alan M. Fox                                             --        208,392        200,000
Robert M. Vincent                                       --        155,489        200,000

------------------------

(a) Options to purchase shares of series B preferred stock.

(b) Consisting of shares of class A common stock or options to purchase shares of class A common stock.

    The Continuing Stockholders will enter into agreements prior to the merger that will provide that so long as Parent or Uno, as the surviving corporation, remain private companies, shares of preferred stock and common stock will be subject to a right of first refusal first by Parent and then by Mr. Spencer.
Mr. Spencer also will have a right to require any third party purchaser of shares of capital stock held by the Continuing Stockholders also to purchase the same percentage of Mr. Spencer's shares that the third party proposes to purchase from any of the other Continuing Stockholders. If Mr. Spencer sells his controlling interest in Parent, all of the other Continuing Stockholders must also sell their shares of capital stock of Parent on the same terms and conditions. Each member of the Management Group will also sign a non-competition agreement on terms to be negotiated.

    After the completion of the merger, the stockholders of Parent may elect to sell their shares of Parent to a third party or otherwise engage in a merger or sale of Uno or Parent. No Continuing Stockholder has any plan, proposal or agreement with, or is engaged in negotiations with, a third party to take any of these actions.

    VOTING AGREEMENT

    The Continuing Stockholders have agreed to vote all of their shares of Uno common stock in favor of the adoption and approval of the merger agreement. The Continuing Stockholders are not required to vote for the merger agreement if either the board of directors or the special committee withdraws its recommendation of the merger or if the merger agreement is terminated. The Continuing Stockholders hold 6,811,118 shares of common stock or approximately 64% of the total number of issued and outstanding shares of Uno common stock.

    STOCK OPTION PLANS

    The executive officers of Uno, key employees of Uno and non-employee directors of Uno, are eligible to participate in one or more of Uno's current stock option plans. The purpose of the stock option plans is to provide increased incentives to participants, to encourage new employees and non-employee directors to become affiliated with Uno and to align the interests of such persons with those of the stockholders of Uno. The stock option plans are administered by the compensation committee of the board of directors. The compensation committee has the authority to determine the employees to whom the stock options are awarded, the terms upon which option grants shall be made and the number of shares subject to each option, all subject to the terms and conditions of the stock option plans. The stock option plans for non-employee directors do not provide the compensation committee with any discretion as to the number and terms of stock options or to whom and when they are granted.

    The directors and executive officers of Uno other than those directors or executive officers who are Continuing Stockholders held the following number of options to purchase shares of Uno common stock as of June 4, 2001:

                                                              NUMBER OF
DIRECTORS                                                      OPTIONS
James F. Carlin.............................................      18,735
Tamara P. Davis.............................................       9,419
John T. Gerlach.............................................      19,425
Kenneth D. Hill.............................................       9,419
James J. Kerasiotes.........................................       9,419

EXECUTIVE OFFICERS
Mark A. Jones...............................................      11,000
George W. Herz II...........................................      21,000
M. Heyward Whetsell, Jr.....................................      10,000

    Upon completion of the merger, the holders of options to purchase shares of Uno common stock, other than Mr. Spencer and the Management Group, will continue to have the right to purchase shares of common stock of Uno as the surviving corporation. As a result of the merger, the options continue as options to purchase shares of common stock of Uno as the surviving corporation. After the merger, Uno as the surviving corporation may, but has not yet decided to, offer to repurchase and cancel outstanding options of Uno as the surviving corporation. If it does, Mr. Miller intends to sell to Uno as the surviving corporation options to purchase approximately 82,500 shares of his Uno common stock. See "The Merger Agreement--Treatment of Stock Options."

    CHANGE IN CONTROL PROTECTION AGREEMENTS

    The compensation committee of the board of directors of Uno determined and the board of directors of Uno affirmed that it is in the best interests of Uno's stockholders, employees and customers to assure continuity of management of Uno's administration and operations in the event of a change in control. Therefore, Uno has entered into change in control protection agreements with each of its officers that provide, in general, for specified severance payments in the event that an officer of Uno is terminated, other than for cause, within two years of a change in control.

    A change in control will be deemed to have occurred, among other reasons, if:

    - the beneficial ownership interest of Aaron D. Spencer is reduced to less than 15% of the outstanding shares of Uno common stock;

    - another "person" becomes the beneficial owner of 35% or more of Uno common stock;

    - a majority of the board of directors of Uno is replaced within a period of two years; or

    - there is a sale of all, or substantially all, of Uno's assets.

    The change in control protection agreements provide for severance payments that are, in general, the equivalent of salary and benefits for periods ranging from between 12 and 24 months. Pursuant to their change in control protection agreements, Mr. Spencer and Mr. Miller would be entitled to severance payments equal to 24 months of salary and benefits, and Mr. MacPhail, Mr. Fox and Mr. Vincent would be entitled to severance payments equal to 18 months of salary and benefits.

    It is anticipated that Parent will replace the change in control protection agreements following the merger with new agreements for Mr. Spencer and the officers.

    TRANSACTIONS WITH AFFILIATES

    LEASES. Uno's executive offices are located in two adjacent buildings in West Roxbury, Massachusetts. The first, a three-story building owned by Charles Park Road, LLC, a Massachusetts limited liability company owned by Aaron D. Spencer, Mark Spencer and Lisa Cohen, is leased to Uno pursuant to a 10-year lease, commencing on March 30, 1987, with an option to renew for an additional five-year term. Currently, Uno is in the five-year option term. Uno's rent is $43,200 per year, and Uno is responsible for all taxes, utilities, insurance, maintenance and repairs. Uno also leases the adjacent facility, a two-story building owned by Charles Park Road, LLC, pursuant to a 15-year lease commencing on February 1, 1990, with options to renew for three additional five-year periods. Rent during the initial five-year period of the lease was $106,800 per year, increasing to $128,160 per year for the next five years, and to $153,792 per year for the final five years of the initial term of the lease. Uno is responsible for all taxes, utilities, insurance, maintenance and repairs. Rent during any option term will be 120% of the rent for the prior term of the lease. Uno believes that the terms of the leases for the two offices are as favorable as otherwise available in the real estate market.

    One Uno-owned restaurant in Boston, Massachusetts is located on the first floor of a six-story office building owned by Mr. Spencer. Mr. Spencer leases the entire building to Uno pursuant to a

15-year lease, commencing on March 29, 1997 and ending on March 29, 2012, at a rent of $162,000 per year for the first five years, $186,300 per year for the second five years and $214,245 per year for the last five years. The lease has two five-year renewal options with rent of $246,382 per year for the first renewal period and $283,339 per year for the second renewal period. Uno is responsible for all taxes, utilities, insurance, maintenance and repairs. The lease calls for Uno to pay the first $50,000 per year in capital improvements for the first five years of the lease, and the first $25,000 per year in capital improvements for the remaining 10 years of the initial lease. Capital improvements above this level are to be paid by Mr. Spencer. The lease provides that if Uno or Mr. Spencer were to terminate the lease, a new lease between Uno and Mr. Spencer relating only to the restaurant space of the building would become effective immediately. Uno currently sublets all but the restaurant space at rents that aggregate more than the $162,000 annual rent that Uno is currently obligated to pay Mr. Spencer. Uno believes that the terms of its occupancy are as favorable as those otherwise available in the real estate market.

    Uno and Mr. Spencer are currently negotiating a sale and leaseback transaction pursuant to which Uno plans to sell a portfolio of properties to Mr. Spencer for an aggregate consideration of approximately $12,000,000.
Mr. Spencer will then lease these properties back to Uno for an aggregate annual rental payment of approximately $1,400,000. For a more detailed description of this transaction, see "--Merger Financing."

    OTHER MATTERS. A corporation, wholly owned by Craig S. Miller, president and chief executive officer of Uno, and his brother, owns two franchised Pizzeria Uno restaurants in San Diego, California and one franchised unit in Chula Vista, California, all of which operate under Uno's standard unit franchise agreements. The restaurants are being operated by Mr. Miller's brother and Mr. Miller is not involved in the daily operations of the restaurants. The board of directors has determined that the franchise agreements are as favorable as otherwise available from nonaffiliated franchisees.

    On January 23, 1996, Uno loaned Mr. Miller the principal sum of $150,000 pursuant to a promissory note. The note bears interest at the rate of 7.3% per year payable in arrears on a quarterly basis commencing March 31, 1996. On September 27, 1998, Mr. Miller paid $75,000 in principal and on September 3, 1999, Mr. Miller paid an additional $20,000 in principal. The maturity date for the balance of the $55,000 in principal has been extended to September 30, 2001. The note is secured by all of Mr. Miller's real and personal property.

    On August 16, 1999, Uno loaned Mr. Spencer $385,050 to pay the $8.55 per share exercise price of options to purchase 41,250 shares of Uno's common stock together with the related withholding taxes. The loan was evidenced by a promissory note dated August 26, 1999 which bore interest at a rate of 6.68% per year. Mr. Spencer repaid the loan in full on March 8, 2000.

    To Uno's knowledge, after reasonable inquiry, all of the directors and executive officers of Uno who own shares of common stock of Uno currently intend to vote their shares "FOR" the proposal to adopt and approve the merger agreement.

    INDEMNIFICATION

    The Eighth Section of Uno's restated certificate of incorporation, as amended, eliminates the personal liability of Uno's directors to Uno or its stockholders for monetary damages for breaches of their fiduciary duty (subject to certain exceptions, such as breaches of the duty of loyalty to Uno or its stockholders), and provides that Uno may indemnify its officers and directors to the full extent permitted by law.

    Article VII of Uno's amended and restated bylaws includes provisions for indemnification of Uno's officers and directors to the extent permitted by the General Corporation Law of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware authorizes a corporation to indemnify its directors, officers, employees or agents in non-derivative suits if such party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, as determined in accordance with the Delaware General Corporation Law. Section 145 further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

    Uno has entered into indemnification agreements with each of its directors and with the following executive officers who are not also directors: Alan
M. Fox, Robert M. Vincent, Mark A. Jones, George W. Herz, II and M. Heyward Whetsell, Jr. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law for indemnification of directors and officers. The indemnification agreements provide that Uno will pay, to the fullest extent permitted by law, certain amounts incurred by a director or officer in connection with any civil, criminal, administrative, investigative or other action or proceeding where the individuals' involvement is by reason of the fact that he is or was a director or officer. Such amounts include, to the maximum extent permitted by law, attorney's fees, judgments, civil or criminal fines, penalties, settlement amounts and other expenses incurred in connection with legal proceedings. Uno also provides directors' and officers' liability insurance for all directors and officers.

    The merger agreement provides that Uno as the surviving corporation will, for six years after the effective time of the merger, continue to honor all indemnification obligations in force as of the date of the merger agreement and will not amend, repeal or otherwise modify those obligations in a way that would adversely affect the rights of the individuals who are covered by the indemnification obligations. In addition, following the completion of the merger, Uno as the surviving corporation is required to indemnify, defend, and hold harmless all current and former officers, directors and employees of Uno and its subsidiaries from all liabilities, costs, expenses and claims arising out of actions taken before the effective time of the merger in performance of their duties as directors or officers of Uno or any subsidiaries in connection with the transactions contemplated by the merger agreement. In addition, Uno as the surviving corporation is required to maintain its directors and officers' liability insurance policies in effect for six years after the effective time of the merger, except that Parent or Uno as the surviving corporation will not be required to pay insurance premiums in excess of 300% of the premiums it currently pays. Parent has agreed to cause Uno as the surviving corporation to comply with the obligations described in this paragraph and Parent has agreed to guaranty the obligations of Uno as the surviving corporation.

CERTAIN RISKS IN THE EVENT OF BANKRUPTCY

    If Uno is insolvent at the effective time of the merger or becomes insolvent as a result of the merger, the transfer of funds representing the $9.75 per share price payable to stockholders upon completion of the merger may be deemed to be a "fraudulent conveyance" under applicable law, and therefore may be subject to claims of creditors of Uno. If such a claim is asserted by the creditors of Uno after the merger, there is a risk that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Uno's trustee in bankruptcy all or a portion of the $9.75 per share in cash they received upon the completion of the merger.

    Based upon the projected capitalization of Uno at the time of the merger and projected results of operations and cash flow after the merger, management of Uno has no reason to believe that Uno and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the merger.

MERGER FINANCING

    GENERALLY. It is estimated that approximately $47 million will be required to complete the merger and pay related fees and expenses. See "--Estimated Fees and Expenses of the Merger." This sum will be provided by a combination of $75 million in senior secured debt financing and two sale-leaseback

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transactions providing gross proceeds of approximately $37 million. The proceeds from the sale and leaseback transactions will be used to reduce Uno's outstanding indebtedness under its existing $55 million credit facility. The new $75 million senior credit facility will replace the existing $55 million credit facility upon completion of the merger and will provide the financing for the merger. In one of the sale-leaseback transactions, which was completed on May 11, 2001, Uno sold and leased back from U.S. Realty Advisors, LLC a portfolio of 12 Pizzeria Uno Chicago Bar & Grill restaurants located in 10 states. In the other sale-leaseback transaction, Uno will sell to and leaseback from Aaron D. Spencer a portfolio of six restaurants and two non-restaurant properties located in four states. Uno, Parent and Newco have received a commitment letter from Fleet National Bank and SunTrust Bank to provide the debt financing. Uno and Mr. Spencer have not signed a term sheet, letter of intent or commitment letter for the proposed sale and leaseback with Mr. Spencer of the portfolio of Pizzeria Uno Chicago Bar & Grill restaurants and non-restaurant properties. Upon completion of the sale and leaseback transaction with Mr. Spencer, Uno will not have any remaining unencumbered owned real estate available for future financing.

    If the merger is completed, Uno as the surviving corporation, expects to repay the debt incurred in connection with the merger primarily through cash flow generated from operations in the ordinary course of business and/or through refinancing. No alternative financing arrangements or alternative financing plans have been made in the event that these financing arrangements are not completed.

    The documentation governing the senior secured debt financing and the sale and leaseback transactions with Mr. Spencer has not yet been finalized and, accordingly, remains subject to change.

    DEBT FINANCING

    The commitment letter for the debt financing from Fleet National Bank and SunTrust Bank provides for a senior credit facility consisting of a $20 million revolving credit facility, a Term A loan of $40 million and a Term B loan of $15 million. Only a portion of the proceeds from the senior credit facility will be used to finance the merger. The remaining proceeds under the senior credit facility will be used to refinance existing indebtedness of Uno to Fleet National Bank and SunTrust Bank in the amount of $27,000,000 as of June 1, 2001, for working capital and other general corporate purposes. The lenders will be Fleet National Bank and SunTrust Bank and they intend to syndicate the senior credit facility to other financial institutions.

    The credit facility documentation is expected to contain customary representations and warranties by Parent and Uno, including representations and warranties relating to organization, authority, enforceability, financial statements, compliance with law and other instruments, absence of material adverse changes, absence of material litigation, absence of defaults, absence of conflicts with material agreements, payment of taxes and certain business specific matters.

    The credit facility documentation also is expected to contain numerous restrictive covenants, including usual and customary financial covenants and covenants related to capital expenditures, mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, transactions with affiliates, distributions and dividends and use of proceeds.

    The credit facility documentation also is expected to contain standard events of default, including, among other events, defaults based on failure to pay interest, principal or other amounts when due, failure to comply with covenants, inaccurate or false representations or warranties, cross defaults, change of control, judgment defaults, ERISA, bankruptcy and insolvency.

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
    The following is a summary of the material conditions which must be satisfied for Fleet National Bank and SunTrust Bank and their syndication of other financial institutions to fund the amount contemplated by the commitment letter:

    - satisfactory completion by the lenders of their due diligence;

    - satisfactory completion of loan and security documentation;

    - satisfactory indemnification and environmental reports on any owned real estate;

    - satisfactory corporate and capital structure of Uno immediately following the going private transaction, including a minimum equity capital contribution by the Continuing Stockholders to Parent (equal to at least 6,445,000 shares of Uno common stock held by the Spencer Group in exchange for an equal number of shares of Series A Preferred Stock of Parent and at least 863,356 options to purchase shares of Uno common stock held by Mr. Spencer and each member of the Management Group shall be canceled and options to purchase an equal number of shares of Series B Preferred Stock of Parent shall be received by such individuals), the completion of the sale and leaseback transactions, and a maximum of $12,250,000 borrowed under the revolving line of credit on the first day of use;

    - completion of the merger of Newco into Uno in accordance with the terms of the merger agreement;

    - the absence of any litigation or other proceeding which could impair the completion of the transactions contemplated by the senior credit facility, such transactions include the payment of the merger consideration, and the refinancing of existing indebtedness of Uno to Fleet National Bank and SunTrust Bank;

    - a leverage ratio not exceeding 2.37X after giving effect to the borrowings on the closing date;

    - the last four quarters earnings before interest, taxes, depreciation and amortization not being less than $30 million;

    - the absence of any material adverse change in the assets or business of Uno as represented in Uno's Annual Report on Form 10-K for the fiscal year ended October 1, 2000 and any other subsequent filings with the Securities and Exchange Commission;

    - the absence of any material adverse changes in governmental regulation or policy affecting the lenders or Uno;

    - the absence of any material changes or disruptions in the syndication, financial or capital markets that could materially impair the syndication of the senior credit facility prior to the closing;

    - satisfactory 6-year projections prepared by Uno management based upon reasonable assumptions and no material misstatements in or material omissions from materials previously delivered to the banks;

    - repayment of Uno's existing debt with the proceeds of the senior credit facility, except for certain capital lease obligations and other mortgage debt;

    - all filings and other actions required to create and perfect a first priority security interest in the collateral of Uno and its subsidiaries and such collateral being free and clear of all other liens (subject to certain exceptions);

    - receipt by the lenders of a certificate of an officer of Uno as to Uno's solvency on a consolidated basis after the merger;

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
    - the lenders' receipt of satisfactory evidence of compliance with all applicable laws, applicable third party consents, corporate approvals and customary legal opinions, and

    - Uno shall have paid the fees and reasonable expenses payable in connection with the senior credit facilities.

    The lenders are aware of the litigation filed by Bruce Cox, as described under the heading "Special Factors--Litigation Challenging the Merger." Although it is not expected that the litigation filed by Bruce Cox will result in a failure to satisfy the condition to closing that there be an absence of any litigation which could impair the completion of the transactions contemplated by the senior credit facilities, if there is a material change in the litigation it is possible that the lenders may not complete the financing.

    Borrowings under the credit facility will be secured by a perfected first priority security interest in all the assets of Parent and Uno other than certain personal property located in the restaurants subject to the sale and leaseback transactions with U.S. Realty Advisors, LLC. The assets include, but are not limited to, accounts and notes receivable, intercompany loans, franchise agreements, inventory, equipment, owned real property, all licenses, capital stock of Uno's subsidiaries and intangible assets (including patents, trademarks and copyrights), subject to exceptions to be agreed upon. The collateral also will be secured by a pledge of and security interest in 100% of the outstanding capital stock of Uno and each of its subsidiaries. The credit facility will be guaranteed by the Parent and all existing or subsequently acquired or organized direct and indirect subsidiaries of Uno.

    Interest on the revolving credit facility and the Term A loan and the Term B loan will be calculated initially as a function of Fleet's base rate or the eurodollar rate plus, in each case, an applicable margin. The base rate is defined as the higher of the base rate announced by Fleet National Bank from time to time or the federal funds rate plus 1/2%. The applicable margin for the base rate is 2.00% and for the eurodollar rate is 3.50% for the revolving line and for the Term A loan. The applicable margin for the base rate is 2.50% and the eurodollar rate is 4.00% for the Term B loan. The interest rate is subject to reduction based on the leverage of Uno as the surviving corporation at various times.

    The revolving credit under the credit facility terminates five years after the closing of the senior credit facility. Uno will be required to repay the Term A loan in quarterly installments commencing on the last day of the sixth month following the closing date of the senior credit facility and until five years after the closing of the senior credit facility. Uno will be required to repay the Term B loan in quarterly installments commencing on the last day of the sixth month following the closing date of the senior credit facility and until six years after the closing of the senior credit facility. The repayment of the Term A and Term B loans is to be made in accordance with an amortization of payments to be set forth in the definitive documentation. Advances under the revolving credit facility may be borrowed, repaid and reborrowed until maturity on the fifth anniversary of the closing of the senior credit facility.

    Uno has agreed with Parent to share the fees and expenses payable to Fleet National Bank and SunTrust for the credit facility. Uno will pay two-thirds and Parent will pay one-third of these fees and expenses, including indemnification obligations. Aaron D. Spencer has paid the fees required to be paid by Parent to date and has guaranteed the obligations of Parent to pay its one-third of the fees, expenses and indemnification and the obligations of Parent and Newco under the merger agreement pursuant to a limited recourse guaranty. Uno has recourse under Mr. Spencer' guaranty only to a maximum of 500,000 shares of Mr. Spencer's Uno common stock and not to Mr. Spencer personally.

    SALE AND LEASEBACK OF PORTFOLIO RESTAURANTS TO U.S. REALTY ADVISORS

    In May 2001, Uno completed the sale and leaseback of a portfolio of 12 Pizzeria Uno Chicago Bar & Grill restaurant properties located in 10 states provides for approximately $25.0 million of gross

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proceeds. U.S. Realty Advisors, LLC, the purchaser of the properties, obtained mortgage financing from FFCA Funding Corporation. FFCA Funding Corporation was granted a first mortgage on the properties.

    The leaseback to Uno from U.S. Realty Advisors, LLC is pursuant to a long term master lease. The master lease is an unconditional, bond-type, triple net lease with a term of 20 years and four five-year renewal terms at Uno's option. The sale and leaseback documentation contains customary representations and warranties, financial covenants and indemnities by Uno.

    The aggregate annual rent for the properties is payable in equal monthly installments in advance. There are three options for rent payments. The annual base rent currently is approximately $2.7 million.

    SALE AND LEASEBACK OF PROPERTIES TO AARON D. SPENCER

    The sale and leaseback transaction with Mr. Spencer is expected to be on terms substantially similar to those contained in the agreements between Uno and U.S. Realty Advisors, LLC. The transactions with Mr. Spencer are expected to take place in two phases. The first phase relates to the sale of two restaurants and two non-restaurant properties. The second phase is expected to relate to four additional Pizzeria Uno Chicago Bar & Grill restaurant properties.

    The sale of the properties in the first phase is expected to provide Uno with approximately $7.5 million of gross proceeds. The valuation and sale price of the properties in the first phase was based on Uno's book value for the properties. Uno obtained one independent appraisal for each of the non-restaurant properties and two appraisals for each of the restaurant properties. The aggregate average of the two appraisals for both restaurant properties is $3.3 million and the aggregate appraisals for the two non-restaurant properties is $3 million. The aggregate book value valuation and sale price for all of the properties exceeds the sum of the appraised values of the non-restaurant properties and the average of the appraised values for each of the restaurant properties.

    The sale of the properties in the second phase is expected to provide Uno with approximately $4.6 million of gross proceeds. Uno did not obtain independent appraisals for any of the properties in the second phase because the fair market value of these properties was readily ascertainable by other appropriate methods including the following: Of the four restaurant properties in the second phase, one property is currently leased by Uno to a third party. The lease gives the tenant an option to purchase the property at a stated value. Uno will sell the property in the sale and leaseback transaction with Mr. Spencer at that valuation. Uno purchased the second property in October 2000. It will sell this property at the same price in the sale and leaseback with Mr. Spencer. The remaining two properties which are subject to Mr. Spencer's sale and leaseback transaction will be valued at Uno's book value. Uno first intended to include these properties in the sale and leaseback transaction with U.S. Realty Advisors, LLC, but U.S. Realty Advisors, LLC declined to purchase them at book value. Consequently, Uno believes that the book value price which Mr. Spencer will pay in the sale and leaseback is at least as favorable a price as Uno could obtain from an independent third party.

    Mr. Spencer expects to obtain mortgage financing from General Electric Capital Business Asset Funding Corporation on the properties purchased from Uno. Mr. Spencer has received two commitment letters from General Electric Capital Business Asset Funding Corporation to provide Mr. Spencer mortgage financing for the first phase of the sale and leaseback transaction. One of the commitment letters, dated January 11, 2001, relates to the two restaurant properties, and the other commitment letter, dated March 7, 2001, relates to the two non-restaurant properties.

    The commitment letter for the restaurant properties is for up to a $4.05 million loan with interest at 8.375% per year. The commitment letter for the non-restaurant properties is for up to $2.25 million with interest at 7.95% per year. Principal on both loans will be paid and amortized in equal monthly

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
installments over a 20 year period. The amount of the loans will be based upon the lesser of 90% of the purchase price or 75% of the appraised value of the properties based upon an appraisal to be conducted subject to the approval of General Electric Capital Business Asset Funding Corporation. Both loans will be secured by a mortgage on the properties and will be personally guaranteed by Mr. Spencer. The borrower is required to pay all of the out of pocket costs of General Electric Capital Business Asset Funding Corporation in connection with the loans. The loans are subject to a number of conditions, including:

    - completion and execution of satisfactory loan and mortgage documentation;

    - receipt of acceptable financial information for the borrower and guarantor, and no material adverse change in the financial condition of borrower or guarantor;

    - satisfactory review of sales and profit and loss information for the two restaurant properties;

    - completion of satisfactory leases for the properties;

    - receipt of an acceptable appraisal of the properties;

    - receipt of acceptable environmental site assessments for the properties;

    - compliance with applicable laws and regulations; and

    - receipt of a satisfactory survey and completion of a satisfactory site inspection in the case of the non-restaurant properties.

    The commitment letters were to expire initially on April 30, 2001 although they could be extended to June 30, 2001 upon payment of a fee by Mr. Spencer. General Electric Capital Business Asset Funding Corporation has informally extended the expiration date without the payment of any fee by Mr. Spencer.

    The leaseback to Uno from Mr. Spencer will be pursuant to a long term master lease. The master lease is expected to be an unconditional, bond-type, triple net lease with a term of 20 years and four five-year renewal terms at the tenant's option. The sale and leaseback documentation is expected to contain customary representations and warranties, financial covenants and indemnities by Uno.

    Mr. Spencer's commitment to complete the sale and leaseback is subject to the satisfaction of customary conditions and covenants, including customary due diligence. The following is a summary of the material conditions to be satisfied in order for Mr. Spencer to fund the amount contemplated by the commitment letter:

    - the approval and acceptance by Mr. Spencer and General Electric Capital Business Asset Funding Corporation of each of the properties, including a satisfactory review of property-level economics;

    - the review and approval by Mr. Spencer and General Electric Capital Business Asset Funding Corporation of title and surveys for the properties, the master lease, site inspection reports and other customary items of due diligence and no material adverse change with respect to each of the properties between the date of such approval and closing of the financing;

    - mutual acceptance of transaction documents, perfection of liens on the land, buildings and improvements (including real estate and trade fixtures) and satisfaction of customary closing conditions and due diligence in form and substance satisfactory to all parties and their respective legal counsel;

    - no material adverse change of Uno's financial condition between the date of the commitment and closing of the financing; and

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
    - closing of the mortgage financing provided by General Electric Capital Business Asset Funding Corporation.

    The closing of the transactions contemplated by the first phase is expected to occur in June 2001. The closing of the transactions contemplated by the second phase is expected to occur simultaneously with, and is conditioned upon, the completion of the merger.

    The aggregate annual rent for the properties will be payable in equal monthly installments in advance. The base rent for the properties leased in the first phase is expected to be approximately $857,000 per year and the base rent for the properties leased in the second phase is expected to be approximately $532,000.

ESTIMATED FEES AND EXPENSES OF THE MERGER

    Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Prior to the signing of the merger agreement, Uno agreed to reimburse $100,000 of the expenses of the Continuing Stockholders incurred prior to March 1, 2001 in connection with their going private proposal.

    In the event the merger agreement is terminated for one of the reasons described below, Uno will be required to reimburse Parent and Newco for one of the following amounts depending on the reason why the merger agreement is terminated. First, if the reason for the termination of the merger agreement is not within the reasonable control of the stockholders of Parent, Uno must reimburse Parent for up to an additional $500,000 of Parent's and Newco's reasonable expenses. Second, Uno will reimburse up to $1,500,000 of Parent's and Newco's expenses if the merger agreement is terminated by Uno because (1) the special committee or the board of directors fails to recommend approval of the merger agreement or modifies its recommendation in a manner adverse to Parent or Newco, (2) a claim or suit is threatened or instituted which could prevent or rescind the merger or have a material adverse effect on Uno or Parent, or
(3) the special committee discusses a proposed acquisition by a third party to acquire more than 10% and less than 50% of the outstanding common stock of Uno, the third party acquires shares of Uno's common stock and the merger agreement is not approved by the holders of a majority of the shares of common stock held by stockholders other than the Continuing Stockholders at the special meeting. Finally, in the event that the merger agreement is terminated by Uno because the special committee accepts a superior proposal, Uno will pay Parent a termination fee of $1,500,000 and will reimburse up to $1,500,000 of Parent's and Newco's expenses.

    Uno has agreed with Parent to share the fees and expenses payable to Fleet National Bank and SunTrust for the credit facility. Uno will pay two-thirds and Parent will pay one-third of these fees and expenses, including indemnification obligations. Aaron D. Spencer has paid the fees required to be paid by Parent to date and has guaranteed the obligations of Parent to pay its one-third of the fees, expenses and indemnification and the obligations of Parent and Newco under the merger agreement pursuant to a limited recourse guaranty. Uno has recourse under Mr. Spencer's guaranty only to a maximum of 500,000 shares of Mr. Spencer's Uno common stock and not to Mr. Spencer personally. Mr. Spencer may, in his discretion, satisfy his obligations under the guaranty in cash or by delivering shares of Uno common stock, which will be deemed to have a value of $9.75 per share.

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
    Fees and expenses of the merger are estimated to be as follows:

DESCRIPTION                                                     AMOUNT
-----------                                                   ----------
Filing Fees (SEC)...........................................  $    8,893
Debt financing fees and expenses............................  $2,000,000
Adams, Harkness & Hill transaction fee......................  $  285,000(1)
Tucker Anthony transaction fee..............................  $  100,000(2)
Legal, accounting and financial advisors' fees and
  expenses..................................................  $  750,000
Accounting fees and expenses................................  $  100,000
Printing and mailing costs..................................  $  100,000
Miscellaneous...............................................  $  250,000
                                                              ----------
Total.......................................................  $3,593,893

------------------------

(1) These fees and expenses have been paid to Adams, Harkness & Hill and are not contingent upon completion of the merger.

(2) Of the fees and expenses of Tucker Anthony, $25,000 has been paid by the Continuing Stockholders and the remaining $75,000 will be paid upon completion of the merger.

    These expenses will not reduce the merger consideration to be received by Uno stockholders.

FEDERAL INCOME TAX CONSEQUENCES

    Upon completion of the merger, each outstanding share of Uno common stock (other than shares held by Parent and other than shares as to which appraisal rights are properly exercised) will be converted into the right to receive the $9.75 in cash, without interest.

    The following discussion is a summary of the principal United States federal income tax consequences of the merger to stockholders whose shares are surrendered pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights). The discussion applies only to stockholders in whose hands shares of Uno common stock are capital assets, and may not apply to shares of Uno common stock received pursuant to the exercise of employee stock options or otherwise as compensation, or to stockholders who are not citizens or residents of the United States.

    The United States federal income tax consequences set forth below are based upon present law. Because individual circumstances may differ, each stockholder is urged to consult his or her own tax advisor to determine the applicability of the rules discussed below to him or her and the particular tax effects of the merger, including the application and effect of state, local and other tax laws.

    The receipt of cash pursuant to the merger (including any cash amounts received by dissenting stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended, and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a stockholder will recognize gain or loss equal to the difference between the cash received by the stockholder pursuant to the merger and the stockholder's adjusted tax basis in the shares of Uno common stock surrendered in the merger. Such gain or loss will be capital gain or loss and will be long term gain or loss if, on the effective date of the merger, the shares of Uno common stock were held for more than one year. There are limitations on the deductibility of capital losses.

    Payments in connection with the merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the stockholder fails to furnish such stockholder's social security number or other taxpayer identification number, or furnishes an incorrect taxpayer identification number. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure

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
to furnish correct information and for failure to include the reportable payments in income. Stockholders should consult with their own tax advisors as to the qualifications for exemption from withholding and procedures for obtaining such exemption.

    Neither Parent nor Newco will recognize gain or loss for United States federal tax purposes as a result of the merger. Mr. Spencer, Uno Associates, Lisa Cohen and Mark Cohen will not recognize gain or loss for federal income tax purposes as a result of their exchange of Uno common stock for Parent capital stock. The aggregate tax basis of the Parent capital stock received in exchange for Uno common stock will be the same as the aggregate tax basis of the Uno common stock surrendered in the exchange. The holding period of Parent capital stock received as a result of the exchange will include the holding period of the Uno common stock surrendered.

    There will be no United States federal tax consequences to Uno as a result of the merger.

ANTICIPATED ACCOUNTING TREATMENT OF MERGER

    The merger is essentially the combination of two companies under common control. Under generally accepted accounting principles, the combination of entities under common control is accounted for like a pooling of interests; accordingly there will be no change in the accounting basis of the assets and liabilities.

CERTAIN REGULATORY MATTERS

    Uno, Parent, Newco and the Continuing Stockholders do not believe that any governmental filings are required with respect to the merger other than (i) the filing of the certificate of merger with the Secretary of State of the State of Delaware, (ii) filings with the Securities and Exchange Commission and the New York Stock Exchange, (iii) approval from certain liquor licensing authorities and (iv) filings relating to franchises. Uno, Parent, Newco and the Continuing Stockholders do not believe that they are required to make a filing with the Department of Justice and the Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, although each agency has the authority to challenge the merger on antitrust grounds before or after the merger is completed.

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
APPRAISAL RIGHTS

    Under Section 262 of the Delaware General Corporation Law, referred to as the "DGCL," any holder of common stock who does not wish to accept $9.75 per share in cash for the holder's shares of common stock may exercise appraisal rights under the DGCL and elect to have the fair value of the holder's shares of common stock on the date of the merger (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash, together with a fair rate of interest, if any, provided that the holder complies with the provisions of
Section 262 of the DGCL.

    The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Exhibit B to this proxy statement. All references in Section 262 and in this summary to a "stockholder" are to the record holder of the shares of common stock as to which appraisal rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER TO PERFECT APPRAISAL RIGHTS.

    Under Section 262, where a proposed merger is to be submitted for adoption and approval at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This proxy statement constitutes that notice to the holders of common stock, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Exhibit B. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve that right should review carefully the following discussion and Exhibit B to this proxy statement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of the common stock, Uno believes that stockholders who consider exercising such appraisal rights should seek the advice of counsel, which counsel or other appraisal services will not be paid for by Uno. FAILURE TO COMPLY WITH THE PROCEDURES SPECIFIED IN
SECTION 262 TIMELY AND PROPERLY WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS.

    FILING WRITTEN OBJECTION. Any holder of common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

    - as more fully described below, the holder must deliver to Uno a written demand for appraisal of the holder's shares before the vote on the merger agreement at the special meeting, which demand must reasonably inform Uno of the identity of the holder and that the holder intends to demand the appraisal of the holder's shares;

    - the holder must not vote the holder's shares of common stock in favor of the merger agreement at the special meeting or consent thereto in writing pursuant to Section 228 of the DGCL; and

    - the holder must continuously hold the shares from the date of making the demand through the effective time of the merger; a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers those shares before the effective time of the merger, will lose any right to appraisal in respect of those shares.

    The written demand for appraisal must be in addition to and separate from any proxy or vote. Neither voting (in person or by proxy) against, abstaining from voting or failing to vote on the merger agreement and the merger will constitute a written demand for appraisal within the meaning of Section 262.

    Only a holder of record of shares of common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares of common stock

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registered in that holder's name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the applicable stock certificates, should specify the stockholder's name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder's common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more other beneficial owners while not exercising appraisal rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective time of the merger).

    Any stockholder may withdraw its demand for appraisal and accept $9.75 per share by delivering to Uno a written withdrawal of the stockholder's demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of Uno as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If Uno as the surviving corporation does not approve a stockholder's request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than $9.75 per share.

    A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to Uno Restaurant Corporation, 100 Charles Park Road, West Roxbury, Massachusetts 02132, Attn.: George W. Herz II, Secretary.

    NOTICE BY UNO. Within 10 days after the effective time of the merger, Uno, the surviving corporation, must send a notice as to the effectiveness of the merger to each former stockholder of Uno who (1) has made a written demand for appraisal in accordance with Section 262 and (2) has not voted to approve and adopt, nor consented to, the merger agreement.

    Under the merger agreement, Uno has agreed to give Parent prompt notice of any demands for appraisal received by Uno. In addition, a condition to the completion of the merger requires the holders of no more than 5% of the total number of outstanding shares of Uno common stock request to exercise their appraisal rights. Parent has the right to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Uno will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

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    Within 120 days after the effective time of the merger, any former stockholder of Uno who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Uno as the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Uno as the surviving corporation must mail that statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

    FILING A PETITION FOR APPRAISAL. Within 120 days after the effective date of the merger, either Uno as the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all such stockholders. Uno is under no obligation, and has no present intent, to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Uno as the surviving corporation will file such a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time and the manner prescribed in Section 262. Inasmuch as Uno has no obligation to file such a petition, the failure of a stockholder to do so within the time specified could nullify the stockholder's previous written demand for appraisal.

    A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Uno as the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by Uno as the surviving corporation. After notice to those stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. If any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

    DETERMINATION OF FAIR VALUE. After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

    STOCKHOLDERS CONSIDERING SEEKING APPRAISAL SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 COULD BE MORE THAN, THE SAME AS OR LESS THAN THE $9.75 PER SHARE THEY WOULD RECEIVE UNDER THE MERGER AGREEMENT IF THEY DID NOT SEEK APPRAISAL OF THEIR SHARES. STOCKHOLDERS SHOULD ALSO BE AWARE THAT INVESTMENT BANKING OPINIONS ARE NOT OPINIONS AS TO FAIR VALUE UNDER SECTION 262.

    In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which

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throw any light on future prospects of the merged corporation." Furthermore, the court may consider "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation."

    The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.

    ANY STOCKHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY APPRAISAL RIGHTS.

LITIGATION CHALLENGING THE MERGER

    On October 25, 2000, Bruce Cox filed a class action complaint in the Court of Chancery of the State of Delaware for New Castle County against Uno, Aaron D. Spencer and each of the current directors of Uno. The complaint alleges that the directors breached their fiduciary duties to the plaintiff because Mr. Spencer and certain members of senior management of Uno timed a proposed acquisition of the outstanding shares of Uno in order to freeze out Uno's public stockholders and to capture for themselves Uno's future potential without paying an adequate or fair price to Uno's public stockholders. The plaintiff seeks to have the action maintained as a class action, to have the defendants enjoined from proceeding with or closing the proposed transaction and to recover unspecified costs of the action. The class is alleged to include all public shareholders of Uno, excluding the defendants and their affiliates. Uno has filed a motion to dismiss on the basis of ripeness and intends to defend vigorously against the complaint.

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                              THE MERGER AGREEMENT

    The description of the merger agreement contained in this proxy statement describes the material terms of the merger agreement. A complete copy of the merger agreement, without exhibits, appears in Exhibit A to this proxy statement and is incorporated by reference. You are urged to read the entire merger agreement as it is the legal document that governs the merger.

THE MERGER

    The merger agreement provides that, subject to the conditions summarized below, Newco will merge with and into Uno. Upon completion of the merger, Newco will cease to exist and Uno will continue as the surviving corporation.

EFFECTIVE TIME OF MERGER

    The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware General Corporation Law or at such later time as is specified in the certificate of merger. This time is referred to as the "effective time." The filing is expected to occur as soon as practicable after adoption and approval of the merger agreement by Uno stockholders at the special meeting and satisfaction or waiver of the other conditions to the merger set forth in the merger agreement.

CERTIFICATE OF INCORPORATION, BYLAWS AND DIRECTORS AND OFFICERS OF UNO AS THE
  SURVIVING CORPORATION

    When the merger is completed:

    - the certificate of incorporation of Newco as in effect immediately prior to the effective time will be the certificate of incorporation of Uno as the surviving corporation;

    - the bylaws of Newco in effect immediately prior to the effective time will be the bylaws of Uno as the surviving corporation;

    - the directors of Newco immediately prior to the effective time will become the directors of Uno as the surviving corporation; and

    - the officers of Newco immediately prior to the effective will become officers of Uno as the surviving corporation.

CONVERSION OF COMMON STOCK

    At the effective time, each outstanding share of Uno common stock will automatically be converted into and represent the right to receive $9.75 in cash, without interest, referred to as the merger consideration, except for:

    - shares of Uno common stock held by Parent that will be converted into an equal number of shares of common stock of Uno, as the surviving corporation in the merger;

    - shares held by stockholders seeking appraisal rights in accordance with Delaware law; and

    - shares held by Uno in treasury that will be canceled without any payment thereon.

    At the effective time, each outstanding share of capital stock of Newco will be converted into and exchanged for that number of shares of common stock of Uno as the surviving corporation, equal to that number of shares of Uno common stock outstanding immediately before the effective time, less the number of shares of Uno common stock held by Parent at the effective time.

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PAYMENT FOR SHARES

    When and as needed, but in any event prior to or simultaneous with the effective time, Parent or Newco will deposit with the paying agent appointed by Parent sufficient funds to pay the merger consideration. Promptly after the effective time, Uno as the surviving corporation will cause to be mailed to each record holder of shares of Uno common stock immediately prior to the effective time a letter of transmittal and instructions to effect the surrender of their certificate(s) in exchange for payment of the merger consideration.

    STOCKHOLDERS OF UNO SHOULD NOT FORWARD STOCK CERTIFICATES TO THE PAYING AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

    The holder will be entitled to receive $9.75 per share only upon surrender to the paying agent of a share certificate, together with such letter of transmittal, duly completed in accordance with the instructions thereto. If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the share certificate is registered, it will be a condition of payment that (1) the share certificate so surrendered be properly endorsed or otherwise in proper form for transfer and (2) the person requesting such exchange pay any transfer or other taxes that may be required to the satisfaction of the paying agent. No interest will be paid or accrued upon the surrender of the share certificates for the benefit of holders of the share certificates on any merger consideration.

    One year following the effective time, Parent will cause the paying agent to deliver to Uno as the surviving corporation all cash and documents in its possession, which have been deposited with the paying agent and which have not been disbursed to holders of share certificates. Thereafter, holders of certificates representing shares of Uno common stock outstanding before the effective time will surrender their certificates to Uno as the surviving corporation and will be entitled to look only to Uno as the surviving corporation for payment of any claims for merger consideration to which they may be entitled. Uno, Parent, Newco and the paying agent will not be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

TRANSFER OF SHARES

    At the effective time, the stock transfer books of Uno will be closed and there will be no further transfers on the records of Uno as the surviving corporation, or its transfer agent of certificates representing shares of Uno common stock outstanding before the effective time and any such certificates presented to Uno as the surviving corporation for transfer, other than shares held by stockholders seeking appraisal rights, will be canceled. From and after the effective time, the holders of share certificates representing shares of Uno common stock before the effective time will cease to have any rights with respect to these shares except as otherwise provided for in the merger agreement or by applicable law. All merger consideration paid upon the surrender for exchange of those share certificates in accordance with the terms of the merger agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the share certificates.

TREATMENT OF STOCK OPTIONS

    Each outstanding option granted under Uno's stock option plans will remain outstanding and subject to the terms pursuant to which the options were issued.

UNO STOCKHOLDER APPROVAL

    Uno has agreed to use its reasonable efforts to solicit proxies in favor of the adoption and approval of the merger agreement, provided that the special committee and the board of directors may each withdraw or modify its respective recommendation relating to the merger agreement and the merger if the special committee or the board of directors determines in good faith after consultation

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with its legal and financial advisor that the merger is no longer in the best interests of Uno's stockholders and that such withdrawal or modification is, therefore, advisable in order to satisfy its fiduciary duties to Uno's stockholders.

INDEMNIFICATION AND INSURANCE

    The merger agreement provides that Uno as the surviving corporation will, for six years after the effective time of the merger, continue to honor all indemnification obligations in force as of the date of the merger agreement and will not amend, repeal or otherwise modify those obligations in a way that would adversely affect the rights of the individuals who are covered by the indemnification obligations. In addition, following the completion of the merger, Uno as the surviving corporation is required to indemnify, defend, and hold harmless all current and former officers, directors and employees of Uno and its subsidiaries from all liabilities, costs, damages, expenses and claims arising out of actions taken before the effective time in performance of their duties as directors or officers of Uno or any subsidiaries in connection with the transactions contemplated by the merger agreement. In addition, Uno is required to maintain its directors and officers' liability insurance policies in effect for six years after the effective time of the merger, except that Parent or Uno, as the surviving corporation will not be required to pay annual insurance premiums in excess of 300% of the premiums it currently pays. Parent has agreed to cause Uno as the surviving corporation to comply with the obligations described in this paragraph and Parent has agreed to guaranty the obligations of Uno, as the surviving corporation.

REPRESENTATIONS AND WARRANTIES

    ALL REPRESENTATIONS AND WARRANTIES ARE SUBJECT TO VARIOUS QUALIFICATIONS AND LIMITATIONS. THE SECTION REFERENCE IN THE PARENTHETICAL FOLLOWING EACH BULLET POINT DIRECTS YOU TO THE SECTION OF THE MERGER AGREEMENT WHERE THESE QUALIFICATIONS AND LIMITATIONS TO THE REPRESENTATIONS AND WARRANTIES ARE DESCRIBED.

    The merger agreement contains various customary representations and warranties of Uno (which will not survive completion of the merger) relating to, among other things:

    - Uno's due organization, valid existence, good standing and necessary corporate power and authority of Uno and its subsidiaries to carry on their business (see Section 2.1);

    - Uno's restated certificate of incorporation, as amended, and amended and restated bylaws and the equivalent document for each of the subsidiaries of Uno (see Section 2.2);

    - the capitalization of Uno (see Section 2.3);

    - authorization, execution, delivery and enforceability of the merger agreement (see Section 2.4);

    - the absence of any conflicts between the merger agreement and Uno's restated certificate of incorporation, as amended, and amended and restated bylaws, and charter or bylaws of any Uno subsidiary, and any applicable laws (see Section 2.5);

    - the absence of consents, approvals, authorizations or permits of governmental authorities, except those specified in the merger agreement, required for Uno to complete the merger (see Section 2.5);

    - the absence of material liabilities or obligations, except as disclosed in Uno's reports filed with the Securities and Exchange Commission and certain liabilities or obligations specified in the merger agreement (see
      Section 2.8);

    - the adequacy and accuracy of filings made by Uno with the Securities and Exchange Commission (see Section 2.6);

    - the accuracy of information concerning Uno in this proxy statement (see
      Section 2.10);

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    - the conduct of Uno's business and operations in the ordinary course of business since October 2, 2000, except as disclosed in Uno's reports filed with the Securities and Exchange Commission and the absence of any material adverse effect, any amendments or changes in the restated certificate of incorporation, as amended, or amended and restated bylaws of Uno, and any sale of a material amount of property of Uno or any of its subsidiaries (see Section 2.7);

    - the absence of any action, claim, suit, investigation or proceeding actually pending or threatened against Uno or its subsidiaries that if adversely determined, would, individually or in the aggregate, be reasonably expected to have a material adverse effect on Uno's business or operations, except for those disclosed in Uno's reports filed with the Securities and Exchange Commission (see Section 2.9);

    - brokers', finders' and investment bankers' fees (see Section 2.12);

    - the inapplicability of Delaware anti-takeover laws (see Section 2.13); and

    - approval of the merger agreement by the holders of Uno's outstanding shares of common stock as being the only vote of the holders of any class or series of Uno's capital stock necessary under Uno's restated certificate of incorporation, as amended, and Delaware law to approve the merger agreement (see Section 2.14).

    The merger agreement contains various customary representations and warranties of Parent and Newco (which will not survive completion of the merger) relating to, among other things:

    - the due organization, valid existence, good standing and necessary corporate power and authority of Parent and Newco to carry on their business (see Section 3.1);

    - the capitalization of Parent and Newco (see Section 3.2);

    - the authorization, execution, delivery and enforceability of the merger agreement (see Section 3.3);

    - the absence of consents, approvals, authorization or permits of governmental authorities, except those specified in the merger agreement, required for Parent or Newco to complete the merger (see Section 3.4);

    - the absence of any conflicts between the merger agreement and Parent's or Newco's certificate of incorporation or bylaws, any applicable law or other contracts or documents (see Section 3.4);

    - the accuracy of information concerning information provided by Parent or Newco in connection with this proxy statement (see Section 3.5);

    - the transferring by the members of the Spencer Group of their shares of Uno common stock to Parent and the voting by the Continuing Stockholders of their shares of Uno common stock in favor of the merger agreement (see
      Section 3.6);

    - brokers', finders' and investment bankers' fees (see Section 3.7);

    - financing commitments obtained from third parties in connection with the merger (see Section 3.8);

    - the accuracy of filings made by Parent with the Securities and Exchange Commission (see Section 3.9); and

    - the review of the representations and warranties of Uno by Parent and the Continuing Stockholders (see Section 3.10).

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CONDUCT OF BUSINESS PENDING THE MERGER

    Uno is subject to restrictions on its conduct and operations until the merger is completed. In the merger agreement, Uno has agreed that, prior to the effective time, it will operate its business only in the ordinary course consistent with past practice and will not issue shares of stock or other equity interests, except for the issuance of common stock issued pursuant to the exercise of outstanding stock options.

NO SOLICITATION

    Uno has agreed that it will not, and it will cause its subsidiaries not to, authorize or permit its respective officers, directors, representatives or agents to, directly or indirectly, encourage, solicit, initiate or knowingly encourage any inquiries or proposals, or engage in negotiations or discussions concerning, or provide any non-public information to any person relating to, or agree to approve or recommend any (i) tender offer or exchange offer by a third party for more than 50% of Uno's common stock; (ii) merger or other business combination with respect to Uno in which the third party acquires 50% or more of Uno's outstanding common stock; (iii) other transaction pursuant to which a third party acquires control of 50% or more of the fair market value of Uno's assets, (iv) public announcement by a third party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) self tender offer, or (vi) going private transaction other than the transaction contemplated by the merger agreement. Each of the foregoing types of transactions is referred to as an "acquisition proposal."

    However, if the special committee or Uno's board of directors receives an unsolicited proposal for or request to discuss any competing transaction from a person that was not solicited by Uno after the date of the merger agreement, the special committee on behalf of Uno may supply non-public information to that person as, and to the extent that, the special committee believes that to do so could reasonably lead to a superior proposal. Supplying non-public information under these circumstances must be subject to a customary confidentiality agreement. A superior proposal is defined as an acquisition proposal that
(i) is not subject to any financing contingencies or is, in the good faith judgment of the special committee after consultation with its financial advisor, reasonably capable of being financed and (ii) the special committee determines in good faith, based upon matters it deems relevant, would, if completed, result in a transaction more favorable to Uno's stockholders, other than Parent and its affiliates, from a financial point of view than the merger.

    Uno has agreed to notify Parent promptly of any such proposals or inquiries, and thereafter to keep Parent informed as to the status of any such proposals or inquiries. At least ten days prior to either accepting any superior proposal or any change by the board of directors or the special committee in their respective recommendations of the merger (if following the receipt of any acquisition proposal), Uno is required to notify Parent of the acquisition proposal and its material terms. During this ten day period, the special committee is required to negotiate in good faith with Parent to determine whether Parent can or is willing to make a proposal that is superior to the superior proposal.

    In the event a third party proposes to the board of directors or the special committee that it has an interest in acquiring more than 10%, but less than 50% of the outstanding shares of common stock of Uno pursuant to a tender offer or exchange offer or otherwise, the special committee has agreed to notify Parent, orally and in writing, of the existence of such interest and the material terms and conditions of the proposal. The special committee may thereafter engage in discussions concerning the proposal, provided the special committee does not provide any confidential information regarding Uno to the third party. The special committee has also agreed that it will, to the extent reasonably practicable, inform Parent of the status of the discussions with the third party.

    The special committee or the board of directors may each withdraw or modify its recommendation of the merger agreement or the merger if the board of directors determines in good faith after

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consultation with its financial advisor that the merger is no longer in the best interests of Uno's stockholders and that the withdrawal or modification of its recommendation of the merger agreement and the merger is advisable in order to satisfy the board of directors fiduciary duties.

ACCESS TO INFORMATION

    Uno has agreed that neither the board of directors nor the special committee will cause Uno or any of its subsidiaries to not afford to the officers, employees, counsel, accountants, financial advisors, and other representatives of Parent or Newco or the financing sources of Parent or Newco, reasonable access, during normal business hours, to Uno's or any of its subsidiaries' properties, books, contracts, commitments and records. Uno further agreed that neither the board of directors nor the special committee will cause Uno or any of its subsidiaries to not (i) furnish promptly to Parent or Newco all information concerning Uno's business, properties and personnel as Parent or Newco may reasonably request or (ii) make available to Parent and Newco the appropriate individuals for discussion of Uno's business properties and personnel as either Parent or Newco may reasonably request and upon reasonable notice.

CONDITIONS TO THE MERGER

    CONDITIONS TO EACH PARTY'S OBLIGATION. The obligations of Uno, Parent and Newco to complete the merger are subject to the satisfaction or waiver on or prior to the effective time of the following conditions:

    - the absence of any law, order or injunction that prohibits the completion of the merger; and

    - the merger and the merger agreement shall have been adopted and approved by the holders of a majority of the outstanding shares of Uno common stock that are not owned or controlled by Parent or the Continuing Stockholders.

    CONDITIONS TO PARENT AND NEWCO'S OBLIGATION. The obligations of each of Parent and Newco to complete the merger are subject to the satisfaction, or waiver by Parent and Newco, on or prior to the effective time, of the following conditions:

    - the representations and warranties made by Uno in the merger agreement must be true and correct in all material respects as of the date of the merger agreement and as of the effective date;

    - Parent must have received a certificate signed by an executive officer of Uno as to compliance with the conditions specified in the immediately preceding paragraph;

    - Uno must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time and Parent must have received a certificate signed by an executive officer of Uno to such effect;

    - holders of less than 5% of the outstanding shares of Uno common stock exercise their right to appraisal under the Delaware General Corporation;

    - Parent and Newco must have received financing on terms satisfactory to Parent in its sole discretion sufficient to pay the merger consideration, repay Uno's existing outstanding indebtedness and pay the fees and expenses required to be paid by Uno and Parent in connection with the transactions contemplated by the merger agreement;

    - no claim, action, suit, proceeding or investigation shall have been instituted or threatened pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought would reasonably be expected to
      (i) prevent the completion of any of the material transactions contemplated by the merger agreement, (ii) cause any of the material transactions contemplated by the merger agreement to be rescinded following the completion thereof, or (iii) have a

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      material adverse effect on Uno or Parent; other than the litigation filed by Bruce Cox prior to the date of the merger agreement, unless there is a material change in the status of the litigation (as further described in the section entitled "--Special Factors--Litigation Challenging the Merger.");

    - Uno must have obtained all consents and approvals from third parties with respect to the transactions contemplated by the merger agreement except for consents and approvals that would, individually or in the aggregate, not have a material adverse effect on Uno following completion of the merger;

    - the absence of any change, occurrence or situation, individually or in the aggregate, that is not the result of actions within the control or influence of the Spencer Group or the Management Group and that has had or is reasonably likely to have a material adverse effect on Uno; and

    - the absence of a material adverse change in the health of Aaron D.
      Spencer.

    CONDITIONS TO UNO'S OBLIGATION. The obligation of Uno to effect the merger is subject to the satisfaction, or waiver by Uno, on or prior to the effective time, of the following conditions:

    - the representations and warranties of each of Parent and Newco must be true and correct in all material respects as of the effective time;

    - Uno must have received a certificate signed by an executive officer of Parent as to compliance with the conditions specified in the immediately preceding paragraph;

    - each of Parent and Newco must have performed in all material respects all obligations under the merger agreement required to be performed at or prior to the effective time and Uno must have received a certificate signed by an executive officer of Uno to such effect;

    - Adams, Harkness & Hill shall have delivered to the special committee on or within five days prior to the stockholders meeting, a bring down of their fairness opinion; and

    - no claim, action, suit, proceeding or investigation shall have been instituted or threatened pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought would reasonably be expected to
      (1) prevent any of the material transactions contemplated by the merger agreement, (2) cause any of the material transactions contemplated by the merger agreement to be rescinded following the consummation of the transactions, or (3) have a material adverse effect on Uno or Parent; other than the litigation filed by Bruce Cox prior to the date of the merger agreement, unless there is a material change in the status of the litigation.

WAIVER

    At any time prior to the effective time of the merger, any party to the merger agreement may with respect to any other party hereto (i) extend the time for the performance of any of the obligations or other acts, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement or
(iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any waiver or extension of any provision of the merger agreement by Uno must be approved in writing by the special committee. The special committee, together with its financial and legal advisors and representatives, will determine whether it is in the best interests of Uno and its stockholders (other than the Continuing Stockholders) to waive a condition which is for the benefit of Uno stockholders, including the condition that the holders of a majority of shares of common stock held by the stockholders other than the Continuing Stockholders approve and adopt the merger agreement. However, if Uno and the special committee do waive such a condition, Uno will only resolicit proxies from stockholders if required by law.

TERMINATION OF THE MERGER AGREEMENT

    Uno, Parent and Newco may agree by mutual written consent to terminate the merger agreement at any time before the effective time. In addition, Parent may terminate the merger agreement if:

    - the merger is not completed on or before September 30, 2001, unless the failure to complete the merger is due to the failure of Parent to fulfill its obligations in any material respect under the merger agreement;

    - the Uno board of directors or the special committee withdraw or modify in a manner adverse to Parent or Newco, or publicly take a position materially inconsistent with its approval or recommendation of the merger, or the Uno board of directors or the special committee approve, endorse or recommend another acquisition proposal;

    - Uno breaches any of its representations, warranties or covenants as set forth in the merger agreement, such that the conditions to the obligations of Parent and Newco described above relating to the representations, warranties and agreements of Uno are not satisfied and such breach or failure is not cured in the 20-day period following notice of the breach or failure from Parent;

    - a claim, action, suit or investigation has been instituted or threatened pursuant to which a judgment or injunction sought would reasonably be expected to (1) prevent any of the material transactions contemplated by the merger agreement, (2) cause any of the material transactions contemplated by the merger agreement to be rescinded following the completion of the transactions, or (3) have a material adverse effect on Uno or Parent, or if such a judgment, order or injunction is in effect, other than certain litigation filed prior to the date of the merger agreement;

    - the conditions described above under the headings "--Conditions to the Merger; Conditions to Parent and Newco's Obligation" and "--Conditions to the Merger; Conditions to Each Party's Obligation" with respect to Parent's obligation to complete the merger (other than the condition that the merger agreement be adopted and approved by the holders of a majority of the outstanding shares of Uno common stock that are not owned or controlled by Parent or the Continuing Stockholders) become impossible to fulfill; or

    - a court or governmental authority shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger.

    Uno may terminate the merger agreement if:

    - a court or governmental authority shall have issued a non-appealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the merger;

    - the merger is not completed on or before September 30, 2001, unless the failure to complete the merger is due to the failure of Uno to fulfill its obligations in any material respect under the merger agreement;

    - Parent or Newco breaches any of its representations, warranties or covenants as set forth in the merger agreement, such that the conditions to the obligations of Uno described above relating to the representations, warranties and agreements of Parent and Newco are not met and such breach or failure is not cured in the 20-day period following notice of such breach or failure from Uno;

    - a claim, action, suit, proceeding or investigation has been instituted or threatened pursuant to which a judgment or injunction sought would reasonably be expected to (1) prevent any of the material transactions contemplated by the merger agreement, (2) cause any of the material transactions contemplated by the merger agreement to be rescinded following the completion of the transactions, or (3) have a material adverse effect on Uno or Parent, or if such a judgment, order or injunction is in effect, other than certain litigation filed prior to the date of the merger agreement; or

    - the conditions described above under the headings "--Conditions to the Merger; Conditions to Uno's Obligation" and "--Conditions to the Merger; Conditions to Each Party's Obligation" with respect to Uno's obligation to complete the merger (other than the condition that the merger agreement be adopted and approved by the holders of a majority of the outstanding shares of Uno common stock that are not owned or controlled by Parent or the Continuing Stockholders) become impossible to fulfill.

    The merger agreement may also be terminated if Uno has received an acquisition proposal that the special committee has concluded, based on the advice of a nationally recognized investment banking firm, is a superior proposal and the special committee determines in good faith, in consultation with outside counsel, that it is advisable to do so in order to comply with its fiduciary duties.

    Generally, if the merger agreement is terminated, other than as described below, there will be no liability on the part of Uno, Parent or Newco or any of their affiliates, directors, officers, employers or stockholders. However, no party will be relieved from liability for willful breaches of the merger agreement.

    In the event the merger agreement is terminated for one of the reasons described below, Uno will be required to reimburse Parent and Newco for one of the following amounts depending on the reason why the merger agreement is terminated. First, if the reason for the termination of the merger agreement is not within the reasonable control of the stockholders of Parent, Uno must reimburse Parent for up to $500,000 of Parent's and Newco's reasonable expenses. Second, Uno will reimburse up to $1,500,000 of Parent's and Newco's expenses if the merger agreement is terminated by Uno because (1) the special committee or the board of directors fails to recommend approval of the merger agreement or modifies its recommendation in a manner adverse to Parent or Newco, (2) a claim or suit is threatened or instituted which could prevent or rescind the merger or have a material adverse effect on Uno or Parent, or (3) the special committee discusses a proposed acquisition by a third party to acquire more than 10% and less than 50% of the outstanding common stock of Uno, the third party acquires shares of Uno's common stock and the merger agreement is not approved by the holders of a majority of the shares of common stock held by stockholders other than the Continuing Stockholders at the special meeting. Finally, in the event that the merger agreement is terminated by Uno because the special committee accepts a superior proposal, Uno will pay Parent a termination fee of $1,500,000 and will reimburse up to $1,500,000 of Parent's and Newco's expenses.

EXPENSE REIMBURSEMENT

    Except for the reimbursement of expenses to Parent in the event of termination of this merger agreement as described above, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses, whether or not the merger is completed. In addition, prior to the merger agreement, Uno agreed to reimburse $100,000 of the expenses of the Continuing Stockholders incurred in connection with their going private proposal. Mr. Spencer has guaranteed the obligations of Parent and Newco under the merger agreement pursuant to a limited recourse guaranty. Uno has recourse under Mr. Spencer's guaranty only to a maximum of 500,000 shares of Mr. Spencer's Uno common stock and not to Mr. Spencer personally. Mr. Spencer's guaranty also covers the obligations of Parent to pay its fees, expenses and indemnification obligations to Fleet National Bank, N.A. and SunTrust Bank, in connection with the senior credit facilities. Mr. Spencer may, in his discretion, satisfy his obligations under the guaranty by delivering shares of Uno common stock which will be deemed to have a value of $9.75 per share. See "Special Factors--Merger Financing."

AMENDMENTS

    The merger agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the merger by the stockholders; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

                       COMMON STOCK PURCHASE INFORMATION

PURCHASES BY UNO

    The table below sets forth information, by fiscal quarters, regarding purchases by Uno of its common stock since March 30, 1999, including the number of shares purchased, the range of prices paid and the average purchase price. All information set forth below is adjusted for a 10% stock dividend declared on November 30, 1999 and paid on December 23, 1999 to stockholders of record on December 13, 1999. Total treasury shares increased by 372,827 shares as a result of the stock dividend.

PERIOD                                            NO. OF SHARES   PRICE RANGE    AVERAGE PURCHASE PRICE
------                                            -------------   ------------   ----------------------
Third Quarter 1999..............................     305,800      $ 6.42-$7.22           $ 6.68
Fourth Quarter 1999.............................          --                --               --
First Quarter 2000..............................          --                --               --
Second Quarter 2000.............................     463,505      $9.00-$10.00           $9.083
Third Quarter 2000..............................     225,000      $      9.875           $9.875
Fourth Quarter 2000.............................          --                --               --
First Quarter 2001..............................          --                --               --
Second Quarter 2001.............................          --                --               --
Third Quarter (through June 26, 2001)...........          --                --               --

PURCHASES BY THE CONTINUING STOCKHOLDERS

    The table below sets forth information regarding purchases by each of the Continuing Stockholders of Uno common stock since March 30, 1999, including the number of shares purchased, the range of prices paid and the average purchase price:

                                                                                            AVERAGE
                                                                                            PURCHASE
NAME                                           DATE           NO. OF SHARES   PRICE RANGE    PRICE
----                                    -------------------   -------------   -----------   --------
Aaron D. Spencer(1)...................   Third Quarter 1999       41,250            $8.55    $8.55
Uno Associates(1).....................                   --           --               --       --
Mark Spencer(1).......................                   --           --               --       --
Lisa Cohen(1).........................                   --           --               --       --
Craig S. Miller.......................   Third Quarter 1999        1,320            $7.27    $7.27
                                         First Quarter 2000        7,430            $7.27    $7.27
                                        Second Quarter 2000       25,625            $7.27    $7.27
                                         Third Quarter 2000        9,275            $7.55    $7.55
Paul W. MacPhail......................   First Quarter 2000      130,174      $5.27-$7.39    $6.78
Alan M. Fox...........................   Third Quarter 1999        1,100            $6.82    $6.82
                                         First Quarter 2000        8,594      $7.27-$7.55    $7.49
Robert M. Vincent.....................   Third Quarter 1999        1,100            $6.82    $6.82

------------------------

(1) Excludes Uno Associates' distribution in August 1999 of 2,200,000 shares on a split adjusted basis to its three partners, Aaron Spencer, Mark Spencer and Lisa Cohen. Mr. Spencer received 1,760,000 shares, and Mark Spencer and Lisa Cohen each received 220,000 shares.

PURCHASES BY PARENT AND NEWCO AND THEIR DIRECTORS AND EXECUTIVE OFFICERS

    Except as set forth above, none of Parent, Newco or any of their respective directors or executive officers, has purchased any shares of Uno common stock since March 30, 1999.

RECENT TRANSACTIONS

    There have been no transactions in the common stock of Uno effected during the last 60 days by Uno, any of its directors or executive officers, Parent, Newco, or any Continuing Stockholder.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following table sets forth certain information regarding the beneficial ownership of Uno as of June 25, 2001 by (1) all those known to Uno to be beneficial owners of more than 5% of its common stock; (2) each executive officer and director of Uno, Parent and Newco; (3) Uno Associates and each partner of Uno Associates; and (4) all executive officers and directors of Uno as a group. Parent and Newco currently do not beneficially own any Uno common stock. Unless otherwise indicated, the address for each of the stockholders listed below is c/o Uno Restaurant Corporation, 100 Charles Park Road, West Roxbury, Massachusetts 02132.

                                                                 SHARES OF
                                                                   COMMON
                                                             STOCK BENEFICIALLY   PERCENT OF
NAME                                                             OWNED (1)          CLASS
----                                                         ------------------   ----------
James F. Carlin (2)(5).....................................         47,513              *
Lisa Cohen.................................................        233,557            2.1
Tamara P. Davis (2)(6).....................................          9,147              *
Alan M. Fox (2)(3)(4)......................................        198,682            1.8
John T. Gerlach (2)........................................         29,735              *
George W. Herz II (2)......................................          4,200              *
Kenneth D. Hill (2)........................................          8,647              *
Mark A. Jones (2)..........................................          2,200              *
James J. Kerasiotes (2)....................................          8,147              *
Paul W. MacPhail (3)(4)....................................          1,164              *
Craig S. Miller (2)(3)(4)(7)(8)............................        504,667            4.4
Aaron D. Spencer (2)(3)(9)(10).............................      4,929,943           44.7
Mark Spencer...............................................        264,917            2.4
Uno Associates (10)........................................      1,861,977           16.9
Robert M. Vincent (2)(3)(4)(11)............................        137,596            1.2
M. Heyward Whetsell, Jr....................................             --              *
Executive Officers and Directors as a Group (15
  Persons)(12).............................................      7,743,638           65.1

------------------------

*   Represents less than 1%.

(1) Unless otherwise noted, the beneficial owners listed have sole voting and investment power over the shares listed.

(2) Includes the following shares subject to currently exercisable options:
    Mr. Carlin--17,463; Ms. Davis--8,147; Mr. Fox--195,777;
    Mr. Gerlach--18,153; Mr. Herz--4,200; Mr. Hill--8,147; Mr. Jones--2,200;
    Mr. Kerasiotes--8,147; Mr. Miller--467,575; Mr. Spencer--24,750; and
    Mr. Vincent--134,829.

(3) Includes the following shares held in participant accounts under the employee stock ownership provision of Uno's Employee Stock Ownership Plan (the "ESOP"): Mr. Fox--743; Mr. MacPhail--220; Mr. Miller--1,790;
    Mr. Spencer--1,119; and Mr. Vincent--215. The voting power of these shares is held by the trustees of the ESOP.

(4) Includes the following shares held in participant accounts under the 401(k) savings provision of the ESOP: Mr. Fox--1,062; Mr. MacPhail--944;
    Mr. Miller--1,115; and Mr. Vincent--902.

(5) Includes 10,050 shares beneficially owned by Mr. Carlin and 20,000 shares held by Mr. Carlin's spouse.

(6) Includes 1,000 shares held by Ms. Davis's spouse in a revocable trust. Ms. Davis disclaims beneficial ownership of these shares.

(7) Includes 5,462 shares held in a deferred compensation account.

(8) Includes 4,600 shares held by a trust created by Mr. Miller, and 220 shares held by Mr. Miller's spouse.

(9) Includes 221,018 shares held by the Cheryl Spencer Memorial Foundation, a charitable foundation of which Mr. Spencer is a trustee, and 233,557 shares held by Lisa Cohen and 264,917 shares held by Mark Spencer, Mr. Spencer's two adult children.

(10) Uno Associates is a partnership owned 80% by Mr. Spencer and 10% by each of Mark Spencer and Lisa Cohen. Mr. Spencer is deemed to be the beneficial owner of all of the shares held by Uno Associates, and as a result is deemed to be the beneficial owner of an aggregate of 6,791,920 shares, including exercisable stock options (61.7% of the outstanding shares).

(11) Includes 550 shares held in a deferred compensation account.

(12) Includes all shares beneficially owned by the executive officers and directors named and as described above, and an aggregate of 6,400 shares subject to currently exercisable options held by two executive officers not specifically named above.

                              INDEPENDENT AUDITORS

    Uno's financial statements as of October 1, 2000 and October 3, 1999, and for each of the years in the three-year period ended October 1, 2000, incorporated by reference in this proxy statement, have been audited by Ernst & Young, LLP, independent auditors, as stated in their report incorporated herein by reference from Uno's Annual Report on Form 10-K for the year ended
October 1, 2000. Representatives of Ernst & Young, LLP are expected to be available at the special meeting to respond to appropriate questions of stockholders and to make a statement if they desire to do so.

                          FUTURE STOCKHOLDER PROPOSALS

    If the merger is completed, there will be no public participation in any future meetings of stockholders of Uno. However, if the merger is not completed, Uno stockholders will continue to be entitled to attend and participate in Uno stockholders' meetings. If the merger is not completed, Uno will inform its stockholders, by press release or other means determined reasonable by Uno, of the date by which stockholder proposals must be received by Uno for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Commission then in effect.

                  WHERE STOCKHOLDERS CAN FIND MORE INFORMATION

    Uno files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. In addition, because the merger is a "going private" transaction, Uno has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the merger. The
Schedule 13E-3, the exhibits to the Schedule 13E-3 and such reports, proxy statements and other information contain additional information about Uno. Each exhibit to the Schedule 13E-3, including the reports and opinions of Adams, Harkness & Hill, Tucker Anthony and the other documentation relating to the merger and the merger financing, will be made available for inspection and copying at Uno's executive offices during regular business hours by any Uno stockholder or a representative of a stockholder as so designated in writing.

    Uno stockholders may read and copy the Schedule 13E-3 and any reports, statements or other information filed by Uno at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York

10048. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Uno's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at: "http://www.sec.gov."

    This proxy statement is being furnished to stockholders together with a copy of Uno's Annual Report on Form 10-K for the year ended October 1, 2000 and its Quarterly Report on Form 10-Q for the quarter ended April 1, 2001, each of which is attached to this proxy statement as Exhibit E and Exhibit F, respectively.

    The Commission allows Uno to "incorporate by reference" information into this proxy statement. This means that Uno can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that Uno files later with the Commission may update and supersede the information incorporated by reference. Similarly, the information that Uno later files with the Commission may update and supersede the information in this proxy statement. Uno incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Uno also incorporates by reference into this proxy statement the following documents filed by it with the Commission under the Exchange Act:

    - Uno's Annual Report on Form 10-K for the year ended October 1, 2000;

    - Uno's Quarterly Report on Form 10-Q for the quarters ended December 31, 2000 and April 1, 2001; and

    - Uno's Current Report on Form 8-K dated May 29, 2001.

    However, any references in these documents to the Private Securities Litigation Reform Act and "safe harbor" protection for forward-looking statements are specifically not incorporated by reference into this proxy statement.

    The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Uno since the date of this proxy statement or that the information herein is correct as of any later date.


    Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Uno has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated June 28, 2001. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                      UNO RESTAURANT HOLDINGS CORPORATION

                             UNO ACQUISITION CORP.

                                      AND

                           UNO RESTAURANT CORPORATION

                           DATED AS OF APRIL 19, 2001

                               TABLE OF CONTENTS

ARTICLE I.................................................................      1
  Section     The Merger..................................................      1
    1.1
  Section     Effective Date..............................................      1
    1.2
  Section     Effect of the Merger........................................      1
    1.3
  Section     Certificate of Incorporation, By-Laws.......................      2
    1.4
  Section     Directors and Officers......................................      2
    1.5
  Section     Effect on Capital Stock.....................................      2
    1.6
  Section     Payment Procedure...........................................      3
    1.7
  Section     Stock Transfer Books........................................      4
    1.8
  Section     No Further Ownership Rights in Common Stock.................      4
    1.9
  Section     Lost, Stolen or Destroyed Certificates......................      4
    1.10
  Section     Taking of Necessary Action; Further Action..................      5
    1.11
  Section     Stockholders' Meeting.......................................      5
    1.12
  Section     Material Adverse Effect.....................................      5
    1.13
ARTICLE II................................................................      6
  Section     Organization and Qualification; Subsidiaries................      6
    2.1
  Section     Certificate of Incorporation and By-Laws....................      6
    2.2
  Section     Capitalization..............................................      6
    2.3
  Section     Authority Relative to this Agreement........................      6
    2.4
  Section     No Conflict; Required Filings and Consents..................      6
    2.5
  Section     SEC Filings; Financial Statements...........................      7
    2.6
  Section     Absence of Certain Changes or Events........................      8
    2.7
  Section     No Undisclosed Liabilities..................................      8
    2.8
  Section     Absence of Litigation.......................................      8
    2.9
  Section     Proxy Statement.............................................      8
    2.10
  Section     Opinion of Financial Adviser................................      8
    2.11
  Section     Brokers.....................................................      8
    2.12
  Section     Section 203 of Delaware Law Not Applicable..................      8
    2.13
  Section     Vote Required...............................................      9
    2.14
ARTICLE III...............................................................      9
  Section     Organization and Qualification; Subsidiaries................      9
    3.1
  Section     Capitalization..............................................      9
    3.2
  Section     Authority Relative to this Agreement........................      9
    3.3
  Section     No Conflict, Required Filings and Consents..................      9
    3.4
  Section     Proxy Statement.............................................     10
    3.5
  Section     Parent Stockholders.........................................     10
    3.6
  Section     Brokers.....................................................     10
    3.7
  Section     Financing...................................................     10
    3.8
  Section     SEC Filings.................................................     11
    3.9
  Section     Company Representations.....................................     11
    3.10
ARTICLE IV................................................................     11
  Section     Conduct of Business by the Company Pending the Merger.......     11
    4.1
  Section     No Solicitation; Acquisition Proposals......................     11
    4.2
ARTICLE V.................................................................     13
  Section     Access to Information; Confidentiality......................     13
    5.1
  Section     Consents; Approvals.........................................     13
    5.2
  Section     Indemnification and Insurance...............................     14
    5.3
  Section     Notification of Certain Matters.............................     15
    5.4
  Section     Further Action..............................................     15
    5.5
  Section     Public Announcements........................................     15
    5.6
  Section     Conveyance Taxes............................................     16
    5.7
  Section     Delisting of Securities.....................................     16
    5.8

ARTICLE VI................................................................     16
  Section     Conditions to Obligation of Each Party to Effect the             16
    6.1       Merger......................................................
  Section     Additional Conditions to Obligation of Parent and                16
    6.2       Acquisition Sub to Effect the Merger........................
  Section     Additional Conditions to Obligation of the Company to Effect     17
    6.3       the Merger..................................................
  Section     Additional Provisions.......................................     18
    6.4
ARTICLE VII...............................................................     18
  Section     Termination.................................................     18
    7.1
  Section     Effect of Termination.......................................     19
    7.2
  Section     Fees and Expenses...........................................     19
    7.3
ARTICLE VIII..............................................................     20
  Section     Effectiveness of Representations, Warranties and                 20
    8.1       Agreements..................................................
  Section     Notices.....................................................     20
    8.2
  Section     Certain Definitions.........................................     21
    8.3
  Section     Amendment...................................................     21
    8.4
  Section     Waiver......................................................     21
    8.5
  Section     Headings....................................................     22
    8.6
  Section     Severability................................................     22
    8.7
  Section     Entire Agreement............................................     22
    8.8
  Section     Assignment; Guarantee of Acquisition Sub Obligations........     22
    8.9
  Section     Parties in Interest.........................................     22
    8.10
  Section     Failure or Indulgence Not Waiver; Remedies Cumulative.......     22
    8.11
  Section     Governing Law...............................................     22
    8.12
  Section     Counterparts and Facsimile Signature........................     22
    8.13
  Section     Interpretation..............................................     23
    8.14

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER, dated as of April 19, 2001, is among UNO RESTAURANT CORPORATION, a Delaware corporation (the "COMPANY"), UNO RESTAURANT HOLDINGS CORPORATION, a Delaware corporation ("PARENT"), and UNO ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION SUB").

    WHEREAS, the Boards of Directors of Parent, Acquisition Sub and the Company have each approved the acquisition of the Company by Parent, by means of a merger of Acquisition Sub with and into the Company (the "MERGER") in accordance with the Delaware General Corporation Law (the "DELAWARE LAW") upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, the Special Committee of the Board of Directors of the Company (the "SPECIAL COMMITTEE") and the full Board of Directors of the Company (the "BOARD") have each approved this Agreement and the transactions contemplated hereby and declared the advisability and resolved to recommend approval of the Merger and approval and adoption of this Agreement by the stockholders of the Company, subject to the terms of this Agreement; and

    WHEREAS, certain stockholders of the Company listed on Schedule 3.6 hereto have agreed to transfer to Parent prior to the Effective Time (as defined below) shares of common stock, par value $0.01 per share, of the Company (the "COMMON STOCK") comprising approximately 58% of the outstanding shares of Common Stock and to vote their shares in favor of this Agreement, provided that the Special Committee does not withdraw is recommendation of the Merger;

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Acquisition Sub hereby agree as follows:

                             ARTICLE I. THE MERGER

    Section 1.1 THE MERGER.

    (a) EFFECTIVE TIME. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the Delaware Law, Acquisition Sub shall be merged with and into the Company, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

    (b) CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Nutter, McClennen & Fish, LLP, One International Place, Boston, Massachusetts 02110-2699, unless another date and time or place is agreed to in writing by the parties hereto (the date of such consummation shall be referred to herein as the "CLOSING DATE").

    Section 1.2 EFFECTIVE DATE. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI (and in any event within two business days), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the Delaware Law (the "CERTIFICATE OF MERGER"), together with any required related certificate, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the Delaware Law (the time of such filing being the "EFFECTIVE TIME").

    Section 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the Delaware

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Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Acquisition Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.4 CERTIFICATE OF INCORPORATION, BY-LAWS.

    (a) CERTIFICATE OF INCORPORATION. At the Effective Time the Certificate of Incorporation of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the Delaware Law and such Certificate of Incorporation.

    (b) BY-LAWS. At the Effective Time the By-Laws of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by the Delaware Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

    Section 1.5 DIRECTORS AND OFFICERS. At the Effective Time, the directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

    Section 1.6 EFFECT ON CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Acquisition Sub, the Company, or the holders of any of the following securities:

    (a) CONVERSION OF COMPANY COMMON STOCK. Each share (a "SHARE") of Common Stock issued and outstanding (excluding (i) any Shares to be canceled pursuant to Section 1.6(c), (ii) any Dissenting Shares (as defined in Section 1.6(f)) and
(iii) any Shares to be converted into Successor Corporation Shares (as defined below) pursuant to Section 1.6(b)) shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive $9.75 in cash, without any interest thereon (the "MERGER CONSIDERATION"), in accordance with Section 1.7 and each holder of any such Shares shall cease to have any rights with respect thereto arising therefrom (including without limitation the right to vote), except for the right to receive the Merger Consideration in accordance with Section 1.7. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted on a per-share basis to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

    (b) CONVERSION OF CERTAIN COMPANY COMMON STOCK. Each Share owned by Parent shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist and be converted into the right to receive one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation (the "SUCCESSOR CORPORATION SHARES"), and Parent shall cease to have any rights with respect thereto arising therefrom (including without limitation the right to vote), except for the right to receive Successor Corporation Shares.

    (c) CANCELLATION. Each Share held in the treasury of the Company or any direct or indirect wholly owned subsidiary of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, and be canceled and retired without payment of any consideration therefor and cease to exist.

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    (d)  STOCK OPTIONS. Each outstanding option to purchase Common Stock (a
"STOCK OPTION") granted under the stock option plans listed on Section 2.3(c) of the Company Disclosure Schedule (as hereinafter defined) (the "COMPANY STOCK OPTION PLANS") shall remain outstanding subject to the terms of the Company Stock Option Plan pursuant to which such Stock Option was issued.

    (e) CAPITAL STOCK OF ACQUISITION SUB. The shares of common stock, par value $0.01 per share, of Acquisition Sub issued and outstanding shall be converted into and exchanged for that number of validly issued, fully paid and nonassessable Successor Corporation Shares equal to the number of Shares outstanding immediately prior to the Effective Time less the number of Successor Corporation Shares resulting pursuant to Section 1.6(b).

    (f) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time held by any person who has the right to demand, and who properly demands, an appraisal of such Shares (the "DISSENTING SHARES") in accordance with
Section 262 of the Delaware Law (or any successor provision) shall not be converted into the right to receive the Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such appraisal, if any. If, after the Effective Time, such holder fails to perfect or loses any such right to appraisal, each such Share of such holder shall be treated as a Share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.6(a). At the Effective Time, any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the Delaware Law (or any successor provision) and as provided in the immediately preceding sentence. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

    Section 1.7 PAYMENT PROCEDURE.

    (a) PAYMENT AGENT AND PROCEDURES. Prior to the Effective Time, a bank or trust company shall be designated by Parent (the "PAYING AGENT") to act as agent in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a). Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a certificate or certificates (the "CERTIFICATES") that immediately prior to the Effective Time represented Shares entitled to receive Merger Consideration pursuant to Section 1.6(a) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration therefor. Upon the surrender of each Certificate formerly representing Shares, together with such letter of transmittal and any additional documents as may reasonably be required by Parent or the Paying Agent, in each case, duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Certificate (or such other person as the holder shall designate in accordance with the letter of transmittal) the Merger Consideration multiplied by the number of Shares formerly represented by such Certificate, in exchange therefor, and such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate (other than Shares held by Parent, Acquisition Sub or the Company, or any direct or indirect subsidiary thereof, and Dissenting Shares, unless the holder of such Dissenting Shares fails to perfect or otherwise loses such holder's right to appraisal, if any) shall represent solely the right to receive the Merger Consideration. No interest shall be paid or accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than to the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly

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endorsed or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

    (b) CONSIDERATION. When and as needed, but in any event prior to or simultaneous with the Effective Time, Parent or Acquisition Sub shall deposit or cause to be deposited, in trust with the Paying Agent, the Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to
Section 1.6(a) hereof.

    (c) INVESTMENT OF MERGER CONSIDERATION. The Merger Consideration shall be invested by the Paying Agent as directed by Parent, provided that such investments shall be limited to (i) direct obligations of the United States of America or (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest.

    (d) TERMINATION OF DUTIES. Promptly following the date that is one year after the Effective Time, Parent will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the transactions described in this Agreement and the Paying Agent's duties shall terminate thereafter. Thereafter each holder of a Certificate formerly representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Merger Consideration without any interest thereon.

    (e) NO LIABILITY. The Paying Agent, Parent, Acquisition Sub and the Company shall not be liable to any holder of Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (f) WITHHOLDING RIGHTS. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Common Stock such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Paying Agent.

    Section 1.8 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of the Common Stock thereafter on the records of the Company.

    Section 1.9 NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. The Merger Consideration delivered in exchange for the Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

    Section 1.10 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent or the Surviving Corporation shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration as may be required pursuant to
Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

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    Section 1.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. Each of Parent,
Acquisition Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible. If at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Acquisition Sub, the officers and directors of the Company and Acquisition Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

    Section 1.12 STOCKHOLDERS' MEETING. The Company, acting through the Board, shall, in accordance with applicable law, as soon as practicable following the execution of this Agreement:

    (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "STOCKHOLDERS' MEETING") for the purpose of considering and taking action upon this Agreement;

    (b) (i) prepare and file with the Securities and Exchange Commission (the "SEC") a proxy statement (including, without limitation, a Schedule 13E-3 filing, if required to be filed under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT")) or information statement (together with any supplement or amendment thereto, the "PROXY STATEMENT") relating to the Stockholders' Meeting in accordance with the Exchange Act and (ii) include in the Proxy Statement the recommendation of the Special Committee and the Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, provided that the Special Committee or the Board may withdraw or modify its recommendation relating to this Agreement and the Merger if either the Special Committee or the Board determines in good faith after consultation with its legal and financial advisor that the Merger is no longer in the best interests of the Company's stockholders (other than Parent and its affiliates) and that such withdrawal or modification is, therefore, advisable in order to satisfy the Special Committee's or the Board's fiduciary duties to the Company's stockholders under applicable law; and

    (c) use its commercially reasonable efforts (i) to obtain and furnish the information required to be included by it in the Proxy Statement and, after consultation with Parent, respond promptly to any comments made by the SEC with respect the Proxy Statement and any preliminary version thereof and cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the execution of this Agreement in accordance with SEC rules and regulations and (ii) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby.

    At the Stockholders' Meeting, Parent and Acquisition Sub will vote all Shares owned by them to approve this Agreement and the transactions contemplated hereby.

    Section 1.13 MATERIAL ADVERSE EFFECT. When used in connection with the Company or any of its subsidiaries, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance (that is not directly or indirectly a consequence of actions or inactions within the control or influence of the party seeking to establish the occurrence of a Material Adverse Effect) that is materially adverse to (a) the business, assets, prospects, financial condition or results of operations of the Company and its subsidiaries, or Parent and its subsidiaries, as the case may be, in each case taken as a whole or (b) the Company's (including its subsidiaries) or Parent's (including its subsidiaries), as the case may be, ability to consummate the transactions contemplated by this Agreement.

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                                   ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent and Acquisition Sub that on the date hereof, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent (the "COMPANY DISCLOSURE SCHEDULE"):

    Section 2.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. The Company and each of its subsidiaries are corporations duly organized, validly existing and in good standing under the respective laws of the jurisdictions of their incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its subsidiaries have the requisite corporate power and authority necessary to own, lease and operate the properties they purport to own, lease or operate and to carry on their business as they are now being conducted, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 2.2 CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore made available to Parent a true, complete and correct copy of its Restated Certificate of Incorporation (the "RESTATED CERTIFICATE OF INCORPORATION") and Amended and Restated By-Laws (the "AMENDED AND RESTATED BY-LAWS"), each as amended to date, and has furnished or made available to Parent the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of each of its subsidiaries (the "SUBSIDIARY DOCUMENTS"). Such Amended and Restated Certificate of Incorporation, Amended and Restated By-Laws and Subsidiary Documents are in full force and effect.

    Section 2.3 CAPITALIZATION. The authorized capital stock of the Company consists of (i) 25,000,000 shares of Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued and outstanding and none of which is held in treasury. As of April 1, 2001,
(i) 10,994,271 shares of Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and 4,784,262 shares of Common Stock were held in treasury, (ii) no shares of Common Stock were held by subsidiaries of the Company and (iii) 1,983,983 shares of Common Stock were reserved for future issuance pursuant to outstanding Stock Options granted under the Company Stock Option Plans. All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable.

    Section 2.4 AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement by the holders a majority of the outstanding shares of Common Stock entitled to vote in accordance with the Delaware Law and the Company's Restated Certificate of Incorporation and Amended and Restated By-Laws (the "REQUISITE COMPANY VOTE"). The Board has approved this Agreement and the transactions contemplated hereby and declared the advisability thereof. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

    Section 2.5 NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Restated Certificate of

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Incorporation or Amended and Restated By-Laws of the Company or any Subsidiary
Document or (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except in the case of (ii) only for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or pre-Effective Time filing with or notification to, any national, federal, state, provincial or local governmental, regulatory or administrative authority, agency, commission, court, tribunal, arbitral body or self-regulated entity, domestic or foreign (collectively, the "GOVERNMENTAL AUTHORITIES"), except for (i) (A) applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "SECURITIES ACT"), the Exchange Act, state securities laws ("BLUE SKY LAWS"), (B) the filing and recordation of appropriate merger or other documents as required by the Delaware Law,
(C) filings with the New York Stock Exchange (the "NYSE") and (D) filings with or approvals of franchise regulatory authorities, licensing boards or agencies under applicable alcohol and beverage laws and regulations, (E) regulatory filings related to the operation of the Company's business and (F) filings in connection with any applicable transfer or other taxes in applicable jurisdictions, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not
(A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or (C) otherwise reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 2.6 SEC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has filed all forms, reports and documents required to be filed with the SEC since October 3, 1999 including, without limitation, (i) its Annual Reports on Form 10-K for the fiscal years ended October 3, 1999 and October 1, 2000, respectively, (ii) its Quarterly Report on Form 10-Q for the period ended December 31, 2000, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since October 3, 1999, (iv) all other reports or registration statements filed by the Company with the SEC since October 2, 2000 and (v) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC since October 2, 2000 (collectively, the "COMPANY SEC REPORTS"). The Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's subsidiaries is required to file any forms, reports or other documents with the SEC or any national securities exchange or quotation service.

    (b) Each of the consolidated financial statements (including, in each case, any related notes and schedules thereto) contained in the Company SEC Reports was prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and in the case of the interim unaudited financial statements as permitted by Form 10-Q), and each fairly presents in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

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    Section 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the
Company SEC Reports, since October 2, 2000, the Company and its subsidiaries have conducted their business in the ordinary course and there has not occurred:
(i) any Material Adverse Effect; (ii) any amendments or changes in the Restated Certificate of Incorporation or Amended and Restated By-laws of the Company; and
(iii) any sale of a material amount of property of the Company or any of its subsidiaries, except sales in the ordinary course of business or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 2.8 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) except liabilities (a) in the aggregate adequately provided for in the Company's unaudited balance sheet (including any related notes thereto) as of December 31, 2000 (the "DECEMBER COMPANY BALANCE SHEET"), (b) incurred in the ordinary course of business and not required under U.S. generally accepted accounting principles to be reflected on the December Company Balance Sheet,
(c) incurred since December 31, 2000 in the ordinary course of business consistent with past practice, (d) incurred in connection with this Agreement,
(e) disclosed in the Company SEC Reports or (f) which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 2.9 ABSENCE OF LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any properties or rights of the Company or any of its subsidiaries, before any Governmental Authority or body, domestic or foreign, nor are there, to the Company's knowledge, any investigations or reviews by any Governmental Authority pending or threatened against, relating to or affecting, the Company or any of its subsidiaries that, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any court or Governmental Authority which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect.

    Section 2.10 PROXY STATEMENT. The Proxy Statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto, shall not, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement.

    Section 2.11 OPINION OF FINANCIAL ADVISER. The Special Committee has received the opinion of its financial advisor, Adams, Harkness & Hill, Inc. ("AH&H"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view, and the Company has made available a copy of that opinion for Parent to review.

    Section 2.12 BROKERS. No broker, finder or investment banker (other than AH&H) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Attached to the Company Disclosure Schedule is a complete and correct copy of the agreement between the Company and AH&H pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

    Section 2.13 SECTION 203 OF DELAWARE LAW NOT APPLICABLE. The Board has taken all actions so that the restrictions contained in Section 203 of the Delaware Law applicable to a "business combination"

(as defined in such Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

    Section 2.14 VOTE REQUIRED. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the charter documents of the Company, the Delaware Law, other applicable law or otherwise) to approve this Agreement and the Merger.

                                  ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF
                           PARENT AND ACQUISITION SUB

    Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof, by Parent to the Company (the "PARENT DISCLOSURE SCHEDULE"):

    Section 3.1 ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and Acquisition Sub has the requisite corporate power and authority and is in possession of all approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 3.2 CAPITALIZATION. On the date hereof, the authorized capital stock of each of Parent and Acquisition Sub consists of 1,000 shares of common stock, par value $0.01 per share, 100 of which are issued. All of the issued and outstanding shares of capital stock of Acquisition Sub are validly issued, fully paid and nonassessable and are held by Parent. On the date hereof, all of the issued and outstanding shares of capital stock of Parent are validly issued, fully paid and nonassessable and are held by Aaron D. Spencer.

    Section 3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Acquisition Sub and the consummation by each of Parent and Acquisition Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Acquisition Sub, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Acquisition Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub enforceable against each of them in accordance with its terms.

    Section 3.4 NO CONFLICT, REQUIRED FILINGS AND CONSENTS.

    (a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the

Certificate of Incorporation (or equivalent organizational documents) or By-Laws of Parent or Acquisition Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or modification in a manner materially adverse to Parent or its subsidiaries of any right or benefit under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, repayment or repurchase, increased payments or cancellation under, or result in the creation of a Lien on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in the case of (ii) or (iii) only, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or its subsidiaries.

    (b) The execution and delivery of this Agreement by each of Parent and Acquisition Sub does not, and the performance of this Agreement by each of Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, and the filing and recordation of appropriate merger or other documents as required by the Delaware Law and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (a) prevent or materially delay consummation of the Merger, (b) otherwise prevent or materially delay Parent or Acquisition Sub from performing their respective obligations under this Agreement or (c) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

    Section 3.5 PROXY STATEMENT. None of the information provided by Parent or Acquisition Sub and/or by their auditors, legal counsel, financial advisors or other consultants or advisors specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholders' Meeting, or the Closing, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent that should be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

    Section 3.6 PARENT STOCKHOLDERS. Each of the persons listed on Schedule 3.6 to this Agreement (the "PARENT STOCKHOLDERS") has agreed to transfer to Parent his or her Shares listed on Schedule 3.6 or has otherwise agreed to become a stockholder of, or receive options to acquire an equity interest in, Parent on or before the Closing Date, and each Parent Stockholder has agreed to vote his, her or its Shares (to the extent that voting rights are retained after the transfer to Parent) in favor of the Merger Agreement, provided that the Special Committee has not withdrawn its recommendation of the Merger.

    Section 3.7 BROKERS. No broker, finder or investment banker (other than Tucker Anthony Incorporated ("TUCKER ANTHONY")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub. Parent has delivered to counsel to the Special Committee a complete and correct copy of the agreement between the Parent and Tucker Anthony pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

    Section 3.8 FINANCING. Parent has delivered to the Company true and complete copies of the financing commitment dated April 9, 2001 which, subject to the terms and conditions contained therein, would provide sufficient financing to enable Parent and Acquisition Sub to consummate the transactions contemplated by the Merger Agreement, including the Merger. Parent and Acquisition Sub have no reason to believe that, as of the date hereof, the conditions precedent to the consummation of the transactions contemplated by the financing commitments would not reasonably be expected to be satisfied on or before the Closing Date.

    Section 3.9 SEC FILINGS. All forms, reports and documents required to be filed by Parent with the SEC since October 3, 1999, including all reports on
Schedule 13D filed under the Exchange Act and amendments thereto, have been filed with the SEC and are true and correct in all material respects.

    Section 3.10 COMPANY REPRESENTATIONS. Parent and the Parent Stockholders who are employees of the Company have reviewed the representations and warranties of the Company and to the best of their knowledge all of such representations are true and correct.

                                   ARTICLE IV

                              CONDUCT OF BUSINESS

    Section 4.1 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, which agreement shall not be unreasonably withheld, delayed or conditioned, neither the Board nor the Special Committee shall take or direct any officer, employee or agent of the Company to take any action
(a) that shall cause the business of the Company or any of its subsidiaries to be conducted other than in the ordinary course of business consistent with past practice or (b) that shall result in the issuance of any shares of capital stock of any class, or any options, warrants or other convertible or exchangeable securities or other rights of any kind to acquire shares of capital stock of any class, or any other ownership interest in the Company or any of its subsidiaries (except for the issuance of shares of Common Stock issuable pursuant to Stock Options that are issued and outstanding on the date hereof).

    Section 4.2 NO SOLICITATION; ACQUISITION PROPOSALS.

    (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or representative or agent of the Company or any of its subsidiaries (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company or any of its subsidiaries) to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information), or take any other action to facilitate the initiation of any inquiries or proposals regarding an Acquisition Proposal (as hereinafter defined), (ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal, or
(iii) agree to approve or recommend any Acquisition Proposal; provided, however, that nothing contained in this Section 4.2 shall prohibit the Company or the Board from taking and disclosing to stockholders a position contemplated by Rule 14e-2 promulgated under the Exchange Act; and provided, further, that, prior to the Stockholders' Meeting, (y) the Special Committee on behalf of the Company may upon the bona fide unsolicited request of a Third Party (as hereinafter defined) furnish information or data (including, without limitation, confidential or non-public information or data) relating to the Company or its subsidiaries for the purposes of an Acquisition Proposal and participate in negotiations with a person making an unsolicited bona fide Acquisition Proposal if the Special Committee believes that to do so could reasonably lead to a Superior Proposal (as hereinafter defined) and (z) the Special Committee and the Board may each withdraw or modify its recommendation relating to this Agreement or the Merger if the Special Committee or the Board determines in good faith after consultation with its financial advisor that the Merger is no longer in the best interests of the Company's stockholders and that such withdrawal or modification is, therefore, advisable in order to satisfy its fiduciary duties to the Company's stockholders under applicable law.

    As used in this Agreement, "ACQUISITION PROPOSAL" means any proposal for any of the following: (i) a transaction pursuant to which any person (or group of persons) other than the Parent or its affiliates (a "THIRD PARTY") acquires 50% or more of the outstanding shares of the Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires 50% or more of the outstanding shares of the Common Stock of the Company or of the entity surviving such merger or business combination, (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value equal to 50% or more of the fair market value of all the assets of the Company immediately prior to such transaction, (iv) any public announcement by a Third Party of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, (v) a self tender offer, or (vi) any transaction subject to Rule 13(e)-3 under the Exchange Act other than the Merger.

    As used in this Agreement, "SUPERIOR PROPOSAL" means an Acquisition Proposal that (i) is not subject to any financing contingencies or is, in the good faith judgment of the Special Committee after consultation with its financial advisor, reasonably capable of being financed and (ii) the Special Committee determines in good faith, based upon such matters as it deems relevant, including an opinion of its financial advisor, would, if consummated, result in a transaction more favorable to the Company's stockholders, other than Parent and its affiliates, from a financial point of view than the Merger.

    (b) Prior to providing any information to or entering into discussions with any person in connection with an Acquisition Proposal by a person as set forth in Section 4.2(a), the Special Committee shall receive from such person an executed confidentiality agreement in reasonably customary form and shall notify Parent (and in the case of an Acquisition Proposal that is received by the Company or Parent, such party shall immediately notify the Special Committee) orally and in writing of the existence of any Acquisition Proposal (and in the case of an Acquisition Proposal that is received by the Company or Parent, such notice shall include, without limitation, the material terms and conditions thereof including the identity of the person making it) or any inquiries indicating that any person is considering making or wishes to make an Acquisition Proposal, as promptly as practicable (but in no case later than three business days) after its receipt thereof. The Company will, to the extent reasonably practicable inform Parent on a prompt basis of the status of any discussions or negotiations with any such Third Party, and any material changes to the terms and conditions of such Acquisition Proposal. At least ten
(10) days prior to either (x) accepting any Superior Proposal or (y) any change by the Board or the Special Committee in their respective recommendations of the Merger (if following the receipt of any Acquisition Proposal), the Company shall advise Parent orally and in writing of such Acquisition Proposal and the material terms and conditions of such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. During such ten day period, the Special Committee shall negotiate in good faith to determine whether Parent can or is willing to make a proposal that is superior to the Superior Proposal.

    (c) Subject to the foregoing provisions of this Section 4.2, the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any person (other than Parent and Acquisition Sub) conducted heretofore with respect to any of the foregoing. The Special Committee agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

    (d) The Company shall ensure that the officers and directors of the Company and its subsidiaries and any investment banker, financial advisor, attorney, accountant or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.2.

    (e) In the event that any Third Party proposes to the Company or the Special Committee that it has an interest in acquiring more than 10% and less than 50% of the outstanding shares of Common Stock of the Company pursuant to a tender offer or exchange offer or otherwise, the Special Committee shall immediately notify Parent orally and in writing of the existence of such interest (such notice to include, without limitation, the material terms and conditions thereof including the identity of the person making the proposal). The Special Committee may thereafter engage in discussions concerning such proposal, provided that the Special Committee shall not provide any confidential information of the Company to any such Third Party and provided further that the Special Committee will, to the extent reasonably practicable, inform Parent on a prompt basis of the status of any discussions with any such Third Party and any material changes to the terms and conditions of such proposal.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

    Section 5.1 ACCESS TO INFORMATION; CONFIDENTIALITY. During the period between the date of this Agreement and the Effective Time, neither the Board nor the Special Committee shall cause the Company or any of its subsidiaries not to
(i) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent, Acquisition Sub or the financing sources of Parent or Acquisition Sub reasonable access, during normal business hours to all its properties, books, contracts, commitments and records, (ii) furnish promptly to Parent or Acquisition Sub all information concerning its business, properties and personnel as Parent or Acquisition Sub may reasonably request or (iii) make available to Parent and Acquisition Sub the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of the Company's business, properties and personnel as either Parent or Acquisition Sub may reasonably request, in each case upon reasonable notice and subject to applicable restrictions contained in confidentiality agreements to which such party is subject. Parent and Acquisition Sub shall not disclose such information to any person except to their attorneys and financial advisors and except as required by law.

    Section 5.2 CONSENTS; APPROVALS. The Company, Parent and Acquisition Sub shall each use their commercially reasonable efforts to take all appropriate action to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation, using their commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders of Governmental Authorities and parties to contracts with the Company or any of its subsidiaries and, in the case of Parent, to obtain the financing necessary to satisfy the condition set forth in
Section 6.2(d). The Company, Parent and Acquisition Sub shall make all filings including, without limitation, all filings with Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by the Company, Parent and Acquisition Sub, the consummation by them of the transactions contemplated hereby and to fulfill the conditions to the Merger, provided, however, that the Board shall not be required to take any action otherwise required by this Section that it has determined in good faith, based on the advice of counsel, would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law and provided further that neither Parent nor any Parent Stockholder shall be required to provide additional equity or collateral or personal guarantees or pay any additional fees in order for Parent and Acquisition Sub to receive the financing referred to in Section 6.2(d) except to the extent specified in the preliminary summary of terms and conditions referred to in such Section 6.2(d). The Company and Parent shall furnish all information required to be included in the Proxy Statement and Schedule 13E-3 and amendments thereto, or for any application or other filing to be made pursuant to the rules and regulations of the United States, any state, the NYSE or any foreign governmental body in connection with the transactions contemplated by this Agreement.

    Section 5.3 INDEMNIFICATION AND INSURANCE.

    (a) The Certificate of Incorporation and By-Laws of the Surviving Corporation shall contain the provisions with respect to indemnification and exculpation set forth in the current Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time or at any time prior thereto were directors, officers, employees or agents of the Company, unless such modification is required by law.

    (b) The Company shall, to the fullest extent permitted under applicable law or under the Company's Restated Certificate of Incorporation or Amended and Restated By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws, indemnify and hold harmless, each present and former director, officer or employee of the Company or any of its subsidiaries (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the respective Restated Certificate of Incorporation or Amended and Restated By-Laws of the Company or the subsidiaries or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time shall be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, delayed or conditioned); and provided, further, that, in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Indemnified Parties as a group may retain only one law firm in each jurisdiction to represent them with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The indemnity agreements of Parent and the Surviving Corporation in this Section 5.3(b) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any of its subsidiaries. The indemnity agreements of Parent and the Surviving Corporation in this
Section 5.3(b) shall be in addition to any rights provided to any Indemnified Parties under any contract with the Company and shall in no way limit any additional rights such parties may have under such agreements.

    (c) For a period of six years after the Effective Time, Parent shall cause the Surviving Corporation or any successor thereto to maintain in effect, if available, directors, and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) (the "COVERED PERSONS") on terms (including the amounts of coverage and the amounts of deductible, if any) that are comparable to the terms now applicable to directors and officers of Parent, or, if more favorable to the Company's directors and officers, the terms now applicable to them under the Company's current policies, and with insurers of no lesser financial standing than the insurers issuing the Company's current policies; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend for each of such six years an amount in excess of 300% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 300% of the annual premium.

    (d) This Section shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and shall be enforceable by the Indemnified Parties. In the event that Parent or the Surviving Corporation or any of their successors or assigns (i) consolidates or merges into any other person or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person or entity, then and in such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (as the case may be) assume the obligations of Parent and the Surviving Corporation set forth in this Section 5.3.

    (e) From and after the Effective Time, Parent unconditionally guarantees the obligations of the Surviving Corporation arising under this Section 5.3.

    Section 5.4 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Acquisition Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 5.5 FURTHER ACTION. Upon the terms and subject to the conditions hereof, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement, provided, however, that the Board shall not be required to take any action otherwise required by this Section that it has determined in good faith, based on the advice of counsel, would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law. Parent shall take all action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement. Parent and Acquisition Sub shall use their best efforts to obtain the financing referred to in
Section 6.2(d). Notwithstanding anything to the contrary contained in this
Section 5.5, neither Parent nor any Parent Stockholder shall be required to provide additional equity or collateral or personal guarantees or pay any additional fees in order for Parent and Acquisition Sub to receive the financing referred to in Section 6.2(d) except to the extent specified in the preliminary summary of terms and conditions referred to in such Section 6.2(d).

    Section 5.6 PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other and the Special Committee before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld, delayed or conditioned, provided however, that a party may, without the prior consent of the other part, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NYSE, if it has used all reasonable efforts to consult with the other party.

    Section 5.7 CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

    Section 5.8 DELISTING OF SECURITIES. As soon as practicable following the Effective Time, the parties hereto shall take all action reasonably necessary to cause the Company's Common Stock to be de-listed from the NYSE and to cease to be registered under the Exchange Act.

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

    Section 6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver to the extent permissible under law at or prior to the Effective Time of all the following conditions:

    (a) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger which makes the consummation of the Merger illegal; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.5.

    (b) STOCKHOLDERS' APPROVAL. The Merger and this Agreement shall have been duly approved by the Requisite Company Vote and by the holders of at least 50.01% of the outstanding Shares that are not owned or controlled by Parent, the Parent Stockholders or their respective affiliates.

    Section 6.2 ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT AND ACQUISITION SUB TO EFFECT THE MERGER. Other than the obligations of Parent and Acquisition under Section 5.3 which are not subject to satisfaction or waiver of the following conditions, the obligations of each of Parent and Acquisition Sub to effect the Merger and consummate the other transactions contemplated hereby are also subject to the satisfaction or waiver by Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except for any representation or warranty that is expressly limited by its terms to a particular date, which need only be true and correct as of such date, and except for any failures to be true and correct that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of the Company contained in this Agreement are so qualified) signed on behalf of the Company by an executive officer of the Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

    (c) DISSENTING SHARES. The aggregate number of Dissenting Shares shall not exceed 5% of the total number of shares of Common Stock of the Company outstanding on the Closing Date.

    (d) RECEIPT OF FINANCING. Parent and Acquisition Sub shall have received financing on terms satisfactory to Parent in its sole discretion sufficient to
(i) pay the Merger Consideration pursuant to the Merger, (ii) repay the Company's existing outstanding indebtedness and (iii) pay the fees and expenses required to be paid by the Company and Parent in connection with the transactions contemplated by the Agreement. If financing is made available to Parent in accordance with the preliminary summary of terms and conditions dated April 9, 2001 provided to the Special Committee of the Board, the condition set forth in this subsection (d) shall be deemed satisfied.

    (e) LITIGATION. During the period between the date of this Agreement and the Closing Date, inclusive, no claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to this Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement, (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following the consummation thereof or (iii) have a Material Adverse Effect on the Company or Parent, and no such judgment, order, decree, stipulation or injunction shall be in effect; provided, however, that this Section 6.2(e) shall not apply to any litigation that has been filed prior to the date of this Agreement and as to which service of process has been received by Parent or the Company in response to Parent's announcement to engage in a going private transaction (the "PRIOR LITIGATION"), except that this Section 6.2(e) shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(iii) above.

    (f) THIRD PARTY CONSENTS. The Company shall have obtained all consents and approvals of third parties with respect to the transactions contemplated hereby except for those consents and approvals, individually or in the aggregate, as to which the failure to obtain would not reasonably be expected to have a Material Adverse Effect on the Company before or following consummation of the Merger.

    (g) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change, occurrence or situation, individually or in the aggregate, that is not the result of actions within the control or influence of the Parent Stockholders and that has had or is would reasonably be expected to have a Material Adverse Effect on the Company. Any change, occurrence or situation that is directly or indirectly a consequence of a decision made by a Parent Stockholder in the good faith exercise of his business judgment in his capacity as a director, officer or employee of the Company shall not be deemed to be the result of actions or inactions within the control or influence of the Parent Stockholders for purposes of Sections 1.13, 6.2(g) or 7.3(b) unless the Parent Stockholder was negligent in his actions or failure to act.

    (h) AARON D. SPENCER. There shall not have been any material adverse change in the health of Aaron D. Spencer.

    Section 6.3 ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Parent and Acquisition Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except for any representation or warranty that is expressly limited by its terms to a particular date, which need only be true and correct as of such date, and except for any failures to be true and correct that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect on the Company, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of each of Parent and Acquisition Sub contained in this Agreement are so qualified) signed on behalf of each of Parent and Acquisition Sub by an executive officer of Parent to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND ACQUISITION SUB. Each of Parent and Acquisition Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Acquisition Sub by an executive officer of Parent to such effect.

    (c) BRING DOWN FAIRNESS OPINION. AH&H shall have delivered to the Special Committee, on or prior to the date that is five days prior to the Stockholders' Meeting, a bring down of the fairness opinion referred to in Section 2.12.

    (d) LITIGATION. During the period between the date of this Agreement and the Closing Date, inclusive, no claim, action, suit, proceeding or investigation shall have been instituted or threatened in writing pursuant to which an unfavorable judgment, order, decree, stipulation or injunction sought by any person other than the parties to this Agreement or their respective affiliates would reasonably be expected to (i) prevent consummation of any of the material transactions contemplated by this Agreement, (ii) cause any of the material transactions contemplated by this Agreement to be rescinded following the consummation thereof or (iii) have a Material Adverse Effect on the Company or Parent, and no such judgment, order, decree, stipulation or injunction shall be in effect; provided however this Section 6.3(d) shall not apply to any Prior Litigation, except that this Section 6.3(d) shall apply to Prior Litigation if such Prior Litigation is amended in a manner that would be reasonably expected to result in the occurrence of any of the events contained in (i)-(iii) above.

    Section 6.4 ADDITIONAL PROVISIONS. Any waiver by the Company of any condition contained in this Article VI, any amendment to this Agreement, any amendment to the voting agreements referred to in Section 3.6 or any decision by the Company to terminate this Agreement pursuant to Section 7.1 shall require the approval of the Special Committee.

                                  ARTICLE VII

                                  TERMINATION

    Section 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

    (a) by written consent duly authorized by the boards of directors of Parent, Acquisition Sub and the Company;

    (b) by either Parent or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

    (c) by Parent or the Company if the Effective Time shall not have occurred on or before September 30, 2001, provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a party if its breach of or failure to fulfill any obligation in any material respect under this Agreement has been the cause of or resulted in such failure of the Effective Time to occur;

    (d) by Parent if the Board or the Special Committee shall have (i) failed to recommend, withdrawn or modified in a manner adverse to Parent or Acquisition Sub, or publicly taken a position materially inconsistent with, its approval or recommendation of the Merger, or (ii) approved, endorsed or recommended an Acquisition Proposal;

    (e) by Parent by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in Sections 6.2(a) or 6.2(b) not to be satisfied and (ii) such breach is not cured within 20 days following delivery by Parent to the Company of written notice of such breach;

    (f) by the Company by giving written notice to Parent in the event Parent or Acquisition Sub is in breach of any representation, warranty or covenant contained in this Agreement and such breach, individually or in combination with any other such breach (i) would cause the conditions set forth in Sections 6.3(a) or 6.3(b) not to be satisfied and (ii) such breach is not cured within 20 days following delivery by the Company to Parent of written notice of such breach;

    (g) by Parent if a claim, action, suit, proceeding or investigation referred to in Section 6.2(e) shall have been instituted or threatened.

    (h) by the Company if a claim, action, suit, proceeding or investigation referred to in Section 6.3(d) shall have been instituted or threatened;

    (i) by the Company if any of the conditions set forth in Section 6.1 (other than Section 6.1(b)) or 6.3 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement;

    (j) by the Parent if any of the conditions set forth in Section 6.1 (other than Section 6.1(b)) or 6.2 shall become impossible to fulfill (other than as a result of any breach by the Company of the terms of this Agreement) and shall not have been waived in accordance with the terms of this Agreement; or

    (k) by the Company upon ten (10) days written notice to Parent, if all of the following conditions have been met: (x) the Company has complied with the terms of Section 4.2, (y) the Company has received an Acquisition Proposal that the Special Committee has concluded, based on the advice of a nationally recognized investment banking firm (which shall include AH&H), is a Superior Proposal, and (z) the Special Committee determines in good faith, after consultation with outside counsel, that it is advisable to do so in order to comply with its fiduciary duties under applicable law.

    Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers, employees or stockholders except (i) as set forth in Sections 7.3 and 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for willful breaches of this Agreement.

    Section 7.3 FEES AND EXPENSES.

    (a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (b) In the event that the Agreement is terminated pursuant to any provision of Section 7.1 other than subsections (d), (f), (h) or (k) thereof and the reason for such termination is not the result of actions within the reasonable control of Parent Stockholders, the Company shall promptly reimburse Parent for its and Acquisition Sub's actual and reasonable expenses incurred in connection with the transactions contemplated by the Agreement, provided that in no event shall the amount of such reimbursement exceed $500,000.

    (c) In the event that this Agreement is terminated by the Company pursuant to Sections 7.1(d) or 7.1(h) or in the event that the Special Committee engages in discussions permitted under Section 4.2(e), the Third Party acquires shares of Common Stock of the Company and the condition set forth in Section 6.1(b) is not satisfied or duly waived, the Company shall promptly reimburse Parent for its and Acquisition Sub's actual and reasonable expenses incurred in connection with the transactions contemplated by the Agreement, provided that in no event shall the amount of such reimbursement exceed $1,500,000

    (d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(k), the Company shall pay Parent a fee of $1,500,000 plus the amount of Parent's and Acquisition Sub's actual and reasonable expenses incurred in connection with the transactions contemplated by this Agreement (the "TERMINATION FEE"), provided that in no event shall the aggregate amount of the Termination Fee exceed $3,000,000.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

    Section 8.1 EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties, covenants and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that this
Section 8.1 shall not limit any covenant or any agreement of the parties that by its terms contemplates performance after the Effective Time and that shall survive in accordance with its respective terms.

    Section 8.2 NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a)  IF TO PARENT OR ACQUISITION SUB:

    c/o Uno Restaurant Corporation
    100 Charles Park Road
    West Roxbury, MA 02132
    Telecopier No.: (617) 218-5215
    Telephone No.: (617) 218-5375
    Attention: Aaron D. Spencer

    WITH A COPY TO:
    Nutter, McClennen & Fish, LLP
    One International Place
    Boston, Massachusetts 02110-2699
    Telecopier No.: (617) 310-9597
    Telephone No.: (617) 439-2595
    Attention: Constantine Alexander, Esq.
    James E. Dawson, Esq.

(b)  IF TO THE COMPANY:

    Uno Restaurant Corporation
    100 Charles Park Road
    West Roxbury, MA 02132
    Telecopier No.: (617) 323-9200
    Telephone No.: (617) 363-6906
    Attention: General Counsel

    WITH A COPY TO:
    Brown Rudnick Freed & Gesmer
    One Financial Center
    Boston, MA 02111
    Telecopier: (617) 856-8201
    Telephone No. (617) 856-8200
    Attention: Steven R. London, Esq.

       and to:

    Skadden Arps Slate Meagher & Flom LLP
    1 Beacon Street
    Boston, MA 02108
    Telecopier: (617) 573-4822
    Telephone No.: (617) 573-4800
    Attention: Thomas Dougherty, Esq.

    Section 8.3 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

    (a) "AFFILIATE" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

    (b) "BUSINESS DAY" means any day other than a day on which banks in New York are required or authorized to be closed;

    (c) "CONTROL" (including the terms "CONTROLLED BY", and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

    (d) "KNOWLEDGE" means, with respect to any matter in question, actual knowledge of any executive officer of the entity in question with respect to such matter after making reasonable inquiry of officers and other employees charged with senior administrative or senior operational responsibility of such matters;

    (e) "PERSON" means an individual, corporation, partnership, limited liability company, association, joint venture, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

    (f) "SUBSIDIARY" or "SUBSIDIARIES" of the Company, the Surviving Corporation, Parent or any other person means any person or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

    Section 8.4 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that no amendment by the Company shall be effective unless first approved in writing by the Special Committee; and provided, further, that after approval of the Merger by the stockholders of the Company, no amendment may be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

    Section 8.5 WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts,

(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that no waiver or extension by the Company shall be effective unless first approved in writing by the Special Committee. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

    Section 8.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    Section 8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    Section 8.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than, with regard to expenses incurred by the Parent Stockholders on behalf of Parent prior to March 1, 2001, as set forth in a letter agreement dated October 20, 2000), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein.

    Section 8.9 ASSIGNMENT; GUARANTEE OF ACQUISITION SUB OBLIGATIONS. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights hereunder to any affiliate provided that no such assignment shall relieve the assigning party of its obligations hereunder. Parent unconditionally guarantees the full and punctual performance by Acquisition Sub of all of the obligations hereunder of Acquisition Sub or any such assignees.

    Section 8.10 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than
Section 5.3 (which is intended to be for the benefit of the parties specified therein and may be enforced by such parties) and rights given under this Agreement to the Special Committee (which are intended to be for the benefit of the stockholders of the Company other than Parent and its affiliates and may be enforced by the Special Committee).

    Section 8.11 FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

    Section 8.12 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

    Section 8.13 COUNTERPARTS AND FACSIMILE SIGNATURE . This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The delivery of a signature page of this Agreement by one party to each of the other parties via facsimile transmission shall constitute the execution and delivery of this Agreement by the transmitting party.

    Section 8.14 INTERPRETATION. The parties hereto acknowledge that certain matters set forth in the Company Disclosure Schedule and certain matters set forth in the Parent Disclosure Schedule are included for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they would not be required to be set forth therein by the terms of this Agreement. The parties agree that disclosure of such matters shall not be taken as an admission by the Company or Parent, as the case may be, that such disclosure is required to be made under the terms of any provision of this Agreement and in no event shall the disclosure of such matters be deemed or interpreted to broaden or otherwise amplify the representations and warranties contained in this Agreement or to imply that such matters are or are not material and neither party shall use, in any dispute between the parties, the fact of any such disclosure as evidence of what is or is not material for purposes of this Agreement.

    IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                                       UNO RESTAURANT HOLDINGS CORPORATION

                                                       By:  /s/ AARON D. SPENCER
                                                            -----------------------------------------
                                                            Name: Aaron D. Spencer
                                                            Title: Chairman

                                                       UNO ACQUISITION CORP.

                                                       By:  /s/ AARON D. SPENCER
                                                            -----------------------------------------
                                                            Name: Aaron D. Spencer
                                                            Title: Chairman

                                                       UNO RESTAURANT CORPORATION

                                                       By:  /s/ CRAIG S. MILLER
                                                            -----------------------------------------
                                                            Name: Craig S. Miller
                                                            Title: President and Chief Executive
                                                            Officer

                                   EXHIBIT B

                                 DELAWARE CODE
                             TITLE 8. CORPORATIONS
                       CHAPTER 1. GENERAL CORPORATION LAW
               SUBCHAPTER IX. MERGER, CONSOLIDATION OR CONVERSION

                         SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to Section251(g) of this title), Section252, Section254, Section257, Section258, Section263 or Section264 of this title:

    (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

    (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

       a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

       b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

       c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

       d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

    (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

    (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of SUCH STOCKHOLDER'S shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of SUCH STOCKHOLDER'S shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of SUCH STOCKHOLDER'S shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

    (2) If the merger or consolidation was approved pursuant to Section228 or Section253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw SUCH STOCKHOLDER'S demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after SUCH STOCKHOLDER'S written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted SUCH STOCKHOLDER'S certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that SUCH STOCKHOLDER is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
    (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of SUCH STOCKHOLDER'S demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection
    (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   EXHIBIT C

                                                                 60 state street
                                                                boston, ma 02109

                                                          adams, harkness & hill
                                             the emerging Growth investment bank

April 4, 2001

Special Committee of the Board of Directors                        +617.371.3900
Uno Restaurant Corporation                                            ww.ahh.com
100 Charles Park Road
Boston, MA 02132

Members of the Special Committee:

    You have requested our opinion (the "Fairness Opinion") as to the fairness, from a financial point of view, of the $9.75 per share cash consideration to be received in connection with the proposed merger (the "Merger") of Uno Restaurant Corporation (the "Company") and Acquisition Corp., pursuant to the draft Agreement and Plan of Merger (the "Merger Agreement") dated April 4, 2001, by holders of Company Common Stock not affiliated with Acquisition Corp (the "Minority Shareholders").

    Adams, Harkness & Hill, Inc., as part of its investment banking activities, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have been engaged to render a Fairness Opinion in connection with the Merger by the Special Committee of the Board of Directors of the Company and will receive a fee for our services.

    Our Fairness Opinion addresses only the fairness of the Merger Consideration from a financial point of view to the Minority Shareholders and does not address any other aspect of the Merger, nor does it constitute a recommendation to any holder of Common Stock as to how to vote with respect to the Merger. In the ordinary course of our business, we may trade in the Common Stock of the Company for our own account and for the accounts of our customers and may at any time hold a long or short position in the Company's Common Stock.

    In developing our Fairness Opinion, we have, among other things:
(i) reviewed the Company's Forms 10-K, 10-Q and other documents as filed with the Securities and Exchange Commission for the five-year period ending
March 31, 2001; (ii) analyzed certain internal financial statements including projected financial and operating data concerning the Company prepared by Company management; (iii) analyzed the potential pro forma financial effects of the Merger on the Company; (iv) conducted discussions with members of senior management of the Company; (v) reviewed the historical market prices and trading activity for the Company Common Shares and compared them with those of certain publicly traded companies we deemed to be relevant and comparable to the Company; (vi) compared the results of operations of the Company with those of certain companies we deemed to be relevant and comparable to the Company;
(vii) compared the financial terms of the Merger with the financial terms of certain other mergers and acquisitions we deemed to be relevant and comparable to the Merger; (viii) reviewed the Merger Agreement and Exhibits thereto; and
(ix) reviewed such other financial studies and analyses, performed such other investigations, and took into account such other matters as we deemed necessary, including an assessment of general economic, market and monetary conditions.

    In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from the Company, have relied on such information, have assumed boston - san francisco

Special Committee of the Board of Directors
Uno Restaurant Corporation
April 4, 2001
Page 2

that all such information is complete and accurate in all material respects, and have relied on assurances of management that they are not aware of any facts that would make such information misleading. With respect to any internal forecasts reviewed relating to the prospects of the Company, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Company management. We have also assumed that the Merger will be consummated upon the terms set forth in the Merger Agreement.

    Our Fairness Opinion is rendered on the basis of economic and market conditions prevailing and on the prospects, financial and otherwise of the Company known to us as of the date hereof. It should be understood that
(i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if this Fairness Opinion were rendered as of a later date, and
(ii) Adams, Harkness & Hill, Inc. disclaims any obligation to advise any person of any change in any manner affecting this Fairness Opinion that may come to our attention after the date of this Fairness Opinion, except as expressly provided in the Merger Agreement. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of the Company. In addition, we have assumed, with your consent that any material liabilities (contingent or otherwise, known or unknown) of the Company are as set forth in the financial statements of the Company.

    It is agreed between the Special Committee and Adams, Harkness & Hill, Inc. that this letter is for the information of the Special Committee and the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission with respect to the Merger as contemplated. It is also agreed that this Fairness Opinion does not address the relative merits of the Merger or the other business strategies that the Special Committee has considered or may be considering, nor does it address the decision of the Special Committee or the Board of Directors of the Company to proceed with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration is fair, from a financial point of view, to the Company's Minority Shareholders.

Sincerely,
ADAMS, HARKNESS & HILL, INC.

                                   EXHIBIT D

          INFORMATION RELATING TO THE DIRECTORS AND EXECUTIVE OFFICERS
             OF UNO RESTAURANT CORPORATION, UNO RESTAURANT HOLDINGS CORPORATION, UNO ACQUISITION CORP. AND THE PRINCIPALS OF UNO ASSOCIATES

    I.  DIRECTORS AND EXECUTIVE OFFICERS OF UNO RESTAURANT CORPORATION

    The name and position and the principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Uno Restaurant Corporation are set forth below. Mr. Spencer is a member of the Spencer Group and Mr. Miller, Mr. MacPhail, Mr. Fox and Mr. Vincent are members of the Management Group. The business address of each director and executive officer of Uno Restaurant Corporation is c/o Uno Restaurant Corporation, 100 Charles Park Road, West Roxbury, Massachusetts 02132. The business telephone number of each director and executive officer of Uno Restaurant Corporation is (617) 323-9200.

    Aaron D. Spencer, Uno's founder, has been Chairman of the Board since 1986 and previously served as Uno's President until 1986 and as Uno's Chief Executive Officer until September 29, 1996. Mr. Spencer has 34 years of experience in the restaurant industry. He was the founder and owner of Uno's predecessor, which operated a chain of 24 Kentucky Fried Chicken franchised restaurants at the time the restaurants were sold.

    Craig S. Miller has served as a director of Uno since 1985, has been Uno's President since 1986 and was appointed Chief Executive Officer on September 30, 1996. From 1986 to December 1998, he also served as Uno's Chief Operating Officer. From 1984 to 1986, Mr. Miller served as one of Uno's Vice Presidents and then as Executive Vice President. Prior to 1984, he spent 11 years with the General Mills, Inc. restaurant subsidiary, including four years in various executive capacities with Casa Gallardo Mexican restaurants and six years with the Red Lobster restaurant chain. Mr. Miller has a total of 32 years of experience in the restaurant industry.

    Paul W. MacPhail was appointed Executive Vice President and Chief Operating Officer on October 23, 2000 and was elected to serve as a director in 2001. Previously, Mr. MacPhail served as Executive Vice President and Chief Operating Officer from December 1998 to April 2000 and was Uno's Senior Vice President-Operations from January 1997 to November 1998. From October 1994 to January 1997, he served as Divisional Vice President-Operations and from November 1992 to October 1994, he served as a Regional Director of Operations. From 1990 to 1992, Mr. MacPhail served as a General Manager and Senior Operations Manager. Prior to joining Uno, Mr. MacPhail served for eight years as a general manager with Ground Round, Inc. Mr. MacPhail has a total of 16 years of experience in the restaurant industry.

    Alan M. Fox was appointed Executive Vice President on November 30, 1999 and has been President of Uno Foods Inc., Uno's subsidiary responsible for consumer products distribution, since 1990. From 1990 to 1999, Mr. Fox was Uno's Senior Vice President-Purchasing. Mr. Fox served as Senior Vice President-Purchasing and Development from 1989 to 1990, and served as Vice President of Purchasing from 1988 to 1989. Prior to joining Uno, from 1971 to 1988, Mr. Fox served as Vice President-Purchasing at Worcester Quality Foods, Inc., a wholesale food service distributor. Mr. Fox has a total of 29 years of experience in the restaurant and food service industries.

    Robert M. Vincent was appointed Executive Vice President, Chief Financial Officer and Treasurer in April 2000 and was Uno's Senior Vice President-Finance, Chief Financial Officer and Treasurer from July 1997 to March 2000. Prior to that, he served as Vice President-Finance and Controller from November 1992 to June 1997 and was Uno's Controller from April 1992 to October 1992. Prior to joining Uno, Mr. Vincent served as chief financial officer and vice president-finance at Omega

Corporation from 1988 to 1992, and vice president-finance at Boston Restaurant Associates from 1985 to 1988. From 1976 to 1985, Mr. Vincent worked at Ogden Corporation in a variety of finance positions. Mr. Vincent has 24 years experience in accounting and finance.

    Mark A. Jones was appointed Senior Vice President-Development in
November 1999. Prior to joining Uno, Mr. Jones served for 20 years for Darden Restaurants in a variety of positions. Darden Restaurants operates more than 1,100 casual dining restaurants worldwide. The business address of Darden Restaurants is 5900 Lake Ellenor Drive, Orlando, FL 32809. From 1992 to 1998, he was the vice president of market development and real estate and from 1987 to 1992 he was the vice president of construction and facilities. Mr. Jones served as the director of construction from 1986 to 1987 and as the national manager of new designs and remodels from 1982 to 1986. Prior to that he was the manager of expansion and remodeling from 1979 to 1982. Mr. Jones has a total of 21 years of experience in the restaurant industry.

    George W. Herz II was appointed Senior Vice President, General Counsel and Secretary in February 2000. He served as Vice President, General Counsel and Secretary from November 1999 to February 2000. Prior to joining Uno, Mr. Herz served as vice president and general counsel for Sbarro, Inc. from November 1995 to November 1999. Sbarro owns, operates and franchises quick-service restaurants, serving a variety of Italian foods. Sbarro's business address is 401 Broadhollow Rd., Melville, NY 11747. From 1993 to 1995, Mr. Herz was general counsel for Minuteman Press International, and from 1983 to 1993 he served as corporate counsel for that company.

    M. Heyward Whetsell, Jr. was appointed Senior Vice President-Marketing in June 2000. Before joining Uno, Mr. Whetsell was senior vice president-marketing for TCBY Systems from March 1998 to June 2000. TCBY Systems owns and operates frozen yogurt specialty stores. TCBY Systems, which was acquired by Mrs. Field's Cookies, Inc., is located at 2855E Cottonwood Parkway, Suite 400, Salt Lake City, Utah 84121. From 1996 to 1997 he was vice president-advertising for Extended Stay America, Inc., a hotel chain located at 450 E. Las Olas Blvd., Ft. Lauderdale, FL 33301, and from 1995 to 1996 he served as director-marketing for the Shoney's Division of TPI Restaurants, Inc. Prior to that, Mr. Whetsell worked in the advertising industry for 22 years, serving in a variety of positions.

    Tamara P. Davis has served as a director of Uno since 1999. Since 1996, Ms. Davis' principal occupation has been serving as chairman of the Massachusetts State College Building Authority, located at 136 Lincoln St., Boston, MA 02111, and vice chairman of the Massachusetts Educational Financing Authority, located at 125 Summer St., Suite 1450, Boston, Massachusetts 02110. She is also a director of the Massachusetts Board of Higher Education, located at One Ashburton Place, Boston, Massachusetts 02108 and a former director of MuseumShop.com, Inc. Ms. Davis served as president, chief executive officer and director of UST Leasing Corporation from 1987 to 1993. She served as a senior vice president at US Trust from 1983 to 1993, as well as an assistant vice president and corporate finance officer at BankAmeriLease Group, Inc., a subsidiary of Bank of America from 1979 to 1983. Prior to that, she was the assistant dean of humanities at Santa Ana College from 1977 to 1979 and an educator.

    John T. Gerlach has served as a director of Uno since 1987. Mr. Gerlach has been the director of the Graduate Business Program of Sacred Heart University, located in Fairfield, Connecticut, since July 1992. He was the director of the Center for Policy Issues of Sacred Heart University from January 1990 to
July 1992. From 1988 to 1990, he was an adjunct professor of finance in the Graduate School of Business at Drexel University. From 1986 to 1988, he was associate director of Bear, Stearns & Co. From 1985 to 1986, he was a consultant for The Horn & Hardart Co., and from 1982 to 1985, he was the president and chief operating officer of The Horn & Hardart Co. Prior to that time, he was a vice president of General Mills Inc. He is presently a director of Marketing Services Group, Inc. and Security American Financial Enterprises, Inc.

    Kenneth D. Hill has served as a director of Uno since 1999. Mr. Hill served as a director of Applebee's International from November 1992 through 1999, at which time he retired. Applebee's International is located at 4551 W. 107th St., Overland Park, Kansas 66207. From March 1995 until March 1998, Mr. Hill acted as a consultant to Applebee's International for governmental affairs and industry relations. Mr. Hill was the president of international development for Applebee's International, Inc. from 1994 to 1995. Prior to that, he was the executive vice president and chief operating officer of Applebee's International, Inc. from 1991 to 1994. From 1990 to 1991, he was the president and chief executive officer of Creative Restaurant Management, Inc. From 1985 to 1991, he was the president and chief executive officer of T.J. Cinnamons, Ltd., and from 1973 to 1985, he was the president of Gilbert/Robinson, Inc.

    James F. Carlin has served as a director of Uno since 1996. Mr. Carlin is the chairman and chief executive officer of Carlin Consolidated, Inc., a management and investment company, located at 233 W. Central St., Natick, MA 01760. He was the chairman of the Massachusetts Board of Higher Education from 1995 to 1999. He was also the receiver for the City of Chelsea, Massachusetts from 1991 to 1992. Mr. Carlin is a trustee of the Massachusetts Health and Education Tax Exempt Trust and a trustee or director of 33 funds managed by John Hancock Mutual Life Insurance Company. He is also a director of Alpha Analytical, Inc.

    James J. Kerasiotes has served as a director of Uno since 1999.
Mr. Kerasiotes is president of Indian Hill Management, a consulting firm located at 15 Brook St., Suite 5, Medfield, MA 02052. He was the chairman and chief executive officer of the Massachusetts Turnpike Authority, located at 688 South Ave, Weston, Massachusets, from 1996 to 2000. From 1992 to 1997, he was the Massachusetts Secretary of Transportation and the chairman of the Massachusetts Bay Transportation Authority. From 1991 to 1992, he served as commissioner of the Massachusetts Highway Department. From 1985 to 1991, he was a founder, director and stockholder of Alpha Analytical, Inc. and co-founder of Adion, Inc. From 1983 to 1985, he was a director and shareholder of Rizzo Associates. From 1979 to 1981, he was the Deputy Commissioner in the Massachusetts Commerce Department.

    II. DIRECTORS AND EXECUTIVE OFFICERS OF UNO RESTAURANT HOLDINGS CORPORATION ("PARENT") AND UNO ACQUISITION CORP. ("NEWCO")

    The executive officers of Parent and Newco are the same as the executive officers of Uno Restaurant Corporation. The directors of Parent and Newco are Aaron D. Spencer, Craig S. Miller, Paul W. MacPhail, Alan M. Fox and Robert M. Vincent. The principal occupation or employment, business address and material occupations, positions, offices or employment during the past five years for each executive officer and director of Parent and Newco are described in Part I above. The business address of each executive officer and director of Parent and Newco is c/o Uno Restaurant Holdings Corporation, 100 Charles Park Road, West Roxbury, Massachusetts 02132. The business telephone number of each executive officer and director of Parent and Newco is (617) 323-9200.

    III.  PRINCIPALS OF UNO ASSOCIATES

    Aaron D. Spencer is the general partner of Uno Associates, a Massachusetts general partnership owned 80% by Mr. Spencer and 10% by each of Mark Spencer and Lisa Cohen, Mr. Spencer's two adult children, and formed for the purpose of holding shares of common stock of Uno Restaurant Corporation. The principal occupation or employment, business address and material occupations, positions, offices or employment for the past five years for Mr. Spencer are described in
Part I above and are set forth below for Mark Spencer and Lisa Cohen. The business address of Uno Associates and Mr. Spencer is c/o Uno Associates, 100 Charles Park Road, West Roxbury, Massachusetts 02132. The business telephone number of Uno Associates is (617) 323-9200.

    Mark Spencer is a professional photographer. Since June 1995, he has been employed by Carriage House Photography. His business address is 100 School Street, Andover, Massachusetts 01810.

    Lisa Cohen has been a customer service representative at the advertising firm of Faux Design since September 2000. Prior to September 2000, Ms. Cohen was a homemaker. Her business address is 72 Rowe Street, Auburndale, Massachusetts 02466.

                                                                       EXHIBIT E
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                   FORM 10-K
(MARK ONE)

   /X/     ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                   FOR THE FISCAL YEAR ENDED OCTOBER 1, 2000
                                       OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

    FOR THE TRANSITION PERIOD FROM __________________ TO __________________

                         COMMISSION FILE NUMBER 1-9573
                         ------------------------------
                           UNO RESTAURANT CORPORATION

             (Exact name of registrant as specified in its charter)

                  DELAWARE                                            04-2953702
          (State of incorporation)                         (IRS Employer Identification No.)

100 CHARLES PARK ROAD, WEST ROXBURY, MA 02132                            02132
  (Address of principal executive offices)                            (zip code)

                                 (617) 323-9200
              (Registrant's telephone number, including area code)

    Securities registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                       NAME OF EACH EXCHANGE ON WHICH REGISTERED
        Common Stock, $.01 par value                            New York Stock Exchange

          Securities registered pursuant to Section 12(g) of the Act:
                                      NONE
                                (Title of Class)
                         ------------------------------

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. / /

    The aggregate market value of the registrant's Common Stock, $.01 par value, held by non-affiliates of the registrant as of December 1, 2000, was $34,846,043 based on the closing price of $8.31 on that date on the New York Stock Exchange. As of December 1, 2000, 10,988,596 shares of the registrant's Common Stock, $.01 par value, were outstanding. All share, per share and share price data included in this report have been adjusted for a 10% stock dividend declared on November 30, 1999 and paid on December 23, 1999 to shareholders of record on December 13, 1999.

                      DOCUMENTS INCORPORATED BY REFERENCE

    Portions of the registrant's Proxy Statement for the Annual Meeting of Stockholders to be held on February 28, 2001 which will be filed within 120 days after the end of the registrant's fiscal year, are incorporated by reference in Part III of this report. Portions of the registrant's Registration Statement on Form S-1 (Registration No. 33-13100) (the "1987 Registration Statement"), the registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1990, the registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1991, the registrant's Annual Report on Form 10-K for the fiscal year ended October 2, 1994, the registrant's Annual Report on Form 10-K for the fiscal year ended October 1, 1995, the registrant's Annual Report on Form 10-K for the fiscal year ended September 29, 1996, the registrant's Annual Report on Form 10-K for the fiscal year ended September 28, 1997, the registrant's Annual Report on Form 10-K for the fiscal year ended September 27, 1998, the registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 1995, the registrant's Proxy Statement for the Annual Meeting of Stockholders held on February 22, 1994, the registrant's Proxy Statement for the Annual Meeting of Stockholders held on February 8, 1995, the registrant's Proxy Statement for the Annual Meeting of Stockholders held on February 26, 1997, the registrant's Proxy Statement for the Annual Meeting of Stockholders held on February 26, 1998, the registrant's Proxy Statement for the Annual Meeting of Stockholders held on February 23, 1999 and the registrant's Registration Statement on Form S-2 (Registration No. 333-86765) (the "1999 Registration Statement") are incorporated by reference in Part IV of this Report.

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
                                     PART I

ITEM 1. BUSINESS

GENERAL AND DEVELOPMENTS DURING FISCAL YEAR 2000

    We currently own and operate 111 and franchise 66 casual dining, full-service restaurants operating primarily under the name Pizzeria Uno...Chicago Bar & Grill. Our restaurants offer a diverse, high quality menu at moderate prices in a casual, friendly atmosphere. The restaurants feature our signature Chicago-style, deep-dish pizza and a selection of baked, grilled and sauteed entrees, including gourmet thin crust pizza, pasta, fajitas, ribs, steak and chicken, as well as a variety of appetizers, salads, sandwiches and desserts. Company-owned restaurants are located primarily in major metropolitan markets from New England to Virginia, as well as Florida, Chicago and Denver, and franchised restaurants are located throughout the United States and Puerto Rico as well as Seoul, South Korea, Lahore, Pakistan and Dubai, United Arab Emirates.

    The original "Pizzeria Uno" restaurant was founded in 1943 by the late Ike Sewell at the corner of Ohio and Wabash Avenues in Chicago, Illinois.
Mr. Sewell is considered the originator of Chicago-style, deep-dish pizza. In 1979, we acquired the rights to the names "Uno," "Pizzeria Uno" and "Pizzeria Due" from Mr. Sewell and opened our first Pizzeria Uno restaurant.

    In response to changing customer demands and preferences, our concept has evolved over the years as we have strengthened our brand loyalty and leveraged the appeal of our Chicago-style, deep-dish pizza. Beginning in 1994, we began the process of repositioning our concept from Pizzeria Uno, primarily a Chicago-style, deep-dish pizza concept, to Pizzeria Uno...Chicago Bar & Grill, a full-service, casual dining restaurant which offers a diverse, high quality menu at moderate prices with full bar service. The evolution of our concept, substantially completed in fiscal 1998, has involved the successful implementation of the following initiatives:

    - expanding our kitchen capabilities to improve the quality, breadth and appeal of our non-pizza menu items;

    - redesigning our restaurants to replicate the look and feel of an old Chicago warehouse to provide a more casual and relaxed dining environment;

    - changing the name of our restaurants from Pizzeria Uno to Pizzeria Uno...Chicago Bar & Grill to emphasize our positioning as a casual dining, full-service restaurant;

    - offering our guests an improved dining value by providing larger portions of higher quality food at moderate prices; and

    - expanding our target market to include both urban and suburban locations and middle to upper-middle income individuals and families.

    During the fiscal year ended October 1, 2000, we opened 12 full-service Chicago Bar & Grill restaurants. Nine full-service Chicago Bar & Grill franchised restaurants opened during the fiscal year and seven full-service franchised restaurants closed. Of the seven franchised restaurants which were closed, six were Pizzeria Uno restaurants which had not been repositioned as Chicago Bar & Grill restaurants. During the fiscal year ending September 30, 2001, we anticipate opening seven to nine company-owned and 10 to 12 franchised full-service Chicago Bar & Grill restaurants. The timing of these planned openings is subject to various factors, including locating satisfactory sites and negotiating leases and franchise agreements.

    On November 30, 1999, our board of directors declared a 10% stock dividend on the outstanding shares of our common stock. The stock dividend was paid on December 23, 1999 to shareholders of record as of December 13, 1999. All share, per share and share price data included in this report have been adjusted for the 10% stock dividend.

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    On February 25, 2000, our board of directors amended its prior authorization regarding the repurchase of our common stock. Under this amendment, we are currently authorized to repurchase up to 1,500,000 shares of our common stock at such times and at such prices as we deem appropriate. To date under this authorization, we have repurchased 1,392,775 shares, of which 688,505 were purchased during fiscal 2000.

    On June 14, 2000, we amended our $55 million credit facility to increase the revolver component from $26.6 million to $36.6 million, leaving the remaining original principal amounts of the term loans of the facility unchanged. The maturity of the revolver has been extended to June 2005.

    In September 2000, we recorded a pre-tax charge of $8.6 million related to asset impairment and store closing costs. This non-cash charge adjusted the carrying value of eight full-service restaurants to their net realizable value as required by Statement of Financial Accounting Standards 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of."

    On October 25, 2000, we announced that Aaron Spencer, chairman and principal stockholder, and certain members of senior management submitted a proposal to our board of directors to acquire all of the outstanding shares of common stock not currently owned by them for a price of $8.75 per share. The offer will be subject to a number of conditions, including receipt of financing on satisfactory terms and ownership by the offerors of at least 90% of the outstanding shares of common stock at the conclusion of the tender offer. A special committee of outside directors, appointed by our board of directors, is conducting a review of the proposal.

PIZZERIA UNO EVOLUTION AND CONCEPT

    Pizzeria Uno...Chicago Bar & Grill restaurants are full-service, casual dining restaurants, featuring our signature Chicago-style deep-dish pizza and a diverse menu of high quality, moderately-priced menu items. Our target market is middle to upper-middle income individuals and families in the 17 to 49 year-old age group and the restaurants are generally open from 11:00 a.m. to midnight, seven days per week.

    In response to changing customer demands and preferences, our concept has evolved over the years as we have strengthened our brand loyalty and leveraged the appeal of our Chicago-style, deep-dish pizza. Beginning in 1994, we began the process of repositioning our concept from Pizzeria Uno, primarily a Chicago-style, deep-dish pizza concept to Pizzeria Uno...Chicago Bar & Grill, a full-service, casual dining restaurant which offers a diverse, high quality menu at moderate prices with full bar service. With this repositioning substantially complete, the primary features of our concept are as follows:

    DISTINCTIVE BRAND. We believe that our long-standing name, Pizzeria Uno, and our signature Chicago-style, deep-dish pizza, give us a brand awareness that distinguishes our restaurants from other casual dining concepts and generate frequent customer visits and customer loyalty.

    CASUAL, FUN DINING ATMOSPHERE. Our restaurants are designed and decorated to create the comfortable and fun atmosphere guests expect of full-service, casual dining restaurants, as distinguished from typical pizza restaurants. Our latest prototype restaurants, which average 5,300 to 5,800 square feet, are designed to replicate the look and feel of an old Chicago warehouse with exposed ceilings, industrial lighting, cement floors, painted murals, crates of beverages, vintage photographs of Chicago and similar artifacts.

    DIVERSE, HIGH QUALITY MENU. We differentiate ourselves from quick service pizza, pasta and full-service Italian restaurants by offering a diverse, high quality menu, including some of the most popular casual dining appetizers, entrees and desserts, which we believe are given a distinctive appeal

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through our proprietary recipes. Non-pizza menu items represent approximately
68% of total food sales for company-owned restaurants.

    ENHANCED DINING VALUE. Our new menu initiative provides our guests with enhanced value through larger portions of higher quality, moderately-priced food. Our menu entrees range in price from $7.89 to $15.99, which is comparable to other casual dining restaurants, and, together with our larger portions, are designed to enhance the value received by our guests.

OUR BUSINESS STRATEGY

    Our objective is to promote and develop the Pizzeria Uno brand in each of our markets. We will strive to achieve this by offering our guests a distinctive dining experience and a diverse, high quality menu at moderate prices. We have developed the following strategies:

    ENSURE HIGH QUALITY GUEST EXPERIENCE. We seek to provide a consistent, high quality guest experience in order to generate frequent customer visits and enhance customer loyalty. Through extensive training, experienced restaurant-level management and rigorous operational and quality controls, we seek to provide high quality menu items and to ensure prompt, friendly and high energy service to our guests. We believe that by regularly testing new products at our research and development center and adding new items to our menu, we are able to offer our guests new reasons to dine at our restaurants. We believe our restaurants are attractive for a wide variety of dining occasions, including weekday and weekend lunches and dinners for a broad range of guests.

    ACHIEVE ATTRACTIVE RESTAURANT-LEVEL ECONOMICS. The repositioning of our concept has generated increased restaurant sales and improved profitability. We believe that we have been and will continue to be able to improve operating results from the broad appeal of our concept, careful site selection and cost-effective development, consistent application of our management and training programs, and strict cost and product quality controls. For the 12-month period ending October 1, 2000, our 12 current prototype restaurants, which have been open for at least one year, have generated an average cash return on investment of 25.7%.

    DEVELOPMENT OF COMPANY-OWNED RESTAURANTS. We believe that we have significant opportunities to open additional company-owned restaurants and, accordingly, are implementing a controlled expansion strategy. In fiscal 2000, we opened 12 restaurants for the year. We intend to continue opening company-owned restaurants in three of our primary metropolitan markets, Boston, New York and Baltimore/Washington, D.C. We also intend to expand in other existing markets. In fiscal 2001, we expect to open approximately seven to nine restaurants.

    CONTINUED FRANCHISE DEVELOPMENT. In fiscal 2000, our franchisees opened nine full-service restaurants in both existing and new markets. Reflecting our continuing growth strategy, in fiscal 2001 we expect franchisees to open approximately 10 to 12 restaurants. We plan to focus our franchise development on an area development basis rather than on a single unit basis. In fiscal 2000, we signed international development agreements for three units in Venezuela and a two-unit agreement for Panama. Domestically we signed two area development agreements totaling six units in Pennsylvania, an agreement for three to five units in the Richmond, Virginia area and an agreement for an additional three restaurants in Puerto Rico. We also completed two-unit agreements in Saratoga/Glens Falls, New York and Scottsdale, Arizona. The terms for these new agreements vary in length from two and one-half years to five years. We also intend to pursue selected expansion opportunities worldwide, including Latin America, the Caribbean, Mexico and Canada.

    ATTRACT AND RETAIN HIGH QUALITY RESTAURANT MANAGEMENT. We believe we are able to attract and retain high quality restaurant management because we offer a competitive compensation and benefits program. In addition to salary and bonus, our general managers are eligible for additional benefits, which include vacation travel expense reimbursement, automobile lease payments and longevity awards. To promote assistant manager retention, we have implemented a work schedule providing assistant managers three days off every other week. We believe this schedule allows our assistant managers to enjoy a better quality of life than is typical in the restaurant industry.

    UTILIZE MANAGEMENT INFORMATION SYSTEMS EFFECTIVELY. We believe that our current management information systems have the features and capacity to support our growth plan and to achieve attractive restaurant level economics. All of our company-owned restaurants have personal computer and point-of-sale systems integrated with our centralized management information and accounting systems. We are able to monitor and control labor, food and other direct operating expenses, and maintain efficient and quality restaurant service with hourly guest traffic and sales volume forecasts for each restaurant. Our systems permit restaurant and company management to manage sales, cost of sales and product mix on a daily basis.

    EXPAND OUR CONSUMER PRODUCTS BUSINESS. We plan to continue to expand our consumer products business principally through the distribution of our branded (Pizzeria Uno) and non-branded, Chicago-style deep-dish pizza, calzones, and other pizza products in hotels, movie theater chains, supermarkets, food courts and airports. We have established relationships with hotel chains to distribute products in more than 450 hotel locations and movie theater chains representing over 100 theaters. In addition, we have supplied American Airlines with our pizza for service on selected domestic and international flights since fiscal 1993 and began serving three other major airlines in fiscal 2000. Our consumer products operation, which historically has represented approximately 5% of our sales, complements our restaurant business, increases our brand awareness and enables people to enjoy Pizzeria Uno products in a wide variety of locations and settings.

RESTAURANT DESIGN

    Our restaurants are designed and decorated to create the comfortable and fun atmosphere guests expect of full-service, casual dining restaurants, as distinguished from typical pizza restaurants. We upgraded the design and decor of our restaurants which are now consistent with our theme as Pizzeria Uno...Chicago Bar & Grill. The decor of most of our restaurants includes different variations of wood, brick and brass, and warehouse related design elements such as painted murals, crates of beverages, vintage photographs of Chicago and similar artifacts. Our latest prototype restaurants are designed to replicate the look and feel of an old Chicago warehouse with exposed ceilings, industrial lighting and cement floors. This prototype occupies a range of approximately 5,300 to 5,800 square feet, with seating capacity ranging from 180 to 210 guests. We have also developed several variations of our prototype to allow for adaptations to specific new site locations. To date, we have opened 24 of these prototypes and franchisees have opened 10. We review all preliminary exterior, interior and kitchen design for all company-owned and franchised restaurants to ensure quality and compliance with our standards.

RESTAURANT EXPANSION AND SITE SELECTION

    COMPANY-OWNED RESTAURANT EXPANSION. We believe that we have significant opportunities to expand our company-owned restaurants and, accordingly, are implementing a controlled expansion strategy. In fiscal 2000, we opened 12 restaurants for the year. We intend to continue opening company-owned restaurants in three of our primary metropolitan markets, Boston, New York and Baltimore/Washington, D.C. We also intend to expand in other existing markets. In fiscal 2001, we expect to open approximately seven to nine restaurants.

    FRANCHISE RESTAURANT EXPANSION. Reflecting our continuing growth strategy, in fiscal 2001 we expect franchisees to open approximately 10 to 12 restaurants. We plan to focus our franchise development on an area development basis rather than by single unit development. In fiscal 2000, our franchisees opened nine full-service restaurants in both existing and new markets. In fiscal 2000, we signed international development agreements for three units in Venezuela and a two-unit agreement for Panama. Domestically we signed two area development agreements totaling six units in Pennsylvania, an agreement for three to five units in the Richmond, Virginia area and an agreement for an additional three restaurants in Puerto Rico. We also completed two-unit agreements in Saratoga/Glens Falls, New York and Scottsdale, Arizona. The terms for these new agreements vary in length from two and one-half years to five years. We also intend to pursue selected expansion opportunities worldwide, including Latin America, the Caribbean, Mexico and Canada.

    FACTORS WE CONSIDER IN SITE SELECTION. We devote significant resources to our investigation and evaluation of potential sites for our restaurants because we believe that the specific location of a restaurant is critical to its long-term success. One or more of our executive officers inspect and approve the site for each company-owned and franchised restaurant. Within each target market area, we evaluate population density and demographics, major retail and office concentration and traffic patterns. In addition, we evaluate visibility, accessibility, proximity to direct competition, proximity of shopping, entertainment activities, office parks and tourist attractions, availability of suitable parking and of restaurant level employees, and various other site specific factors. Pizzeria Uno...Chicago Bar & Grill restaurants are located in both urban and suburban markets, in free-standing buildings, strip centers and malls. Restaurant development is currently targeted at high traffic, free-standing locations.

    Generally, we lease most of our restaurants to minimize investment costs. However, we have been selectively purchasing real estate to develop new restaurants when the expected long-term cost of owning the real estate is less than the cost of leasing. Of the 111 company-owned restaurants open as of December 1, 2000, 88 are located in leased facilities and 23 are located on properties we own.

RESTAURANT LOCATIONS

    The following tables provide the locations for Company-owned and franchised restaurants as of December 1, 2000.

                        COMPANY-OWNED RESTAURANTS (111)

COLORADO (3)
Aurora
Greenwood (a)
Westminster

CONNECTICUT (5)
Danbury
Fairfield
Manchester
Milford
West Hartford
FLORIDA (7)
Altamonte Springs
Daytona Beach
Kissimmee
Lake Mary (a)
Orlando (3)(a)
ILLINOIS (9)
Aurora
Chicago (3)(a)(b)
Crestwood
Gurnee Mills (a)
Lombard
Schaumburg
Vernon Hills (a)
MAINE (2)
Bangor
Portland (a)

MARYLAND (8)
Baltimore
Bel Air
Bethesda
Ellicott City (a)
Frederick (a)
Hagerstown
St. Charles
Towson

MASSACHUSETTS (26)
Bellingham
Boston (5)
Braintree
Brockton
Burlington
Cambridge (2)
Danvers
Dedham
Framingham
Hanover
Haverhill
Hyannis (a)
Kingston
Leominster
Newton
Revere
Springfield
Sturbridge
Waltham
Westborough
Woburn

MISSOURI (2)
St. Louis (2)

NEW HAMPSHIRE (4)
Concord
Keene
Manchester
Nashua

NEW JERSEY (2)
Paramus
Woodbridge

NEW YORK (19)
Albany
Amherst (a)
Greece (a)
Henrietta
Latham
Lynbrook
Massapequa
New York City
Bayside
Bay Ridge
Forest Hills
Manhattan (5)
Syracuse
Vestal
Victor
Yonkers

OHIO (4)
Columbus (4)(a)

PENNSYLVANIA (4)
Philadelphia (2)(a)
Pittsburgh (2)(a)

RHODE ISLAND (2)
Providence
Warwick

TENNESSEE (1)
Maryville (a)

VERMONT (1)
Burlington (a)

VIRGINIA (10)
Ballston
Dulles
Fairfax
Falls Church
Merrifield
Newport News
Norfolk (a)
Potomac Mills (a)
Reston
Williamsburg (a)

WASHINGTON, DC (2)
Cleveland Park
Union Station

------------------------

See footnotes on next page

                          FRANCHISED RESTAURANTS (71)
                                 DOMESTIC (65)

ARIZONA (3)
Mesa
Phoenix
Tempe
CALIFORNIA (9)
Chula Vista
Cupertino
Fremont
San Diego (2)
San Francisco (3)
Santa Clara

DELAWARE (1)
Dover

FLORIDA (1)
Orlando

ILLINOIS (1)
CHICAGO (C)
INDIANA (2)
Indianapolis
Merrillville
KANSAS (1)
Lawrence
KENTUCKY (1)
Louisville
MARYLAND (1)
Deep Creek

MASSACHUSETTS (3)
Holyoke
Springfield (2)(c)
MICHIGAN (2)
Birch Run
Bloomfield

MINNESOTA (1)
Edina

MISSOURI (1)
Kansas City

NEW JERSEY (4)
Cherry Hill
Secaucus
South Plainfield
Wayne

NEW MEXICO (1)
Las Cruces

NEW YORK (2)
Poughkeepsie
White Plains

NORTH CAROLINA (4)
Charlotte
Concord Mills
Greensboro
High Point

OHIO (6)
Cincinnati (4)
Dayton (2)

OKLAHOMA (1)
Tulsa

PENNSYLVANIA (6)
Doylestown
King of Prussia
Langhorne
Philadelphia (2)
Plymouth Meeting

PUERTO RICO (7)
Bayamon
Carolina
Mayaguez
San Juan (4)(c)

TEXAS (2)
Dallas
Ft. Worth

VIRGINA (1)
Richmond

WASHINGTON, DC (1)
Georgetown

WISCONSIN (3)
Madison (2)
Milwaukee

                               INTERNATIONAL (6)

SOUTH KOREA (3)
Seoul (3)(d)

PAKISTAN (1)
Lahore

UNITED ARAB EMIRATES (2)
Dubai (2)

------------------------

(a) Owned property

(b) Includes one Mexican restaurant.

(c) Includes one limited seating, take-out restaurant.

(d) Includes two limited seating, take-out restaurants.

UNIT ECONOMICS

    For the 12 month period ended October 1, 2000, the 96 company-owned restaurants open for the entire period generated average restaurant sales of approximately $2,034,000 and average restaurant operating cash flow of approximately $400,000, or 19.7% of sales. Our current prototype restaurant occupies a range of approximately 5,300 to 5,800 square feet, with a seating capacity ranging from 180 to 210 guests. For the 12 month period ending
October 1, 2000, our 12 current prototype restaurants, which have been open for at least one year, have generated average restaurant sales of approximately $1,973,000 and average restaurant operating cash flow of approximately $436,000, or 22.1% of sales. Based on an average investment of approximately
$1.7 million, excluding average land costs of approximately $819,000 and average pre-opening costs of $131,000, these restaurants have generated an average cash return on investment of 25.7% for the 12 month period ended October 1, 2000.

RESTAURANT OPERATIONS

    RESTAURANT MANAGEMENT.  The staff for a typical Pizzeria Uno...Chicago
Bar & Grill restaurant consists of one general manager, an assistant general manager, two managers and approximately 50 to 70 hourly employees, many of whom are part-time personnel. Managers of company-owned restaurants are compensated with a salary plus a performance bonus based on several factors, including restaurant sales and profits. To promote manager retention, we have implemented a work schedule in which a manager is given three days off every other week. We also offer our general managers vacation travel expense reimbursement, automobile lease payments and longevity awards.

    Each company-owned restaurant manager and franchisee is required to comply with an operations manual that contains detailed standards and specifications for all elements of operations. Our management makes regular visits to our restaurants to monitor system-wide compliance. We employ four divisional vice presidents of operations and 19 regional operations directors. The regional operations directors provide field supervision to both company-owned and franchised restaurants. Their duties include regular visits and detailed inspections of quality, service and sanitation. As additional restaurants are opened, we intend to add qualified regional operations directors.

    Our restaurant management conducts quality control inspections twice a day. Our food ingredients are tested for quality, freshness, age and temperature. Menu items are also inspected for quality and presentation and we maintain a toll-free telephone number for customer feedback. We conduct quarterly guest surveys to monitor the level of guest satisfaction. Our divisional vice presidents of operations are directly responsible for ensuring that all customer comments are addressed.

    TRAINING. We conduct an initial 10-week training program for all of our restaurant managers that focuses on restaurant operations. We continuously train company-owned restaurant managers through specialized training programs and regular meetings that emphasize the areas of leadership, quality of food preparation and service. These training programs are also offered to our franchisees. We require our restaurant managers to participate in an independent, nationally recognized training program to ensure the sanitary preparation and service of food and require all alcohol-serving employees to participate in an independent, nationally recognized program that provides training in the responsible service of alcohol. In addition, all food-handling personnel are required to undergo comprehensive internal training in the preparation and service of food. We also conduct quarterly regional meetings and an annual national meeting of franchisees and company restaurant managers that focuses on continued training in marketing, new products, operating systems, site selection and other aspects of business management.

FRANCHISE PROGRAM

    GENERAL. As of December 1, 2000, we had 66 franchised restaurants operating primarily as Pizzeria Uno...Chicago Bar & Grill and five Uno Pizza take-out units operated by 35 franchisees located in 23 states, the District of Columbia, Puerto Rico, South Korea, Pakistan and the United Arab Emirates. We have dedicated significant resources to our franchise program and plan to continue to pursue domestic as well as selective international expansion opportunities. We expect to grant additional domestic and international franchises to qualified applicants with restaurant related operating experience and requisite financial resources. Historically, we granted franchises on a single unit basis. As part of our growth strategy, we are currently pursuing area development agreements with franchisees for the construction of multiple restaurants over time within specified geographic areas.

    SIGNIFICANT FRANCHISE DEVELOPMENTS. In fiscal 1999, we signed area development agreements for the development of 10 restaurants in North Carolina and South Carolina over the next six and one-half years and 10 restaurants in southern New Jersey and Philadelphia over the next seven years. In fiscal 2000, we signed international development agreements for three units in Venezuela and a two-unit agreement for Panama. Domestically we signed two area development agreements totaling six units in Pennsylvania, an agreement for three to five units in the Richmond, Virginia area and an agreement for an additional three restaurants in Puerto Rico. We also completed two-unit agreements in Saratoga/ Glens Falls, New York and Scottsdale, Arizona. The terms for these new agreements vary in length from two and one-half years to five years.

    As we transitioned our company-owned restaurants into our new Pizzeria Uno...Chicago Bar & Grill concept, some of our franchisees have upgraded and redesigned their restaurants to be consistent with our new concept, but a number of our franchisees have not and are not achieving satisfactory operating results. Since the beginning of fiscal 1998, 26 of these franchised restaurants have closed. As of December 1, 2000, seven full-service, non-Chicago Bar & Grill restaurants remained in the franchise system.

    DEVELOPMENT AND FRANCHISE AGREEMENTS. We require new domestic franchisees to pay a non-refundable fee of $22,500 for each restaurant that the franchisee commits to develop at the time a development agreement is signed. Of this amount, $17,500 is applied to the initial franchise fee for each restaurant committed to be developed. Our current franchise agreement also requires franchisees to pay an initial franchise fee of $35,000 per restaurant when the franchise agreement is signed and a continuing monthly royalty of 5% of adjusted gross restaurant sales, which does not include certain items such as tips, complimentary meals and employee discounts, but not less than $1,000 per month. Royalties and franchise fees for international franchises are negotiated on an individual basis. The royalties we received during fiscal 2000 averaged 4.4% of franchised restaurant sales. For certain existing franchisees we have a variable royalty plan that allows royalty rate reductions from contractual rates for those franchised restaurants meeting certain criteria. This variable royalty plan is available only to those franchised restaurants that do not achieve minimum sales levels during their first five years of operation in relation to their overall capital investment, including capitalized lease obligations. The minimum royalty rate under the variable royalty plan is 3% and ranges up to 5%. Seven franchised restaurants currently qualify for some degree of royalty rate reduction under the variable royalty plan. This will be reduced to four units on January 1, 2001. The variable royalty plan is not currently offered to new franchisees.

    Our current franchise agreements have an initial term of 15 years with one 10-year renewal period at the option of the franchisee, provided that the agreement has not previously been terminated by either party. As a condition of each renewal, we may require a franchisee to sign a revised franchise agreement and to make capital expenditures to renovate the restaurant.

    We retain the right to terminate a franchise agreement for a variety of reasons, including significant and willful understatement of gross receipts, failure to pay fees, material misrepresentation on an application for a franchise, or material breach or default under the franchise agreement, including failure to maintain our operating standards. Many state franchise laws limit the ability of a franchisor to terminate or refuse to renew a franchise. We have the right to audit and receive certain monthly and annual financial and other information from franchisees. The franchise agreements generally prohibit us from granting competing franchises or opening competing restaurants within three miles of a franchised restaurant.

    TRAINING AND OVERSIGHT OF FRANCHISEES. Our initial training program for franchisees is similar to our training program for management trainees and employees in company-owned restaurants. In order to ensure uniform quality standards, we require franchisees to comply with our specifications as to space, design and decor, menu items, principal food ingredients and day-to-day operations, as set forth in our operations manual. Our executives or field-service personnel visit each franchised location, on average, at least four times per year. We receive weekly and monthly sales reports from our franchisees. In addition, we conduct random sales audits of all our franchisees on an ongoing basis.

    OUR LIMITED GUARANTEE OF EQUIPMENT AND LEASEHOLD FINANCING. We guarantee certain limited equipment and leasehold improvement financing to qualified franchisees through an agreement with an unaffiliated finance company. This program provides an aggregate of $25 million to our franchise system. Under this agreement, we guarantee financing provided by the finance company up to the greater of $2.5 million or 10% of the aggregate amount funded to qualified franchisees. At October 1, 2000, there were approximately $564,000 of loans outstanding to franchisees. We have also guaranteed up to a maximum of $400,000 of future lease payments in the event of default by a specific franchisee.

CONSUMER PRODUCTS

    We plan to continue to expand our consumer products business principally through the distribution of our Pizzeria Uno brand, Chicago-style deep-dish pizza, calzones, and other pizza products in hotels, movie theater chains, supermarkets, food courts and airports.

    We have established relationships with hotel chains for distribution of Pizzeria Uno brand pizzas and calzones to more than 450 hotel locations. We also provide our Pizzeria Uno brand pizza products at the concession areas in over 100 movie theaters, representing six movie theater chains, and distribute fresh, refrigerated pizzas to supermarket chains with more than 750 locations in the Northeast. During fiscal 2000, we began providing Pizzeria Uno brand, Chicago-style, deep-dish pizza for sale by a concession at the T. D. Waterhouse Center in Orlando.

    Since fiscal 1993, we have been supplying frozen Pizzeria Uno brand, Chicago-style, deep-dish pizza to American Airlines for service on its domestic and international flights. In fiscal 2000 we expanded our presence in the airline segment by supplying pizzas to three other major airlines. We continue to expand this business by introducing new products on domestic and international flights. In fiscal 2000 we sold three million pizzas to the airline industry.

    Several branded tests are underway with additional hotel chains and major food service providers as well as several retail grocers and club stores across the country. We expect to continue to test other traditional and non-traditional distribution channels for our consumer products. Our consumer products operation, which represented approximately 5% of our sales during fiscal 2000, complements our restaurant business, increases our brand awareness and enables people to enjoy Pizzeria Uno products in a wide variety of locations and settings.

PURCHASING

    We negotiate directly with suppliers for all primary food ingredients and beverage products to ensure adequate supplies and to obtain competitive prices. We seek competitive bids from suppliers on most of our primary food ingredients on a periodic basis. We approve suppliers of these ingredients and products and require our suppliers to adhere to our product specifications. Several of our key ingredients are proprietary. They are manufactured for us under private label and sold to authorized distributors for resale to company-owned restaurants and franchisees. All essential food and beverage products are available, or upon short notice can be made available, from alternative qualified suppliers. In January 2000, we entered into a fixed price contract with our supplier of mozzarella cheese, which has since been extended through August 2001, to help minimize our exposure to the volatility in the block cheese market.

    The manager of each company-owned restaurant determines the quantities of food and beverage products required. We, along with our franchisees, purchase substantially all food and beverage products from authorized local or national distributors. In most cases, franchisees find it more economical to purchase these products from the same distributors servicing the company-owned restaurants in order to take advantage of volume discounts. In each of our markets, franchisees pay distributors the same price as we do for our company-owned restaurants. We do not derive any income from suppliers or distributors on sales to franchisees.

MANAGEMENT INFORMATION SYSTEMS

    We believe that our current management information systems infrastructure has the features and capacity to support our growth plan. All of our company-owned restaurants have personal computer and point-of-sale systems integrated with our centralized management information and accounting systems. We are able to monitor and control labor, food and other direct operating expenses, and maintain efficient and quality restaurant service with hourly guest traffic and sales volume forecasts for each restaurant. Our systems permit restaurant and company management to manage sales, cost of sales and product mix on a daily basis. We also have access to daily financial and operating data for every company-owned restaurant, which is an important tool in achieving attractive restaurant level economics.

    Financial controls are maintained through a centralized accounting system, which includes a sophisticated theoretical food cost program and a labor scheduling and tracking program. This system enables us to schedule appropriate wait staff and kitchen personnel for our restaurant guests. Physical inventories of food and beverage items are taken on a weekly basis.

MARKETING AND ADVERTISING

    Our advertising is intended to increase our brand awareness, attract new guests and build customer loyalty. We rely primarily on radio, direct mail and print advertising. Our advertising strategy is designed to promote the quality and variety of our menu items.

    Through an advertising cooperative fund, we prepare regional and local advertising materials and also produce menus and promotional programs for both franchised and company-owned restaurants. Franchisees are required to contribute a fee of up to 1.0% of franchised restaurant sales to the advertising cooperative fund. One-half of this fee is credited to the franchisee for local marketing and advertising conducted by the franchisee. We contribute an equal percentage of sales of each company-owned restaurant to the advertising cooperative fund. Except for the materials we prepare and distribute through the advertising cooperative fund, franchisees, with our support, are responsible for the implementation of advertising and marketing for their respective restaurants, subject to adherence to our established guidelines. In addition, our franchise agreements require franchisees to spend at least 2% of franchised restaurant sales each year on local advertising and public relations.

    For fiscal 2000, we spent approximately $5.2 million or 2.3% of restaurant and consumer product sales on advertising and marketing, which includes the 1.0% fee we contribute to the advertising cooperative fund for company-owned restaurants.

COMPETITION

    The restaurant business is highly competitive with respect to price, service, food quality, ambiance, and overall dining experience. Our competitive position is often affected by changes in consumer tastes, preferences and discretionary spending patterns, economic conditions and population and traffic patterns. There is also intense competition for real estate sites, personnel and qualified franchisees. We compete within each market with full-service casual dining restaurants, which may be locally-owned, as well as with national and regional restaurant chains. Some of our competitors operate more restaurants and have greater financial resources and longer operating histories.

EMPLOYEES

    As of October 1, 2000, we had approximately 7,644 employees, 115 of whom were corporate personnel and 416 of whom were field service or restaurant managers and trainees. The remaining employees were restaurant personnel, many of whom were part-time. Of the 115 corporate employees, 38 were in management positions and 77 were general office employees.

    We consider our relations with our employees to be good. Generally, our employees are not covered by collective bargaining agreements except for those employees working in three of our restaurants in urban Chicago who are members of the Hotel Employees and Restaurant Employees International Union of the AFL-CIO, and with whom we are subject to a collective bargaining agreement through November 30, 2004.

TRADEMARKS

    We regard our trademarks and service marks as having significant value and as being an important factor in the marketing of our products. Our most significant marks include "Uno," "Pizzeria Uno," "Pizzeria Due," and "Pizzeria Uno...Chicago Bar & Grill." The registrations of our significant marks are subject to renewal at various times from 2000 to 2008. We intend to renew our registration of our marks prior to their expiration. Our policy is to pursue registration of our marks whenever possible and to oppose strenuously any infringement of our marks. We have also initiated efforts toward international trademark registration in support of our plan to expand into international markets. We have received one trademark registration in South Korea, where we have a development agreement with an existing area licensee, and have received several other international trademark registrations. In South Korea, Pakistan, Indonesia, the United Arab Emirates and other countries in the Middle East, and other countries, we have sought registration of a variety of marks, including "Pizzeria Uno" and "Pizzeria Uno...Chicago Bar & Grill."

GOVERNMENT REGULATION

    GENERAL. Various federal, state and local laws affect our business. Each of our restaurants is subject to licensing and regulation by a number of governmental authorities, which may include health, sanitation, building, zoning, safety, fire, and alcoholic beverage control agencies in the state or municipality in which the restaurant is located. These licensing and regulation matters relate to environmental, building, construction and zoning requirements, and the preparation and sale of food and alcoholic beverages. Difficulties or failures in obtaining the required licenses or approvals and compliance with application regulations could delay or prevent the development of a new restaurant at a particular location.

    Our operations are also subject to federal and state laws governing such matters as wages, working conditions, citizenship requirements and overtime. Some states have set minimum wage requirements higher than the federal level. Significant numbers of hourly personnel at our restaurants are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage will increase labor costs. Other governmental initiatives such as mandated health insurance, if implemented, could adversely affect us as well as the restaurant industry in general. We are subject to the Americans With Disabilities Act of 1990, which, among other things, requires our restaurants to meet federally mandated requirements for the disabled. In addition, our employment practices are subject to the requirements of the Immigration and Naturalization Service relating to citizenship and residency.

    ALCOHOLIC BEVERAGE CONTROL REGULATIONS. Alcoholic beverage control regulations require each of our restaurants to apply to a state authority and, in certain locations, county and municipal authorities for a license or permit to sell alcoholic beverages on the premises. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Alcoholic beverage control regulations relate to numerous aspects of the daily operations of our restaurants, including minimum age of patrons and employees, hours of operation, advertising, wholesale purchasing, inventory control, and handling, storage and dispensing of alcoholic beverages.

    DRAM SHOP STATUTES. We may be subject in certain states to "dram-shop" statutes, which generally provide a person injured by an intoxicated person the right to recover damages from an establishment which wrongfully served alcoholic beverages to such person. We carry liquor liability coverage as part of our existing comprehensive general liability insurance.

    FRANCHISING LAWS. We are also subject to federal and a substantial number of state laws regulating the offer and sale of franchises. These laws impose registration and disclosure requirements on franchisors in the offer and sale of franchises. These laws often also apply substantive standards to the relationship between franchisor and franchisee and limit the ability of a franchisor to terminate or refuse to renew a franchise.

    HEALTH AND SAFETY LAWS. We are subject to the rules and regulations of various federal, state and local health agencies, including the United States Food and Drug Administration and the United States Department of Agriculture. The FDA specifies standards for nutritional content claims and health claims made in connection with food items offered in our restaurants. The FDA also prescribes the format and content of nutritional information required to appear on labels of certain products, including our line of fresh and frozen items sold through supermarkets.

EXECUTIVE OFFICERS OF THE REGISTRANT

    Our executive officers and their ages are as follows:

NAME                                    AGE                    POSITION                DIRECTOR SINCE
----                                  --------   ------------------------------------  --------------
Aaron D. Spencer....................     69      Chairman and Director                      1979
Craig S. Miller.....................     51      President, Chief Executive Officer         1985
                                                 and Director
Paul W. MacPhail....................     37      Executive Vice President, Chief              --
                                                 Operating Officer
Robert M. Brown.....................     53      Executive Vice President                     --
Alan M. Fox.........................     53      Executive Vice President,                    --
                                                 President--Uno Foods Inc.
Robert M. Vincent...................     48      Executive Vice President--Finance,           --
                                                 Chief Financial Officer
Mark A. Jones.......................     48      Senior Vice President--Development           --
George W. Herz II...................     45      Senior Vice President, General               --
                                                 Counsel, and Secretary
M. Heyward Whetsell, Jr.............     53      Senior Vice President--Marketing             --

    The following is additional information regarding each of our executive officers:

    Aaron D. Spencer, our founder, has been Chairman of the Board since 1986 and previously served as our President until 1986 and as our Chief Executive Officer until September 29, 1996. Mr. Spencer has 34 years of experience in the restaurant industry. He was the founder and owner of our predecessor, which operated a chain of 24 Kentucky Fried Chicken franchised restaurants at the time the restaurants were sold.

    Craig S. Miller has been our President since 1986 and was appointed Chief Executive Officer on September 30, 1996. From 1986 to December 1998, he also served as our Chief Operating Officer. From 1984 to 1986, Mr. Miller served as one of our Vice Presidents and then as Executive Vice President. Prior to 1984, he spent 11 years with the General Mills, Inc. restaurant subsidiary, including four years in various executive capacities with Casa Gallardo Mexican restaurants and six years with the Red Lobster restaurant chain. Mr. Miller has a total of 32 years of experience in the restaurant industry.

    Paul W. MacPhail was appointed Executive Vice President and Chief Operating Officer on October 23, 2000. Previously Mr. MacPhail served as Executive Vice President and Chief Operating Officer from December 1998 to April 2000 and was our Senior Vice President-Operations from January 1997 to November 1998. From October 1994 to January 1997, he served as Divisional Vice President-Operations and from November 1992 to October 1994, he served as a Regional Director of Operations. From 1990 to 1992, Mr. MacPhail served as a General Manager and Senior Operations Manager. Prior to joining us, Mr. MacPhail served for eight years as a general manager with Ground Round, Inc. Mr. MacPhail has a total of 16 years of experience in the restaurant industry.

    Robert M. Brown was appointed Executive Vice President on November 30, 1999 and was our Senior Vice President-Administration from 1997 to 1999. He was Senior Vice President-Finance from 1988 until 1997 and served as our Chief Financial Officer and Treasurer from 1987 to 1997. From 1987 to 1988, he was our Vice President-Finance. Prior to joining us, from 1984 to 1987, he served as vice president, treasurer and chief financial officer of the waste management subsidiary of Genstar Corporation and was employed by SCA Services, Inc. from 1980 to 1984, most recently as assistant controller. He is a certified public accountant and has worked in accounting and finance, since 1969.

    Alan M. Fox was appointed Executive Vice President on November 30, 1999 and has been President of Uno Foods Inc., our subsidiary responsible for consumer products distribution, since 1990. From 1990 to 1999, Mr. Fox was our Senior Vice President-Purchasing. Mr. Fox served as Senior Vice President-Purchasing and Development from 1989 to 1990, and served as Vice President of Purchasing from 1988 to 1989. Prior to joining us, from 1971 to 1988, Mr. Fox served as Vice President-Purchasing at Worcester Quality Foods, Inc., a wholesale food service distributor. Mr. Fox has a total of 29 years of experience in the restaurant and food service industries.

    Robert M. Vincent was appointed Executive Vice President, Chief Financial Officer and Treasurer in April 2000 and was our Senior Vice President-Finance, Chief Financial Officer and Treasurer from July 1997 to March 2000. Prior to that, he served as Vice President-Finance and Controller from November 1992 to June 1997 and was our Controller from April 1992 to October 1992. Prior to joining us, Mr. Vincent served as chief financial officer and vice president-finance at Omega Corporation from 1988 to 1992, and vice president-finance at Boston Restaurant Associates from 1985 to 1988. From 1976 to 1985, Mr. Vincent worked at Ogden Corporation in a variety of finance positions. Mr. Vincent has 24 years experience in accounting and finance.

    Mark A. Jones was appointed Senior Vice President-Development in
November 1999. Prior to joining us, Mr. Jones served for 20 years for Darden Restaurants in a variety of positions. From 1992 to 1998 he was the vice president of market development and real estate and from 1987 to 1992 he was the vice president of construction and facilities. Mr. Jones served as the director of construction from 1986 to 1987 and as the national manager of new designs and remodels from 1982 to 1986. Prior to that he was the manager of expansion and remodeling from 1979 to 1982. Mr. Jones has a total of 21 years of experience in the restaurant industry.

    George W. Herz II was appointed Senior Vice President, General Counsel and Secretary in February 2000. He served as Vice President, General Counsel and Secretary from November 1999 to February 2000. Prior to joining us, Mr. Herz served as vice president and general counsel for Sbarro, Inc. from November 1995 to November 1999. From 1993 to 1995 Mr. Herz was general counsel for Minuteman Press International, and from 1983 to 1993 he served as corporate counsel for that company.

    M. Heyward Whetsell, Jr. was appointed Senior Vice President-Marketing in June 2000. Before joining us, Mr. Whetsell was senior vice president-marketing for TCBY Systems from March 1998 to June 2000. From 1996 to 1997 he was vice president-advertising for Extended Stay America, Inc., and from 1995 to 1996 he served as director-marketing for the Shoney's Division of TPI Restaurants, Inc. Prior to that, Mr. Whetsell worked in the advertising industry for 22 years, serving in a variety of positions.

    See also "ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT," "ITEM 11. EXECUTIVE COMPENSATION," "ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT," and "ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS."

ITEM 2. PROPERTIES

    RESTAURANT LOCATIONS. As of December 1, 2000, we leased 88 and owned 23 of our restaurant locations. The leases for company-owned restaurants typically have initial terms of 20 years with certain renewal options and provide for a base rent plus real estate taxes, insurance and other expenses, plus additional percentage rents based on revenues of the restaurant. One of our company-owned restaurants in Boston, Massachusetts is located on the first floor of a six-story office building owned by Aaron D. Spencer, our Chairman. All of our franchised restaurants are in space leased from parties unaffiliated with us. Franchised restaurant leases typically have lease terms through the initial term of the franchise agreements.

    PRODUCTION PLANT. We own an approximately 38,000 square foot production plant in Brockton, Massachusetts. The plant produces frozen products for service aboard airline flights and at concession areas in theaters and hotels, as well as fresh, refrigerated pizzas that are sold in more than 750 supermarkets throughout the Northeast. This facility provides sufficient capacity to support significant growth in our business in the years ahead.

    EXECUTIVE OFFICES. Our executive offices are located in two adjacent buildings in West Roxbury, Massachusetts. The first, a three-story building owned by Charles Park Road, LLC, a Massachusetts limited liability company owned by Aaron D. Spencer, our Chairman, and his two adult children, is leased to us pursuant to a 10-year lease, commencing on March 30, 1987, with an option to renew for an additional five-year term. Currently we are in the five-year option term. We also lease the adjacent facility, a two-story building owned by Charles Park Road, LLC, pursuant to a 15-year lease with the option to renew for three additional five-year periods. This lease commenced on February 1, 1990. The two buildings consist of approximately 25,000 square feet and house our executive, administrative and clerical offices.

    We also own a 12,000 square foot facility in Norwood, Massachusetts which houses the company's test kitchen, Research & Development offices and training center. The facility also provides warehouse space.

ITEM 3. LEGAL PROCEEDINGS

    On October 25, 2000, a class action complaint (the "Complaint") was filed in the Court of Chancery of the State of Delaware for New Castle County by Bruce Cox against the Company, Aaron D. Spencer and each of the current directors and an officer who is a former director of the Company. The Complaint alleges that Mr. Spencer and certain members of senior management of the Company timed a proposed acquisition of the outstanding shares of the Company not currently owned by them to freeze out the Company's public shareholders in order to capture for themselves the Company's future potential without paying an adequate or fair price to the Company's public shareholders and that, through their proposal, the defendants have breached their fiduciary duties to the plaintiff. The plaintiff seeks to have the action maintained as a class action, seeks to have the defendants enjoined from proceeding with or closing the proposed transaction and further seeks to recover unspecified costs of the action. The class is alleged to include all public shareholders of the Company, excluding the defendants and their affiliates. The Company has filed a motion to dismiss on the basis of ripeness and intends to defend vigorously against the Complaint.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

                                    PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

    The Company's Common Stock, $.01 par value, is listed on the New York Stock Exchange under the symbol "UNO." The table below sets forth the range of high and low sales prices on the New York Stock Exchange for the period from September 28, 1998 to October 1, 2000, adjusted for the 10% stock dividend declared on November 30, 1999 and paid on December 23, 1999 to shareholders of record on December 13, 1999:

                                                                 COMMON STOCK
                                                                     PRICE
                                                              -------------------
                                                                HIGH       LOW
                                                              --------   --------
FISCAL YEAR ENDED OCTOBER 3, 1999

First Quarter...............................................  $ 6.648     $5.284
Second Quarter..............................................  $ 7.614     $6.136
Third Quarter...............................................  $ 7.955     $6.250
Fourth Quarter..............................................  $13.466     $8.011

FISCAL YEAR ENDED OCTOBER 1, 2000

First Quarter...............................................  $11.125     $9.602
Second Quarter..............................................  $12.563     $9.563
Third Quarter...............................................  $12.438     $9.875
Fourth Quarter..............................................  $12.625     $6.625

NUMBER OF STOCKHOLDERS

    As of October 1, 2000, there were approximately 2,200 beneficial owners of the Company's Common Stock.

DIVIDENDS

    We have never paid cash dividends on our common stock, and we do not anticipate paying cash dividends in the foreseeable future. Our current policy is to retain all of our earnings to finance our future development and growth. We may reconsider this policy from time to time in light of conditions then existing, including our earnings performance, financial condition and capital requirements. We are subject to various financial and operating covenants, including limitations on the payment of cash dividends under our $55 million credit facility.

    On November 30, 1999 our board of directors declared a 10% stock dividend on the outstanding shares of our common stock. The stock dividend was paid on December 23, 1999 to shareholders of record as of December 13, 1999.

ITEM 6. SELECTED FINANCIAL DATA

                                                              FISCAL YEAR ENDED
                                                              -----------------
                                                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                             OCT. 1      OCT. 3     SEPT. 27   SEPT. 28   SEPT. 29
                                              2000        1999        1998       1997       1996
                                            --------   ----------   --------   --------   --------
                                                       (53 WEEKS)
INCOME STATEMENT DATA:
REVENUES
  Restaurant sales........................  $213,715    $198,560    $177,343   $164,389   $159,581
  Consumer product sales..................    11,772      10,568       9,384      9,115      8,351
  Franchise income........................     5,683       5,105       4,549      4,516      4,209
                                            --------    --------    --------   --------   --------
                                             231,170     214,233     191,276    178,020    172,141
COSTS AND EXPENSES
  Cost of food and beverages..............    57,679      54,683      48,567     43,994     44,064
  Labor and benefits......................    70,922      64,700      58,139     54,183     51,868
  Occupancy costs.........................    30,974      29,199      27,988     27,045     26,339
  Other operating costs...................    19,468      17,739      17,148     15,244     14,323
  General and administrative..............    19,521      16,629      13,661     13,384     12,155
  Depreciation and amortization...........    13,098      12,702      12,183     12,469     12,964
  Pre-opening costs.......................     2,137         594         938        823      1,567
  Special charges.........................     8,588                              4,000      3,937
                                            --------    --------    --------   --------   --------
                                             222,387     196,246     178,624    171,142    167,217
                                            --------    --------    --------   --------   --------
OPERATING INCOME..........................     8,783      17,987      12,652      6,878      4,924
INTEREST AND OTHER EXPENSE................     3,019       3,139       3,661      2,827      2,481
                                            --------    --------    --------   --------   --------
INCOME BEFORE INCOME TAXES................     5,764      14,848       8,991      4,051      2,443
Provision for income taxes................     1,729       5,048       2,968      1,378        757
                                            --------    --------    --------   --------   --------
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING PRINCIPLE.................     4,035       9,800       6,023      2,673      1,686
Cumulative effect of change in accounting
  principle for pre-opening costs, net of
  income tax benefit of $313..............                               636
                                            --------    --------    --------   --------   --------
NET INCOME................................  $  4,035    $  9,800    $  5,387   $  2,673   $  1,686
                                            ========    ========    ========   ========   ========
NET INCOME PER COMMON SHARE:
  Income before cumulative effect of
    change in accounting principle........  $   0.36    $   0.87    $   0.50   $   0.20   $   0.12
  Cumulative effect of change in
    accounting principle..................                             (0.05)
                                            --------    --------    --------   --------   --------
Basic net income per common share.........  $   0.36    $   0.87    $   0.45   $   0.20   $   0.12
                                            ========    ========    ========   ========   ========
Diluted net income per common share.......  $   0.34    $   0.84    $   0.45   $   0.20   $   0.12
                                            ========    ========    ========   ========   ========
WEIGHTED-AVERAGE SHARES OUTSTANDING
  Basic...................................    11,162      11,313      11,960     13,146     13,963
                                            ========    ========    ========   ========   ========
  Diluted.................................    11,844      11,610      12,025     13,209     14,032
                                            ========    ========    ========   ========   ========

Certain amounts in prior fiscal years have been reclassified to permit comparison.

    Franchised restaurants which have been upgraded and redesigned to conform with, or opened as, our Pizzeria Uno...Chicago Bar & Grill concept are included in the table below for all periods presented. Franchised restaurants which have not been upgraded and redesigned are included under the caption "Other" for all periods presented. The information under Average Annual Restaurant Sales and Comparable Restaurant Sales Change, under the caption "Other", only includes those franchised restaurants which have not been upgraded and redesigned. The table does not include quick-service units, our SuCasa Mexican restaurant in Chicago or our former Bay Street Grill restaurants.

                                                              FISCAL YEAR ENDED
                                                              -----------------
                                             (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF RESTAURANTS)
                                             OCT. 1      OCT. 3     SEPT. 27   SEPT. 28   SEPT. 29
                                              2000        1999        1998       1997       1996
                                            --------   ----------   --------   --------   --------
                                                       (53 WEEKS)
OPERATING DATA:
NUMBER OF RESTAURANTS
FULL-SERVICE PIZZERIA UNO...CHICAGO BAR &
  GRILL
Company-owned.............................       110          98          94         92         86
Franchised................................        55          47          42         39         35
OTHER
Company-owned.............................         1           1           3          5          6
Franchised................................        13          18          24         30         32
                                            --------    --------    --------   --------   --------
TOTAL AT YEAR END.........................       179         164         163        166        159
                                            ========    ========    ========   ========   ========

SYSTEM-WIDE RESTAURANT SALES
FULL-SERVICE PIZZERIA UNO...CHICAGO BAR &
  GRILL
Company-owned.............................  $211,626    $196,353    $174,716   $160,045   $151,178
Franchised................................   104,564      92,447      75,338     68,861     60,816
OTHER
Company-owned.............................     1,723       2,207       2,627      4,344      8,403
Franchised................................    16,648      25,687      30,212     33,986     35,273
                                            --------    --------    --------   --------   --------
TOTAL.....................................  $334,561    $316,694    $282,893   $267,236   $255,670
                                            ========    ========    ========   ========   ========

AVERAGE ANNUAL RESTAURANT SALES
FULL-SERVICE PIZZERIA UNO...CHICAGO BAR &
  GRILL
Company-owned.............................  $  2,052    $  1,972    $  1,854   $  1,818   $  1,846
Franchised................................     2,071       2,002       1,881      1,858      1,819
OTHER
Franchised................................     1,297       1,132       1,207      1,199      1,223

COMPARABLE RESTAURANT SALES CHANGE
FULL-SERVICE PIZZERIA UNO...CHICAGO BAR &
  GRILL
Company-owned.............................       3.0%        6.1%        1.3%      (1.7)%     (1.3)%
Franchised................................       1.9%        5.0%        1.8%       0.7%      (1.1)%
OTHER
Franchised................................      (1.8)%      (5.5)%      (5.1)%     (2.9)%     (1.0)%

BALANCE SHEET DATA:
Total assets..............................  $168,476    $149,612    $143,195   $143,732   $135,065
Long-term debt, net of current portion....    50,900      31,612      38,676     42,516     37,085
Capital lease obligations, net of current
  portion.................................       453         489         666        867      1,056
Treasury stock............................    33,237      26,826      22,616     19,877     10,653
Total shareholders' equity................    81,714      80,979      73,669     70,880     77,136

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in the Company's income statements and operating data for the periods indicated:

                                                              52 WEEKS   53 WEEKS   52 WEEKS
                                                               ENDED      ENDED      ENDED
                                                              10/01/00   10/03/99   9/27/98
                                                              --------   --------   --------
REVENUES:
  Restaurant sales..........................................    92.4%      92.7%      92.7%
  Consumer product sales....................................     5.1        4.9        4.9
  Franchise income..........................................     2.5        2.4        2.4
                                                               -----      -----      -----
    Total...................................................   100.0      100.0      100.0

COSTS AND EXPENSES:
  Cost of food and beverages (1)............................    25.6       26.1       26.0
  Labor and benefits (1)....................................    31.5       30.9       31.1
  Occupancy costs (1).......................................    13.7       14.0       15.0
  Other operating costs (1).................................     8.6        8.5        9.2
  General and administrative................................     8.4        7.8        7.1
  Depreciation and amortization (1).........................     5.8        6.1        6.5
  Pre-opening costs (2).....................................     1.0        0.3        0.5
  Special charges (2).......................................     4.0

OPERATING INCOME............................................     3.8        8.4        6.6

INTEREST AND OTHER EXPENSE..................................    (1.3)      (1.5)      (1.9)
                                                               -----      -----      -----

INCOME BEFORE INCOME TAXES..................................     2.5        6.9        4.7
  Provision for income taxes................................     0.8        2.3        1.6
                                                               -----      -----      -----
INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING
  PRINCIPLE.................................................     1.7        4.6        3.1
  Cumulative effect of change in accounting principle for
    pre-opening costs, net of income tax benefit............                            .3
                                                               -----      -----      -----
NET INCOME..................................................     1.7%       4.6%       2.8%
                                                               =====      =====      =====

------------------------

(1) Percentage of restaurant and consumer product sales

(2) Percentage of restaurant sales

FISCAL YEAR ENDED OCTOBER 1, 2000 (52 WEEKS) COMPARED TO FISCAL YEAR ENDED OCTOBER 3, 1999 (53 WEEKS)

    TOTAL REVENUES. Total revenues increased 7.9% to $231.2 million in fiscal 2000 from $214.2 million in fiscal 1999.

    RESTAURANT SALES. Company-owned restaurant sales for the period rose 7.6% to $213.7 million from $198.6 million in fiscal 1999 due in part to a 3.0% increase in comparable store sales. Average weekly sales, which includes sales at comparable stores as well as new restaurants, increased 4.1% over the prior year, as the 12 company-operated restaurants opened in fiscal 2000 generated sales volumes approximately 25% higher than our comparable restaurant average. Operating weeks of full-service Pizzeria Uno...Chicago Bar & Grill restaurants increased 3.6% in fiscal 2000.

    CONSUMER PRODUCT SALES.  Consumer product sales increased 11.4% to
$11.8 million in fiscal 2000 from $10.6 million in fiscal 1999. Sales in the contract food service category grew 15.1%, primarily as a result of increased shipments to airline and hotel accounts. Sales in the supermarket category increased 0.8% over the same period last year as a 7.4% increase in Pizzeria Uno branded sales to retail grocers offset a reduction in private label and wholesale club store sales.

    FRANCHISE INCOME. Franchise income, which includes royalty income and initial franchise fees, increased 11.3% to $5.7 million in fiscal 2000 from $5.1 million in fiscal 1999. Royalty income increased 6.0% to $5.2 million in fiscal 2000 from $4.9 million in fiscal 1999. The growth in royalty income was primarily due to a 9.5% increase in average weekly sales for full-service franchised restaurants. Franchise fees of $442,000 were recorded in fiscal 2000, including approximately $180,000 from a non-refundable deposit forfeiture, compared to $160,000 in fiscal 1999. Nine full-service franchised restaurants opened and seven full-service franchised restaurants closed during fiscal 2000, including six non-Chicago Bar & Grill restaurants.

    COST OF FOOD AND BEVERAGES. Cost of food and beverage as a percentage of restaurant and consumer product sales decreased to 25.6% in fiscal 2000 from 26.1% last year. The decrease reflects the impact of cost savings from lower contract prices on commodities along with modest menu price increases during the year.

    LABOR AND BENEFITS. Labor costs as a percentage of restaurant and consumer product sales rose to 31.5% in fiscal 2000 from 30.9% in fiscal 1999. The growth in restaurant labor costs reflects an increase in the average wage rate, slightly lower direct labor productivity and higher management staffing levels while consumer product labor expense rose due to higher wage rates and increased benefits costs.

    OCCUPANCY COSTS. Occupancy costs as a percentage of restaurant and consumer product sales declined to 13.7% in fiscal 2000 from 14.0% in fiscal 1999 due to sales leverage gains.

    OTHER OPERATING COSTS. Other operating costs as a percentage of restaurant and consumer product sales increased slightly to 8.6% in fiscal 2000 from 8.5% in fiscal 1999 due to higher bank processing fees.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of total revenues increased to 8.4% in fiscal 2000 from 7.8% in fiscal 1999. The increase primarily reflects growth in salaries, recruitment and trainee labor costs, and legal and professional fees.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of restaurant and consumer product sales declined to 5.8% in fiscal 2000 from 6.1% in fiscal 1999 due to sales leverage gains.

    PRE-OPENING COSTS. Pre-opening costs as a percentage of restaurant sales increased to 1.0% in fiscal 2000 from 0.3% in fiscal 1999, reflecting the opening of 12 new restaurants in fiscal 2000 compared with five new restaurants in fiscal 1999. Pre-opening costs for two existing company restaurants that underwent major facilities upgrades in fiscal 2000 also contributed to the increase.

    SPECIAL CHARGES. With a chain of 111 full-service Company-owned restaurants, the Company periodically reviews the carrying value of its long-lived assets (primarily property, equipment and leasehold improvements) to assess the recoverability of these assets. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

    During the fourth quarter of fiscal 2000, the Company recorded a charge in the amount of $8.6 million, consisting of an asset impairment charge of $8.1 million and store closing costs of $.5 million. The $8.1 million asset impairment charge was recorded to reduce the carrying value of equipment and leaseholds at eight full-service Uno restaurants to their fair market value. Based upon current operating and cash flow results, management believed that these units would likely continue to generate operating and cash flow losses over the related remaining lease terms and therefore reduced the carrying value of the impaired assets to fair market value. The store closure costs represent estimated settlement costs associated with two full-service units, which the Company decided to close in the fourth quarter of fiscal 2000. The Company has already closed one of the two units and expects to close the other in fiscal 2001.

    The Company has not accrued any potential lease settlement costs for the remaining six impaired units since no decision has been made as to closing the sites. The decision to continue to operate or close the units will depend on events during the next 12 months. Any store closure costs will be recognized only upon a decision, if any, to close the units.

    OPERATING INCOME. Operating income for fiscal 2000 was $8.8 million, which represents an operating margin of 3.8%. Operating income for fiscal 1999 was $18.0 million, which represents an operating margin of 8.4%. Operating income, exclusive of the special charges, was $17.4 million in fiscal 2000, representing an operating margin of 7.5%. The decline in operating income and operating margin in fiscal 2000 was primarily due to increased labor, general and administrative, and pre-opening costs.

    INTEREST AND OTHER EXPENSE. Interest and other expense decreased to $3.0 million, or 1.3% of total revenues in fiscal 2000 from $3.1 million, or 1.5% of total revenues in fiscal 1999. The reduction is attributable to increased other income and higher interest capitalization, partially offset by higher debt levels and a small increase in borrowing rates.

    PROVISION FOR INCOME TAXES. The effective tax rate in fiscal 2000 was 30%, down from 34% in fiscal 1999 due to the impact of tax credits, which remained consistent with fiscal 1999, being applied against a lower pre-tax income.

    NET INCOME. Net income decreased to $4.0 million in fiscal 2000 from $9.8 million in fiscal 1999 based on the factors noted above.

FISCAL YEAR ENDED OCTOBER 3, 1999 (53 WEEKS) COMPARED TO FISCAL YEAR ENDED SEPTEMBER 27, 1998 (52 WEEKS)

    TOTAL REVENUES. Total revenues increased 12.0% to $214.2 million in fiscal 1999 from $191.3 million in fiscal 1998.

    RESTAURANT SALES. Company-owned restaurant sales for the period rose 12.0% to $198.6 million from $177.3 million in fiscal 1998 due primarily to a 6.1% increase in comparable store sales. Average weekly sales, which includes sales at comparable stores as well as new restaurants, increased 6.4% over the prior year, as the latest variation of our new prototype restaurants (P5) generated sales volumes approximately 10% higher than our non-prototype restaurant average. Growth in operating weeks of full-service Pizzeria Uno...Chicago Bar & Grill restaurants increased by 5.7% resulting from the addition of five restaurants during fiscal 1999.

    CONSUMER PRODUCT SALES.  Consumer product sales increased 12.6% to
$10.6 million in fiscal 1999 from $9.4 million in fiscal 1998. Sales in the contract food service category grew 38.0%, primarily as a result of increased shipments to American Airlines, including initial shipments for new service on American Airlines international flights, and hotel accounts. Sales in the supermarket category decreased 18.8% over the same period last year as a 7.5% increase in Pizzeria Uno branded sales to retail grocers was offset by the elimination of a large international account and a reduction in wholesale club store sales.

    FRANCHISE INCOME. Franchise income, which includes royalty income and initial franchise fees, increased 12.2% to $5.1 million from $4.5 million in fiscal 1998. Royalty income increased 12.0% to $4.9 million in fiscal 1999 from $4.4 million in fiscal 1998. The increase in royalty income was primarily due to an 8.1% increase in average weekly sales for full-service franchised restaurants. Franchise fees of $160,000 were recorded for fiscal 1999 compared to $133,000 for fiscal 1998. Eight full-service franchised restaurants opened and 11 full-service franchised restaurants closed during fiscal 1999, including 10 non-Chicago Bar & Grill restaurants.

    COST OF FOOD AND BEVERAGES. Cost of food and beverage as a percentage of restaurant and consumer product sales increased to 26.1% for fiscal 1999 compared to 26.0% for the same period last year. This increase was due in part to cost increases associated with the company-wide rollout of the new menu initiative and slightly higher cheese costs, which were partially offset by modest menu price increases during the year. In March 1999 we entered into a fixed price cheese contract with our cheese supplier for our mozzarella cheese to help minimize our exposure from the volatility in the block cheese market which reached record heights during the summer months.

    LABOR AND BENEFITS. Labor costs as a percentage of restaurant and consumer product sales were down slightly to 30.9% in fiscal 1999 from 31.1% in fiscal 1998 as an increase in the average wage rate was absorbed by a higher check average and lower consumer product labor expense.

    OCCUPANCY COSTS. Occupancy costs as a percentage of restaurant and consumer product sales declined to 14.0% in fiscal 1999 from 15.0% in fiscal 1998 due to sales leverage gains.

    OTHER OPERATING COSTS. Other operating costs as a percentage of restaurant and consumer product sales declined to 8.5% in fiscal 1999 from 9.2% in fiscal 1998 due to lower advertising expense.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses as a percentage of total revenues increased to 7.8% in fiscal 1999 from 7.1% in fiscal 1998. This increase was primarily due to higher incentive compensation expense as a result of the company's strong performance, and increased legal and professional expense.

    DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense as a percentage of restaurant and consumer product sales was down to 6.1% in fiscal 1999 compared to 6.5% in fiscal 1998 due to sales leverage gains.

    PRE-OPENING COSTS. Pre-opening costs as a percentage of restaurant sales declined to 0.3% in fiscal 1999 from 0.5% in fiscal 1998, primarily due to sales leverage gains.

    OPERATING INCOME. Operating income for fiscal 1999 was $18.0 million, which represents an operating margin of 8.4%. Operating income for fiscal 1998 was $12.7 million, which represents an operating margin of 6.6%.

    INTEREST AND OTHER EXPENSE. Interest and other expense decreased to $3.1 million, or 1.5% of total revenues in fiscal 1999 from $3.7 million, or 1.9% of total revenues in fiscal 1998. Interest expense decreased to $3.2 million in fiscal 1999 from $3.5 million in fiscal 1998 due to a slightly lower borrowing rate and a lower debt level.

    PROVISION FOR INCOME TAXES. The effective tax rate increased in fiscal 1999 to 34% from 33% in fiscal 1998 due to higher pre-tax profits that shifted us into a higher tax bracket and the diminished impact of tax credits, which remained relatively consistent from fiscal 1998, being applied against a higher pre-tax income amount.

    NET INCOME. Net income increased to $9.8 million in fiscal 1999 from $5.4 million in fiscal 1998 based on the factors noted above, as 1998 results reflect the adoption of SOP 98-5 "Reporting on the Costs of Start-up Activities." The cumulative effect of this change in accounting principle was $636,000, net of income taxes.

LIQUIDITY AND SOURCES OF CAPITAL

    Historically, we have leased most of our restaurant locations and pursued a strategy of controlled growth, financing our expansion principally from operating cash flow, public equity offerings, the sale of senior, unsecured notes, and revolving lines of credit. The following table presents a summary of our cash flows for the 52 weeks ended October 1, 2000 (in thousands).

Net cash provided by operating activities...................  $ 20,825
Net cash used in investing activities.......................   (36,382)
Net cash provided by financing activities...................    15,593
                                                              --------
Increase in cash............................................  $     36
                                                              ========

    Cash increased from $752,000 at October 3, 1999 to $788,000 at October 1, 2000. Net cash provided by operations of $20.8 million for fiscal 2000 resulted primarily from $4.0 million of net income plus $13.2 million in depreciation and amortization, along with $8.6 million of non-cash special charges, including $8.1 million of asset impairment charges for eight units and $.5 million of estimated lease settlement costs for two units the Company has decided to close. This was partially offset by an increase in deferred income taxes in the amount of $4.2 million and an increase in accounts receivable in the amount of $1.5 million.

    The Company's investing activities utilized $36.4 million of net cash during fiscal 2000 primarily for purchases of property and equipment for existing units and for the addition of 12 new units.

    The Company's financing activities generated $15.6 million in net cash during fiscal 2000 due to proceeds from the Company's revolving line of credit of $19.1 million and exercise of stock options of $2.5 million, offset by the purchase of treasury stock of $6.0 million.

    In fiscal 2000, we opened 12 new restaurants. In fiscal 2001, we currently expect to open approximately seven to nine restaurants. We project that the average cash investment required in fiscal 2001 to open a full-service Pizzeria Uno...Chicago Bar and Grill restaurant, excluding land and pre-opening costs, will be approximately $1.7 million. The expected capital expenditures for fiscal 2001 are estimated to be approximately $23.0 million, of which approximately $15.0 million is expected to be expended for the opening of new restaurants.

    As of October 1, 2000, we had outstanding indebtedness of $50.4 million under our $55 million credit facility, $488,000 in capital lease obligations and $4.4 million under our mortgage financing. Advances under the revolving credit facility will accrue interest at the lender's prime rate plus 0-50 basis points, or alternatively, 75-175 basis points above LIBOR, depending upon our level of indebtedness. In June 2000, we amended our $55 million credit facility to increase the revolver component from $26.6 million to $36.6 million, leaving the remaining original principal amounts of the term loans of the facility unchanged. The maturity of the revolver is now June 2005. We anticipate using the revolving credit facility in the future for the development of additional restaurants and for working capital.

    On November 30, 1999 our board of directors declared a 10% stock dividend on the outstanding shares of our common stock. The stock dividend was paid on December 23, 1999 to shareholders of record as of December 13, 1999. All share, per share and share price data included in this report have been adjusted for the 10% stock dividend.

    On February 25, 2000, our board of directors amended its prior authorization regarding the repurchase of our common stock. Under this amendment, we are currently authorized to repurchase up to 1,500,000 shares of our common stock at such times and at such prices as we deem appropriate. To date under this authorization, we have repurchased 1,392,775 shares, of which 688,505 were purchased during fiscal 2000.

    We believe that existing cash balances, cash generated from operations and borrowings under our revolving line of credit will be sufficient to fund our capital requirements for the foreseeable future.

    We are currently obligated under 105 leases, including 101 leases for company-owned restaurants, two leases for our executive offices, one lease for an office building containing one of our restaurants and one lease for a mill shop.

YEAR 2000 COMPLIANCE

    The Year 2000 problem is a result of computer programs being written using two digits rather than four to define the applicable year. Any of our programs that have time sensitive software may recognize the date using "00" as the year 1900 rather than the year 2000, which could result in system failures or miscalculations using existing software. We did not experience any significant disruptions of business as a result of the Year 2000 problem. Business affairs with our major vendors and food distributors, our credit card processor and our franchisees continued without any critical interruptions. However, if unanticipated problems arise from systems or equipment in the future, there could be material adverse effects on our consolidated financial position, results of operations and cash flows.

    We expensed all maintenance and modification costs as we incurred them. We capitalized and depreciated the cost of new software, if material, over its expected useful life. We incurred costs of approximately $150,000 in testing and remediation of all our systems and applications. Approximately $60,000 of the total cost of testing and remediation relates to repair issues and the remainder to replacement of equipment. All costs were budgeted and funded by cash flows from operations. No information technology projects were deferred due to Year 2000 compliance efforts. We did not pursue independent verification of our systems because we believe that any effort would have been as costly as the remediation effort and was not warranted. The costs related to the Year 2000 compliance project were not material to our financial position or results of operations.

IMPACT OF INFLATION

    Inflation has not been a major factor in our business for the last several years. We believe we have historically been able to pass on increased costs through menu price increases, but there can be no assurance that we will be able to do so in the future. Future increases in local area construction costs could adversely affect our ability to expand.

SEASONALITY

    Our business is seasonal in nature, with revenues and, to a greater degree, operating income being lower in the first and second fiscal quarters than in other quarters. Our seasonal business pattern is due to our concentration of restaurants in the Northeast, and the resulting lower winter volumes.

FORWARD-LOOKING INFORMATION

    Certain information in this Annual Report on Form 10-K including, but not limited to, statements found in this "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations," may be forward-looking statements. Actual results might differ materially from those projected in such forward-looking statements. Among the factors that could cause actual results to differ materially are: the Company's ability to open new restaurants and operate new and existing restaurants profitably, which will depend upon a number of factors including the availability of suitable sites, the negotiation of acceptable lease or purchase terms, the securing of required governmental permits and approvals, the hiring, training and retaining of skilled management, and the availability of adequate financing; changes in local, regional and national economic conditions, especially economic conditions in the areas in which the Company's restaurants are concentrated; increasingly intense competition in the restaurant industry; changes in consumer tastes and eating habits; increases in food, labor, employee benefits and similar costs; and other risks identified from time to time in the Company's periodic reports and the more detailed factors discussed in the Company's Registration Statement on Form S-2 (Reg. No. 333-86765), each as filed with the Securities and Exchange Commission.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

    We have market risk exposure to interest rates on our fixed and variable rate debt obligations and manage this exposure through the use of interest rate swaps. We do not enter into contracts for trading purposes. The information below summarizes our market risk associated with debt obligations and derivative financial instruments as of October 1, 2000. For debt obligations, the table presents principal cash flows and related average interest rates by expected fiscal year of maturity. For variable rate debt obligations, the average variable rates are based on implied forward rates as derived from appropriate quarterly spot rate observations as of the fiscal year end. For interest rate swaps, the table presents the notional amounts and related weighted average interest rates by fiscal year of maturity. The average variable rates are the implied forward rates as derived from appropriate quarterly spot rate observations as of the fiscal year end.

                                                                EXPECTED FISCAL YEAR OF MATURITY
                                 ----------------------------------------------------------------------------------------------
                                                                                                                    FAIR VALUE
                                   2001          2002          2003          2004          2005        THEREAFTER   OCT 1, 2000
                                 --------      --------      --------      --------      --------      ----------   -----------
                                                         (AMOUNTS IN MILLIONS, EXCEPT FOR PERCENTAGES)
LIABILITIES:
Fixed rate.....................   $ 0.24        $0.26         $0.28         $0.31         $ 0.34          $2.95       $ 4.38
Average interest rate..........     8.75%        8.75%         8.75%         8.75%          8.75%            --           --
Variable rate..................   $ 3.68        $3.68         $2.42         $2.00         $38.66             --       $50.44
Average interest rate..........     7.79%        7.63%         7.84%         8.03%          8.20%            --           --

INTEREST RATE SWAPS:
Receive variable/
Pay fixed:.....................   $30.00           --            --            --             --             --       $ 0.08
Weighted average pay rate......     5.84%          --            --            --             --             --           --
Average receive rate...........     6.41%          --            --            --             --             --           --

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

    The financial statements and supplementary data are listed under Part IV,
Item 14 in this Report.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

    None.

                                    PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

    The information required by this Item 10 is hereby incorporated by reference to the text appearing under Part I, Item 1--Business, under the caption "Executive Officers of the Registrant" at page 14 of this Report, and by reference to the Company's definitive Proxy Statement which is expected to be filed by the Company within 120 days after the close of its fiscal year.

ITEM 11. EXECUTIVE COMPENSATION

    The information required by this Item 11 is hereby incorporated by reference to the Company's definitive Proxy Statement which is expected to be filed by the Company within 120 days after the close of its fiscal year.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The information required by this Item 12 is hereby incorporated by reference to the Company's definitive Proxy Statement which is expected to be filed by the Company within 120 days after the close of its fiscal year.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The information required by this Item 13 is hereby incorporated by reference to the Company's definitive Proxy Statement which is expected to be filed by the Company within 120 days after the close of its fiscal year.

                                    PART IV

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(A) 1.  INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Report of Independent Auditors..............................     35
Consolidated Balance Sheets--October 1, 2000 and October 3,
  1999......................................................     36
Consolidated Statements of Income--Years ended October 1,
  2000, October 3, 1999, and September 27, 1998.............     37
Consolidated Statements of Shareholders' Equity--Years ended
  October 1, 2000,
  October 3, 1999, and September 27, 1998...................     38
Consolidated Statements of Cash Flows--Years ended October
  1, 2000, October 3, 1999, and September 27, 1998..........     39
Notes to Consolidated Financial Statements..................     40

2.  FINANCIAL STATEMENT SCHEDULES

    All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

3.  EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
          3.1           Restated Certificate of Incorporation, as amended, filed as
                        Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q
                        for the fiscal quarter ended April 2, 1995 (the "April 2,
                        1995 Form 10-Q").*
          3.2           Amended and Restated By-laws filed as Exhibit 3.2 to the
                        April 2, 1995 Form 10-Q.*
          4.1           Specimen Certificate of Common Stock, filed as Exhibit 4.1 to the Company's Registration Statement on Form S-2
                        (Registration No. 333-86765) ("1999 Registration
                        Statement").*
         10.1           Lease between Uno Restaurants, Inc. and Aaron D. Spencer
                        dated March 30, 1987 for premises in Boston, Massachusetts, filed as Exhibit 10.3 to the Company's Registration
                        Statement on Form S-1 (Registration No. 33-13100) ("1987
                        Registration Statement").*
         10.2           Lease between Uno Restaurants, Inc. and Aaron D. Spencer
                        dated March 30, 1987 for premises in West Roxbury,
                        Massachusetts, filed as Exhibit 10.2 to the 1987
                        Registration Statement.*
         10.3           Amendment to Lease dated November 17, 1992 for premises in
                        West Roxbury, Massachusetts, filed as Exhibit 10.3 to the
                        1999 Registration Statement.*
         10.4           Lease Between Uno Restaurants, Inc. and Lisa S. Cohen and
                        Mark N. Spencer dated February 1, 1990 for premises in West
                        Roxbury, Massachusetts, filed as Exhibit 10.4 to the 1999
                        Registration Statement.*
         10.5           Quitclaim Deed between Aaron D. Spencer, Lisa S. Cohen and
                        Mark N. Spencer and Charles Park Road, LLC dated August 10,
                        1998, filed as Exhibit 10.5 to the 1999 Registration
                        Statement.*
         10.6           Form of Franchise Agreement and Area Franchise Agreement,
                        filed as Exhibit 10(d) to the Company's Annual Report on
                        Form 10-K for fiscal year ended September 29, 1996 (the
                        "1996 Annual Report on Form 10-K").*

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         10.7           1999 Uniform Franchisee Offering Circular, including Current
                        Form of Franchise Agreement, filed as Exhibit 10(d) on the
                        Company's Annual Report on Form 10-Q for the fiscal quarter ended June 27, 1999 (the "June 27, 1999 Form 10-Q").*
         10.8           Uno Restaurant Corporation 1987 Employee Stock Option Plan,
                        as amended, filed as Exhibit 10.8 to the 1999 Registration
                        Statement.*  **
         10.9           Uno Restaurant Corporation 1989 Non-Qualified Stock Option
                        Plan for Non-Employee Directors, filed as Exhibit A to the
                        Company's Proxy Statement for the Annual Meeting of
                        Stockholders held on February 8, 1995.*  **
        10.10           Uno Restaurant Corporation 1993 Non-Qualified Stock Option
                        Plan for Non-Employee Directors, as amended, filed as
                        Exhibit 10(g) to the Company's Annual Report on Form 10-K
                        for the fiscal year ended September 28, 1997 (the "1997
                        Annual Report on Form 10-K").*  **
        10.11           Uno Restaurant Corporation 1997 Employee Stock Option Plan,
                        filed as Exhibit A to the Company's Proxy Statement for the
                        Annual Meeting of Stockholders held on February 26,
                        1997.*  **
        10.12           Uno Restaurant Corporation 1997 Key Officer Stock Option
                        Plan, filed as Exhibit A to the Company's Proxy Statement
                        for the Annual Meeting of Stockholders held on February 26,
                        1998.*  **
        10.13           Uno Restaurant Corporation 1997 Non-Qualified Stock Option
                        Plan for Non-Employee Directors, filed as Exhibit B to the
                        Company's Proxy Statement for the Annual Meeting of
                        Stockholders held on February 26, 1998.*  **
        10.14           Form of Indemnification Agreement between the Company and
                        its Officers, filed as Exhibit 10.6 to the 1987 Registration
                        Statement.*  **
        10.15           Interest Rate Swap Agreement between Fleet Bank of
                        Massachusetts, N.A. and Uno Restaurants, Inc. dated
                        October 25, 1995, filed as Exhibit 10(k) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended
                        October 1, 1995 (the "1995 Annual Report on Form 10-K").*
        10.16           Interest Rate Swap Agreement between Fleet Bank of
                        Massachusetts, N.A. and Uno Restaurants, Inc. dated
                        July 21, 1998, filed as Exhibit 10(n) to the Company's
                        Annual Report on Form 10-K for the fiscal year ended
                        September 27, 1998 (the "1998 Annual Report on Form 10-K).*
        10.17           Note between the Company and Craig S. Miller dated April 1,
                        1997, filed as Exhibit 10(r) to the Company's 1997 Annual
                        Report on Form 10-K.*  **
        10.18           Amendment to Promissory Note and Revised Debt Agreement
                        dated April 7, 1998, and Second Amendment to Promissory Note and Revised Debt Agreement dated September 27, 1998, each
                        between the Company and Craig S. Miller, filed as
                        Exhibit 10(p) to the 1998 Annual Report on Form 10- K.*  **
        10.19           Third Amendment to Promissory Note and Revised Debt
                        Agreement dated August 3, 1999, each between the Company and
                        Craig S. Miller, filed as Exhibit 10(p) to the June 27, 1999
                        Form 10-Q.*  **
        10.20           Form of Change in Control Protection Agreements between Uno
                        Restaurant Corporation and Mr. Spencer and Mr. Miller, filed as Exhibit 10(m) to the 1997 Annual Report on
                        Form 10-K.*  **
        10.21           Form of Change in Control Protection Agreements between Uno
                        Restaurant Corporation and Senior Vice Presidents, filed as
                        Exhibit 10(n) to the 1997 Annual Report on Form 10-K.*  **
        10.22           Form of Change in Control Protection Agreements between Uno
                        Restaurant Corporation and its other officers, filed as
                        Exhibit 10(o) to the 1997 Annual Report on Form 10-K.*  **

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
        10.23           Master Lease-Purchase Agreement between ORIX Credit
                        Alliance, Inc., as Lessor, and Massachusetts Industrial
                        Finance Agency, as Lessee, dated April 19, 1994, and Master
                        Sublease-Purchase Agreement between Massachusetts Industrial
                        Finance Agency, as Sublessor, and Uno Foods, Inc. as
                        Sublessee, dated April 19, 1994, filed as Exhibit 10(s) to the Company's Annual Report on Form 10-K for the fiscal year ended October 2, 1994.*
        10.24           MetLife Capital Financial Corporation Mortgage Notes:
                        $1,875,000 8.75% Note dated December 23, 1996 of 8250
                        International Drive Corporation, $825,000 8.75% Note dated
                        December 23, 1996 of Saxet Corporation, $900,000 8.75% Note
                        dated December 23, 1996 of Saxet Corporation, $675,000 8.75%
                        Note dated January 30, 1997 of Saxet Corporation, $825,000
                        8.75% Note dated February 27, 1997 of Saxet Corporation,
                        each payable to the order of MetLife Capital Financial
                        Corporation, filed as Exhibit 10(q) to the 1997 Annual
                        Report on Form 10-K.*
        10.25           $55,000,000 Amended and Restated Revolving Credit and Term
                        Loan Agreement ("Revolving Credit and Term Loan Agreement")
                        dated as of November 4, 1997 by and among Uno
                        Restaurants, Inc. and Saxet Corp., as Borrowers, Uno
                        Foods, Inc., Pizzeria Uno Corporation, URC Holding
                        Company, Inc. and Uno Restaurant Corporation, as Guarantors,
                        and Fleet National Bank, as Agent and BankBoston, N.A. as
                        Co-Agent (without exhibits), filed as Exhibit 10(s) to the
                        1997 Annual Report on Form 10-K.*
        10.26           Amendment to Revolving Credit and Loan Agreement dated
                        September 28, 1998, filed as Exhibit 10.26 to the 1999
                        Registration Statement.*
        10.27           Executive Employment Agreement dated October 1, 1997, as
                        amended, by and between the Company and Paul MacPhail, filed as Exhibit 10.27 to the 1999 Registration Statement.*  **
        10.28           Executive Employment Agreement dated October 1, 1997, as
                        amended, by and between the Company and Robert Brown, filed as Exhibit 10.28 to the 1999 Registration Statement.*  **
        10.29           Executive Employment Agreement dated October 1, 1997, as
                        amended, by and between the Company and Robert Vincent,
                        filed as Exhibit 10.29 to the 1999 Registration
                        Statement.*  **
        10.30           Executive Employment Agreement dated October 1, 1997, as
                        amended, by and between the Company and Alan Fox, filed as
                        Exhibit 10.30 to the 1999 Registration Statement.*  **
        10.31           Contract with Beatrice Cheese, Inc. dated March 18, 1999,
                        filed as Exhibit 10.31 to the 1999 Registration Statement.*
        10.32           Promissory Note between the Company and Aaron D. Spencer
                        dated August 26, 1999, filed as Exhibit 10.32 to the 1999
                        Registration Statement.*  **
        10.33           Form of Indemnification Agreement between the Company and
                        its Directors as of October 2000.**
        10.34           First Amendment to Amended and Restated Revolving Credit and
                        Term Loan Agreement dated June 14, 2000 with Fleet National
                        Bank and SunTrust Bank.
        10.35           Contract with Beatrice Cheese, Inc. dated September 29,
                        2000.
         21.1           Subsidiaries of the Registrant.
         23.2           Consent of Ernst & Young LLP.
         27.1           Financial Data Schedule.

------------------------

* In accordance with Rule 12b-23 and Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the documents previously filed with the Securities and Exchange Commission, which documents are incorporated by reference.

**  Management Contract.

(b) Reports on Form 8-K

    During the fiscal quarter ended October 1, 2000, we did not file any Current Reports on Form 8-K.

                                   SIGNATURES

    Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                       UNO RESTAURANT CORPORATION

                                                       BY:            /S/ ROBERT M. VINCENT
                                                            -----------------------------------------
                                                                        Robert M. Vincent,
                                                                     EXECUTIVE VICE PRESIDENT

                                                            Date: December 22, 2000

    Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

                      NAME                                     TITLE                      DATE
                      ----                                     -----                      ----
              /s/ AARON D. SPENCER                Chairman and Director
     --------------------------------------                                         December 22, 2000
                Aaron D. Spencer

              /s/ CRAIG S. MILLER                 President, Chief Executive
     --------------------------------------         Officer and Director            December 22, 2000
                Craig S. Miller                     (Principal Executive Officer)

             /s/ ROBERT M. VINCENT                Executive Vice President-Finance
     --------------------------------------         and Chief Financial Officer     December 22, 2000
               Robert M. Vincent                    (Principal Financial Officer)

              /s/ JOHN T. GERLACH                 Director
     --------------------------------------                                         December 22, 2000
                John T. Gerlach

              /s/ JAMES F. CARLIN                 Director
     --------------------------------------                                         December 22, 2000
                James F. Carlin

              /s/ TAMARA P. DAVIS                 Director
     --------------------------------------                                         December 22, 2000
                Tamara P. Davis

            /s/ JAMES J. KERASIOTES               Director
     --------------------------------------                                         December 22, 2000
              James J. Kerasiotes

              /s/ KENNETH D. HILL                 Director
     --------------------------------------                                         December 22, 2000
                Kenneth D. Hill

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                   AUDITED CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED OCTOBER 1, 2000, OCTOBER 3, 1999
                             AND SEPTEMBER 27, 1998

                                    CONTENTS

Report of Independent Auditors..............................     35

Audited Consolidated Financial Statements

Consolidated Balance Sheets.................................     36
Consolidated Statements of Income...........................     37
Consolidated Statements of Shareholders' Equity.............     38
Consolidated Statements of Cash Flows.......................     39
Notes to Consolidated Financial Statements..................     40

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Uno Restaurant Corporation

    We have audited the accompanying consolidated balance sheets of Uno Restaurant Corporation and subsidiaries as of October 1, 2000 and October 3, 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended October 1, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Uno Restaurant Corporation and subsidiaries at October 1, 2000 and October 3, 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended October 1, 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Boston, Massachusetts
November 3, 2000

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                OCTOBER 1       OCTOBER 3
                                                                  2000            1999
                                                              -------------   -------------
                                                              (AMOUNTS IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
ASSETS
Current assets:
  Cash......................................................     $    788        $    752
  Accounts receivable, net..................................        3,530           2,398
  Inventories...............................................        2,497           2,436
  Prepaid expenses..........................................        1,999           1,757
                                                                 --------        --------
Total current assets........................................        8,814           7,343

Property, equipment and leasehold improvements, net.........      141,992         128,746

Deferred income taxes.......................................       14,132          10,020

Liquor licenses and other assets............................        3,538           3,503
                                                                 --------        --------
                                                                 $168,476        $149,612
                                                                 ========        ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................     $  9,851        $  7,798
  Accrued expenses..........................................        8,459           8,668
  Accrued compensation and taxes............................        2,889           3,369
  Income taxes payable......................................          558           2,914
  Current portions of long-term debt and capital lease
    obligations.............................................        3,953           4,075
                                                                 --------        --------
Total current liabilities...................................       25,710          26,824

Long-term debt, net of current portion......................       50,900          31,612
Capital lease obligations, net of current portion...........          453             489
Other liabilities...........................................        9,699           9,708

Commitments and contingencies

Shareholders' equity:
  Preferred Stock, $1.00 par value; 1,000 shares authorized;
    no shares issued or outstanding
  Common Stock, $.01 par value, 25,000 shares authorized;
    15,744 shares in 2000 and 15,375 shares in 1999
    issued..................................................          158             154
  Additional paid-in capital................................       58,755          55,648
  Retained earnings.........................................       56,038          52,003
                                                                 --------        --------
                                                                  114,951         107,805
  Treasury Stock (4,784 shares in 2000
    and 4,100 shares in 1999) at cost.......................      (33,237)        (26,826)
                                                                 --------        --------
Total shareholders' equity..................................       81,714          80,979
                                                                 --------        --------
                                                                 $168,476        $149,612
                                                                 ========        ========

                            See accompanying notes.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                            YEAR ENDED
                                                              ---------------------------------------
                                                              OCTOBER 1    OCTOBER 3    SEPTEMBER 27
                                                                 2000         1999          1998
                                                              ----------   ----------   -------------
                                                                 (AMOUNTS IN THOUSANDS, EXCEPT PER
                                                                            SHARE DATA)
                                                                            (53 WEEKS)
Revenues:
  Restaurant sales..........................................   $213,715     $198,560       $177,343
  Consumer product sales....................................     11,772       10,568          9,384
  Franchise income..........................................      5,683        5,105          4,549
                                                               --------     --------       --------
                                                                231,170      214,233        191,276
Costs and expenses:
  Cost of food and beverages................................     57,679       54,683         48,567
  Labor and benefits........................................     70,922       64,700         58,139
  Occupancy costs...........................................     30,974       29,199         27,988
  Other operating costs.....................................     19,468       17,739         17,148
  General and administrative................................     19,521       16,629         13,661
  Depreciation and amortization.............................     13,098       12,702         12,183
  Pre-opening costs.........................................      2,137          594            938
  Special charges...........................................      8,588
                                                               --------     --------       --------
                                                                222,387      196,246        178,624
                                                               --------     --------       --------
Operating income............................................      8,783       17,987         12,652

Other expense (income):
  Interest expense..........................................      3,189        3,160          3,527
  Other expense (income)....................................       (170)         (21)           134
                                                               --------     --------       --------
                                                                  3,019        3,139          3,661
                                                               --------     --------       --------
Income before income taxes..................................      5,764       14,848          8,991

Provision for income taxes..................................      1,729        5,048          2,968
                                                               --------     --------       --------
Income before cumulative effect of change in accounting
  principle.................................................      4,035        9,800          6,023
Cumulative effect of change in accounting principle for
  pre-opening costs, net of income tax benefit of $313......                                    636
                                                               --------     --------       --------
Net income..................................................   $  4,035     $  9,800       $  5,387
                                                               ========     ========       ========
Basic earnings per share:
  Earnings before cumulative effect of change in accounting
    principle...............................................   $    .36     $    .87       $    .50
  Cumulative effect of change in accounting principle.......                                   (.05)
                                                               --------     --------       --------
                                                               $    .36     $    .87       $    .45
                                                               ========     ========       ========
Diluted earnings per share:
  Earnings before cumulative effect of change in accounting
    principle...............................................   $    .34     $    .84       $    .50
  Cumulative effect of change in accounting principle.......                                   (.05)
                                                               --------     --------       --------
                                                               $    .34     $    .84       $    .45
                                                               ========     ========       ========
Basic weighted average shares outstanding...................     11,162       11,313         11,960
                                                               ========     ========       ========
Diluted weighted average shares outstanding.................     11,844       11,610         12,025
                                                               ========     ========       ========

                            See accompanying notes.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                COMMON STOCK       ADDITIONAL
                                             -------------------    PAID-IN     RETAINED   TREASURY
                                              SHARES     AMOUNT     CAPITAL     EARNINGS    STOCK      TOTAL
                                             --------   --------   ----------   --------   --------   --------
                                                                  (AMOUNTS IN THOUSANDS)
Balance at September 28, 1997.............    15,130      $152       $53,789    $36,816    $(19,877)  $70,880
  Net income..............................                                        5,387                 5,387
  Exercise of stock options...............        23                     127                              127
  Purchase of Treasury Stock..............                                                   (2,791)   (2,791)
  Contribution of Treasury Stock to 401(k)
    Savings and Employee Stock Ownership
    Retirement Plan.......................                                 2                     52        54
  Tax benefit from exercise of
    nonqualified stock options............                                12                               12
                                              ------      ----       -------    -------    --------   -------
Balance at September 27, 1998.............    15,153       152        53,930     42,203     (22,616)   73,669
  Net income (53 weeks)...................                                        9,800                 9,800
  Exercise of stock options...............       222         2         1,515                            1,517
  Purchase of Treasury Stock..............                                                   (4,382)   (4,382)
  Contribution of Treasury Stock to 401(k)
    Savings and Employee Stock Ownership
    Retirement Plan.......................                                 3                    172       175
  Tax benefit from exercise of
    nonqualified stock options............                               200                              200
                                              ------      ----       -------    -------    --------   -------
Balance at October 3, 1999................    15,375       154        55,648     52,003     (26,826)   80,979
  Net income..............................                                        4,035                 4,035
  Exercise of stock options...............       369         4         2,519                            2,523
  Purchase of Treasury Stock..............                                                   (6,445)   (6,445)
  Contribution of Treasury Stock to 401(k)
    Savings and Employee Stock Ownership
    Retirement Plan.......................                                21                     34        55
  Tax benefit from exercise of
    nonqualified stock options............                               567                              567
                                              ------      ----       -------    -------    --------   -------
Balance at October 1, 2000................    15,744      $158       $58,755    $56,038    $(33,237)  $81,714
                                              ======      ====       =======    =======    ========   =======

                            See accompanying notes.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           YEAR ENDED
                                                              ------------------------------------
                                                              OCTOBER 1   OCTOBER 3   SEPTEMBER 27
                                                                2000        1999          1998
                                                              ---------   ---------   ------------
                                                                         (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $  4,035    $  9,800      $  5,387
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Cumulative effect of change in accounting principle.......                                 636
  Depreciation and amortization.............................    13,233      12,823        12,292
  Deferred income taxes.....................................    (4,112)     (2,570)         (851)
  Tax benefit from exercise of non-qualified stock
    options.................................................       567         200            12
  Contribution to employee benefit programs.................        55         175            54
  Provision for deferred rent...............................       335         184           147
  Loss (gain) on disposal of equipment......................       428         (62)          (26)
  Special charges...........................................     8,588
  Changes in operating assets and liabilities:
    Accounts receivable.....................................    (1,517)       (614)        1,039
    Inventories.............................................       (61)       (140)           30
    Prepaid expenses and other assets.......................      (390)     (1,071)         (237)
    Accounts payable and other liabilities..................     2,020       4,320           700
    Income taxes payable....................................    (2,356)      1,919          (768)
                                                              --------    --------      --------
Net cash provided by operating activities...................    20,825      24,964        18,415

INVESTING ACTIVITIES
Additions to property, equipment and leasehold
  improvements..............................................   (36,430)    (18,860)      (12,141)
Proceeds from sale of fixed assets..........................        48       2,730            26
                                                              --------    --------      --------
Net cash used in investing activities.......................   (36,382)    (16,130)      (12,115)

FINANCING ACTIVITIES
Proceeds from revolving line of credit......................    83,123      72,243        50,790
Principal payments on debt and capital lease obligations....   (63,993)    (79,490)      (53,882)
Purchase of Treasury Stock..................................    (6,060)     (4,421)       (2,791)
Exercise of stock options...................................     2,523       1,556           127
                                                              --------    --------      --------
Net cash provided by (used in) financing activities.........    15,593     (10,112)       (5,756)
                                                              --------    --------      --------
Increase (decrease) in cash.................................        36      (1,278)          544
Cash at beginning of year...................................       752       2,030         1,486
                                                              --------    --------      --------
Cash at end of year.........................................  $    788    $    752      $  2,030
                                                              ========    ========      ========

                            See accompanying notes.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                OCTOBER 1, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    The Company owns and operates 110 "Pizzeria Uno...Chicago Bar & Grill" casual dining, full-service restaurants primarily from New England to Virginia, as well as Florida, Chicago and Denver, and operates a Mexican restaurant in Chicago. The company also franchises 55 "Pizzeria Uno...Chicago Bar & Grill" and 7 Pizzeria Uno Restaurant & Bar restaurants in 30 states, the District of
Columbia, Puerto Rico, Seoul, South Korea, and Dubai, U.A.E.   The Company under
its Uno Foods subsidiary operates a consumer foods business, which supplies airlines, movie theaters, hotel restaurants and supermarkets with both frozen and refrigerated branded and non branded products.

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Uno Restaurant Corporation and its wholly-owned subsidiaries (the Company). All intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR

    The Company's fiscal year ends on the close of business on the Sunday closest to September 30 in each year. The fiscal year ended October 3, 1999 consisted of 53 weeks.

INVENTORIES

    Inventory, which consists of food, beverages and supplies, is stated at the lower of cost (first-in, first-out method) or market.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements are recorded at cost. The Company provides for depreciation of buildings and equipment using the straight-line method over 25 and 7 years, respectively. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease (generally 20 years) using the straight-line method.

IMPAIRMENT OF LONG-LIVED ASSETS

    The Company periodically reviews the carrying value of its long-lived assets (primarily property, equipment and leasehold improvements) to assess the recoverability of these assets. The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

REVENUE RECOGNITION

    The Company defers franchise fees until the franchisee opens the restaurant and all services have been substantially performed; at that time, the fee is recorded as income. Royalty income is recorded as earned based on rates provided by the respective franchise agreements. Expenses related to franchise activities, included in general and administrative expense in the accompanying statements of income,

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) amounted to approximately $4,302,000, $3,895,000 and $3,280,000 in fiscal years 2000, 1999 and 1998, respectively.

    A summary of full-service franchise unit activity is as follows:

                                                             YEAR ENDED
                                               ---------------------------------------
                                               OCTOBER 1    OCTOBER 3    SEPTEMBER 27
                                                  2000         1999          1998
                                               ----------   ----------   -------------
Units operating at beginning of year.........      60            63           66
Units opened.................................       9             8            5
Units closed.................................      (7)          (11)          (8)
                                                   --           ---           --
Units operating at end of year...............      62            60           63
                                                   ==           ===           ==

INCOME TAXES

    Deferred income taxes are determined utilizing the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ADVERTISING

    The Company records advertising expense as incurred. Advertising expense was $5,189,000, $5,054,000 and $5,257,000 for fiscal years 2000, 1999 and 1998, respectively.

EARNINGS PER SHARE

    Basic earnings per share represents net income divided by the weighted average shares of common stock outstanding during the period. Weighted average shares used in diluted earnings per share include 682,000, 297,000 and 65,000 for fiscal years 2000, 1999 and 1998, respectively, of common stock equivalents arising from stock options using the treasury stock method.

USE OF ESTIMATES

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

STOCK-BASED COMPENSATION

    The Company has elected to follow Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees" in accounting for its stock-based compensation plans, rather than the alternative fair value accounting method provided for under Statement of Financial Accounting Standard
(SFAS) No. 123, "Accounting for Stock-Based Compensation," as this alternative

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) requires the use of option valuation models that were not developed for use in valuing employee stock options. Under APB No. 25, since the exercise price of options granted under these plans equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal year 2001. This statement requires all derivatives to be carried on the balance sheet as assets or liabilities at fair value. The accounting for changes in the fair value of the derivatives would depend on the hedging relationship and would be reported in the income statement, or as a component of comprehensive income. The Company believes that the adoption of this new accounting standard will not have a material impact on the Company's consolidated financial statements.

    In March 2000, the FASB issued Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION (the Interpretation). This Interpretation clarifies how companies should apply the Accounting Principles Board's Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. The Interpretation will be applied prospectively to new awards, modifications to outstanding awards, and changes in employee status on or after July 1, 2000, except as follows: the definition of an employee applies to awards granted after December 15, 1998; the Interpretation applies to modifications that reduce the exercise price of an award after December 15, 1998; and the Interpretation applies to modifications that add a reload feature to an award made after January 12, 2000. There were no awards granted by the Company, which resulted in an adjustment as a result of this Interpretation.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. SAB 101 clarifies the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. The Company is required to adopt SAB 101 in the fourth quarter of fiscal 2001, and believes that the adoption of this pronouncement will not have an impact on the Company's consolidated financial statements.

RECLASSIFICATIONS

    Certain amounts in the accompanying financial statements have been reclassified to conform with the 2000 presentation.

PRE-OPENING COSTS

    In the third quarter of fiscal 1998, the Company adopted Statement of Position (SOP) 98-5 "Reporting the Costs of Start-up Activities" which requires that pre-opening costs be expensed as incurred. In accordance with SOP 98-5, the adoption is reported as a cumulative effect of a change in accounting principle and has been recognized retroactively to the first quarter of fiscal 1998. The cumulative effect of the change in accounting principle was $636,000, net of the income tax benefit of $313,000.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

2. SPECIAL CHARGES

    During the fourth quarter of fiscal 2000, the Company recorded a pre-tax charge in the amount of $8.6 million, consisting of an asset impairment charge of $8.1 million and store closing costs of $.5 million. The $8.1 million asset impairment charge was recorded to reduce the carrying value of equipment and leaseholds at eight full-service Uno restaurants to their fair market value. Based upon current operating and cash flow results, management believed that these units would likely continue to generate operating and cash flow losses and therefore reduced the carrying value of the impaired assets to fair market value. The store closure costs represent estimated settlement costs associated with two full-service units, which the Company decided to close in the fourth quarter of fiscal 2000. The Company expects to close the units in fiscal 2001.

3. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Property, equipment and leasehold improvements consist of the following:

                                                          OCTOBER 1    OCTOBER 3
                                                             2000         1999
                                                          ----------   ----------
                                                              (IN THOUSANDS)
Land....................................................   $ 19,640     $ 17,143
Buildings...............................................     35,215       28,920
Equipment...............................................     64,385       58,576
Leasehold improvements..................................    106,342      101,326
Construction in progress................................      3,029        2,930
                                                           --------     --------
                                                            228,611      208,895
Less allowances for depreciation and amortization.......     86,619       80,149
                                                           --------     --------
                                                           $141,992     $128,746
                                                           ========     ========

4. RELATED-PARTY TRANSACTIONS

    The Company leases three buildings from its principal shareholder for a restaurant and corporate office space. Rent expense in the amount of approximately $535,000, $515,000, and $505,000 was charged to operations in fiscal year 2000, 1999, and 1998 respectively. The Company believes that the terms of these leases approximate fair rental value. Additionally, the Company's Chief Executive Officer and his brother own and operate three franchised restaurants and pay royalties to the Company under standard franchise agreements.

5. LEASES

    The Company conducts the majority of its operations in leased facilities, which are accounted for as capital or operating leases. The leases typically provide for a base rent plus real estate taxes, insurance and other expenses, plus additional contingent rent based upon revenues of the restaurant. Assets held under capital leases were $2,439,000 at October 1, 2000 and $2,881,000 at October 3, 1999. Accumulated amortization amounted to $767,000 at October 1, 2000 and $880,000 at October 3, 1999. Capital lease asset amortization is included in depreciation and amortization. At October 1, 2000, the

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

5. LEASES (CONTINUED)
minimum rental commitments under all noncancelable capital and operating leases with initial or remaining terms of more than one year are as follows:

                                                            CAPITAL    OPERATING
FISCAL YEAR                                                  LEASES     LEASES
-----------                                                 --------   ---------
                                                               (IN THOUSANDS)
2001......................................................   $   74    $ 10,967
2002......................................................       42      11,026
2003......................................................       42      10,680
2004......................................................       42      10,565
2005......................................................       42       9,881
Thereafter................................................    1,084      80,887
                                                             ------    --------
                                                              1,326    $134,006
                                                                       ========
Less amount representing interest.........................      838
                                                             ------
Present value of net minimum lease payments...............      488
Less current portion of obligation under capital leases...       35
                                                             ------
Long-term obligation under capital leases.................   $  453
                                                             ======

    Total expenses, including real estate taxes, for all operating leases were as follows:

                                                  MINIMUM      CONTINGENT
FISCAL YEAR                                    LEASE RENTALS    RENTALS      TOTAL
-----------                                    -------------   ----------   --------
                                                          (IN THOUSANDS)
2000.........................................     $13,858         $676      $14,534
1999.........................................      13,542          607       14,149
1998.........................................      13,010          689       13,699

    Certain operating lease agreements contain free rent inducements and scheduled rent increases which are being amortized over the terms of the agreements, ranging from 15 to 20 years, using the straight-line method. The deferred rent liability, included in other liabilities, amounted to $5,262,000 at October 1, 2000 and $4,927,000 at October 3, 1999.

6. FINANCING ARRANGEMENTS

    Long-term debt consists of the following:

                                                           OCTOBER 1   OCTOBER 3
                                                             2000        1999
                                                           ---------   ---------
                                                              (IN THOUSANDS)
Revolving credit and note agreement......................   $50,440     $30,915
8.75%, 15-year secured mortgage notes payable............     4,378       4,595
                                                            -------     -------
                                                             54,818      35,510
Less current portion.....................................     3,918       3,898
                                                            -------     -------
                                                            $50,900     $31,612
                                                            =======     =======

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

6. FINANCING ARRANGEMENTS (CONTINUED)
    In June 2000, the Company amended its $55 million credit facility to expand the revolver component from $26.6 million to $36.6 million, leaving the remaining term loans of the facility unchanged, except for the maturity of the revolver, which was extended to June 2005. The Company is entitled to borrow, at its discretion, amounts, which accrue interest at variable rates based on either the LIBOR or prime rate. Amounts borrowed under the credit facility are secured by certain real properties owned by the Company. At October 1, 2000, interest rates on outstanding borrowings under the revolving line of credit ranged from 7.87% to 9.50%. A commitment fee of approximately 0.38% is accrued on unused borrowings under the new credit agreement. The note agreements contain certain financial and operating covenants, including maintenance of certain levels of net worth and income. The Company did not meet its profitability covenant due to the special charges recorded in fiscal 2000, and therefore, was not in compliance at October 1, 2000. The Company has obtained an appropriate waiver from its lending institution for the period under violation. At October 1, 2000, the carrying value of the Company's long-term debt approximated fair market value.

    Annual principal payments of debt are as follows (in thousands):

FISCAL YEAR
-----------
2001........................................................  $ 3,918
2002........................................................    3,940
2003........................................................    2,703
2004........................................................    2,309
2005........................................................   38,998
Thereafter..................................................    2,950
                                                              -------
                                                              $54,818
                                                              =======

    The Company has two interest rate swap agreements which convert a portion of its floating rate debt to a fixed-rate basis, thereby reducing the potential impact of interest rate increases on future income. The notional amounts and fair market value under the swap agreements amount to $30 million and $76,000, respectively, at October 1, 2000. The original terms range from three to five years with fixed interest rates ranging from 5.80% to 6.04% and the agreements expire in October 2000 and July 2001. The differentials to be paid or received are accrued as interest rates change and are recognized as an adjustment to interest expense related to the debt.

    The Company made interest payments of $3,637,000, $3,540,000 and $3,598,000 during fiscal years 2000, 1999 and 1998, respectively. The Company capitalized interest during the construction period of new restaurants which amounted to $411,000 in fiscal year 2000, $157,000 in fiscal year 1999 and $127,000 in fiscal year 1998 and included those amounts in leasehold improvements.

    The Company provides certain limited lease financing to qualified franchisees through an agreement with an unaffiliated finance company. The Company's maximum guarantee under the agreement was $564,000 at October 1, 2000. The Company has also guaranteed up to a maximum of $400,000 of future lease payments in the event of default by a specific franchisee.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

7. CONTINGENCIES

    The Company is subject to legal proceedings and claims, which arise in the ordinary course of its business. The Company believes that although there can be no assurance as to the disposition of these proceedings, based upon information available at this time, the expected outcome of these matters will not have a material adverse effect on the Company's results of operations and financial condition of the Company.

8. PREPAID EXPENSES

    Prepaid expenses consist of the following:

                                                           OCTOBER 1   OCTOBER 3
                                                             2000        1999
                                                           ---------   ---------
                                                              (IN THOUSANDS)
Prepaid rent.............................................   $1,500      $1,430
Prepaid operating costs..................................      445         269
Prepaid insurance........................................       54          58
                                                            ------      ------
                                                            $1,999      $1,757
                                                            ======      ======

9. ACCRUED EXPENSES

    Accrued expenses consist of the following:

                                                           OCTOBER 1   OCTOBER 3
                                                             2000        1999
                                                           ---------   ---------
                                                              (IN THOUSANDS)
Accrued insurance........................................   $1,672      $1,627
Accrued rent.............................................    1,194       1,483
Accrued store closure....................................    1,186       2,197
Accrued utilities........................................      632         653
Accrued vacation.........................................      799         737
Accrued advertising......................................      640         482
Franchise fee and other deposits.........................    1,011         531
Other....................................................    1,325         958
                                                            ------      ------
                                                            $8,459      $8,668
                                                            ======      ======

10. SHAREHOLDERS' EQUITY

    On November 30, 1999, the Company declared a 10% Common Stock dividend payable on December 23, 1999 to stockholders of record as of December 13, 1999. All share and per share data in the accompanying financial statements have been retroactively adjusted to reflect the stock dividend.

11. EMPLOYEE BENEFIT PLANS

    The Company maintains a 401(k) Savings and Employee Stock Ownership Retirement Plan (the Plan) for all of its eligible employees. The Plan is maintained in accordance with the provisions of

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

11. EMPLOYEE BENEFIT PLANS (CONTINUED)
Section 401(k) of the Internal Revenue Code and allows all employees with at least one year of service to make annual tax-deferred voluntary contributions up to 15% of their salary. Under the Plan, the Company matches a specified percentage of the employees contributions, subject to certain limitations. Total contributions made to the plan were $282,000, $225,000 and $214,000 in fiscal years 2000, 1999 and 1998, respectively. In fiscal years 2000, 1999 and 1998 respectively, contributions included $55,000, $175,000 and $54,000 of the Company's common stock previously held in Treasury.

    The Company sponsors a Deferred Compensation Plan which allows officers to defer up to 20% of their annual compensation. These assets are placed in a "rabbi trust" and are presented as assets of the Company in the accompanying balance sheet as they are available to the general creditors of the Company in the event of the Company's insolvency. The related liability of $1,111,000 at October 1, 2000 and $1,308,000 at October 3, 1999 is included in other liabilities in the accompanying balance sheet. Total contributions to this plan were $182,000, $211,000 and $170,000 in fiscal years 2000, 1999 and 1998, respectively.

12. INCOME TAXES

    Deferred taxes are attributable to the following temporary differences:

                                                           OCTOBER 1   OCTOBER 3
                                                             2000        1999
                                                           ---------   ---------
                                                              (IN THOUSANDS)
Deferred tax assets:
  Excess book over tax depreciation......................   $ 5,021     $ 4,035
  Deferred rent..........................................     2,010       1,914
  Accrued expenses.......................................     2,280       1,910
  Asset impairment charge................................     3,861       1,043
  Franchise fees.........................................       898         900
  Other..................................................       420         769
                                                            -------     -------
Total deferred tax assets................................    14,490      10,571
Deferred tax liabilities:
  Other..................................................       358         551
                                                            -------     -------
Total deferred tax liabilities...........................       358         551
                                                            -------     -------
Net deferred tax assets..................................   $14,132     $10,020
                                                            =======     =======

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

12. INCOME TAXES (CONTINUED)
    The provision (credit) for income taxes consisted of the following:

                                                            YEAR ENDED
                                               ------------------------------------
                                               OCTOBER 1   OCTOBER 3   SEPTEMBER 27
                                                 2000        1999          1998
                                               ---------   ---------   ------------
                                                          (IN THOUSANDS)
Current:
  Federal....................................   $ 4,906     $ 6,302       $2,941
  State......................................       935       1,316          878
                                                -------     -------       ------
                                                  5,841       7,618        3,819
Deferred:
  Federal....................................    (3,958)     (2,069)        (713)
  State......................................      (154)       (501)        (138)
                                                -------     -------       ------
                                                 (4,112)     (2,570)        (851)
                                                -------     -------       ------
Income tax expense...........................   $ 1,729     $ 5,048       $2,968
                                                =======     =======       ======

12. INCOME TAXES (CONTINUED)

    A reconciliation of the effective tax rates with the federal statutory rates is as follows:

                                                           YEAR ENDED
                                              ------------------------------------
                                              OCTOBER 1   OCTOBER 3   SEPTEMBER 27
                                                2000        1999          1998
                                              ---------   ---------   ------------
Federal statutory rate......................     34.0%      34.3%         34.0%
State income taxes, net of federal income
  tax benefit...............................      5.6        4.6           4.6
Tax credits.................................    (14.4)      (5.1)         (6.5)
Other.......................................      4.8         .2            .9
                                                -----       ----          ----
Effective income tax rate...................     30.0%      34.0%         33.0%
                                                =====       ====          ====

    The Company made income tax payments of $7,686,000, $5,598,000 and $4,545,000 during fiscal years 2000, 1999 and 1998, respectively.

13. STOCK-BASED COMPENSATION

    During 1998, the Company's shareholders ratified the 1997 Key Officer Stock Option Plan (the Key Officer Plan) under which options were granted for
1.1 million shares of Common Stock at an exercise price of $6.82 per share, which are fully vested at October 3, 1999. The Key Officer Plan will terminate on August 25, 2007.

    During 1998, the Company also established the 1997 Non Qualified Stock Option Plan for Non-Employee Directors (the 1997 Directors' Plan) which provides for the granting of options to purchase up to 82,500 shares of Common Stock. Options are to be granted at an exercise price equal

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

13. STOCK-BASED COMPENSATION (CONTINUED) to the fair market value of the shares of Common Stock at the date of grant and vest one year after date of grant. The 1997 Directors' Plan will terminate on February 26, 2008.

    The Company also has the 1997 Employee Stock Option Plan (the Employee Plan) which provides for the granting of options to purchase up to 1.1 million shares of Common Stock. Options may be granted at an exercise price not less than fair market value on the date of grant. All options vest at a rate of 20% per year beginning one year after the date of grant. All options terminate ten years after the date of grant.

    The Company's 1987 Employee Stock Option Plan which contains similar provisions to the 1997 Plan was terminated during fiscal 1997. The 1.4 million options granted under that plan will continue to vest at a rate of 20% per year beginning one year after the date of grant, with the exception of 103,125 options granted to the President of the Company, which vested immediately at the date of grant. All options terminate ten years after the date of grant.

    The 1989 and 1993 Non-Qualified Stock Option Plans for Non-Employee Directors (the Directors' Plans) provide for up to 111,719 shares of Common Stock issuable upon exercise of options granted under the Directors' Plans. The 1989 and 1993 Directors' Plans terminate(d) on November 10, 1999 and August 17, 2002, but such termination shall not affect the validity of options granted prior to the dates of termination. Options are granted at an exercise price equal to the fair market value of the shares of Common Stock at the date of grant. Options granted under the Directors' Plans may be exercised commencing one year after the date of grant and ending ten years from the date of grant.

    Information regarding the Company's stock option plans is summarized below:

                                                                YEAR ENDED
                                   ---------------------------------------------------------------------
                                         OCTOBER 1               OCTOBER 3             SEPTEMBER 27
                                           2000                    1999                    1998
                                   ---------------------   ---------------------   ---------------------
                                               WEIGHTED-               WEIGHTED-               WEIGHTED-
                                                AVERAGE                 AVERAGE                 AVERAGE
                                               EXERCISE                EXERCISE                EXERCISE
                                    OPTIONS      PRICE      OPTIONS      PRICE      OPTIONS      PRICE
                                   ---------   ---------   ---------   ---------   ---------   ---------
Outstanding at Beginning of
  Period.........................  2,450,631    $ 7.17     2,748,410    $ 6.70     1,361,146     $6.66
Granted..........................    244,004     10.64       281,416     11.09     1,519,908      6.69
Exercised........................   (350,810)     6.77      (221,444)     6.85     (20,255)       6.83
Canceled.........................   (193,819)     8.28      (357,751)     6.85     (112,389)      6.21
                                   ---------    ------     ---------    ------     ---------     -----
Outstanding at End of period.....  2,150,006    $ 7.53     2,450,631    $ 7.17     2,748,410     $6.70
                                   =========    ======     =========    ======     =========     =====
Options exercisable at end
  of period......................  1,548,824               1,725,237               1,032,061
                                   =========               =========               =========
Options available for grant at
  end of period..................    462,174                 728,309               651,974
                                   =========               =========               =========

    The weighted-average fair value of options granted during fiscal years 2000, 1999 and 1998, were $4.53, $4.54 and $2.74, respectively. The Company has
2.6 million shares of common stock reserved at October 1, 2000 for the exercise of stock options.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

13. STOCK-BASED COMPENSATION (CONTINUED)
    The following table presents information about significant option groups outstanding at October 1, 2000:

                                                 WEIGHTED-                      WEIGHTED-
                                                  AVERAGE                        AVERAGE
                                  OPTIONS        REMAINING         OPTIONS     EXERCISABLE
EXERCISE PRICE                  OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE      PRICE
--------------                  -----------   ----------------   -----------   -----------
$5.27 - $ 6.59................     688,304        6.0 years         447,756       $5.95
$6.82 - $12.13................   1,461,702        7.1 years       1,101,068       $7.34

    Pursuant to the requirements of SFAS No. 123, the following are the pro forma net income and earnings per share for fiscal year 2000, 1999 and 1998 as if the compensation cost for the stock option plans had been determined based on the fair value at the grant date for grants in fiscal year 2000, 1999 and 1998:

                                                            YEAR ENDED
                                               ------------------------------------
                                               OCTOBER 1   OCTOBER 3   SEPTEMBER 27
                                                 2000        1999          1998
                                               ---------   ---------   ------------
                                                 (IN THOUSANDS, EXCEPT PER SHARE
                                                           INFORMATION)
Net income--as reported......................   $4,035      $9,800        $5,387
Basic earnings per share--as Reported........   $  .36      $  .87        $  .45
Diluted earnings per share--as Reported......   $  .34      $  .84        $  .45
Net income--pro forma........................   $3,407      $9,331        $4,934
Basic earnings per share--pro Forma..........   $  .31      $  .82        $  .41
Diluted earnings per share--pro Forma........   $  .29      $  .80        $  .41

    The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for fiscal years 2000, 1999 and 1998, respectively: risk-free interest rates of 6.6%, 6.3% and 5.0%; no dividend yield; the volatility factors of the expected market price of the Company's common stock was 36%, 34% and 37%; and a weighted-average expected life of the options of five years.

    The effects on fiscal year 2000, 1999 and 1998 pro forma net income and earnings per share of expensing the fair value of stock options are not necessarily representative of the effects on reported results of operations for future years as the periods presented include only three, two and one years, respectively, of option grants under the Company's plans.

                  UNO RESTAURANT CORPORATION AND SUBSIDIARIES

                                OCTOBER 1, 2000

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                        QUARTER ENDED
                                         -------------------------------------------
                                         JANUARY 2   APRIL 2     JULY 2    OCTOBER 1
                                           2000        2000       2000       2000
                                         ---------   --------   --------   ---------
                                           (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                        INFORMATION.)
Revenues...............................   $53,146    $54,661    $59,194     $64,169
Gross profit(1)........................    11,147     11,345     13,308      13,696
Operating income (loss)(2).............     3,934      3,844      4,875      (3,870)
Income (loss) before income taxes......     3,294      3,102      4,069      (4,701)
Net income (loss)......................     2,174      2,047      2,686      (2,872)
Basic earnings (loss) per common
  share................................       .19        .18        .24        (.26)
Diluted earnings (loss) per common
  share................................       .18        .17        .23        (.26)

                                                       QUARTER ENDED
                                       ---------------------------------------------
                                       DECEMBER 27   MARCH 28   JUNE 27    OCTOBER 3
                                          1998         1999       1999      1999(3)
                                       -----------   --------   --------   ---------
                                          (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE
                                                       INFORMATION.)
Revenues.............................    $48,747     $50,251    $53,548     $61,687
Gross profit(1)......................      9,237      10,037     12,163      15,830
Operating income.....................      3,001       3,082      4,576       7,328
Income before taxes..................      2,154       2,229      3,715       6,750
Net income...........................      1,443       1,494      2,488       4,375
Basic earnings per common share:.....        .13         .13        .22         .39
Diluted earnings per common share....        .13         .13        .22         .36

------------------------

(1) Restaurant and consumer product sales, less cost of food and beverages, labor and benefits, occupancy and other operating expenses, excluding advertising expenses.

(2) Includes special charges in the amount of $8,588 in the fourth quarter of fiscal 2000

(3) The quarter ended October 3, 1999 consisted of 14 weeks compared with 13 weeks for the other quarters presented.

                                                                       EXHIBIT F
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                   FORM 10-Q

(MARK ONE)

   /X/     QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

                  FOR THE QUARTERLY PERIOD ENDED APRIL 1, 2001
                                       OR

   / /     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
           SECURITIES EXCHANGE ACT OF 1934

        FOR THE TRANSITION PERIOD FROM ______________ TO ______________

                         COMMISSION FILE NUMBER 1-9573

                            ------------------------

                           UNO RESTAURANT CORPORATION

             (Exact name of registrant as specified in its charter)

                  DELAWARE                                      04-2953702
       (State or other jurisdiction of               (IRS Employer Identification No.)
       incorporation or organization)

100 CHARLES PARK ROAD, WEST ROXBURY, MA 02132                      02132
  (Address of principal executive offices)                      (zip code)

                                 (617) 323-9200
              (Registrant's telephone number, including area code)

   (Former name, former address and former fiscal year, if changed since last report)

    Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes /X/  No / /

    As of May 1, 2001, 11,000,302 shares of the registrant's Common Stock, $.01 par value, were outstanding.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           UNO RESTAURANT CORPORATION

                                     INDEX

                                                                                         PAGE
                                                                                       --------
PART I.   FINANCIAL INFORMATION

          ITEM 1.       FINANCIAL STATEMENTS........................................          3

                        Consolidated Balance Sheets--April 1, 2001 and October 1,
                        2000........................................................          3

                        Consolidated Statements of Income--Thirteen and twenty-six
                        weeks ended April 1, 2001 and April 2, 2000.................          4

                        Consolidated Statements of Cash Flows--Twenty-six weeks
                        ended April 1, 2001 and April 2, 2000.......................          5

                        Notes to Consolidated Financial Statements..................          6

                        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
          ITEM 2.       AND RESULTS OF OPERATIONS...................................          7

                        QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET
          ITEM 3.       RISKS.......................................................         13

PART II.  OTHER INFORMATION

          ITEM 5.       OTHER INFORMATION...........................................         13

          ITEM 6.       EXHIBITS AND REPORTS ON FORM 8-K............................         14

CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

                                                               APRIL 1,     OCTOBER 1,
                                                                 2001          2000
                                                              -----------   -----------
                                                              (UNAUDITED)
                                        ASSETS
CURRENT ASSETS
  Cash......................................................    $  1,272     $    788
  Accounts receivable, net..................................       2,832        3,530
  Inventory.................................................       2,515        2,497
  Prepaid expenses and other assets.........................       2,346        1,999
                                                                --------     --------
    TOTAL CURRENT ASSETS....................................       8,965        8,814

PROPERTY AND EQUIPMENT
  Land......................................................      20,126       19,640
  Buildings.................................................      38,317       35,215
  Leasehold improvements....................................     110,008      106,342
  Equipment.................................................      68,199       64,385
  Construction in progress..................................       2,488        3,029
                                                                --------     --------
                                                                 239,138      228,611
  Allowance for depreciation and amortization...............      93,492       86,619
                                                                --------     --------
                                                                 145,646      141,992
OTHER ASSETS
  Deferred income taxes.....................................      14,089       14,132
  Liquor licenses and other assets..........................       3,691        3,538
                                                                --------     --------
                                                                $172,391     $168,476
                                                                ========     ========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable..........................................    $  7,951     $  9,851
  Accrued expenses..........................................       9,470        8,459
  Accrued compensation and taxes............................       3,751        2,889
  Income taxes payable......................................         565          558
  Current portion of long-term debt and capital lease
    obligations.............................................       3,932        3,953
                                                                --------     --------
    TOTAL CURRENT LIABILITIES...............................      25,669       25,710

Long-term debt, net of current portion......................      51,773       50,900
Capital lease obligations, net of current portion...........         451          453
Other liabilities...........................................       9,350        9,699

SHAREHOLDERS' EQUITY
  Preferred Stock, $1.00 par value, 1,000 shares authorized, none issued Common Stock, $.01 par value, 25,000 shares
    authorized, 15,779 and 15,744 shares issued and
    outstanding in fiscal years 2001 and 2000,
    respectively............................................         158          158
  Additional paid-in capital................................      58,974       58,755
  Retained earnings.........................................      59,253       56,038
                                                                --------     --------
                                                                 118,385      114,951
  Treasury Stock (4,784 shares in fiscal years 2001 and
    2000) at cost...........................................     (33,237)     (33,237)
                                                                --------     --------
TOTAL SHAREHOLDERS' EQUITY..................................      85,148       81,714
                                                                --------     --------
                                                                $172,391     $168,476
                                                                ========     ========

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

                                                            THIRTEEN WEEKS         TWENTY-SIX WEEKS
                                                                 ENDED                   ENDED
                                                         ---------------------   ---------------------
                                                         APRIL 1,    APRIL 2,    APRIL 1,    APRIL 2,
                                                           2001        2000        2001        2000
                                                         ---------   ---------   ---------   ---------
REVENUES
  Restaurant sales.....................................   $58,252     $50,501    $113,711     $99,529
  Consumer product sales...............................     2,753       2,819       6,086       5,630
  Franchise income.....................................     1,410       1,341       2,907       2,648
                                                          -------     -------    --------     -------
                                                           62,415      54,661     122,704     107,807
COSTS AND EXPENSES
  Cost of food and beverages...........................    15,877      13,608      31,004      26,971
  Labor and benefits...................................    20,179      17,093      39,363      33,296
  Occupancy costs......................................     9,136       7,616      17,484      14,962
  Other operating costs................................     5,209       4,530      10,408       8,928
  General and administrative...........................     5,173       4,307       9,983       8,510
  Depreciation and amortization........................     3,450       3,270       6,888       6,494
  Pre-opening costs....................................       346         393         587         868
                                                          -------     -------    --------     -------
                                                           59,370      50,817     115,717     100,029
OPERATING INCOME.......................................     3,045       3,844       6,987       7,778
INTEREST AND OTHER EXPENSE.............................       958         742       2,097       1,382
                                                          -------     -------    --------     -------
INCOME BEFORE INCOME TAXES.............................     2,087       3,102       4,890       6,396
PROVISION FOR INCOME TAXES.............................       708       1,055       1,675       2,175
                                                          -------     -------    --------     -------
NET INCOME.............................................   $ 1,379     $ 2,047    $  3,215     $ 4,221
                                                          =======     =======    ========     =======
Earnings per Share:
Basic..................................................   $   .13     $   .18    $    .29     $   .37
Diluted................................................   $   .12     $   .17    $    .28     $   .35
Weighted average shares outstanding:
Basic..................................................    10,992      11,302      10,987      11,303
Diluted................................................    11,375      12,077      11,286      12,077

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

                                                                TWENTY-SIX WEEKS
                                                                      ENDED
                                                              ---------------------
                                                              APRIL 1,    APRIL 2,
                                                                2001        2000
                                                              ---------   ---------
OPERATING ACTIVITIES
  Net income................................................  $  3,215    $  4,221
  Adjustments to reconcile net income to net cash provided
    by operating activities:
  Depreciation and amortization.............................     6,973       6,566
  Deferred income taxes.....................................        43        (938)
  Provision for deferred rent...............................       152         151
  Gain on disposal of equipment.............................        (3)        (38)
  Contribution to employee benefit program..................         0          55
  Changes in operating assets and liabilities, net of
    effects from business acquisitions:
    Accounts receivable.....................................       698        (510)
    Inventory...............................................       (18)       (210)
    Prepaid expenses and other assets.......................      (520)       (703)
    Accounts payable and other liabilities..................      (451)         10
    Income taxes payable....................................         7      (1,917)
                                                              --------    --------
  NET CASH PROVIDED BY OPERATING ACTIVITIES.................    10,096       6,687

INVESTMENT ACTIVITIES
  Additions to property, equipment and leasehold
    improvements............................................   (10,684)    (14,623)
  Proceeds from sale of fixed assets........................         3          38
                                                              --------    --------
  NET CASH USED IN INVESTING ACTIVITIES.....................   (10,681)    (14,585)

FINANCING ACTIVITIES
  Proceeds from revolving credit agreement..................    24,928      44,561
  Principal payments on revolving credit agreement and
    capital lease obligations...............................   (24,078)    (34,495)
  Purchase of Treasury Stock................................         0      (3,825)
  Exercise of stock options.................................       219       1,741
                                                              --------    --------
  NET CASH PROVIDED BY FINANCING ACTIVITIES.................     1,069       7,982
                                                              --------    --------
INCREASE IN CASH............................................       484          84
CASH AT BEGINNING OF YEAR...................................       788         752
                                                              --------    --------
CASH AT END OF PERIOD.......................................  $  1,272    $    836
                                                              ========    ========

    Certain amounts in fiscal 2000 have been reclassified to permit comparison.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited, consolidated financial statements have been prepared in accordance with instructions to Form 10-Q and, therefore, do not include all information and footnotes normally included in financial statements prepared in conformity with generally accepted accounting principles. They should be read in conjunction with our financial statements for the fiscal year ended October 1, 2000.

    The accompanying financial statements include all adjustments (consisting only of normal recurring accruals) that management considers necessary for a fair presentation of its financial position and results of operations for the interim periods presented.

NOTE B--EARNINGS PER SHARE

    Basic earnings per share represents net income divided by the weighted average shares of common stock outstanding during the period. Weighted average shares used in diluted earnings per share include common stock equivalents arising from stock options using the treasury stock method.

    The following table sets forth the computation of basic and diluted earnings per share.

                                                 THIRTEEN WEEKS ENDED     TWENTY-SIX WEEKS ENDED
                                                -----------------------   -----------------------
                                                 APRIL 1,     APRIL 2,     APRIL 1,     APRIL 2,
                                                   2001         2000         2001         2000
                                                ----------   ----------   ----------   ----------
Denominator for Basic Earnings per Share:
Weighted average shares outstanding...........  10,991,914   11,302,038   10,986,596   11,302,728
Common Stock equivalents:
  Stock options...............................     382,616      774,800      299,515      774,331
                                                ----------   ----------   ----------   ----------
Denominator for Diluted Earnings per Share:
Weighted average shares outstanding including
  common stock equivalents....................  11,374,530   12,076,838   11,286,111   12,077,059
                                                ==========   ==========   ==========   ==========
Net income....................................  $1,379,000   $2,047,000   $3,215,000   $4,221,000
                                                ==========   ==========   ==========   ==========
Basic and Diluted Earnings per Share:
Basic.........................................  $      .13   $      .18   $      .29   $      .37
                                                ==========   ==========   ==========   ==========
Diluted.......................................  $      .12   $      .17   $      .28   $      .35
                                                ==========   ==========   ==========   ==========

NOTE C--NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for fiscal year 2001. This statement requires all derivatives to be carried on the balance sheet as assets or liabilities at fair value. The accounting for changes in the fair value of the derivatives would depend on the hedging relationship and would be reported in the income statement, or as a component of comprehensive income. We adopted this new accounting standard during the first quarter of fiscal 2001. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

    In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS. SAB 101 clarifies the SEC staff's views on applying generally accepted accounting principles to revenue recognition in financial statements. We are required to adopt SAB 101 in the fourth quarter of fiscal 2001, and we believe that the adoption of this pronouncement will not have an impact on the consolidated financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SAFE HARBOR CAUTIONARY STATEMENT

    From time to time, information and statements provided by our filings with the Securities and Exchange Commission, shareholder reports, press releases and oral statements may include forward-looking statements which reflect our current view with respect to future events and financial performance. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from historical results or those anticipated. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Risks and uncertainties include, without limitation, the ability to open new restaurants and operate new and existing restaurants profitably, changes in local, regional and national economic conditions, especially economic conditions in the areas in which our restaurants are concentrated, increasingly intense competition in the restaurant industry, increases in food, labor, employee benefits and similar costs, and other risks detailed from time to time in our news releases, reports to shareholders and periodic reports filed with the Securities and Exchange Commission.

    The following tables set forth the percentage relationship to total revenues, unless otherwise indicated, of certain items included in our income statements and operating data for the periods indicated:

    THIRTEEN WEEKS ENDED APRIL 1, 2001 COMPARED TO THIRTEEN WEEKS ENDED APRIL 2, 2000

                                                                13 WEEKS ENDED
                                                              -------------------
                                                               4/1/01     4/2/00
                                                              --------   --------
REVENUES:
Restaurant sales............................................     93.3%      92.4%
Consumer product sales......................................      4.4        5.2
Franchise income............................................      2.3        2.4
                                                               ------     ------
    Total...................................................    100.0%     100.0%
                                                               ------     ------
COSTS AND EXPENSES:
Cost of food and beverages (1) .............................     26.0%      25.5%
Labor and benefits (1) .....................................     33.1       32.1
Occupancy costs (1) ........................................     15.0       14.3
Other operating costs (1) ..................................      8.5        8.5
General and administrative..................................      8.3        7.9
Depreciation and amortization (1) ..........................      5.7        6.1
Pre-opening costs (2) ......................................       .6         .8
                                                               ------     ------
Operating income............................................      4.9        7.0
Interest and other expense..................................      1.6        1.3
                                                               ------     ------
Income before income taxes..................................      3.3        5.7
Provision for income taxes..................................      1.1        1.9
                                                               ------     ------
Net income..................................................      2.2%       3.8%
                                                               ======     ======

(1) Percentage of restaurant and consumer product sales

(2) Percentage of restaurant sales

NUMBER OF RESTAURANTS AT END OF QUARTER:

Company-owned Uno's--full service...........................  112   103
Franchised Uno's--full service..............................   68    62

    TOTAL REVENUES. Total revenues increased 14.2% to $62.4 million from $54.7 million last year.

    RESTAURANT SALES. Company-owned restaurant sales rose 15.3% in the second quarter of fiscal 2001 to $58.3 million from $50.5 million last year, due primarily to the net addition of nine restaurants during the past four quarters. This new unit growth led to a 9.2% increase in operating weeks for the quarter versus the same period last year. Comparable store sales rose 3.8% for the quarter, also contributing to the sales growth. Average weekly sales, which includes sales at comparable stores as well as new units, increased 6.0% during the second quarter, reflecting higher-than-average sales levels for our newest prototype units. Four company-owned restaurants opened during the quarter (including one acquired from a franchisee) and two were closed.

    CONSUMER PRODUCT SALES. Consumer product sales decreased 2.3% during the second quarter of fiscal 2001 to $2.75 million from $2.82 million last year. Sales in the contract food service category grew 7.8% over last year, primarily reflecting increased shipments to airlines. Sales of fresh product to retail grocers in the Northeast were down 21.4%, due in part to lower levels of promotional activity during the second quarter of fiscal 2001.

    FRANCHISE INCOME. Franchise income, which includes royalty income and initial franchise fees, increased to $1.4 million from $1.3 million last year. Royalty income rose 7.5% to $1.4 million this year compared to $1.3 million last year, reflecting a 10.1% increase in total operating weeks and a 4.1% gain in average weekly sales for full-service franchised restaurants. Franchise fees of $50,000 were recorded during the second quarter of fiscal 2001 compared to $75,000 last year. Two full-service franchised restaurants opened during the quarter, while one was sold to the company.

    COST OF FOOD AND BEVERAGES. Cost of food and beverages as a percentage of restaurant and consumer product sales increased to 26.0% from 25.5% last year, primarily reflecting the impact of a shift in menu mix to higher cost specialty items.

    LABOR AND BENEFITS. Labor costs as a percentage of restaurant and consumer product sales rose to 33.1% from 32.1%, primarily due to an increase in the average wage rate, higher insurance costs, slightly lower direct labor productivity and increased management staffing levels.

    OCCUPANCY COSTS. Occupancy costs increased as a percentage of restaurant and consumer product sales to 15.0% from 14.3% due primarily to higher utility costs.

    OTHER OPERATING COSTS. Other operating costs at 8.5% as a percentage of restaurant and consumer product sales remained stable compared to last year.

    GENERAL AND ADMINISTRATIVE. General and administrative expense as a percentage of total revenues increased to 8.3% from 7.9% last year, primarily reflecting growth in salary and wage costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense as a percentage of restaurant and consumer product sales declined to 5.7% from 6.1% last year due to sales leverage gains.

    PRE-OPENING COSTS. Pre-opening costs as a percentage of restaurant sales decreased to 0.6% from 0.8% on a slightly slower pace of new store openings.

    OPERATING INCOME. Operating income was $3,045,000, which represents an operating margin of 4.9%. Operating income for last year was $3,844,000, which represents an operating margin of 7.0%.

    INTEREST AND OTHER EXPENSE. Interest and other expense of $958,000 is up from $742,000 last year, primarily reflecting the impact of a $12.6 million increase in the average bank debt outstanding.

    PROVISION FOR INCOME TAXES. The effective tax rate for the quarter was 34.0% versus an effective tax rate of 34.0% for the same quarter last year.

    NET INCOME. Net income decreased to $1.4 million from $2.0 million last year based on the factors noted above.

    TWENTY-SIX WEEKS ENDED APRIL 1, 2001 COMPARED TO TWENTY-SIX WEEKS ENDED APRIL 2, 2000

                                                                26 WEEKS ENDED
                                                              -------------------
                                                               4/1/01     4/2/00
                                                              --------   --------
REVENUES:
Restaurant sales............................................     92.7%      92.3%
Consumer product sales......................................      5.0        5.2
Franchise income............................................      2.3        2.5
                                                               ------     ------
    Total...................................................    100.0%     100.0%
                                                               ------     ------
COSTS AND EXPENSES:
Cost of food and beverages (1) .............................     25.9%      25.6%
Labor and benefits (1) .....................................     32.9       31.7
Occupancy costs (1) ........................................     14.6       14.2
Other operating costs (1) ..................................      8.7        8.5
General and administrative..................................      8.1        7.9
Depreciation and amortization (1) ..........................      5.7        6.2
Pre-opening costs (2) ......................................       .5         .9
                                                               ------     ------
Operating income............................................      5.7        7.2
Interest and other expense..................................      1.7        1.3
                                                               ------     ------
Income before taxes.........................................      4.0        5.9
Provision for income taxes..................................      1.4        2.0
                                                               ------     ------
Net income..................................................      2.6%       3.9%
                                                               ======     ======

(1) Percentage of restaurant and consumer product sales

(2) Percentage of restaurant sales

    TOTAL REVENUES. Total revenues increased 13.8% to $122.7 million from $107.8 million last year.

    RESTAURANT SALES. Company-owned restaurant sales rose 14.2% to $113.7 million from $99.5 million last year. The gain reflects a 10.1% increase in operating weeks for the first half of fiscal 2001 versus the same period last year. Higher comparable store sales also contributed to the revenue growth, up 2.1% for the twenty-six week period. Average weekly sales, which includes sales at comparable stores as well as new units, increased 3.9% during the first six months of the fiscal year. Five company-owned restaurants opened during the first half of fiscal 2001 (including one acquired from a franchisee) and three were closed.

    CONSUMER PRODUCT SALES. Consumer product sales increased 8.1% for the first six months of fiscal 2001 to $6.1 million from $5.6 million last year. Sales in the contract food service category grew 21.8% over last year, primarily reflecting increased shipments to airlines. Sales of fresh product to retail grocers in the Northeast were down 21.0%, the result of lower levels of promotional activity this fiscal year.

    FRANCHISE INCOME. Franchise income, which includes royalty income and initial franchise fees, increased to $2.9 million from $2.6 million last year. Royalty income rose 8.7% to $2.7 million this year compared to $2.5 million last year, reflecting a 9.5% increase in total operating weeks and a 3.5% gain in average weekly sales for full-service franchised restaurants. Franchise fees of $195,000 were recorded during the twenty-six week period compared to $153,300 last year. Seven full-service franchised restaurants opened during the first six months of fiscal 2001 while one was sold to the company.

    COST OF FOOD AND BEVERAGES. Cost of food and beverages as a percentage of restaurant and consumer product sales increased to 25.9% from 25.6% last year, primarily reflecting a shift in menu mix to higher cost specialty items.

    LABOR AND BENEFITS. Labor costs as a percentage of restaurant and consumer product sales rose to 32.9% from 31.7% last year, reflecting the impact of higher wages, increased insurance costs, slightly lower direct labor productivity and higher management staffing levels.

    OCCUPANCY COSTS. Occupancy costs increased as a percentage of restaurant and consumer product sales to 14.6% from 14.2% due primarily to higher utility costs.

    OTHER OPERATING COSTS. Other operating costs were 8.7% of restaurant and consumer product sales, up slightly from 8.5% last year on higher advertising and promotion expense.

    GENERAL AND ADMINISTRATIVE. General and administrative expense as a percentage of total revenues increased to 8.1% from 7.9% last year, reflecting higher salary and wage costs.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense as a percentage of restaurant and consumer product sales declined to 5.7% from 6.2% last year due to sales leverage gains.

    PRE-OPENING COSTS. Pre-opening costs as a percentage of restaurant sales decreased to 0.5% from 0.9%, reflecting fewer new store openings during the first half of fiscal 2001 than in the same period last year.

    OPERATING INCOME. Operating income was $7.0 million, which represents an operating margin of 5.7%. Operating income for last year was $7.8 million, which represents an operating margin of 7.2%.

    INTEREST AND OTHER EXPENSE. Interest and other expense of $2,097,000 is up from $1,382,000 last year due primarily to a $15.6 million increase in the average bank debt outstanding.

    PROVISION FOR INCOME TAXES. The effective tax rate for the first six months of fiscal 2001 was 34.3% versus an effective tax rate of 34.0% for the same period last year.

    NET INCOME. Net income decreased to $3.2 million from $4.2 million last year based on the factors noted above.

LIQUIDITY AND SOURCES OF CAPITAL

    The following table presents a summary of our cash flows for the twenty-six weeks ended April 1, 2001.

                                                              (IN THOUSANDS)
                                                              ---------------
Net cash provided by operating activities...................          $10,096
Net cash used in investing activities.......................         (10,681)
Net cash provided by financing activities...................            1,069
                                                              ---------------
Increase in cash............................................             $484
                                                              ===============

    Historically, we have leased most of our restaurant locations and pursued a strategy of controlled growth, financing our expansion principally from operating cash flow, public equity offerings, the sale of senior, unsecured notes, and revolving lines of credit. During the first six months of fiscal 2001, our investment in property, equipment and leasehold improvements was $10.7 million.

    We currently plan to open approximately six to eight restaurants in fiscal 2001, four of which were opened in the first six months of the fiscal year. The average cash investment required to open a full service Pizzeria Uno restaurant, excluding land and pre-opening costs, is approximately $1.7 million.

    As of April 1, 2001, we had outstanding indebtedness of $51.4 million under our $55 million credit facility, $455,000 in capital lease obligations and $4.3 million under our mortgage financing. Advances under the revolving credit facility will accrue interest at the lender's prime rate plus 0-50 basis points, or alternatively, at 75-175 basis points above LIBOR. In June 2000, we amended our $55 million credit facility to increase the revolver component from $26.6 million to $36.6 million, leaving the remaining original principal amounts of the term loans of the facility unchanged. The maturity of the revolver is now June 2005. We anticipate using the revolving credit facility in the future for the development of additional restaurants, and for working capital.

    On February 25, 2000, the board of directors amended its authorization regarding the repurchase of the company's common stock. Under this amendment, the company has approval to repurchase up to 1,500,000 shares of its common stock at such time and at such prices as the company deems appropriate. To date under this authorization, we have repurchased 1,392,775 shares, with no share repurchases occurring during the first six months of fiscal 2001.

    On May 11, 2001, we completed a sale-leaseback transaction involving 12 of our company-owned restaurants. Under the transaction, the land, buildings and improvements at the locations were sold for consideration of $25,140,000 and have been leased back for an initial term of 20 years. Net proceeds from the sale were used to reduce outstanding borrowings under the Company's revolving credit facility. The leases have certain financial covenants related to fixed charge coverage for the leased units. The estimated effect of the transaction on our results from operations would be to increase occupancy costs by the net effect of increased lease expense partially offset by lower depreciation, and to reduce, by a lesser amount based on present interest rates, interest expense.

    We believe that existing cash balances, cash generated from operations and borrowing under our revolving line of credit will be sufficient to fund our capital requirements for the foreseeable future.

    We are currently obligated under 114 leases, including 110 leases for Company-owned restaurants, two leases for our executive offices, one lease for an office building containing one of our restaurants and one lease for a mill shop.

IMPACT OF INFLATION

    Inflation has not been a major factor in our business for the last several years. We believe we have historically been able to pass on increased costs through menu price increases, but there can be no assurance that we will be able to do so in the future. Future increases in local area construction costs could adversely affect our ability to expand.

SEASONALITY

    Our business is seasonal in nature, with revenues and, to a greater degree, operating income being lower in the first and second fiscal quarters than in other quarters. Our seasonal business pattern is due to our concentration of units in the Northeast, and the resulting lower winter volumes.

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

    We have market risk exposure to interest rates on our fixed and variable rate debt obligations and we manage this exposure through the use of interest rate swaps. We do not enter into contracts for trading purposes. The information below summarizes our market risk associated with debt obligations and derivative financial instruments as of April 1, 2001. For debt obligations, the table presents principal cash flows and related average interest rates by expected fiscal year of maturity. For variable rate debt obligations, the average variable rates are based on implied forward rates as derived from appropriate quarterly spot rate observations as of the fiscal quarter end. For interest rate swaps, the table presents the notional amounts and related weighted average interest rates by fiscal year of maturity. The average variable rates are the implied forward rates as derived from appropriate quarterly spot rate observations as of the fiscal quarter end.

                        EXPECTED FISCAL YEAR OF MATURITY
                               (US$ IN MILLIONS)

                                                                                                       FAIR
                                                                                                      VALUE
                             2001       2002       2003         2004         2005      THEREAFTER     4/1/01
                           --------   --------   --------   ------------   --------   -------------  --------
Liabilities:
Fixed Rate...............   $ 0.12    $  0.26     $0.28     $       0.31    $0.34             $2.95   $ 4.26
Average Interest Rate....    8.75%      8.75%     8.75%            8.75%    8.75%
Variable rate............   $ 1.84    $  3.68     $2.42     $2.00 $41.50       --            $51.44
Average Interest Rate....    5.73%      6.06%     6.83%            7.22%    7.48%
Interest Rate Swaps:
Receive Variable/Pay
  Fixed..................   $10.00                                                                    $(0.03)
  Weighted Average Pay
    Rate.................    5.80%         --        --               --       --                --
  Average Receive Rate...    4.29%         --        --               --       --                --

PART II.  OTHER INFORMATION

ITEM 5.  OTHER INFORMATION

    The Company has entered into an Agreement and Plan of Merger, dated as of April 19, 2001, with Uno Restaurant Holdings Corporation (the "Parent"), a corporation formed by Aaron D. Spencer, the Company's chairman and majority stockholder and four key executive officers, and a wholly-owned subsidiary of Parent, Uno Acquisition Corp. Under the Merger Agreement, Uno Acquisition Corp. will be merged with and into the Company, with the Company as the surviving corporation. Upon completion of the merger, each issued and outstanding share of the Company's common stock not owned by Parent will be entitled to receive $9.75 per share in cash, without interest. After the merger, the Company will continue its operations as a privately held company. Completion of the merger is subject to a number of conditions, including receipt of financing, approval by the holders of a majority of the Company's shares not owned or controlled by Mr. Spencer and four key executive officers, holders who seek to exercise their appraisal rights under Delaware law not owning more than five percent of the Company's outstanding shares, receipt of a further fairness opinion from the financial advisor to the Special Committee of the Company's Board of Directors who negotiated the transaction, and absence of a material adverse change or the institution of certain litigation.

    On April 27, 2001 the Company filed its preliminary proxy statement on
Schedule 14A with the Securities and Exchange Commission relating to the merger and the Merger Agreement. Details of the merger and the Merger Agreement are discussed in the proxy statement.

    INFORMATION CONCERNING THE IDENTITY OF THE DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY AND THE BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK BY EACH OF THESE INDIVIDUALS AND THEIR OTHER POTENTIAL INTERESTS IN THE TRANSACTION CONTEMPLATED BY THIS ITEM 5 MAY BE FOUND IN THE COMPANY'S PRELIMINARY PROXY STATEMENT FILED WITH THE SEC UNDER SCHEDULE 14A ON APRIL 27, 2001 AND IN THE MANAGEMENT GROUP'S SCHEDULE 13D FILED WITH THE SEC. IN CONNECTION WITH THE PROPOSED MERGER, THE COMPANY HAS FILED A PRELIMINARY PROXY STATEMENT AND WILL FILE A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A WITH THE SEC. SHAREHOLDERS OF THE COMPANY AND OTHER INVESTORS ARE ENCOURAGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER. ALL OF THESE DOCUMENTS THAT HAVE BEEN, OR MAY BE, FILED WITH THE SEC ARE AVAILABLE FREE OF CHARGE ON THE SEC'S WEB SITE (HTTP:// WWW.SEC.GOV/).

ITEM 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits

EXHIBIT NO.

2 Agreement and Plan of Merger dated as of April 19, 2001 among Uno Restaurant Corporation, Uno Restaurant Holdings Corporation and Uno Acquisition Corp.*

* In accordance with Rule 12b-32 under the Securities Exchange Act of 1934, as amended, reference is made to the Company's preliminary proxy statement on
    Schedule 14A filed with the Securities and Exchange Commission on April 27, 2001, Appendix A of which is hereby incorporated by reference.

(b) Reports on Form 8-K

   Uno Restaurant Corporation did not file any Reports on Form 8-K during the quarter ended April 1, 2001.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          UNO RESTAURANT CORPORATION
                                          (Registrant)


                 Date:  May 14, 2001                   By:  /s/ CRAIG S. MILLER
                        -----------                           ---------------------------------------
                                                              Craig S. Miller
                                                              CHIEF EXECUTIVE OFFICER
                                                              (PRINCIPAL EXECUTIVE OFFICER)

                 Date:  May 14, 2001                   By:  /s/ ROBERT M. VINCENT
                        -----------                           ---------------------------------------
                                                              Robert M. Vincent
                                                              EXECUTIVE VICE PRESIDENT
                                                              AND CHIEF FINANCIAL OFFICER
                                                              (PRINCIPAL FINANCIAL OFFICER)

                                                                       EXHIBIT G

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)      MAY 11, 2001

                           UNO RESTAURANT CORPORATION

             (Exact Name Of Registrant As Specified In Its Charter)

                                    DELAWARE

                 (State or Other Jurisdiction of Incorporation)

                  001-09573                                     04-2953702
          (Commission File Number)                 (I.R.S. Employer Identification No.)

   100 CHARLES PARK ROAD, WEST ROXBURY, MA                         02132
  (Address of principal executive offices)                      (zip code)

                                 (617) 323-9200

              (Registrant's Telephone Number, Including Area Code)

                                      N/A

         (Former Name or Former Address, if Changed Since Last Report)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

    On May 11, 2001 Uno Restaurant Corporation (the 'Company'), closed a sale-leaseback transaction with U.S. Realty Advisors, LLC. Under a Sale-Leaseback Agreement dated as of May 11, 2001, three indirect, wholly owned subsidiaries of the Company sold to, and an indirect, wholly-owned subsidiary of the Company will leaseback from, Zuno Property LLC, an affiliate of U.S. Realty Advisors, a portfolio of 12 Pizzeria Uno Chicago Bar & Grill restaurants located in 10 states for approximately $25.1 million of gross proceeds. U.S. Realty Advisors received mortgage financing from FFCA Funding Corporation, which has been granted a first mortgage on the properties. The proceeds have been used to reduce outstanding institutional indebtedness.

    The leaseback of the portfolio of restaurants from U.S. Realty Advisors is pursuant to a long-term master lease. The master lease is an unconditional, bond-type, triple net lease with a term of 20 years and four five-year renewal terms at the Company's option. The Company has guaranteed all rental payments under the master lease.

    The financial statement effect of this transaction on a pro forma basis, had it occurred as of October 1, 2000, would be to decrease total assets by approximately $25.1 million, reduce indebtedness by approximately $24.1 million (net of legal fees and other fees and expenses related to the transaction and transfer taxes), and decrease retained earnings by approximately $1.0 million.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(a) PRO FORMA CONDENSED FINANCIAL STATEMENTS.
    See narrative description in Item 2 above.

(b) EXHIBITS.

    2.1 Sale-Leaseback Agreement, dated as of May 11, 2001.

    2.2 Master Lease, dated as of May 11, 2001.

    2.3 Unconditional Guaranty of Payment and Performance, dated as of May 11, 2001.

    (Annexes, Exhibits and Schedules are omitted pursuant to Item 601(b)(2) of Regulation S-K. Uno Restaurant Corporation agrees, however, to furnish supplementary a copy of such omitted items to the Commission upon request)

                                   SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 29, 2001                                    UNO RESTAURANT CORPORATION

                                                       By:            /s/ ROBERT M. VINCENT
                                                            -----------------------------------------
                                                                        Robert M. Vincent
                                                                     CHIEF FINANCIAL OFFICER,
                                                               EXECUTIVE VICE PRESIDENT, TREASURER
                                                                     AND ASSISTANT SECRETARY

                           UNO RESTAURANT CORPORATION
                     PROXY SOLICITED BY BOARD OF DIRECTORS
                    FOR THE SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 2001



    The undersigned hereby appoints Craig S. Miller and Robert M. Vincent and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Uno Restaurant Corporation that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Uno Restaurant Corporation to be held on July 30, 2001, at
10:30 a.m., local time, at the offices of Brown, Rudnick, Freed & Gesmer located at One Financial Center, Boston, MA 02111, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.


    UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

X Please mark votes as in this example.

1. To adopt and approve the Agreement and Plan of Merger, dated as of April 19, 2001, among Uno Restaurant Holdings Corporation, Uno Acquisition Corp., and Uno Restaurant Corporation, pursuant to which Uno Acquisition Corp. will be merged with and into Uno Restaurant Corporation, with Uno Restaurant Corporation as the surviving corporation.

/ / FOR    / / AGAINST    / / ABSTAIN

2. To grant discretionary authority to the attorneys and proxies appointed hereby to vote in favor of any postponements or adjournments of the meeting, if necessary.

/ / FOR    / / AGAINST    / / ABSTAIN

THIS PROXY WILL BE CONSIDERED A VOTE FOR EACH OF THE PROPOSALS ABOVE, UNLESS THE CONTRARY IS INDICATED IN THE APPROPRIATE PLACE.

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE VOTE, DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

Signature:                                                       Date:
            --------------------------------------                      --------------------------

Signature:                                                       Date:
            --------------------------------------                      --------------------------